   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 11, 1998
                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------

                                    FORM S-4

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                         ------------------------------

                              NORWEST CORPORATION
             (Exact name of registrant as specified in its charter)

               DELAWARE                                  6712                                 41-0449260
   (State or other jurisdiction of           (Primary Standard Industrial                  (I.R.S. Employer
    incorporation or organization)           Classification Code Number)                Identification Number)

                                 NORWEST CENTER
                              SIXTH AND MARQUETTE
                          MINNEAPOLIS, MINNESOTA 55479
                                 (612) 667-1234
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                         ------------------------------

                               STANLEY S. STROUP
                  EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL
                                 NORWEST CENTER
                              SIXTH AND MARQUETTE
                       MINNEAPOLIS, MINNESOTA 55479-1026
                                 (612) 667-8858
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                         ------------------------------
                                   COPIES TO:

           EDWARD D. HERLIHY                          H. RODGIN COHEN                         GUY ROUNSAVILLE, JR.
     WACHTELL, LIPTON, ROSEN & KATZ                 SULLIVAN & CROMWELL                      WELLS FARGO & COMPANY
          51 WEST 52ND STREET                         125 BROAD STREET                       420 MONTGOMERY STREET
        NEW YORK, NEW YORK 10019                  NEW YORK, NEW YORK 10004              SAN FRANCISCO, CALIFORNIA 94163
             (212) 403-1000                            (212) 558-4000                            (800) 411-4932

                         ------------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the "Securities Act"), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

         TITLE OF EACH CLASS                                    PROPOSED MAXIMUM      PROPOSED MAXIMUM
           OF SECURITIES TO                 AMOUNT TO BE         OFFERING PRICE      AGGREGATE OFFERING        AMOUNT OF
            BE REGISTERED                  REGISTERED (1)         PER SHARE(2)             PRICE          REGISTRATION FEE(3)
Common Stock, $1- 2/3 par value (and
  associated Preferred Stock Purchase
  Rights).............................      910,000,000              $29.63           $26,963,330,000          $7,954,174

(1) Based upon an estimate of the maximum number of shares of common stock, $5.00 par value (the "Wells Fargo Common Stock"), of Wells Fargo & Company ("Wells Fargo") which will each be exchanged for 10 shares of common stock, $1- 2/3 par value (the "Norwest Common Stock"), of Norwest Corporation ("Norwest") pursuant to the Merger described herein.

(2) Calculated in accordance with Rule 457(f)(l) under the Securities Act based on the aggregate market value on September 10, 1998 of the shares of Wells Fargo Common Stock expected to be canceled in connection with the Merger and computed by dividing (i) the product of (A) the average of the high and low prices of Wells Fargo Common Stock as reported on the NYSE on September 10, 1998 ($296.25) and (B) 91,000,000, representing the maximum number of shares of Wells Fargo Common Stock expected to be cancelled in connection with the Merger, by (ii) 910,000,000, representing the maximum number of shares of Norwest Common Stock to be issued in connection with the Merger.

(3) The registration fee of $7,954,174 was calculated pursuant to Rule 457(f) under the Securities Act, as follows: .000295 multiplied by the proposed maximum aggregate offering price.
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                                          [LOGO]

[LOGO]

             MERGER OF EQUALS PROPOSED--YOUR VOTE IS VERY IMPORTANT

The Boards of Directors of Norwest Corporation and Wells Fargo & Company have agreed to combine Norwest and Wells Fargo. This proposed merger of equals will create one of the strongest and most diversified financial institutions in the nation. We believe the combined company will be a formidable competitor, with great strengths in retail, commercial, real estate and mortgage banking, asset management and consumer finance. We will have one of the nation's largest retail financial services networks, spanning virtually the entire Midwest and Western United States, and offering solutions for all the financial needs of more customers than ever before. The new company our stockholders will own as a result of this merger of equals will have assets of $186 billion, deposits of $127 billion and stockholders' equity of $20 billion. Our operations will be in 9 of the 10 fastest growing states (ranked by population growth) in the nation. We strongly believe that this merger will position our companies to flourish as the financial services business evolves and consolidates.

In the merger, Wells Fargo will merge with and into a subsidiary of Norwest. We will take advantage of one of the most venerable names in banking: as part of the merger, Norwest will be renamed "Wells Fargo & Company." Each share of Wells Fargo common stock that you hold will be converted in the merger into 10 shares of common stock of the new Wells Fargo. Each share of Norwest common stock that you hold will remain outstanding as a share of common stock of the new Wells Fargo.

We can't complete the merger unless we obtain the necessary government approvals and unless the stockholders of both our companies approve it. Each of us will hold a special meeting of our stockholders to vote on this merger proposal. YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend your stockholder meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote FOR the merger. If you don't return your card, or if you don't instruct your broker how to vote any shares held for you in your broker's name, the effect will be a vote against this merger.

The dates, times and places of the meetings are as follows:

          FOR NORWEST STOCKHOLDERS:                    FOR WELLS FARGO STOCKHOLDERS:
         Minneapolis Hilton & Towers                       420 Montgomery Street
            1001 Marquette Avenue                     San Francisco, California 94163
        Minneapolis, Minnesota 55403
  October 20, 1998, 10:00 a.m., local time        October 20, 1998, 2:00 p.m., local time

This Joint Proxy Statement-Prospectus gives you detailed information about the merger we're proposing, and it includes our merger agreement as an appendix. You can also obtain information about our companies from publicly available documents we've filed with the Securities and Exchange Commission. We encourage you to read this entire document carefully.

We enthusiastically support this compelling combination of two of the premier franchises in financial services and join with the other members of our Boards of Directors in recommending that you vote in favor of the merger.

                          [SIG]                                       [SIG]
             Richard M. Kovacevich                                 Paul Hazen
     Chairman and Chief Executive Officer             Chairman and Chief Executive Officer
              Norwest Corporation                             Wells Fargo & Company

 NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED UNDER THIS JOINT PROXY STATEMENT-PROSPECTUS OR DETERMINED IF THIS JOINT PROXY STATEMENT-PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THE SECURITIES WE ARE OFFERING THROUGH THIS DOCUMENT ARE NOT SAVINGS OR DEPOSIT ACCOUNTS OR OTHER OBLIGATIONS OF ANY BANK OR NON-BANK SUBSIDIARY OF EITHER OF OUR COMPANIES, AND THEY ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY.

           JOINT PROXY STATEMENT-PROSPECTUS DATED SEPTEMBER 11, 1998
             AND FIRST MAILED TO STOCKHOLDERS ON SEPTEMBER 14, 1998

                                     [LOGO]
                            ------------------------

                              NORWEST CORPORATION
                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                         TO BE HELD ON OCTOBER 20, 1998
                            ------------------------

TO THE STOCKHOLDERS
OF NORWEST CORPORATION:

NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Norwest Corporation, a Delaware corporation ("Norwest"), will be held on Tuesday, October 20, 1998, at 10:00 a.m. local time, at the Minneapolis Hilton Towers, 1001 Marquette Avenue, Minneapolis, Minnesota, for the following purposes:

1. To consider and vote upon a proposal to issue (the "Issuance") shares of common stock, par value $1 2/3 per share, of Norwest ("Norwest Common Stock"), pursuant to an Agreement and Plan of Merger, dated as of June 7, 1998, and amended and restated as of September 10, 1998 (the "Agreement"), by and among Wells Fargo & Company, a Delaware corporation ("Wells Fargo"), Norwest, and WFC Holdings Corporation, a Delaware corporation and a wholly-owned subsidiary of Norwest ("Merger Sub"), pursuant to which, among other things, Wells Fargo will merge with and into Merger Sub (the "Merger") upon the terms and subject to the conditions set forth in the Agreement, as more fully described in the enclosed Joint Proxy Statement-Prospectus.

2. To consider and vote upon a proposal to adopt amendments (the "Amendments") to the Restated Certificate of Incorporation of Norwest, to become effective in connection with the Merger, to (a) increase the number of authorized shares of Norwest Common Stock from 2,000,000,000 to 4,000,000,000, (b) increase the number of authorized shares of Norwest preferred stock, no par value, from 5,000,000 to 20,000,000 and (c) change the name of Norwest to "Wells Fargo & Company", each as more fully described in the enclosed Joint Proxy Statement-Prospectus. Norwest does not intend to effect the Amendments if the Merger is not consummated.

3. To transact such other business as may properly be brought before the Special Meeting or any adjournments or postponements of the Special Meeting.

The close of business on September 9, 1998 has been fixed as the record date (the "Record Date") for determining those stockholders entitled to vote at the Special Meeting and any adjournments or postponements of the Special Meeting. Accordingly, only stockholders of record on such date are entitled to notice of, and to vote at, the Special Meeting and any adjournments or postponements of the Special Meeting.

                                         BY ORDER OF THE BOARD OF DIRECTORS

                                                                 [SIG]
                                                          LAUREL A. HOLSCHUH
                                                               SECRETARY

September 11, 1998

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

THE BOARD OF DIRECTORS OF NORWEST UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE ISSUANCE AND THE ADOPTION OF THE AMENDMENTS.

                             WELLS FARGO & COMPANY

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                         TO BE HELD ON OCTOBER 20, 1998

TO THE STOCKHOLDERS OF
WELLS FARGO & COMPANY:

NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Wells Fargo & Company, a Delaware corporation ("Wells Fargo"), will be held on Tuesday, October 20, 1998, at 2:00 p.m., local time, at 420 Montgomery Street, San Francisco, California, for the following purposes:

1. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of June 7, 1998, and amended and restated as of September 10, 1998 (the "Agreement"), by and among Wells Fargo, Norwest Corporation, a Delaware corporation ("Norwest"), and WFC Holdings Corporation, a Delaware corporation and a wholly-owned subsidiary of Norwest ("Merger Sub"), pursuant to which, among other things, Wells Fargo will merge with and into Merger Sub upon the terms and subject to the conditions set forth in the Agreement, as more fully described in the enclosed Joint Proxy Statement-Prospectus.

2. To transact such other business as may properly be brought before the Special Meeting or any adjournments or postponements of the Special Meeting.

The close of business on September 9, 1998 has been fixed as the record date (the "Record Date") for determining those stockholders entitled to vote at the special meeting of Wells Fargo Stockholders and any adjournments or postponements of the Special Meeting. Accordingly, only stockholders of record on such date are entitled to notice of, and to vote at, the Special Meeting and any adjournments or postponements of the Special Meeting. The holders of record of Wells Fargo preferred stock on the Record Date are entitled to notice of, but will not be entitled to vote at, the Special Meeting.

                                         BY ORDER OF THE BOARD OF DIRECTORS

                                                                 [SIG]
                                                         GUY ROUNSAVILLE, JR.
                                                               SECRETARY

September 11, 1998

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

THE BOARD OF DIRECTORS OF WELLS FARGO UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR ADOPTION OF THE AGREEMENT.

                                     [LOGO]

TO FIND ANY ONE OF THE PRINCIPAL SECTIONS IDENTIFIED BELOW, SIMPLY BEND THE DOCUMENT SLIGHTLY TO EXPOSE THE BLACK TABS AND OPEN THE DOCUMENT TO THE TAB WHICH CORRESPONDS TO THE TITLE OF THE SECTION YOU WISH TO READ. FOR YOUR CONVENIENCE, WE HAVE INCLUDED AN INDEX OF FREQUENTLY USED CAPITALIZED TERMS IN THIS JOINT PROXY STATEMENT-PROSPECTUS IN AN INDEX OF DEFINED TERMS, WHICH IS PRINTED ON GOLD PAPER TOWARDS THE BACK OF THIS JOINT PROXY STATEMENT-PROSPECTUS.
                                                               TABLE OF CONTENTS
                                                                         SUMMARY
                                                                SPECIAL MEETINGS
                                                                      THE MERGER
                                                         BUSINESS AND MANAGEMENT
                                                      REGULATION AND SUPERVISION
                                                                   CAPITAL STOCK
                                                           CERTAIN OTHER MATTERS
                                                           FINANCIAL INFORMATION
                                                                      APPENDICES

                               TABLE OF CONTENTS

                                                                                         PAGE
                                                                                         -----
SUMMARY.............................................................................           1

NORWEST SPECIAL MEETING.............................................................          14
    General.........................................................................          14
    Matters to be Considered........................................................          14
    Proxies.........................................................................          14
    Solicitation of Proxies.........................................................          15
    Record Date and Voting Rights...................................................          15
    Recommendation of Norwest Board.................................................          17

WELLS FARGO SPECIAL MEETING.........................................................          18
    General.........................................................................          18
    Matters to be Considered........................................................          18
    Proxies.........................................................................          18
    Solicitation of Proxies.........................................................          18
    Record Date and Voting Rights...................................................          19
    Recommendation of Wells Fargo Board.............................................          20

THE MERGER..........................................................................          21
    General.........................................................................          21
    Background of the Merger........................................................          21
    Recommendation of the Norwest Board and Norwest's Reasons for the Merger........          24
    Recommendation of the Wells Fargo Board and Wells Fargo's Reasons for the
    Merger..........................................................................          26
    Opinion of Norwest's Financial Advisor..........................................          29
    Opinions of Wells Fargo's Financial Advisors....................................          34
    The Merger......................................................................          45
    Conversion of Stock; Treatment of Options.......................................          45
    Exchange of Certificates; Fractional Shares.....................................          46
    Effective Time..................................................................          47
    Representations and Warranties..................................................          47
    Conduct of Business Pending the Merger and Other Agreements.....................          48
    Conditions to Consummation of the Merger........................................          51
    Regulatory Approvals Required for the Merger....................................          52
    Material Federal Income Tax Consequences........................................          54
    Accounting Treatment............................................................          55
    Termination of the Merger Agreement.............................................          56
    Extension, Waiver and Amendment of the Agreement................................          56
    Employee Benefits and Plans.....................................................          57
    Stock Exchange Listing..........................................................          57
    Expenses........................................................................          57
    Dividends.......................................................................          57
    Interests of Certain Persons in the Merger......................................          58

                                                                                         PAGE
                                                                                         -----
    Norwest and Wells Fargo Option Agreements.......................................          60
    Restrictions on Resales by Affiliates...........................................          65
    Norwest and Wells Fargo Dividend Reinvestment Plans.............................          65

MANAGEMENT AND OPERATIONS AFTER THE MERGER..........................................          66

PRICE RANGE OF COMMON STOCK AND DIVIDENDS...........................................          68

INFORMATION ABOUT NORWEST...........................................................          70
    General.........................................................................          70
    Recent Developments.............................................................          70
    Management and Additional Information...........................................          70

INFORMATION ABOUT WELLS FARGO.......................................................          71
    General.........................................................................          71
    Recent Developments.............................................................          71
    Management and Additional Information...........................................          71

REGULATION AND SUPERVISION..........................................................          72
    General.........................................................................          72
    Capital Requirements............................................................          72
    Dividend Restrictions...........................................................          73

NORWEST CAPITAL STOCK AND COMPARISON OF STOCKHOLDER RIGHTS..........................          75
    Description of Norwest Capital Stock............................................          75
    Comparison of Rights of Norwest Stockholders and Wells Fargo Stockholders.......          85

AMENDMENTS TO THE NORWEST RESTATED CERTIFICATE OF
    INCORPORATION...................................................................          87

DISSENTERS' APPRAISAL RIGHTS........................................................          88

LEGAL MATTERS.......................................................................          88

EXPERTS.............................................................................          88

STOCKHOLDER PROPOSALS...............................................................          88

OTHER MATTERS.......................................................................          89

INDEPENDENT PUBLIC ACCOUNTANTS......................................................          89

WHERE YOU CAN FIND MORE INFORMATION.................................................          90

FORWARD-LOOKING STATEMENTS..........................................................          93

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL
    INFORMATION.....................................................................          94

                                                                                         PAGE
                                                                                         -----
Appendix A  Agreement and Plan of Merger............................................         A-1
Appendix B  Norwest Stock Option....................................................         B-1
Appendix C  Wells Fargo Stock Option................................................         C-1
Appendix D  Opinion of Goldman, Sachs & Co. to the
            Norwest Board of Directors..............................................         D-1
Appendix E  Opinion of Goldman, Sachs & Co. to the
            Wells Fargo Board of Directors..........................................         E-1
Appendix F  Opinion of Credit Suisse First Boston Corporation to the
            Wells Fargo Board of Directors..........................................         F-1

                                    SUMMARY

THIS BRIEF SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THE JOINT PROXY STATEMENT-PROSPECTUS. IT DOES NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. WE URGE YOU TO CAREFULLY READ THE ENTIRE JOINT PROXY STATEMENT-PROSPECTUS AND THE OTHER DOCUMENTS TO WHICH THIS DOCUMENT REFERS TO FULLY UNDERSTAND THE MERGER. SEE "WHERE YOU CAN FIND MORE INFORMATION."

THE MERGER (PAGE 21)

WE'VE ATTACHED THE MERGER AGREEMENT TO THIS DOCUMENT AS APPENDIX A. PLEASE READ THE MERGER AGREEMENT. IT IS THE LEGAL DOCUMENT THAT GOVERNS THE MERGER.

GENERAL

We propose a combination in which Wells Fargo will merge into a subsidiary of Norwest. The name of Norwest will be changed from "Norwest Corporation" to "Wells Fargo & Company." As part of these transactions, the combined company will retain the Certificate of Incorporation and By-Laws of Norwest with several changes that we will make in connection with the merger as discussed on page 2. The combined company will continue to be incorporated in Delaware, and its corporate headquarters will be in San Francisco, California. We expect to complete the merger in the fourth quarter of 1998.

EXCHANGE OF SHARES (PAGE 46)

WELLS FARGO STOCKHOLDERS. Each of your shares of Wells Fargo common stock will automatically become the right to receive from Norwest 10 shares of Norwest common stock. The total number of shares you will have the right to receive will therefore be equal to the number of shares of Wells Fargo common stock you own multiplied by 10.

You will have to surrender your Wells Fargo common stock certificates to receive new certificates representing common stock of the combined company. This will not be necessary until you receive written instructions after we have completed the merger.

In addition, each share of Wells Fargo preferred stock that is outstanding at completion of the merger will become one share of preferred stock of Norwest having the same terms.
NORWEST STOCKHOLDERS. Each of your shares of Norwest common stock will remain outstanding as one share of common stock of the combined company. You don't need to surrender your shares or exchange them for new ones.

WELLS FARGO STOCK OPTIONS (PAGE 45)

In the merger, each stock option to buy Wells Fargo common stock granted under Wells Fargo's stock option plans that is outstanding immediately before completing the merger will become an option to buy Norwest common stock. The option will continue to be governed by the terms of the Wells Fargo stock option plan under which it was granted. The number of shares of Norwest common stock subject to each new stock option, as well as the exercise price of that stock option, will be adjusted to reflect the exchange ratio in the merger.

COMPARATIVE PER SHARE MARKET PRICE INFORMATION

Shares of Norwest and Wells Fargo common stock are listed on the New York Stock Exchange. On June 5, 1998, the last trading day before we announced the merger, Norwest common stock closed at $39.6875 per share and Wells Fargo common stock closed at $362.0625 per share. On September 10, 1998, Norwest common stock closed at $30.88 per share and Wells Fargo common stock closed at $300.50 per share.

Based on the 10-for-one exchange ratio, the market value of the consideration that Wells Fargo stockholders will receive in the merger for each share of Wells Fargo common stock would be $396.88 based on Norwest's closing stock price on June 5, 1998, and $308.80 based on Norwest's closing stock price on September 10, 1998. Of course, the market price of Norwest common stock will fluctuate prior to the merger, while the exchange ratio is fixed. You should obtain current stock price quotations for Norwest common stock and Wells Fargo common stock.

THE COMPANIES (PAGES 70 AND 71)
NORWEST CORPORATION
NORWEST CENTER
SIXTH AND MARQUETTE
MINNEAPOLIS, MINNESOTA 55479
(612) 667-1234

Norwest is a diversified financial solutions company organized under the laws of Delaware in 1929 and registered under the Bank Holding Company Act. Norwest provides retail, commercial and corporate banking services, as well as a variety of other financial services including mortgage banking, consumer finance, equipment leasing, agricultural finance, commercial finance, securities brokerage and investment banking, insurance agency services, computer and data processing services, trust services, mortgage-backed securities servicing and venture capital investment.

At June 30, 1998, our assets were $93.15 billion, our deposits were $56.8 billion and our stockholders' equity was $7.3 billion. Based on assets at June 30, 1998, Norwest was the 12th largest bank holding company in the United States.

WELLS FARGO & COMPANY
420 MONTGOMERY STREET
SAN FRANCISCO, CALIFORNIA 94163
(800) 411-4932

Wells Fargo is a bank holding company registered under the Bank Holding Company Act of 1956, as amended, and incorporated in Delaware.

We provide a broad range of financial products and services through electronic and traditional channels, and a full range of banking and financial services to commercial, corporate, real estate and small business customers across the nation including consumer finance, trade financing, letters of credit, collection and various banking-related services.

At June 30, 1998, our assets were $93.20
billion, our deposits were $70.5 billion and our stockholders' equity was $13.0 billion. Based on assets as of June 30, 1998, we were the 11th largest bank holding company in the United States.

THE STOCKHOLDERS' MEETINGS (PAGES 14 AND 18)

NORWEST STOCKHOLDERS. The Norwest meeting will be held on October 20, 1998 at 10:00 a.m., local time, at the Minneapolis Hilton & Towers, 1001 Marquette Avenue, Minneapolis, Minnesota. At the Norwest meeting, you will be asked:

 1. to approve the issuance of Norwest common stock under a merger agreement that provides for the merger of Wells Fargo into a subsidiary of Norwest;

 2. to adopt amendments to our company's Certificate of Incorporation to (a) increase the authorized shares of Norwest common stock from 2,000,000,000 to 4,000,000,000, (b) increase the authorized shares of Norwest preferred stock from 5,000,000 to 20,000,000 and (c) change the name of Norwest to "Wells Fargo & Company"; and

 3. to act on other matters that may be submitted to a vote at the meeting.

WELLS FARGO STOCKHOLDERS. The Wells Fargo meeting will be held on October 20, 1998 at 2:00 p.m., local time, at 420 Montgomery Street, San Francisco, California. At the Wells Fargo meeting, you will be asked:

 1. to adopt a merger agreement that provides for the merger of our company with and into a subsidiary of Norwest; and

 2. to act on other matters that may be submitted to a vote at the meeting.

RECORD DATE; VOTE REQUIRED
(PAGES 15 AND 19)

NORWEST STOCKHOLDERS. You can vote at the meeting of Norwest stockholders if you owned Norwest common stock at the close of business on September 9, 1998. You can cast one vote for each share of Norwest common stock that you owned at that time. To approve the issuance of Norwest common stock, the holders of a majority of those shares voting at the meeting must vote in favor of doing so. To adopt the amendments to our Certificate of Incorporation, the holders of a majority of shares of Norwest common stock allowed to vote at the meeting must vote in favor of doing so.

We will not effect the amendments unless the merger is completed.

You may vote your shares in person by attending the meeting or by mailing us your proxy if you are unable or do not wish to attend. You can revoke your proxy at any time before we take a vote at the meeting by sending a written notice revoking the proxy or a later-dated proxy to the secretary of Norwest, or by attending the meeting and voting in person.

WELLS FARGO STOCKHOLDERS. You can vote at the meeting of Wells Fargo stockholders if you owned Wells Fargo common stock at the close of business on September 9, 1998. You can cast one vote for each share of Wells Fargo common stock you owned at that time. To adopt the merger agreement, the holders of a majority of shares of Wells Fargo common stock allowed to vote at the meeting must vote in favor of doing so.

You may vote your shares in person by attending the meeting or by mailing us your proxy if you are unable or do not wish to attend. You can revoke your proxy at any time before we take a vote at the meeting by sending a written notice revoking the proxy or a later-dated proxy to the secretary of Wells Fargo, or by attending the meeting and voting in person.

OUR REASONS FOR THE MERGER (PAGES 24 AND 26)

Our companies are proposing to merge because we believe that by combining them we can create a stronger and more diversified company that will provide significant benefits to our stockholders and customers alike. For instance, the combination of our businesses should help us to reduce duplicate costs by about $650 million annually, before taxes, within three years. Based on these expected cost savings and on our estimates of our individual companies' earnings, we believe that the merger will not affect Norwest's estimated 1999 earnings per share and will increase its estimated 2000 earnings per share by 3.2% and its estimated 2001 earnings per share by 7.4%. The foregoing estimates of the impact of the merger on our earnings per share assume that our revenues will be unaffected by the proposed merger. We anticipate, however, that the merger of our companies will create certain revenue enhancement opportunities. For example, we believe that up to $850 million of additional revenues could potentially be realized from cross-selling opportunities. We also estimate that an additional improvement in pre-tax earnings of about $400 million could potentially result if Norwest's efficiency ratio were improved to the pre-merger efficiency ratio of Wells Fargo. However, due to the contingent nature and timing of these potential revenue enhancements and efficiency improvements, we have not taken them into account in arriving at our estimates of the merger's impact on future earnings per share.

We expect the merger to strengthen our position as a competitor in the financial services business, which is rapidly changing and growing more competitive. Over 80% of our total deposits will be located in the 12 states where we expect to rank 1, 2 or 3 in terms of total deposits. We expect to rank first among U.S. banks in terms of total stores, including being the number one retail mortgage network. We expect to rank first among U.S. banks in commercial real estate lending, insurance agency, agricultural lending, Internet banking and supermarket branch banking.

We also expect to incur a merger and integration charge of $950 million, before tax, as a result of combining our companies.

The discussion of our reasons for the merger includes forward-looking statements about possible or assumed future results of our operations and the performance of the combined company after the merger. For a discussion of factors that could affect these future results, see "Forward-Looking Statements" on page 93.

MANAGEMENT AND OPERATIONS AFTER THE MERGER (PAGE 66)

The present managements of our companies will share the responsibility of managing the combined company. The board of directors of the combined company will initially be comprised of an equal number of Norwest and Wells Fargo directors. The total number of directors of the combined company will not exceed 28 directors upon completion of the merger. The directors will include Paul Hazen, Chairman and Chief Executive Officer of Wells Fargo, Rodney L. Jacobs, President of Wells Fargo, Richard M. Kovacevich, Chairman and Chief Executive Officer of Norwest, and Leslie S. Biller, President of Norwest.

Following the merger, Mr. Hazen will be Chairman and Mr. Kovacevich will be President and Chief Executive Officer of our combined company. In addition, Mr. Biller will serve as a senior executive officer of the combined company, Mr. Jacobs will serve as Chief Financial Officer of the combined company, and Messrs. Biller and Jacobs will together head a transition team in charge of determining the organization and operations of the combined company following the merger.

OUR RECOMMENDATIONS TO STOCKHOLDERS (PAGES 24 AND 26)

NORWEST STOCKHOLDERS. The Board of Directors of Norwest believes that the merger is fair to you and in your best interests, and unanimously recommends that you vote "FOR" the proposals to approve the issuance of Norwest common stock in the merger and to adopt the amendments to the Norwest Certificate of Incorporation.

WELLS FARGO STOCKHOLDERS. The Board of Directors of Wells Fargo believes that the merger is fair to you and in your best interests, and unanimously recommends that you vote "FOR" the proposal to adopt the merger agreement.

OPINIONS OF FINANCIAL ADVISORS (PAGES 29 AND 34)

NORWEST STOCKHOLDERS. Goldman, Sachs & Co. has delivered a written opinion to the Norwest Board of Directors that, as of the date of this Joint Proxy Statement-Prospectus, the exchange ratio is fair to the holders of Norwest common stock from a financial point of view. We have attached this opinion to this document as Appendix D. You should read it completely to understand the assumptions made, matters considered and limitations of the review undertaken by Goldman Sachs in providing this opinion.

WELLS FARGO STOCKHOLDERS. Each of Goldman Sachs and Credit Suisse First Boston Corporation has delivered its written opinion to the Wells Fargo Board of Directors that, as of the date of this Joint Proxy Statement-Prospectus, the exchange ratio is fair to the holders of Wells Fargo common stock from a financial point of view. We have attached these opinions to this document as Appendices E and F, respectively. You should read them completely to understand the assumptions made, matters considered and limitations of the review undertaken by Goldman Sachs and Credit Suisse First Boston in providing their opinions.

Goldman Sachs agreed to act as financial advisor to each of us, including rendering fairness opinions, with the consent of each of us and each of our boards of directors. Our mutual decisions that Goldman Sachs act as financial advisor to us in the merger were based on its reputation, its extensive knowledge of our respective businesses and its long-standing relationships with our companies. In addition, the merger agreement was negotiated on a mutually consensual basis and, while Goldman Sachs provided financial advice to each of us, Goldman Sachs did not participate in the negotiation of the specific exchange ratio in the merger, which was conducted directly by our managements. Accordingly, each of us was satisfied, after consulting with legal counsel, that there were no ethical or legal reasons why Goldman Sachs could not advise both companies in the proposed transaction. If we complete the merger, Norwest will pay to Goldman Sachs a total fee of $15 million and Wells Fargo will pay to Goldman Sachs a fee that will depend, in part, on the value of the transaction as measured by the prevailing price per share of Norwest common stock. Assuming a price per share of Norwest common stock of $30.05, the total fee payable to Goldman Sachs by Wells Fargo on completion of the merger would be $26,730,000. Additionally, if we complete the merger, Wells Fargo will pay to Credit Suisse First Boston a total fee of $10 million.

CONDITIONS TO COMPLETION OF THE MERGER (PAGE 51)

The completion of the merger depends on a number of conditions being met. These include:

 1. approval of the merger agreement by the Wells Fargo stockholders, and the approval of the issuance of Norwest common stock in the merger and the amendments to the Norwest Certificate of Incorporation by Norwest stockholders;

 2. approval of the merger by certain federal and state regulatory authorities;

 3. receipt by each of us of legal opinions that, for United States federal income tax purposes, Norwest, the merger subsidiary, Wells Fargo and the stockholders of Wells Fargo who exchange their shares for shares of Norwest common stock, will not recognize any gain or loss as a result of the merger, except in connection with the payment of cash instead of fractional shares. These opinions will be subject to various limitations and we recommend that you read the fuller description of tax consequences provided in this document beginning on page 54;

 4. receipt by each of us of a letter from our respective independent accountants that the merger will qualify for "pooling of interests" accounting treatment;

 5. approval by the New York Stock Exchange of the listing of the shares of Norwest common stock and one of the classes of Norwest preferred stock to be issued in the merger; and

 6. the absence of any injunction or legal restraint blocking the merger, or of any proceedings by a government body trying to block the merger.

A party to the merger agreement could choose to complete the merger even though a condition has not been satisfied, as long as the law allows it to do so. We can't be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

TERMINATION OF THE AGREEMENT; EXPENSES (PAGES 56 AND 57)

We can agree at any time to terminate the merger agreement without completing the merger. Also, either of us can decide, without the consent of the other, to terminate the merger agreement if:

 1. any government agency denies an approval we need to complete the merger, and that denial has become final and nonappealable, or if any governmental entity issues a final, non-appealable order blocking the merger;

 2. the merger has not been completed by June 7, 1999, unless the failure to complete the merger by that time is due to a violation of the merger agreement by the party that wants to terminate the agreement; or

 3. the other company breaches our agreement in a way that would entitle the party seeking to terminate the agreement to not consummate the merger, and the breaching party doesn't correct the breach promptly, as long as the party seeking to terminate has not itself materially breached the agreement.

Whether or not the merger is completed, we will each pay our own fees and expenses, except that we will evenly divide the costs and expenses that we've incurred in printing and mailing this document and the fees that we've paid to the Securities and Exchange Commission in connection with the merger.

WAIVER AND AMENDMENT (PAGE 56)

We may jointly amend the merger agreement, and each of us may waive our right to require the other party to adhere to the terms and conditions of the merger agreement. However, we may not do so after our stockholders approve the merger, if the amendment or waiver reduces or changes the consideration that will be received by Wells Fargo stockholders, unless they approve the amendment or waiver.

ACCOUNTING TREATMENT (PAGE 55)

We expect the merger to qualify as a "pooling of interests." This means that, for accounting and financial reporting purposes, we will treat our companies as if they had always been one.

REGULATORY APPROVALS (PAGE 52)

We can't complete the merger unless it is approved by the Board of Governors of the Federal Reserve System. Once the Federal Reserve Board approves the merger, we have to wait anywhere from 15 to 30 days before we can complete the merger, during which time the Department of Justice can challenge the merger. We expect that we will need to sell a modest level of deposits and loans to get regulatory approvals, but we do not believe that this will have any material negative effect on the combined company.

In addition, the merger is subject to the approval of, or notice to, state and other regulatory authorities.

We have filed all of the required applications or notices with the Federal Reserve Board and these other regulatory authorities.

As of the date of this document, we haven't received all of the required approvals. While we don't know of any reason that we would not be able to obtain the necessary approvals in a timely manner, we can't be certain when or if we will get them.

NORWEST AND WELLS FARGO STOCK
OPTION AGREEMENTS (PAGE 60 AND APPENDICES B AND C)

Each of Norwest and Wells Fargo, as an inducement to the other company to enter into the merger agreement, entered into a stock option agreement granting the other company an option to purchase shares of the granting company's common stock under certain circumstances. We granted options to each other in order to increase the likelihood that we would complete the merger. The options could discourage other companies from trying or proposing to combine with either of us before we complete the merger. The most shares that can be purchased if either of the options is exercised is 19.9% of the outstanding shares of the granting company's common stock. The purchase price under the option granted by Norwest is $39.6875 per share and the purchase price under the option granted by Wells Fargo is $362.0625 per share, which were the closing prices on June 5, 1998, the last trading day before we signed the merger agreement. In addition to the option to purchase common stock, under certain circumstances the company holding the option, or the company holding shares purchased under the option, may require the company that granted the option to repurchase the option (and/or any shares purchased under the option). Either of us could instead choose to give up our option to the granting company and receive a cash payment of $1.2 billion.

Neither of us can exercise our option unless certain events occur. These events generally are business combinations or acquisition transactions relating to our companies and certain related events, other than the merger we are proposing in this document, such as a merger or the sale of a substantial amount of assets or stock. We don't know of any event that has occurred as of the date of this document that would allow either of us to exercise our option.

INTERESTS OF DIRECTORS AND OFFICERS IN THE MERGER THAT DIFFER FROM YOUR INTERESTS (PAGE 58)

Some of our directors and officers have interests in the merger that differ from, or are in addition to, their interests as stockholders in our companies. These interests exist because of employment agreements that certain officers of Wells Fargo have entered into with Norwest, and rights that the officers have under some of the benefit plans maintained by Wells Fargo. These employment agreements and plans will provide the officers with severance benefits if their employment with the combined company is terminated after the merger. If severance benefits were to be paid at the time of the merger, the amount payable to the chief executive officer and the other four most highly compensated executive officers of Wells Fargo would be approximately $27.3 million. Also, we have agreed to work together to establish a retention and severance bonus program that will treat employees of our companies in a similar fashion and will help us retain key personnel for the benefit of the combined company.

Additional interests of some of our directors and executive officers are described under "Management and Operations After the Merger."

The members of our Boards of Directors knew about these additional interests, and considered them, when they approved the merger agreement and the merger. APPRAISAL RIGHTS (PAGE 88)

Delaware law does not provide you with dissenters' appraisal rights in the merger.

MATERIAL FEDERAL INCOME TAX
CONSEQUENCES (PAGE 54)

WELLS FARGO STOCKHOLDERS. We expect that for United States federal income tax purposes, your exchange of shares of Wells Fargo common stock for shares of Norwest common stock generally will not cause you to recognize any gain or loss. You will, however, have to recognize income or gain in connection with any cash you receive instead of fractional shares.

THIS TAX TREATMENT MAY NOT APPLY TO EVERY WELLS FARGO STOCKHOLDER. DETERMINING THE ACTUAL TAX CONSEQUENCES OF THE MERGER TO YOU MAY BE COMPLICATED. THEY WILL DEPEND ON YOUR SPECIFIC SITUATION AND ON VARIABLES NOT WITHIN OUR CONTROL. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR FOR A FULL UNDERSTANDING OF THE MERGER'S TAX CONSEQUENCES.

NORWEST STOCKHOLDERS. As your shares of Norwest common stock remain unchanged, the merger will not cause you to recognize any gain or loss for purposes of the United States federal income tax.

MATERIAL DIFFERENCES IN THE RIGHTS OF STOCKHOLDERS (PAGE 85)

The rights of Norwest stockholders are governed by Delaware law and Norwest's Certificate of Incorporation and By-Laws. The rights of Wells Fargo stockholders are currently governed by Delaware law and Wells Fargo's Certificate of Incorporation and By-Laws. Upon our completing the merger, you will become stockholders of the combined company, and your rights will be governed by Delaware law and by the combined company's Certificate of Incorporation and By-Laws. The combined company's Certificate of Incorporation and By-Laws will be identical to Norwest's, except that we intend to change Norwest's name to "Wells Fargo & Company," increase the number of shares that the combined company may issue and increase the maximum number of directors that may serve on the combined company's board.

FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE (PAGE 93)

We have each made forward-looking statements in this document (and in documents to which we refer you in this document) that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our operations or the performance of the new company after the merger is completed. When we use any of the words "believes," "expects," "anticipates," "estimates" or similar expressions, we are making forward-looking statements. Many possible events or factors could affect the future financial results and performance of each of our companies and the new company after the merger and could cause those results or performance to differ materially from those expressed in our forward-looking statements. These possible events or factors include the following:

 1. our actual cost savings resulting from the merger are less than we expected, we are unable to realize those cost savings as soon as we expected or we incur additional or unexpected costs;

 2. our revenues after the merger are lower than expected;

 3. competition among financial services companies increases;

 4. we have more trouble integrating our businesses or our other acquired businesses than we expected;

 5. changes in the interest rate environment reduce our interest margins;

 6. general economic conditions change or are worse than we expected;

 7. legislative or regulatory changes adversely affect our business;

 8. personal or commercial customers' bankruptcies increase;
 9. technology-related changes, including "Year 2000" data systems compliance, are harder to make or more expensive than we expected; and

 10. changes occur in the securities markets.

UNAUDITED COMPARATIVE PER COMMON SHARE DATA

The following table shows information about our income per common share, dividends per share and book value per share, and similar information reflecting the merger (which we refer to as "pro forma" information). In presenting the comparative pro forma information for certain time periods, we assumed that we had been merged throughout those periods.

We also assumed that we will treat our companies as if they had always been combined for accounting and financial reporting purposes (a method known as "pooling of interests" accounting). The information listed as "equivalent pro forma" was obtained by multiplying the pro forma amounts by the exchange ratio of 10. We present this information to reflect the fact that Wells Fargo stockholders will receive ten shares of the combined company's common stock for each share of Wells Fargo common stock exchanged in the merger. We expect that we will incur merger and integration charges as a result of combining our companies. We also anticipate that the merger will provide the new company with financial benefits that include reduced operating expenses and opportunity to earn more revenue. The pro forma information, while helpful in illustrating the financial characteristics of the new company under one set of assumptions, does not reflect these expenses or benefits and, accordingly, doesn't attempt to predict or suggest future results. It also doesn't necessarily reflect what the historical results of the combined company would have been had our companies been combined.

The information in the following table is based on, and should be read together with, the historical financial information that we've presented in our prior Securities and Exchange Commission filings. We have incorporated this material into this document by reference. See "Where You Can Find More Information" on page 90.

                  UNAUDITED COMPARATIVE PER COMMON SHARE DATA
                           OF NORWEST AND WELLS FARGO

                                                                                 AS OF OR FOR THE YEARS ENDED
                                                           AS OF OR FOR THE              DECEMBER 31,
                                                           SIX MONTHS ENDED     -------------------------------
                                                             JUNE 30, 1998        1997       1996       1995
                                                         ---------------------  ---------  ---------  ---------
NORWEST(1)
Income from continuing operations per common share
  (basic):
  Historical...........................................        $    0.98        $    1.78  $    1.55  $    1.39
  Pro forma............................................             0.86             1.51       1.38       1.67
Income from continuing operations per common share
  (diluted):
  Historical...........................................        $    0.96        $    1.75  $    1.54  $    1.36
  Pro forma............................................             0.85             1.49       1.36       1.63
Cash dividends declared per common share:
  Historical...........................................        $   0.330        $   0.615  $   0.525  $   0.450
  Pro forma............................................            0.330            0.615      0.525      0.450
Book value per common share:
  Historical...........................................        $    9.42        $    9.01
  Pro forma(2).........................................            11.83            11.92

WELLS FARGO(3)
Income from continuing operations per common share
  (basic):
  Historical...........................................        $    7.52        $   12.77  $   12.21  $   20.37
  Equivalent pro forma.................................             8.60            15.10      13.80      16.70
Income from continuing operations per common share
  (diluted):
  Historical...........................................        $    7.45        $   12.64  $   12.05  $   20.06
  Equivalent pro forma.................................             8.50            14.90      13.60      16.30
Cash dividends declared per common share:
  Historical...........................................        $    2.60        $    5.20  $    5.20  $    4.60
  Equivalent pro forma.................................             3.30             6.15       5.25       4.50
Book value per common share:
  Historical...........................................        $  148.96        $  146.41
  Equivalent pro forma(2)..............................           118.30           119.20

------------------------

(1) Gives effect to all stock splits of Norwest common stock, including the two-for-one split effected on October 10, 1997.

(2) Pro forma book values per common share at June 30, 1998 and December 31, 1997 are based on pro forma common equity of $19,068 million and $19,308 million, respectively, and pro forma common shares outstanding of 1,611.2 million and 1,620.1 million, respectively. Pro forma and equivalent pro forma book values per common share at June 30, 1998 include the effect of an estimated non-recurring Merger charge of $950 million ($625 million net of income taxes).

(3) The equivalent pro forma amounts are computed by multiplying the related pro forma amounts for Norwest by a factor of 10 to reflect the exchange ratio in the merger.

SELECTED FINANCIAL DATA

The following tables show summarized historical financial data for each of us and also show similar pro forma information reflecting the merger. The pro forma information reflects the "pooling of interests" method of accounting.

We expect that we will incur merger and integration charges as a result of combining our companies. We also anticipate that the merger will provide the combined company with financial benefits that include reduced operating expenses and opportunity to earn more revenue. The pro forma information, while helpful in illustrating the financial characteristics of the new company under one set of assumptions, doesn't reflect these expenses or benefits and, accordingly, doesn't attempt to predict or suggest future results. It also doesn't necessarily reflect what the historical results of the new company would have been had our companies been combined.

The information in the following tables is based on historical financial information that we've presented in our prior SEC filings. You should read all of the summary financial information we provide in the following tables in connection with this historical financial information and with the more detailed financial information we provide in this document, which you can find beginning on page 94. This historical financial information has also been incorporated into this document by reference. See "Where You Can Find More Information" on page 90. Both Norwest's and Wells Fargo's audited historical financial statements were audited by KPMG Peat Marwick LLP, independent certified public accountants.

   SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF NORWEST AND WELLS FARGO
                      NORWEST CORPORATION AND SUBSIDIARIES

                                                     SIX MONTHS ENDED
                                                         JUNE 30                        YEARS ENDED DECEMBER 31
                                                   --------------------  -----------------------------------------------------
                                                     1998       1997       1997       1996       1995       1994      1993(1)
                                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                      (IN MILLIONS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA
  Interest income................................  $ 3,569.1    3,268.9    6,697.4    6,318.3    5,717.3    4,393.7    3,946.3
  Interest expense...............................    1,421.4    1,310.8    2,664.0    2,617.0    2,448.0    1,590.1    1,442.9
                                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Net interest income............................    2,147.7    1,958.1    4,033.4    3,701.3    3,269.3    2,803.6    2,503.4
  Provision for credit losses....................      263.9      231.8      524.7      394.7      312.4      164.9      158.2
  Non-interest income............................    1,760.5    1,441.0    2,962.3    2,564.6    1,848.2    1,638.3    1,585.0
  Non-interest expenses..........................    2,534.5    2,161.2    4,421.3    4,089.7    3,382.3    3,096.4    3,050.4
                                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Income before income taxes.....................    1,109.8    1,006.1    2,049.7    1,781.5    1,422.8    1,180.6      879.8
  Income tax expense.............................      360.0      352.8      698.7      627.6      466.8      380.2      266.7
                                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Net income.....................................  $   749.8      653.3    1,351.0    1,153.9      956.0      800.4      613.1
                                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------
PER COMMON SHARE DATA
  Net income:
  Basic..........................................  $    0.98       0.86       1.78       1.55       1.39       1.23       0.95
  Diluted........................................       0.96       0.85       1.75       1.54       1.36       1.20       0.93
  Dividends declared.............................      0.330      0.300     0.6150     0.5250     0.4500     0.3825     0.3200
BALANCE SHEET DATA
  At period end:
    Total assets.................................  $93,153.3   83,856.3   88,540.2   80,175.4   72,134.4   59,315.9   54,665.0
    Long-term debt...............................   12,315.6   12,043.7   12,766.7   13,082.2   13,676.8    9,186.3    6,850.9
    Total stockholders' equity...................    7,346.1    6,507.1    7,022.2    6,064.2    5,312.1    3,846.4    3,760.9

------------------------------
(1) On January 14, 1994, Norwest acquired First United Bank Group, Inc., a $3.9 billion bank holding company headquartered in Albuquerque, New Mexico, in a pooling of interests transaction. Norwest's historical results have been restated to include the historical results of First United. Appropriate Norwest items reflect an increase in First United's provision for credit losses of $16.5 million to conform with Norwest's credit loss reserve practices and methods and $83.2 million in charges for merger-related expenses, including termination costs, systems and operations costs, and investment banking, legal, and accounting expenses.

                     WELLS FARGO & COMPANY AND SUBSIDIARIES

                                                     SIX MONTHS ENDED
                                                         JUNE 30                        YEARS ENDED DECEMBER 31
                                                   --------------------  -----------------------------------------------------
                                                     1998       1997       1997       1996       1995       1994       1993
                                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                      (IN MILLIONS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA
  Interest income................................  $   3,361      3,490      6,904      6,523      4,085      3,765      3,761
  Interest expense...............................      1,082      1,131      2,290      2,002      1,431      1,155      1,104
                                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Net interest income............................      2,279      2,359      4,614      4,521      2,654      2,610      2,657
  Provision for credit losses....................        350        245        615        105     --            200        550
  Non-interest income............................      1,460      1,319      2,704      2,200      1,324      1,200      1,093
  Non-interest expenses..........................      2,189      2,363      4,549      4,637      2,201      2,156      2,162
                                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Income before income taxes.....................      1,200      1,070      2,154      1,979      1,777      1,454      1,038
  Income tax expense.............................        548        502        999        908        745        613        426
                                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Net income.....................................  $     652        568      1,155      1,071      1,032        841        612
                                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------
PER COMMON SHARE DATA
  Net income:
  Basic..........................................  $    7.52       6.12      12.77      12.21      20.37      14.78      10.10
  Diluted........................................       7.45       6.06      12.64      12.05      20.06      14.54       9.96
  Dividends declared.............................       2.60       2.60       5.20       5.20       4.60       4.00       2.25
BALANCE SHEET DATA
  At period end:
    Total assets.................................  $  93,200    100,180     97,456    108,888     50,316     53,374     52,513
    Long-term debt...............................      4,415      4,420      4,568      5,060      3,049      2,853      4,221
    Guaranteed preferred beneficial interests in
      subordinated debentures....................      1,299      1,299      1,299      1,150     --         --         --
    Total stockholders' equity...................     12,950     13,106     12,889     14,112      4,055      3,911      4,315

     SELECTED UNAUDITED PRO FORMA FINANCIAL DATA OF NORWEST AND WELLS FARGO

    The following unaudited selected pro forma financial data combine Norwest's historical results with Wells Fargo's historical results, in each case, as of or for the six months ended June 30, 1998 and 1997 and as of or for the fiscal years ended December 31, 1997, 1996 and 1995, giving effect to the merger as if it had occurred on January 1, 1995.

    See "Where You Can Find More Information" and "Unaudited Pro Forma Condensed Combined Financial Information."

                                                      SIX MONTHS ENDED
                                                          JUNE 30                  YEARS ENDED DECEMBER 31
                                                  ------------------------  -------------------------------------
                                                     1998         1997         1997         1996         1995
                                                  -----------  -----------  -----------  -----------  -----------
                                                               (IN MILLIONS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA
  Interest income...............................  $     6,930        6,759       13,601       12,841        9,802
  Interest expense..............................        2,503        2,442        4,954        4,618        3,879
                                                  -----------  -----------  -----------  -----------  -----------
  Net interest income...........................        4,427        4,317        8,647        8,223        5,923
  Provision for credit losses...................          614          477        1,140          500          312
  Non-interest income...........................        3,197        2,730        5,611        4,722        3,147
  Non-interest expenses.........................        4,701        4,495        8,916        8,686        5,560
                                                  -----------  -----------  -----------  -----------  -----------
  Income before income taxes....................        2,309        2,075        4,202        3,759        3,198
  Income tax expense............................          908          855        1,697        1,535        1,211
                                                  -----------  -----------  -----------  -----------  -----------
  Net income....................................  $     1,401        1,220        2,505        2,224        1,987
                                                  -----------  -----------  -----------  -----------  -----------
                                                  -----------  -----------  -----------  -----------  -----------
PER COMMON SHARE DATA
  Net income:
  Basic.........................................  $      0.86         0.73         1.51         1.38         1.67
  Diluted.......................................         0.85         0.72         1.49         1.36         1.63
  Dividends declared (a)........................        0.330        0.300        0.615        0.525        0.450
BALANCE SHEET DATA
  At period end:
  Total assets..................................  $   186,246      183,939      185,894      188,971      122,368
  Long-term debt................................       16,731       16,464       17,335       18,142       16,726
  Guaranteed preferred beneficial interests in
    subordinated debentures.....................        1,299        1,299        1,299        1,150      --
  Total stockholders' equity(b).................       19,529       18,848       19,771       20,037        9,230

------------------------

(a) Assumes no changes in cash dividends per share by Norwest.

(b) Pro forma stockholders' equity at June 30, 1998 includes the effect of an estimated non-recurring merger charge of $950 million ($625 million net of income taxes).

                            NORWEST SPECIAL MEETING

GENERAL

    This Joint Proxy Statement-Prospectus is first being mailed to the holders ("NORWEST STOCKHOLDERS") of the common stock, par value $1 2/3 per share ("NORWEST COMMON STOCK"), of Norwest Corporation, a Delaware corporation ("NORWEST"), on or about September 14, 1998, and is accompanied by the notice of the Special Meeting of Norwest Stockholders (the "NORWEST SPECIAL MEETING") and a form of proxy that is solicited by the Board of Directors of Norwest (the "NORWEST BOARD") for use at the Norwest Special Meeting to be held on Tuesday, October 20, 1998, at 10:00 a.m., local time, at the Minneapolis Hilton & Towers, 1001 Marquette Avenue, Minneapolis, Minnesota, and at any adjournments or postponements thereof.

MATTERS TO BE CONSIDERED

    The purpose of the Norwest Special Meeting is (i) to approve the issuance (the "ISSUANCE") of shares of Norwest Common Stock upon the terms and subject to the conditions of the Agreement (as defined below), and the transactions contemplated thereby, including the merger (the "MERGER") of Wells Fargo & Company, a Delaware corporation ("WELLS FARGO"), with and into WFC Holdings Corporation, a Delaware corporation and a wholly-owned subsidiary of Norwest ("MERGER SUB"), and (ii) to adopt amendments (the "AMENDMENTS") of the Norwest Restated Certificate of Incorporation, as amended (the "NORWEST CERTIFICATE"), to (a) increase the authorized shares of Norwest Common Stock from 2,000,000,000 to 4,000,000,000, (b) increase the authorized shares of preferred stock, without par value, of Norwest (the "NORWEST PREFERRED STOCK") from 5,000,000 to 20,000,000 and (c) change the name of Norwest to "Wells Fargo & Company," and
(iii) take action on such other matters as may properly be submitted to a vote at the Norwest Special Meeting. Norwest Stockholders may also be asked to vote upon a proposal to adjourn or postpone the Norwest Special Meeting, which adjournment or postponement could be used for the purpose, among others, of allowing additional time for the soliciting of additional votes to approve the Agreement. The Agreement and Plan of Merger was first entered into by Norwest and Wells Fargo as of June 7, 1998 and was amended and restated as of September 10, 1998 to structure the transaction so that Wells Fargo will merge with and into Merger Sub. Unless the context otherwise requires, the "AGREEMENT" refers to the Agreement and Plan of Merger, as amended and restated as of September 10, 1998.

PROXIES

    The accompanying form of proxy is for use at the Norwest Special Meeting if a Norwest Stockholder is unable or does not wish to attend in person. The proxy may be revoked by a Norwest Stockholder at any time before it is exercised, by submitting to the Secretary of Norwest written notice of revocation or a properly executed proxy of a later date, or by attending the Norwest Special Meeting and electing to vote in person. Written notices of revocation and other communications with respect to the revocation of Norwest proxies should be addressed to Norwest Corporation, Norwest Center, Sixth and Marquette, Minneapolis, Minnesota 55479-1026, Attention: Corporate Secretary. All shares represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted in the manner specified therein. If no specification is made, the proxies will be voted in favor of the matters to be voted upon at the Norwest Special Meeting, including approval of the Issuance and adoption of the Amendments. The Norwest Board is unaware of any other matters that may be presented for action at the Norwest Special Meeting. If other matters do properly come before the Norwest Special Meeting, however, it is intended that shares represented by proxies in the accompanying form will be voted, or not voted, by the persons named in the proxies in their discretion, provided that no proxy that is voted against approval of the Issuance or adoption of the Amendments will be voted in favor of any adjournment or postponement of the Norwest Special Meeting for the purpose of soliciting additional proxies.

    VOTING BY PARTICIPANTS IN THE NORWEST CORPORATION SAVINGS INVESTMENT
PLAN. Participants in the Norwest Corporation Savings Investment Plan ("SIP") may submit a voting instructions card to give voting instructions to Norwest Bank Minnesota, N.A., as Trustee of SIP. Unallocated shares and shares for which no voting instructions are received that are held under SIP will be voted by Wilmington Trust Company, Wilmington, Delaware, in its discretion as the named fiduciary for SIP. Participants in SIP who have questions about instructions to vote shares under SIP should contact the SIP trustee as follows: Norwest Bank Minnesota, N.A., 510 Marquette, 5th and Marquette, Minneapolis, Minnesota 55479-0035.

    CONFIDENTIAL VOTING POLICY. It is Norwest's policy that all Norwest Stockholder meeting proxies, ballots and voting records that identify the particular vote of a Norwest Stockholder are confidential. The vote of any Norwest Stockholder will not be disclosed to any third party before the final vote count at the Norwest Special Meeting except (i) to meet legal requirements;
(ii) to assert claims for or defend claims against Norwest; (iii) to allow the inspectors of election to certify the results of the Norwest Stockholder vote;
(iv) if a proxy solicitation in opposition to Norwest or the Norwest Board takes place; or (v) to respond to Norwest Stockholders who have written comments on proxy cards or if a Norwest Stockholder has requested disclosure. Inspectors of election and those who count Norwest Stockholder votes may not be employees of Norwest. Such inspectors may be employees of an affiliated Norwest bank if they have been instructed to comply with this policy.

SOLICITATION OF PROXIES

    The entire cost of soliciting proxies from the Norwest Stockholders will be borne by Norwest, except that Wells Fargo and Norwest have each agreed to pay one-half of the printing costs and filing fees relating to this Joint Proxy Statement-Prospectus and related materials. In addition to the solicitation of proxies by mail, Norwest will request banks, brokers and other record holders to send proxies and proxy material to the beneficial owners of Norwest Common Stock and secure their voting instructions, if necessary. Norwest will reimburse such record holders for their reasonable expenses in so doing. Norwest has also made arrangements with Georgeson & Company Inc. to assist it in soliciting proxies from banks, brokers and nominees, and has agreed to pay $15,000 plus expenses for such services. If necessary, Norwest may also use several of its regular employees, who will not be specially compensated, to solicit proxies from stockholders, either personally or by telephone, telegram, facsimile, letter or special delivery letter.

RECORD DATE AND VOTING RIGHTS

    In accordance with the provisions of the Delaware General Corporation Law (the "DELAWARE LAW"), the By-Laws, as amended, of Norwest (the "NORWEST BY-LAWS") and the rules of the New York Stock Exchange, Inc. (the "NYSE"), September 9, 1998 has been fixed as the record date for determination of Norwest Stockholders entitled to notice of and to vote at the Norwest Special Meeting (the "NORWEST RECORD DATE"). Accordingly, only holders of shares of Norwest Common Stock of record at the close of business on the Norwest Record Date will be entitled to notice of and to vote at the Norwest Special Meeting. At the close of business on the Norwest Record Date, there were 768,497,329 shares of Norwest Common Stock held by approximately 51,250 holders of record. The presence, in person or by proxy, of shares of Norwest Common Stock representing a majority of such shares outstanding and entitled to vote on the Norwest Record Date is necessary to constitute a quorum at the Norwest Special Meeting. Each share of Norwest Common Stock outstanding on the Norwest Record Date entitles its holder to one vote.

    Shares of Norwest Common Stock present in person at the Norwest Special Meeting but not voting, and shares of Norwest Common Stock for which Norwest has received proxies but with respect to which holders of such shares have abstained, will be counted as present at the Norwest Special Meeting for purposes of determining the presence or absence of a quorum for the transaction of business. Brokers who hold shares of Norwest Common Stock in nominee or "street" name for customers who are the beneficial owners of such shares are prohibited from giving a proxy to vote shares held for such customers with respect to the matters to be considered and voted upon at the Norwest Special Meeting without specific instructions from such customers. However, shares represented by proxies returned by a broker holding such shares in "street" name will be counted for purposes of determining whether a quorum exists, even if such shares are not voted in matters where discretionary voting by the broker is not allowed ("BROKER NON-VOTES").

    Under the rules of the NYSE and the Norwest Certificate, approval of the Issuance requires the affirmative vote of a majority of the votes cast at the Norwest Special Meeting, provided that at least 50% of the shares entitled to vote on the Issuance are represented at the Norwest Special Meeting in person or by proxy. The adoption of the Amendments requires the affirmative vote of the holders of a majority of the outstanding shares of Norwest Common Stock entitled to vote at the Norwest Special Meeting. Norwest does not intend to effect the Amendments if the Merger is not consummated and the Amendments are contingent upon such consummation.

    BECAUSE ADOPTION OF THE AMENDMENTS REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF NORWEST COMMON STOCK ENTITLED TO VOTE AT THE NORWEST SPECIAL MEETING, ABSTENTIONS AND BROKER NON-VOTES WILL HAVE THE SAME EFFECT AS VOTES AGAINST SUCH ADOPTION. ACCORDINGLY, THE NORWEST BOARD URGES NORWEST STOCKHOLDERS TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED, POSTAGE-PAID ENVELOPE.

    As of the Norwest Record Date, directors and executive officers of Norwest beneficially owned approximately 14,368,705 shares of Norwest Common Stock, entitling them to exercise approximately 1.85% of the voting power of the Norwest Common Stock entitled to vote at the Norwest Special Meeting. It is currently expected that each such director and/or executive officer of Norwest will vote the shares of Norwest Common Stock beneficially owned by him or her for approval of the Issuance and for the adoption of the Amendments. Also, as of the Norwest Record Date, directors and executive officers of Wells Fargo beneficially owned 2,275 shares of Norwest Common Stock, or less than 1% of the voting power of the Norwest Common Stock entitled to vote at the Norwest Special Meeting. As of the Norwest Record Date, the banking, trust and investment management subsidiaries of Norwest, as fiduciaries, custodians or agents, held a total of 22,213,425 shares of Norwest Common Stock, representing approximately 2.9% of the shares entitled to vote at the Norwest Special Meeting. These entities maintained sole or shared voting power with respect to 21,912,450 of such shares of Norwest Common Stock, including shares of Norwest Common Stock that are held under SIP and the Norwest Corporation Pension Plan (the "NORWEST PENSION PLAN"). SIP participants are entitled to vote their allocated SIP shares at the Norwest Special Meeting. Unallocated SIP shares and SIP shares for which no voting instructions are received will be voted by Wilmington Trust Company in its discretion as the named fiduciary for SIP. Wilmington Trust Company will also vote all shares of Norwest Common Stock held under the Norwest Pension Plan in its capacity as the named fiduciary for the Norwest Pension Plan. As of the Norwest Record Date, the banking, trust and investment management subsidiaries of Wells Fargo, as fiduciaries, custodians or agents, held a total of 4,881,166 shares of Norwest Common Stock, representing less than 1% of the shares entitled to vote at the Norwest Special Meeting. These entities maintained sole or shared voting power with respect to 1,252,071 of such shares of Norwest Common Stock.

    Additional information with respect to beneficial ownership of Norwest Common Stock by persons and entities owning more than 5% of such stock and more detailed information with respect to beneficial ownership of Norwest Common Stock by directors and executive officers of Norwest is incorporated by reference to Norwest's Annual Report on Form 10-K for the year ended December 31, 1997. See "Where You Can Find More Information."

RECOMMENDATION OF NORWEST BOARD

    The Norwest Board has unanimously approved the Agreement and the transactions contemplated thereby, including the Issuance and the Amendments. The Norwest Board believes that the Agreement and the transactions contemplated thereby, including the Issuance and the Amendments, are advisable and are in the best interests of Norwest and Norwest Stockholders and recommends that the Norwest Stockholders vote "FOR" the approval of the Issuance and the adoption of the Amendments. See "The Merger--Recommendation of the Norwest Board and Norwest's Reasons for the Merger."

                          WELLS FARGO SPECIAL MEETING

GENERAL

    This Joint Proxy Statement-Prospectus is first being mailed to the holders ("WELLS FARGO STOCKHOLDERS") of common stock, $5.00 par value per share, of Wells Fargo (the "WELLS FARGO COMMON STOCK") on or about September 14, 1998, and is accompanied by the notice of the Special Meeting of Wells Fargo Stockholders and a form of proxy that is solicited by the Board of Directors of Wells Fargo (the "WELLS FARGO BOARD") for use at the special meeting of Wells Fargo Stockholders (the "WELLS FARGO SPECIAL MEETING" and, with the Norwest Special Meeting, the "MEETINGS"), to be held on Tuesday, October 20, 1998, at 2:00 p.m., local time, at 420 Montgomery Street, San Francisco, California, and at any adjournments or postponements thereof.

MATTERS TO BE CONSIDERED

    The purpose of the Wells Fargo Special Meeting is to take action with respect to the adoption of the Agreement and on such other matters as may be properly submitted to a vote at the Wells Fargo Special Meeting. Wells Fargo Stockholders may also be asked to vote upon a proposal to adjourn or postpone the Wells Fargo Special Meeting, which adjournment or postponement could be used for the purpose, among others, of allowing additional time for the soliciting of additional votes to approve the Agreement.

PROXIES

    The accompanying form of proxy is for use at the Wells Fargo Special Meeting if a Wells Fargo Stockholder will be unable to attend in person. The proxy may be revoked by the Wells Fargo Stockholder at any time before it is exercised by submitting to the Secretary of Wells Fargo written notice of revocation, a properly executed proxy of a later date or by attending the Wells Fargo Special Meeting and electing to vote in person. Written notices of revocation and other communications with respect to the revocation of Wells Fargo proxies should be addressed to Wells Fargo & Company, 420 Montgomery Street, San Francisco, California 94163, Attention: Corporate Secretary. All shares represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted in the manner specified therein. If no specification is made, the proxies will be voted in favor of adoption of the Agreement. The Wells Fargo Board is unaware of any other matters that may be presented for action at the Wells Fargo Special Meeting. If other matters do properly come before the Wells Fargo Special Meeting, however, it is intended that shares represented by proxies in the accompanying form will be voted, or not voted, by the persons named in the proxies in their discretion, provided that no proxy that is voted against adoption of the Agreement will be voted in favor of any adjournment or postponement of the Wells Fargo Special Meeting for the purpose of soliciting additional proxies.

SOLICITATION OF PROXIES

    The entire cost of soliciting the proxies from the Wells Fargo Stockholders will be borne by Wells Fargo; provided, however, that Norwest and Wells Fargo have each agreed to pay one-half of the printing costs and filing fees relating to this Joint Proxy Statement-Prospectus and related materials. In addition to the solicitation of the proxies by mail, Wells Fargo will request banks, brokers and other record holders to send proxies and proxy material to the beneficial owners of the stock and secure their voting instructions, if necessary. Wells Fargo will reimburse such record holders for their reasonable expenses in so doing. Wells Fargo has also made arrangements with D.F. King & Co., Inc. to assist it in soliciting proxies from banks, brokers and nominees and has agreed to pay approximately $15,000 plus expenses for such services. If necessary, Wells Fargo may also use several of its regular employees, who will not be specially compensated, to solicit proxies from Wells Fargo Stockholders, either personally or by telephone, telegram, facsimile, letter or special delivery letter.

RECORD DATE AND VOTING RIGHTS

    In accordance with the provisions of the Delaware Law, the By-Laws, as amended, of Wells Fargo (the "WELLS FARGO BY-LAWS") and the rules of the NYSE, September 9, 1998 has been fixed as the record date for determination of Wells Fargo Stockholders entitled to notice of and to vote at the Wells Fargo Special Meeting (the "WELLS FARGO RECORD DATE"). Accordingly, only Wells Fargo Stockholders of record at the close of business on the Wells Fargo Record Date will be entitled to notice of and to vote at the Wells Fargo Special Meeting. At the close of business on the Wells Fargo Record Date, there were 85,228,029 shares of Wells Fargo Common Stock outstanding held by approximately 43,671 holders of record. The presence, in person or by proxy, of shares of Wells Fargo Common Stock representing a majority of such shares outstanding and entitled to vote on the Wells Fargo Record Date is necessary to constitute a quorum at the Wells Fargo Special Meeting. Each share of Wells Fargo Common Stock outstanding on the Wells Fargo Record Date entitles its holder to one vote.

    Shares of Wells Fargo Common Stock present in person at the Wells Fargo Special Meeting but not voting, and shares of Wells Fargo Common Stock for which Wells Fargo has received proxies but with respect to which holders of such shares have abstained, will be counted as present at the Wells Fargo Special Meeting for purposes of determining the presence or absence of a quorum for the transaction of business. Brokers who hold shares of Wells Fargo Common Stock in nominee or "street" name for customers who are the beneficial owners of such shares are prohibited from giving a proxy to vote shares held for such customers with respect to the matters to be considered and voted upon at the Wells Fargo Special Meeting without specific instructions from such customers. However, broker non-votes will be counted for purposes of determining whether a quorum exists.

    Under the Delaware Law and the Wells Fargo Restated Certificate of Incorporation, as amended (the "WELLS FARGO CERTIFICATE"), adoption of the Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Wells Fargo Common Stock entitled to vote at the Wells Fargo Special Meeting.

    BECAUSE ADOPTION OF THE AGREEMENT REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF WELLS FARGO COMMON STOCK ENTITLED TO VOTE AT THE WELLS FARGO SPECIAL MEETING, ABSTENTIONS AND BROKER NON-VOTES WILL HAVE THE SAME EFFECT AS VOTES AGAINST SUCH ADOPTION. ACCORDINGLY, THE WELLS FARGO BOARD URGES WELLS FARGO STOCKHOLDERS TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED, POSTAGE-PAID ENVELOPE.

    As of the Wells Fargo Record Date, directors and executive officers of Wells Fargo beneficially owned approximately 396,479 shares of Wells Fargo Common Stock, entitling them to exercise less than 1% of the voting power of the Wells Fargo Common Stock entitled to vote at the Wells Fargo Special Meeting. It is currently expected that each such director and/or executive officer of Wells Fargo will vote the shares of Wells Fargo Common Stock beneficially owned by him or her for approval of the Agreement and the transactions contemplated thereby. Also, as of the Wells Fargo Record Date, directors and executive officers of Norwest beneficially owned approximately 200 shares of Wells Fargo Common Stock, or less than 1% of the voting power of the Wells Fargo Common Stock entitled to vote at the Wells Fargo Special Meeting. As of the Wells Fargo Record Date, the banking, trust and investment management subsidiaries of Wells Fargo, as fiduciaries, custodians or agents, held a total of 3,331,503 shares of Wells Fargo Common Stock, representing approximately 4% of the shares entitled to vote at the Wells Fargo Special Meeting. These entities maintained sole or shared voting power with respect to none of such shares of Wells Fargo Common Stock. As of the Wells Fargo Record Date, the banking, trust and investment management subsidiaries of Norwest, as fiduciaries, custodians or agents, held a total of 48,760 shares of Wells Fargo Common Stock, representing less than 1% of the shares entitled to vote at the Wells Fargo Special Meeting. These entities maintained sole or shared voting power with respect to all of such shares of Wells Fargo Common Stock.

    Additional information with respect to beneficial ownership of Wells Fargo Common Stock by persons and entities owning more than 5% of such stock and more detailed information with respect to beneficial ownership of Wells Fargo Common Stock by directors and executive officers of Wells Fargo is incorporated by reference to Wells Fargo's Annual Report on Form 10-K for the year ended December 31, 1997. See "Where You Can Find More Information."

RECOMMENDATION OF WELLS FARGO BOARD

    The Wells Fargo Board has unanimously approved the Agreement and the transactions contemplated thereby. The Wells Fargo Board believes that the Agreement is in the best interests of Wells Fargo and Wells Fargo Stockholders and recommends that the Wells Fargo Stockholders vote "FOR" the adoption of the Agreement. See "The Merger--Recommendation of the Wells Fargo Board and Wells Fargo's Reasons for the Merger."

                                   THE MERGER

    THE FOLLOWING SUMMARY OF THE MATERIAL TERMS AND PROVISIONS OF THE AGREEMENT AND THE OPTION AGREEMENTS (AS DEFINED HEREIN) IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE AGREEMENT AND THE OPTION AGREEMENTS. THE AGREEMENT IS ATTACHED AS APPENDIX A AND THE OPTION AGREEMENTS ARE ATTACHED AS APPENDICES B AND C TO THIS JOINT PROXY STATEMENT-PROSPECTUS, EACH OF WHICH IS INCORPORATED HEREIN BY REFERENCE.

GENERAL

    The Norwest Board and the Wells Fargo Board have each unanimously approved the Agreement, which provides for combining Norwest and Wells Fargo through the merger of Wells Fargo with and into Merger Sub at the effective time of the Merger (the "EFFECTIVE TIME"), with Merger Sub as the surviving corporation in the Merger (the "SURVIVING CORPORATION"). Pursuant to the Agreement and the Amendments, promptly following the Effective Time, Norwest will change its name to "Wells Fargo & Company." With certain limited exceptions described below, each share of Norwest Common Stock issued and outstanding at the Effective Time will remain issued and outstanding, each share of the common stock, par value $1.00 per share, of Merger Sub (the "MERGER SUB COMMON STOCK") issued and outstanding at the Effective Time will remain issued and outstanding as one share of common stock of the Surviving Corporation, and each share of Wells Fargo Common Stock issued and outstanding at the Effective Time will be converted into the right to receive 10 (the "EXCHANGE RATIO") shares of Norwest Common Stock, each together with a Series A Junior Participating Preferred Share Purchase Right (the "NORWEST STOCKHOLDER RIGHTS") issued to the Norwest Stockholders pursuant to the Rights Agreement (the "NORWEST RIGHTS AGREEMENT"), as amended, dated as of November 22, 1988, between Norwest and Citibank, N.A. (the "NORWEST RIGHTS AGENT"), unless the Norwest Rights Agreement expires and is not renewed or replaced prior to the Effective Time. Each outstanding share of Wells Fargo Adjustable Rate Cumulative Preferred Stock, Series B, par value $5.00 per share ("WELLS FARGO SERIES B PREFERRED STOCK"), outstanding at the Effective Time will be converted, automatically and without the requirement of any exchange of any certificate representing such stock, into one share of Norwest Adjustable Rate Cumulative Preferred Stock, Series B, without par value ("NORWEST SERIES B PREFERRED STOCK"), and each share of Wells Fargo Fixed/Adjustable Rate Non-Cumulative Preferred Stock, Series H, par value $5.00 per share ("WELLS FARGO SERIES H PREFERRED STOCK" and, together with Wells Fargo Series B Preferred Stock, "WELLS FARGO PREFERRED STOCK," and Wells Fargo Preferred Stock and Wells Fargo Common Stock being referred to herein as the "WELLS FARGO CAPITAL STOCK"), outstanding at the Effective Time will be converted, automatically and without the requirement of any exchange of any certificate representing such stock, into one share of Norwest Fixed/Adjustable Rate Non-Cumulative Preferred Stock, Series H, without par value ("NORWEST SERIES H PREFERRED STOCK" and, together with the Norwest Series B Preferred Stock, the "NORWEST NEW PREFERRED STOCK"). While the common stock and preferred stock to be issued to Wells Fargo Stockholders in the Merger and the common stock and preferred stock to remain outstanding with Norwest Stockholders following the Merger are referred to herein as Norwest Common Stock and Norwest Preferred Stock, the combined company will be named "Wells Fargo & Company" and Norwest Common Stock and Norwest Series B Preferred Stock are expected to trade after the Effective Time under the Wells Fargo & Company name under the symbols "WFC" and "WFCpb," respectively.

    This section of the Joint Proxy Statement-Prospectus describes the material aspects of the Merger, including the principal provisions of the Agreement and the Option Agreements. Certain capitalized terms used herein without definition shall have the meanings ascribed to them in the Agreement or the Option Agreements.

BACKGROUND OF THE MERGER

    The senior management of Wells Fargo has regularly reviewed with the Wells Fargo Board the possible benefits of strategic business combinations with other financial institutions, including other large regional bank holding companies, as part of its ongoing evaluation of available strategies to increase stockholder value and strengthen Wells Fargo's franchise. Following the April 1998 announcements of merger agreements between NationsBank Corporation and BankAmerica Corporation, and between BANC ONE CORPORATION and First Chicago NBD Corporation, such a review was conducted at the regularly scheduled meeting of the Wells Fargo Board on April 16, 1998.

    In addition, in light of the trend toward consolidation in the financial services industry, the senior management of Wells Fargo has from time to time had informal discussions with the senior managements of other financial institutions regarding potential business combination transactions. In this regard, following the April 1998 announcements of merger agreements between NationsBank Corporation and BankAmerica Corporation, and between BANC ONE CORPORATION and First Chicago NBD Corporation, Paul Hazen, Wells Fargo's Chairman and Chief Executive Officer, was contacted separately by the Chief Executive Officers of several large regional bank holding companies, including Norwest, regarding the possibility of a business combination transaction between Wells Fargo and each of those companies. On April 22, 1998, Wells Fargo requested Goldman, Sachs & Co. ("GOLDMAN SACHS") to advise it with respect to a possible business combination. At a Wells Fargo Board meeting on April 29, 1998, Wells Fargo's senior management discussed these contacts and proposals with the Wells Fargo Board and provided an extensive review of Wells Fargo's strategic options. Presentations were also made by Wells Fargo's legal advisors and Goldman Sachs. After the Wells Fargo Board asked numerous questions of management and the advisors, the Wells Fargo Board instructed management to continue discussions, but emphasized that any transaction must adequately address execution risk, particularly in the areas of systems integration and Year 2000 compliance, and must not threaten revenue growth or risk significant customer or employee loss. Accordingly, Wells Fargo's senior management continued discussions with the senior managements of other bank holding companies regarding the key provisions of a potential business combination, including financial terms, transaction structure, management structure, execution risk, systems compatibility, antitrust issues, and other potential integration and transition issues. In addition, Wells Fargo management conducted due diligence and analysis of the possible business combinations. KPMG Peat Marwick LLP provided assistance to Wells Fargo management limited to the areas of business combination accounting and certain systems compatibility issues.

    On May 18 and 19, 1998, senior management of Wells Fargo again met with the Wells Fargo Board and reviewed in detail the various strategic alternatives potentially available to Wells Fargo, the benefits and risks of each, and the status of discussions and the results of due diligence with various bank holding companies that had approached Wells Fargo regarding a potential business combination. Extensive presentations were also made by Wells Fargo's legal advisors regarding the relevant legal considerations in considering the Wells Fargo Board's strategic options and by Goldman Sachs. At this meeting, it was the sense of the Wells Fargo Board that substantial questions existed with respect to certain possible combinations, particularly with respect to successfully integrating operations and systems and other execution risks and the achievability of proposed synergies and other business projections. The Wells Fargo Board also reviewed Wells Fargo's own prospects for continued growth as a strong, independent company with an attractive western regional banking franchise. After considering these matters, the Wells Fargo Board nonetheless determined that senior management of Wells Fargo should continue discussions and due diligence analysis in order to explore possible strategic opportunities, including business combinations, that might be available to Wells Fargo. Following consultation with senior management of Wells Fargo, Norwest requested Goldman Sachs to advise it with respect to a possible business combination with Wells Fargo on May 27, 1998.

    In subsequent discussions between senior managements of Wells Fargo and Norwest, Wells Fargo's management concluded that a transaction along the lines being discussed between Wells

Fargo and Norwest could be consistent with Wells Fargo's strategic business plan and limit the integration and other risks that concerned the Wells Fargo Board. Specifically, it was determined by the senior managements of Wells Fargo and Norwest, among other things, that the terms of a merger between the two companies could include an exchange ratio of 10 shares of Norwest Common Stock for each share of Wells Fargo Common Stock, that the Board of Directors of the combined company would be composed of equal numbers of Norwest and Wells Fargo directors, that Mr. Hazen would be Chairman of the Board of Directors, and Richard M. Kovacevich, Chairman of the Board of Directors and Chief Executive Officer of Norwest, would be President and Chief Executive Officer of the combined company, that the combined company would adopt the "Wells Fargo & Company" name, and that the corporate headquarters of the combined company would be in San Francisco. There was also agreement as to the method and pace of the integration process. Norwest also indicated to Wells Fargo, and Wells Fargo indicated to Norwest, that, in view of the importance of having reasonable assurances of the completion of any proposed business combination between the two companies, each company would require the grant of a 19.9% stock option as a condition to entering into a definitive merger agreement. In view of these terms and the conclusion of senior management of both organizations that the proposed transaction would meet the strategic objectives of both organizations while providing significant benefits to stockholders and other key constituencies with low execution and integration risks, counsel for Norwest and Wells Fargo were instructed to commence the preparation of documentation with respect to a transaction, including an agreement and plan of merger and stock option agreements. After discussions over a number of months, on June 4, 1998, Wells Fargo requested Credit Suisse First Boston Corporation ("CSFB") to advise it with respect to the proposed merger with Norwest.

    On June 6, 1998, the Norwest Board held a special meeting at which senior management of Norwest reviewed its discussions and negotiations with Wells Fargo as well as the business, strategic and financial issues regarding a business combination, and the results of its due diligence investigation of Wells Fargo. Goldman Sachs presented certain financial information with respect to Wells Fargo and the potential transaction to the Norwest Board, and rendered its oral opinion (which was subsequently confirmed in writing) that, as of such date, the Exchange Ratio pursuant to the Agreement was fair to Norwest Stockholders from a financial point of view. Mr. Hazen was also invited to address the Norwest Board and the members of the Norwest Board directed questions to Mr. Hazen regarding Wells Fargo and the proposed combination. Also at this meeting, counsel reviewed the terms of the agreement and plan of merger and of the stock option agreements and informed the Norwest Board of the legal standards applicable to its decision to approve such agreements and the transactions contemplated thereby. Counsel also explained that, as a result of the anticipated number of outstanding shares the combined company would have on a pro forma basis, and the proposed composition of the Board of Directors of the combined company, the agreement and plan of merger contemplated amendments to the Norwest Certificate and the Norwest By-Laws to increase the number of authorized shares and the maximum size of the Norwest Board, respectively. After further questions by and discussions among the members of the Norwest Board, and consideration of the factors described under "--Recommendation of the Norwest Board and Norwest's Reasons for the Merger," the Norwest Board voted unanimously (with two directors not present) to approve the Agreement and the transactions contemplated thereby, as well as the Option Agreements and the Employment Agreements (as defined herein).

    On June 7, 1998, the Wells Fargo Board held a special meeting at which senior management of Wells Fargo, together with Wells Fargo's legal and financial advisors, reviewed the terms of the Norwest proposal, the status of the discussions with Norwest, the results of the company's due diligence investigation of Norwest, and the consistency of a merger with Norwest and Wells Fargo's business strategy. Senior management and Wells Fargo's legal and financial advisors also reviewed with the Board the status of discussions with other bank holding companies, including the results of the further due diligence investigations with respect thereto, the nature of the proposals that they had submitted (each such proposal contemplating a tax-free stock-for-stock merger at a fixed exchange ratio) and other relevant factors. Each of Goldman Sachs and CSFB presented certain financial information with respect to the potential transaction to, and answered questions of, the Wells Fargo Board, and rendered its oral opinion (which, in each case, was subsequently confirmed in writing) that, as of June 7, 1998, the Exchange Ratio pursuant to the Agreement was fair to Wells Fargo Stockholders from a financial point of view. Also at this meeting, counsel reviewed the terms of the agreement and plan of merger and of the stock option agreements, informed the Wells Fargo Board of the legal standards applicable to its decision to approve the agreement and plan of merger and the stock option agreements and the transactions contemplated thereby, and discussed the likelihood that the transaction would receive the requisite regulatory approvals in a timely manner. Mr. Kovacevich was also invited to address the Wells Fargo Board, and the members of the Wells Fargo Board directed questions to Mr. Kovacevich regarding Norwest and the proposed combination. After further questions by and discussions among the members of the Wells Fargo Board, and consideration of the factors described under "--Recommendation of the Wells Fargo Board and Wells Fargo's Reasons for the Merger," the Wells Fargo Board concluded that, based on a variety of factors (including, among other things, the strong strategic fit between Wells Fargo and Norwest, lower execution risk when compared to the other combination proposals, the benefits of a transaction accounted for as a pooling, and the fact that the Norwest proposal represented superior value per share to the other proposals based on the financial terms and current stock market valuations), a business combination with Norwest represented a superior strategy compared to the other proposals or to Wells Fargo not engaging in a strategic business combination at that time. Accordingly, the Wells Fargo Board concluded that a business combination with Norwest was in the best interests of Wells Fargo and its stockholders and voted unanimously (with one director not present) to approve the Agreement and the Option Agreements and the transactions contemplated thereby.

    The Agreement and the Option Agreements were entered into by Norwest and Wells Fargo on June 7, 1998.

RECOMMENDATION OF THE NORWEST BOARD AND NORWEST'S REASONS FOR THE MERGER

    THE NORWEST BOARD BELIEVES THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, NORWEST AND THE NORWEST STOCKHOLDERS. ACCORDINGLY, THE NORWEST BOARD HAS UNANIMOUSLY APPROVED THE AGREEMENT AND THE AMENDMENTS AND UNANIMOUSLY RECOMMENDS THAT THE NORWEST STOCKHOLDERS VOTE FOR THE APPROVAL OF THE ISSUANCE AND THE ADOPTION OF THE AMENDMENTS.

    The Norwest Board believes that the consummation of the Merger presents a unique opportunity to combine two of the nation's strongest franchises to create a premier banking and financial services company with the capability to offer a full range of financial products and services in many of the nation's most attractive markets through a powerful distribution network.

    In reaching its decision to approve the Agreement and the Option Agreements, the Norwest Board consulted with Norwest management, as well as with its financial and legal advisors, and considered a variety of factors, including the following:

        (i) The Norwest Board's familiarity with and review of Norwest's business, operations, financial condition, earnings and prospects.

        (ii) The consistency of the Merger with Norwest's long-term business strategy.

        (iii) The anticipated effectiveness of the Merger in allowing Norwest to enhance stockholder returns by achieving efficiencies and pre-tax cost savings of approximately $650 million annually within three years, and by allowing Norwest to leverage its broad range of consumer, corporate and commercial financial services in attractive, high-growth markets and through a significantly enhanced physical and electronic distribution network.

        (iv) The business, operations, financial condition, earnings and prospects of Wells Fargo. In making its determination, the Norwest Board took into account the results of Norwest's due diligence review of Wells Fargo's business.

        (v) The scale, scope, strength and diversity of operations, product lines and delivery systems that could be achieved by combining Norwest and Wells Fargo, as illustrated by the fact that (based on information available as of June 6, 1998) the combined company would be the seventh largest bank holding company in the United States (by total assets) with 80% of its deposits in 12 states where it is expected to be the number 1, 2 or 3 retail bank (ranked by deposits), have the nation's leading financial services distribution network with approximately 5,777 financial services stores (including approximately 2,800 banking, 741 retail mortgage and 1,425 consumer finance stores serving approximately 9.1 million households, 2.1 million customers and 3.2 million customers, respectively) and approximately 6,500 ATMs, rank first nationally in mortgage origination and servicing and in Internet banking, first nationally among banks in commercial real estate lending, agricultural lending and insurance sales, second nationally in small business lending (serving approximately 1.0 million customers) and fourth nationally among banks in mutual fund assets (with approximately $46 billion under management), and would also be a significant competitor in credit cards and merchant processing.

        (vi) The complementary nature of the businesses of Norwest and Wells Fargo and the anticipated improved stability of the combined company's businesses and earnings in varying economic and market climates relative to Norwest on a stand-alone basis made possible by the Merger, as a result of greater geographic, asset and line-of-business diversification.

        (vii) The anticipated financial impact of the proposed transaction on the combined company's future financial performance, including, without limitation, the expectation that the proposed transaction would, giving effect to the pre-tax cost savings expected to be realized in the merger, be accretive to Norwest's estimated earnings per share by 7.6% in 1999, 9.4% in 2000 and 12.8% in 2001 (on a cash basis) and neutral to Norwest's estimated earnings per share in 1999 and accretive by 3.2% in 2000 and 7.4% in 2001 (on a United States Generally Accepted Accounting Principles ("GAAP") basis). The foregoing is based on management earnings estimates for both Norwest and Wells Fargo and excludes the expected non-recurring merger and integration charge of $950 million before tax. The combined company's ability to achieve such results depends on various factors, a number of which will be beyond its control, including the regulatory environment, economic conditions, unanticipated changes in business conditions and inflation, and there can be no assurance in this regard. See "Forward-Looking Statements."

        (viii) The expectation that the Merger would result in synergies for the combined company's operations, including an advantageous cost structure relative to competitors and to Norwest on a stand-alone basis and the potential for revenue enhancements. The Norwest Board noted that, although no assurances could be given that any particular level of cost synergies will be achieved, the managements of Norwest and Wells Fargo had identified potential pre-tax cost savings of approximately $650 million annually which could be fully achieved in the first three years following consummation of the Merger. They also noted that, although no assurances could be given and such possibilities were not taken into account in arriving at the estimates of the Merger's impact on future earnings per share, up to $850 million of additional revenues could potentially be realized from cross-selling opportunities and that an additional improvement in pre-tax earnings of about $400 million could potentially result if Norwest's efficiency ratio could be improved to the pre-Merger efficiency ratio of Wells Fargo. For further information and assumptions with respect to potential synergies in the Merger, please see "Management and Operations After the Merger."

        (ix) The belief of Norwest's senior management and the Norwest Board that Norwest and Wells Fargo share a common vision with respect to delivering financial performance and stockholder value and that their managements and employees possess complementary skills and expertise, including the sales and service culture and revenue generation orientation of Norwest and alternative banking service delivery capability and expense efficiency of Wells Fargo.

        (x) The Norwest Board's belief that, while no assurances could be given, the business and financial advantages contemplated in connection with the Merger were likely to be achieved within a reasonable timeframe. In particular, the Norwest Board took into account management's view that the similarity of systems architecture would facilitate systems integration.

        (xi) The structure of the Merger and the terms of the Agreement and the Option Agreements, which were reciprocal in nature, including the fact that the fixed Exchange Ratio provides certainty as to the number of shares of Norwest Common Stock to be issued in the Merger and that the Merger is intended to qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE") and for "pooling of interests" accounting treatment.

        (xii) The proposed arrangements with members of management of Norwest and Wells Fargo, including the fact that Mr. Hazen would serve as Chairman of the Board of Directors of the combined company and Mr. Kovacevich would serve as President and Chief Executive Officer of the combined company after the Merger, and that the Board of Directors of the combined company would include equal numbers of Norwest directors and Wells Fargo directors, including Messrs. Hazen, Kovacevich, Biller and Jacobs, and that, in connection with the Merger, Mr. Hazen and Mr. Jacobs would enter into the Employment Agreements. See "--Interests of Certain Persons in the Merger" and "Management and Operations After the Merger."

        (xiii) The opinion of Goldman Sachs that, as of June 6, 1998, the Exchange Ratio pursuant to the Agreement was fair from a financial point of view to Norwest Stockholders. See "--Opinion of Norwest's Financial Advisor."

        (xiv) The likelihood that the Merger will be approved by the appropriate regulatory authorities. See "--Regulatory Approvals Required for the Merger." In this connection, the Norwest Board considered that a modest amount of divestitures of certain assets and deposit liabilities could be required by regulatory authorities in connection with the Merger.

    The foregoing discussion of the information and factors considered by the Norwest Board is not intended to be exhaustive but includes all material factors considered by the Norwest Board. In reaching its determination to approve and recommend the Merger, the Norwest Board did not assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors. The Norwest Board is unanimous in its recommendation that Norwest Stockholders vote for approval and adoption of the Agreement.

RECOMMENDATION OF THE WELLS FARGO BOARD AND WELLS FARGO'S REASONS FOR THE MERGER

    THE WELLS FARGO BOARD BELIEVES THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, WELLS FARGO AND WELLS FARGO STOCKHOLDERS. ACCORDINGLY, THE WELLS FARGO BOARD HAS UNANIMOUSLY (WITH ONE DIRECTOR NOT PRESENT) APPROVED THE AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT WELLS FARGO STOCKHOLDERS VOTE FOR THE ADOPTION OF THE AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER.

    The Wells Fargo Board believes that the consummation of the Merger presents a unique opportunity to combine two of the nation's strongest franchises to create a premier banking and financial services company with the capability to offer a full range of financial products and services in many of the nation's most attractive markets through a powerful distribution network.

    In reaching its decision to approve the Agreement and the Option Agreements, the Wells Fargo Board consulted with Wells Fargo management, as well as with its financial and legal advisors, and considered a number of factors, including the following:

        (i) The Wells Fargo Board's familiarity with and review of Wells Fargo's business, operations, financial condition, earnings and prospects.

        (ii) The consistency of the Merger with Wells Fargo's long-term business strategy.

        (iii) The anticipated effectiveness of the Merger in allowing Wells Fargo to enhance stockholder returns by achieving efficiencies and pre-tax cost savings of approximately $650 million annually within three years and by allowing Wells Fargo to leverage its strong banking franchise and brand, its presence in attractive, high-growth markets and its success in achieving efficiencies (through, among other things, innovative delivery and distribution systems) through access to a broader range of customers and an enhanced range of products, financial services and business lines.

        (iv) The business, operations, financial condition, earnings and prospects of Norwest. In making its determination, the Wells Fargo Board took into account the results of Wells Fargo's due diligence review of Norwest's business.

        (v) The scale, scope, strength and diversity of operations, product lines and delivery systems that could be achieved by combining Norwest and Wells Fargo, as illustrated by the fact that (based on information available as of June 7, 1998) the combined company would be the seventh largest bank holding company in the United States (by total assets) with 80% of its deposits in 12 states where it is expected to be the number 1, 2 or 3 retail bank (ranked by deposits), have the nation's leading financial services distribution network with approximately 5,777 financial services stores (including approximately 2,800 banking, 741 retail mortgage and 1,425 consumer finance stores serving approximately 9.1 million households, 2.1 million customers and 3.2 million customers, respectively) and approximately 6,500 ATMs, rank first nationally in mortgage origination and servicing and in Internet banking, first nationally among banks in commercial real estate lending, agricultural lending and insurance sales, second nationally in small business lending (serving approximately 1.0 million customers) and fourth nationally among banks in mutual fund assets (with approximately $46 billion under management), and would also be a significant competitor in credit cards and merchant processing;

        (vi) The complementary nature of the businesses of Norwest and Wells Fargo and the anticipated improved stability of the combined company's businesses and earnings in varying economic and market climates relative to Wells Fargo on a stand-alone basis made possible by the Merger, as a result of greater geographic, asset and line-of-business diversification.

        (vii) The anticipated financial impact of the proposed transaction on the combined company's future financial performance, including, without limitation, the accretive impact on Wells Fargo's earnings per share beginning in 1999 (on a cash and GAAP basis) and, based on Norwest's recent dividend rate, on dividends to Wells Fargo Stockholders. See "--Opinions of Wells Fargo's Financial Advisors." The foregoing information with respect to earnings per share is based both on management earnings estimates for both Norwest and Wells Fargo and on consensus "street" earnings estimates published by Institutional Brokers Estimate System ("IBES") for Wells Fargo. (IBES is a data service that monitors and publishes compilations of earnings estimates produced by selected research analysts regarding companies of interest to institutional stockholders.) The combined company's ability to achieve such results depends on various factors, a number of which will be beyond its control, including the regulatory environment, economic conditions, unanticipated changes in business conditions and inflation, and there can be no assurance in this regard. See "Forward-Looking Statements."

        (viii) The expectation that the Merger would result in synergies for the combined company's operations, including expense savings and the potential for revenue enhancements for the combined company's operations. The Wells Fargo Board noted that, although no assurances could be given that any particular level of cost synergies will be achieved, the managements of Norwest and Wells Fargo had identified potential pre-tax cost savings of approximately $650 million annually that could be fully achieved in the first three years following consummation of the Merger. They also noted that, although no assurances could be given and such possibilities were not taken into account in arriving at the estimates of the Merger's impact on future earnings per share, up to $850 million of additional revenues could potentially be realized from cross-selling opportunities and that an additional improvement in pre-tax earnings of about $400 million could potentially result if Norwest's efficiency ratio could be improved to the pre-Merger efficiency ratio of Wells Fargo. For further information and assumptions with respect to potential synergies in the Merger, please see "Management and Operations After the Merger."

        (ix) The belief of Wells Fargo's senior management and the Wells Fargo Board that Norwest and Wells Fargo share a common vision with respect to delivering financial performance and stockholder value and that their managements and employees possess complementary skills and expertise, including the sales and service culture and revenue generation orientation of Norwest and alternative banking service delivery capability and expense efficiency of Wells Fargo.

        (x) The Wells Fargo Board's belief that, while no assurances could be given, the level of execution risk in connection with the Merger was moderate and that the business and financial advantages contemplated in connection with the Merger were likely to be achieved within a reasonable timeframe. In particular, the Wells Fargo Board took into account management's view that similarity of systems architecture would facilitate systems integration.

        (xi) The structure of the Merger and the terms of the Agreement and the Option Agreements, which were reciprocal in nature, including the fact that, based on the market prices of Norwest Common Stock and Wells Fargo Common Stock on the trading date preceding execution of the Agreement, the fixed Exchange Ratio provides Wells Fargo Stockholders with a premium to the market price of Wells Fargo Common Stock and that the Merger is intended to qualify as a reorganization under Section 368(a) of the Code and for "pooling of interests" accounting treatment.

        (xii) The proposed arrangements with members of management of Norwest and Wells Fargo, including the fact that Mr. Hazen would serve as Chairman of the Board of Directors of the combined company and Mr. Kovacevich would serve as President and Chief Executive Officer of the combined company after the Merger, that the Board of Directors of the combined company would include equal numbers of Norwest directors and Wells Fargo directors, including Messrs. Hazen, Kovacevich, Biller and Jacobs, and that, in connection with the Merger, Mr. Hazen and Mr. Jacobs would enter into the Employment Agreements. The Wells Fargo Board also considered the fact that certain members of the Wells Fargo Board and the management of Wells Fargo could be expected to receive certain benefits as a result of the Merger pursuant to the Employment Agreements (in the case of Messrs. Hazen and Jacobs) and under existing employment and compensation arrangements of Wells Fargo. See "--Interests of Certain Persons in the Merger" and "Management and Operations after the Merger."

        (xiii) The fact that since the Merger would be accounted for as a pooling of interests, the risk is eliminated that purchase accounting could limit dividends from bank subsidiaries.

        (xiv) The business combination proposals made by other bank holding companies.

        (xv) The opinions of Goldman Sachs and CSFB that, as of June 7, 1998, the Exchange Ratio pursuant to the Agreement was fair from a financial point of view to Wells Fargo Stockholders. See "--Opinions of Wells Fargo's Financial Advisors."

        (xvi) The likelihood that the Merger will be approved by the appropriate regulatory authorities. See "--Regulatory Approvals Required for the Merger." In this connection, the Wells Fargo Board considered that a modest amount of divestitures of certain assets and deposit liabilities could be required by regulatory authorities in connection with the Merger.

    The foregoing discussion of the information and factors considered by the Wells Fargo Board is not intended to be exhaustive but includes all material factors considered by the Wells Fargo Board. In reaching its determination to approve and recommend the Merger, the Wells Fargo Board did not assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors. The Wells Fargo Board is unanimous in its recommendation that Wells Fargo Stockholders vote for approval and adoption of the Agreement. For a discussion of the interests of the executive officers and directors of Wells Fargo in the Merger, see "--Interests of Certain Persons in the Merger."

OPINION OF NORWEST'S FINANCIAL ADVISOR
    Goldman Sachs delivered its oral opinion on June 6, 1998, to the Norwest Board, confirmed by a written opinion dated as of June 7, 1998, that, as of the date thereof, the Exchange Ratio pursuant to the Agreement was fair from a financial point of view to the Norwest Stockholders. Goldman Sachs reconfirmed its opinion dated as of June 7, 1998 by delivering a written opinion to the Norwest Board dated the date hereof (the "NORWEST OPINION").

    THE FULL TEXT OF THE NORWEST OPINION, WHICH SETS FORTH THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS APPENDIX D TO THIS JOINT PROXY STATEMENT-PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. GOLDMAN SACHS HAS CONSENTED TO THE REFERENCES TO THE NORWEST OPINION IN THIS JOINT PROXY STATEMENT-PROSPECTUS AND TO THE INCLUSION OF THE NORWEST OPINION AS APPENDIX D HERETO. IN GIVING SUCH CONSENT, GOLDMAN SACHS DOES NOT THEREBY ADMIT THAT IT COMES WITHIN THE CATEGORY OF PERSONS WHOSE CONSENT IS REQUIRED UNDER SECTION 7 OF THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") AND THE RULES AND REGULATIONS OF THE SECURITIES EXCHANGE COMMISSION (THE "COMMISSION") THEREUNDER. THE NORWEST OPINION WAS PROVIDED TO THE NORWEST BOARD FOR ITS INFORMATION, IS DIRECTED ONLY TO THE FAIRNESS OF THE EXCHANGE RATIO FROM A FINANCIAL POINT OF VIEW TO THE NORWEST STOCKHOLDERS AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY NORWEST STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE NORWEST SPECIAL MEETING WITH RESPECT TO THE MERGER OR ANY OTHER MATTER RELATED THERETO. THE DESCRIPTION OF THE NORWEST OPINION SET FORTH HEREIN IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO APPENDIX D. NORWEST STOCKHOLDERS ARE URGED TO READ THE NORWEST OPINION IN ITS ENTIRETY.

    Goldman Sachs, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Goldman Sachs provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivative securities, of Norwest or Wells Fargo for its own account and for the accounts of customers. Goldman Sachs is familiar with Norwest, having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the Agreement. Goldman Sachs has also provided certain investment banking services to Wells Fargo, including having acted as financial advisor to Wells Fargo in the sale of its stake in Wells Fargo Nikko Investment Advisors in August 1995 and as a joint lead manager of its public offering of $200 million Subordinated Bank Notes due 2008 on April 15, 1998. Since June 1996, excluding any fees in connection with the Merger, Wells Fargo and Norwest have paid approximately $419,000 and $4,690,000, respectively, to Goldman Sachs for investment banking services.

    In addition, Goldman Sachs has acted, with Norwest's consent, as Wells Fargo's financial advisor and has and will receive fees therefor in connection with the Merger and the Agreement, including rendering an opinion to Wells Fargo's Board with respect to the fairness of the Exchange Ratio from a financial point of view to Wells Fargo Stockholders.

    In connection with the Norwest Opinion, Goldman Sachs reviewed, among other things, the Agreement; the Registration Statement on Form S-4, including this Joint Proxy Statement-Prospectus relating to the Norwest and Wells Fargo Special Meetings to be held in connection with the Merger; Annual Reports to Stockholders and Annual Reports on Form 10-K of Norwest and Wells Fargo for the five years ended December 31, 1997; the Registration Statement on Form S-4 dated November 27, 1995, as amended, relating to the acquisition of First Interstate Bancorp by Wells Fargo; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Norwest and Wells Fargo; certain other communications from Norwest and Wells Fargo to their respective stockholders; and certain internal financial analyses and forecasts of Norwest and Wells Fargo prepared by their respective managements, including forecasts of certain cost savings and revenue opportunities (the "SYNERGIES") expected to be achieved as a result of the Merger. Goldman Sachs also held discussions with members of the senior management of Norwest and Wells Fargo regarding the strategic rationale for, and the potential benefits of, the Merger and the past and current business operations, regulatory relationships, financial condition and future prospects of their respective companies. In addition, Goldman Sachs reviewed the reported price and trading activity for the Norwest Common Stock and the Wells Fargo Common Stock, compared certain financial and stock market information for Norwest and Wells Fargo with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the commercial banking industry specifically and in other industries generally and performed such other studies and analyses as it considered appropriate.

    Goldman Sachs relied upon the accuracy and completeness of all of the financial and other information reviewed by it and assumed such accuracy and completeness for purposes of rendering the Norwest Opinion. In that regard, Goldman Sachs assumed, with the Norwest Board's consent, that the financial forecasts, including, without limitation, the Synergies and projections regarding under-performing and non-performing assets and net charge-offs had been reasonably prepared on a basis reflecting the best currently available judgments and estimates of Norwest and Wells Fargo and that such forecasts will be realized in the amounts and at the times contemplated thereby. Goldman Sachs is not an expert in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and assumed, with the Norwest Board's consent, that such allowances for each of Norwest and Wells Fargo are in the aggregate adequate to cover all such losses. In addition, Goldman Sachs did not review individual credit files nor did it make an independent evaluation or appraisal of the assets and liabilities of Norwest or Wells Fargo or any of their subsidiaries, and it had not been furnished with any such evaluation or appraisal. Goldman Sachs also assumed, with the Norwest Board's consent, that the Merger will be accounted for as a pooling of interests under GAAP and that obtaining any necessary regulatory approvals and third party consents for the Merger or otherwise will not have a material adverse effect on Norwest or Wells Fargo or the combined company pursuant to the Merger. In addition, the Norwest Opinion does not address the relative merits of the Merger as compared to any alternative business transaction that might be available to Norwest.

    The advisory services and the Norwest Opinion have been provided for the information and assistance of the Norwest Board in connection with its consideration of the Merger contemplated by the Agreement and the Norwest Opinion does not constitute a recommendation as to how any Norwest Stockholder should vote with respect to the Merger.

    The following is a brief summary of the material financial analyses presented to the Norwest Board on June 6, 1998 by Goldman Sachs in connection with rendering its opinion to the Norwest Board dated as of June 6, 1998.

    EXCHANGE RATIO HISTORY. Goldman Sachs calculated the ratio of the average market price per share of Wells Fargo Common Stock to the average price per share of Norwest Common Stock over selected periods ending on June 5, 1998 (the "BASE DATE") and dating back five years. The calculations showed that the average ratio of stock prices was 9.15x on the Base Date; 9.40x for the ten days prior to the Base Date; 8.72x for the three months prior to the Base Date; 8.27x for the six months prior to the Base Date; 8.80x for the one year prior to the Base Date; 11.47x for the three years prior to the Base Date; and 11.32x for the five years prior to the Base Date.

    PUBLIC MARKET COMPARISON. Goldman Sachs presented a public market comparison of Wells Fargo and Norwest and a selected group of other publicly traded banking organizations consisting of BankAmerica Corporation (pro forma for the announced merger of NationsBank Corporation and BankAmerica Corporation), Banc One Corporation (pro forma for the announced merger of Banc One Corporation and First Chicago NBD Corporation), The Chase Manhattan Corporation, First Union Corporation (pro forma for the acquisition of CoreStates Financial Corp.), U.S. Bancorp, Fleet Financial Group, Inc., National City Corp. and The Bank of New York Company, Inc. (the "SELECTED COMPANIES" ), on the basis of various financial ratios and other indicators, including among other things, market price to earnings per share ("EPS") based on GAAP ("GAAP EPS") ratios, market price to cash EPS (GAAP EPS excluding amortization of goodwill and certain other intangibles)("CASH EPS") ratios, historical price to stated book value and tangible book value ratios and IBES projected 5-year EPS growth rates. The Selected Companies were selected for comparison purposes through a review of publicly traded banking institutions with similar operating characteristics. In general, financial data presented was as of or annualized based on the quarter ended March 31, 1998 and market data was as of June 5, 1998.

    Goldman Sachs compared estimated ratios of price to GAAP EPS and price to Cash EPS for Wells Fargo (based on both IBES estimates ("WELLS FARGO-IBES") and management projections provided by Wells Fargo ( "WELLS FARGO-MANAGEMENT PROJECTIONS")) and Norwest (based on management projections provided by Norwest ("NORWEST-MANAGEMENT PROJECTIONS") which were substantially similar to IBES estimates) with the median ratios for the Selected Companies for 1998 and 1999. The price to estimated GAAP EPS ratios for 1998 for Wells Fargo-IBES, Wells Fargo-Management Projections and Norwest were 24.2x, 22.7x and 19.9x, respectively. The median price to GAAP EPS ratio for the Selected Companies for the same period was 16.2x. The price to estimated GAAP EPS ratios for 1999 for Wells Fargo-IBES, Wells Fargo-Management Projections and Norwest were 21.1x, 18.3x and 17.6x, respectively. The median price to GAAP EPS ratio for the Selected Companies for the same period was 14.6x. The price to estimated Cash EPS ratios for 1998 for Wells Fargo-IBES, Wells Fargo-Management Projections and Norwest were 17.7x, 17.1x and 17.9x, respectively. The median price to Cash EPS ratio for the Selected Companies was 15.0x. The price to estimated Cash EPS ratios for 1999 for Wells Fargo-IBES, Wells Fargo-Management Projections and Norwest were 15.9x, 14.4x and 16.0x, respectively. The median price to Cash EPS ratio for the Selected Companies for the same period was 13.2x. The price to stated book value ratios for Wells Fargo and Norwest were 2.5x and 4.3x, respectively. The median price to stated book value ratio for the Selected Companies was 3.3x. The projected 5-year EPS growth estimate was 13.5% for Wells Fargo based on IBES projections; 17.4% for Wells Fargo based on Wells Fargo-Management Projections; and 13.0% for Norwest. The median projected 5-year EPS growth estimate was 12.0% for the Selected Companies based on IBES projections.

    Additionally, Goldman Sachs presented a public market comparison of Wells Fargo, Norwest and the Selected Companies, on the basis of, among other things, return on average common equity ("ROACE") based on GAAP ("GAAP ROACE") and cash ROACE (GAAP ROACE excluding goodwill and certain other intangibles)("CASH ROACE"), net interest margin, efficiency ratios (excluding goodwill and other intangibles) and non-interest income to revenues ratios.

    The GAAP ROACE for Wells Fargo and Norwest was 10.1% and 21.2%, respectively. The median GAAP ROACE for the Selected Companies was 17.8%. The Cash ROACE for Wells Fargo and Norwest was 37.5% and 28.2%, respectively. The median Cash ROACE for the Selected Companies was 23.2%. The net interest margin for Wells Fargo and Norwest was 6.0% and 5.6%, respectively. The median net interest margin for the Selected Companies was 4.0%. The efficiency ratios for Wells Fargo and Norwest were 52% and 62%, respectively. The median efficiency ratio for the Selected Companies was

56%. The non-interest income to revenue ratios for Wells Fargo and Norwest were 39% and 43%, respectively. The median non-interest income to revenue ratio for the Selected Companies was 42%.

    DISCOUNTED CASH FLOW ANALYSIS--WELLS FARGO. Goldman Sachs performed a discounted cash flow analysis for Wells Fargo using two sets of projections: (i) IBES estimates and (ii) Wells Fargo-Management Projections. In performing its analysis, Goldman Sachs used forward EPS terminal multiples ("TERMINAL VALUES") ranging from 15x to 18x and a discount rate of 12%. Based on this methodology, Goldman Sachs calculated implied share values for Wells Fargo Common Stock ranging from $326 to $376 under the IBES scenario and from $392 to $451 under the Wells Fargo-Management Projections scenario.
    Goldman Sachs also performed a sensitivity analysis based on Wells Fargo-Management Projections for cash earnings for the years 1997 through 2002 using a 12% discount rate, a Terminal Value of 16x and a variation of the annual growth rate assumption of plus and minus 2.0%. Based on this analysis, the implied share values ranged from $374 to $452.

    DISCOUNTED CASH FLOW ANALYSIS--NORWEST. Goldman Sachs performed a discounted cash flow analysis for Norwest using Terminal Values ranging from 15x to 18x and a discount rate of 12%. Based on this methodology, Goldman Sachs calculated implied share values for Norwest Common Stock ranging from $38 to $44.

    Goldman Sachs also performed a sensitivity analysis based on Norwest-Management Projections for cash earnings for the years 1997 through 2002 using a 12% discount rate, a Terminal Value of 16x and a variation of the annual growth rate assumption of plus and minus 2.0%. Based on this analysis, the implied share values ranged from $36 to $44.

    CONTRIBUTION ANALYSIS. Goldman Sachs analyzed certain historical and estimated financial information for Wells Fargo and Norwest and the pro forma combined entity resulting from the Merger. This analysis indicated that Holders of Wells Fargo Common Stock and Norwest Common Stock would receive 53% and 47%, respectively, of the outstanding common equity of the combined company. The analysis further indicated that Wells Fargo and Norwest would contribute: 51% and 49%, respectively, to the pro forma combined market capitalization (as of June 5, 1998); 64% and 36%, respectively, to the pro forma combined stated common equity; 46% and 54%, respectively, to the pro forma combined 1997 GAAP Net Income ; 46% and 54%, respectively, to the pro forma combined 1998 IBES estimated GAAP Net Income; 46% and 54%, respectively, to the pro forma combined 1999 IBES estimated GAAP Net Income; 47% and 53%, respectively, to the pro forma combined Wells Fargo/ Norwest-Management Projected 1998 GAAP Net Income; 47% and 53%, respectively, to the pro forma combined Wells Fargo/Norwest-Management Projected 1999 GAAP Net Income; 53% and 47%, respectively, to the pro forma combined 1997 Cash Net Income; 52% and 48%, respectively, to the pro forma combined 1998 IBES estimated Cash Net Income; 51% and 49%, respectively, to the pro forma combined 1999 IBES estimated Cash Net Income; 52% and 48%, respectively, to the pro forma combined Wells Fargo/Norwest-Management Projected 1998 Cash Net Income; and 52% and 48%, respectively, to the pro forma combined Wells Fargo/Norwest-Management Projected 1999 Cash Net Income.

    PRO FORMA COMBINED FINANCIAL ANALYSIS. Goldman Sachs presented pro forma combined GAAP EPS and pro forma combined Cash EPS to analyze the pro forma combined impact of the Merger. For Wells Fargo, the 1999 standalone and pro forma combined GAAP EPS were $19.86 and $22.29, respectively, representing 12.2% accretion; the 2000 standalone and pro forma combined GAAP EPS were $24.07 and $25.90, respectively, representing 7.6% accretion; the 2001 standalone and pro forma combined GAAP EPS were $27.75 and $30.29, respectively, representing 9.2% accretion; the 1999 standalone and pro forma combined Cash EPS were $25.16 and $25.62, respectively, representing 1.8% accretion; the 2000 standalone and pro forma combined Cash EPS were $29.43 and $29.17, representing 0.9% dilution; and the 2001 standalone and pro forma combined Cash EPS were $33.18 and $33.51, respectively, representing 1.0% accretion.

    For Norwest, the 1999 standalone and pro forma combined GAAP EPS were each $2.23, representing 0.0% accretion; the 2000 standalone and pro forma combined GAAP EPS were $2.51 and $2.59, respectively, representing 3.2% accretion; the 2001 standalone and pro forma combined GAAP EPS were $2.82 and $3.03, respectively, representing 7.4% accretion; the 1999 standalone and pro forma combined Cash EPS were $2.38 and $2.56, respectively, representing 7.5% accretion; the 2000 standalone and pro forma combined Cash EPS were $2.66 and $2.92, representing 9.5% accretion; and the 2001 standalone and pro forma combined Cash EPS were $2.97 and $3.35, respectively, representing 12.7% accretion.

    PRO FORMA DISCOUNTED CASH FLOW ANALYSIS. Goldman Sachs performed a pro forma combined discounted cash flow analysis for Wells Fargo using Terminal Values ranging from 15x to 18x and a discount rate of 12%. Based on this methodology, Goldman Sachs calculated theoretical share values for Wells Fargo Common Stock ranging from $420 to $494.

    Goldman Sachs performed a pro forma combined discounted cash flow analysis for Norwest using Terminal Values ranging from 15x to 18x and a discount rate of 12%. Based on this methodology, Goldman Sachs calculated theoretical share values for Norwest Common Stock ranging from $46 to $54.

    The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. Goldman Sachs believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering the analyses taken as a whole, would create an incomplete view of the process underlying the analyses set forth in the Norwest Opinion. In addition, Goldman Sachs considered the results of all such analyses and did not assign relative weights to any of the analyses, so the ranges of valuations resulting from any particular analysis described above should not be taken to be Goldman Sachs' view of the actual value of Norwest or a combination of Norwest and Wells Fargo.

    In performing its analyses, Goldman Sachs made numerous assumptions with respect to industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond the control of Norwest or Wells Fargo. The analyses performed by Goldman Sachs are not necessarily indicative of actual values, trading values or actual future results which might be achieved, all of which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Goldman Sachs' analysis of the fairness of the Exchange Ratio pursuant to the Agreement to Norwest Stockholders from a financial point of view and were provided to the Norwest Board. The analyses do not purport to be appraisals or to reflect the prices at which a company might be sold. In addition, as described above, the Norwest Opinion was one of many factors taken into consideration by the Norwest Board in making its determination to approve the Merger. Consequently, the analyses described above should not be viewed as determinative of the Norwest Board's or Norwest management's opinion with respect to the value of Norwest or a combination of Norwest and Wells Fargo, or of whether the Norwest Board or Norwest management would have been willing to agree to a different exchange ratio. Norwest placed no limits on the scope of the analysis performed, or opinion expressed, by Goldman Sachs.

    Norwest agreed to pay Goldman Sachs a fee of $2,500,000 in cash, which was paid upon the delivery of the opinion dated June 6, 1998, and an additional fee of $12,500,000 in cash upon consummation of the Merger. In addition, Norwest has agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses incurred in connection with the services provided by it and to indemnify and hold harmless Goldman Sachs and certain related parties, to the full extent lawful, from and against certain liabilities and expenses, including certain liabilities under the federal securities laws, incurred in connection with its engagement.

    Norwest engaged Goldman Sachs to assist Norwest as financial advisor in connection with investigating the expansion of Norwest's business through a merger of Norwest and Wells Fargo. The engagement letter further stated that Norwest had been informed that Goldman Sachs was acting as financial advisor to Wells Fargo with respect to, among other things, the Merger (including negotiating the financial terms and rendering a fairness opinion), and Norwest consented to Goldman Sachs doing so. Norwest also waived any claim of a conflict of interest with respect to the Wells Fargo engagement or any activities undertaken by Goldman Sachs in connection therewith. Norwest also agreed that Goldman Sachs would be under no obligation or duty to disclose to Norwest or any other person any documents or other information received by Goldman Sachs from or in respect of Wells Fargo. In that regard, Norwest agreed that neither Goldman Sachs' representation of Wells Fargo nor any fees that Goldman Sachs may be entitled to receive in connection therewith shall in any way affect Norwest's obligations to Goldman Sachs under the engagement letter entered into by Norwest and Goldman Sachs or create any liability to Norwest on the part of Goldman Sachs of any kind whatsoever under the engagement letter entered into by Norwest and Goldman Sachs or otherwise.

OPINIONS OF WELLS FARGO'S FINANCIAL ADVISORS

    GOLDMAN SACHS

    Goldman Sachs delivered its written opinion, dated as of June 7, 1998 to the Wells Fargo Board that, as of the date thereof, the Exchange Ratio pursuant to the Agreement was fair from a financial point of view to Wells Fargo Stockholders. Goldman Sachs reconfirmed its opinion dated as of June 7, 1998 by delivering a written opinion to the Wells Fargo Board dated the date hereof (the "WELLS FARGO OPINION").

    THE FULL TEXT OF THE WELLS FARGO OPINION WHICH SETS FORTH THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS APPENDIX E TO THIS JOINT PROXY STATEMENT-PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. GOLDMAN SACHS HAS CONSENTED TO THE REFERENCES TO THE WELLS FARGO OPINION IN THIS JOINT PROXY STATEMENT-PROSPECTUS AND TO THE INCLUSION OF THE WELLS FARGO OPINION AS APPENDIX E HERETO. IN GIVING SUCH CONSENT, GOLDMAN SACHS DOES NOT THEREBY ADMIT THAT IT COMES WITHIN THE CATEGORY OF PERSONS WHOSE CONSENT IS REQUIRED UNDER SECTION 7 OF THE SECURITIES ACT AND THE RULES AND REGULATIONS OF THE COMMISSION THEREUNDER. THE WELLS FARGO OPINION WAS PROVIDED TO THE WELLS FARGO BOARD FOR ITS INFORMATION, IS DIRECTED ONLY TO THE FAIRNESS OF THE EXCHANGE RATIO FROM A FINANCIAL POINT OF VIEW TO WELLS FARGO STOCKHOLDERS AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY WELLS FARGO STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE WELLS FARGO SPECIAL MEETING WITH RESPECT TO THE MERGER OR ANY OTHER MATTER RELATED THERETO. THE DESCRIPTION OF THE WELLS FARGO OPINION SET FORTH HEREIN IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO APPENDIX E. WELLS FARGO STOCKHOLDERS ARE URGED TO READ THE WELLS FARGO OPINION IN ITS ENTIRETY.

    Goldman Sachs, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Goldman Sachs provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivative securities, of Norwest or Wells Fargo for its own account and for the accounts of customers. Goldman Sachs is familiar with Wells Fargo having provided certain investment banking services to Wells Fargo, from time to time, including having acted as financial advisor to Wells Fargo in the sale of its stake in Wells Fargo Nikko Investment Advisors in August 1995, as joint lead manager of its public offering of $200 million of Subordinated Bank Notes due 2008 on April 15, 1998 and as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the Agreement. Goldman Sachs has provided, and may in the future provide, certain investment banking services to Norwest. Since June, 1996, excluding any fees in connection with the Merger, Wells Fargo and Norwest have paid approximately $419,000 and $4,690,000, respectively, to Goldman Sachs for investment banking services.

    In addition, Goldman Sachs has acted, with Wells Fargo's consent, as Norwest's financial advisor and has and will receive fees therefor in connection with the Merger and the Agreement, including rendering an opinion to Norwest's Board with respect to the fairness of the Exchange Ratio from a financial point of view to Norwest Stockholders.

    In connection with the Wells Fargo Opinion, Goldman Sachs reviewed, among other things, the Agreement; the Registration Statement on Form S-4, including this Joint Proxy Statement-Prospectus relating to the Norwest and Wells Fargo Special Meetings to be held in connection with the Merger; Annual Reports to Stockholders and Annual Reports on Form 10-K of Norwest and Wells Fargo for the five years ended December 31, 1997; the Registration Statement on Form S-4 dated November 27, 1995, as amended, relating to the acquisition of First Interstate Bancorp by Wells Fargo; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Norwest and Wells Fargo; certain other communications from Norwest and Wells Fargo to their respective stockholders; and certain internal financial analyses and forecasts of Norwest and Wells Fargo prepared by their respective managements including forecasts of the Synergies expected to be achieved as a result of the Merger. Goldman Sachs also held discussions with members of the senior management of Norwest and Wells Fargo regarding the strategic rationale for, and the potential benefits of, the Merger and the past and current business operations, regulatory relationships, financial condition and future prospects of their respective companies. In addition, Goldman Sachs reviewed the reported price and trading activity for the Norwest Common Stock and the Wells Fargo Common Stock, compared certain financial and stock market information for Norwest and Wells Fargo with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the commercial banking industry specifically and in other industries generally and performed such other studies and analyses as it considered appropriate.

    Goldman Sachs relied upon the accuracy and completeness of all of the financial and other information reviewed by it and assumed such accuracy and completeness for purposes of rendering the Wells Fargo Opinion. In that regard, Goldman Sachs assumed, with the Wells Fargo Board's consent, that the financial forecasts, including, without limitation, the Synergies and projections regarding under-performing and non-performing assets and net charge-offs had been reasonably prepared on a basis reflecting the best currently available judgments and estimates of Norwest and Wells Fargo and that such forecasts will be realized in the amounts and at the times contemplated thereby. Goldman Sachs is not an expert in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and assumed, with the Wells Fargo Board's consent, that such allowances for each of Norwest and Wells Fargo are in the aggregate adequate to cover all such losses. In addition, Goldman Sachs did not review individual credit files nor did it make an independent evaluation or appraisal of the assets and liabilities of Norwest or Wells Fargo or any of their subsidiaries, and it had not been furnished with any such evaluation or appraisal. Goldman Sachs also assumed, with the Wells Fargo Board's consent, that the Merger will be accounted for as a pooling of interests under GAAP and that obtaining any necessary regulatory approvals and third party consents for the Merger or otherwise will not have a material adverse effect on Norwest or Wells Fargo or the combined company pursuant to the Merger. In addition, the Wells Fargo Opinion does not address the relative merits of the Merger as compared to any alternative business transaction that might be available to Wells Fargo.

    The advisory services and Wells Fargo Opinion have been provided for the information and assistance of the Wells Fargo Board in connection with its consideration of the Merger contemplated by the Agreement and the Wells Fargo Opinion does not constitute a recommendation as to how any Wells Fargo Stockholder should vote with respect to the Merger.

    The following is a brief summary of the material financial analyses presented to the Wells Fargo Board on June 7, 1998 by Goldman Sachs in connection with rendering its opinion to Wells Fargo dated as of June 7, 1998.

    EXCHANGE RATIO HISTORY. Goldman Sachs calculated the ratio of the average market price per share of Wells Fargo Common Stock to the average price per share of Norwest Common Stock over selected periods ending on the Base Date. The calculations showed that the average ratio of stock prices was 9.15x on the Base Date; 9.40x for the ten days prior to the Base Date; 8.72x for the three months prior to the Base Date; 8.27x for the six months prior to the Base Date; and 8.80x for the one year prior to the Base Date.

    PUBLIC MARKET COMPARISON. Goldman Sachs presented a public market comparison of Wells Fargo and Norwest and a selected group of other publicly traded banking organizations consisting of BankAmerica Corporation (pro forma for the announced merger of NationsBank Corporation and BankAmerica Corporation), Banc One Corporation (pro forma for the announced merger of Banc One Corporation and First Chicago NBD Corporation), The Chase Manhattan Corporation, First Union Corporation (pro forma for the acquisition of CoreStates Financial Corp.), Fleet Financial Group, Inc., National City Corp. and The Bank of New York Company, Inc. (the "WELLS FARGO SELECTED COMPANIES"), on the basis of various financial ratios and other indicators, including among other things, market price to EPS based on GAAP EPS ratios, market price to Cash EPS ratios and historical price to stated book value. The Wells Fargo Selected Companies were selected for comparison purposes through a review of publicly traded banking institutions with similar operating characteristics. In general, financial data presented was as of or annualized based on the quarter ended March 31, 1998 and market data was as of June 5, 1998.

    Goldman Sachs compared estimated ratios of price to GAAP EPS and price to Cash EPS for Wells Fargo (based on both Wells Fargo-IBES and Wells Fargo-Management Projections) and Norwest (based on Norwest-Management Projections which were substantially similar to IBES estimates) with the median ratios for the Wells Fargo Selected Companies for 1998 and 1999. The price to estimated GAAP EPS ratios for 1998 for Wells Fargo-IBES, Wells Fargo-Management Projections and Norwest were 24.2x, 22.7x and 19.9x, respectively. The median price to GAAP EPS ratio for the Wells Fargo Selected Companies for the same period was 16.2x. The price to estimated GAAP EPS ratios for 1999 for Wells Fargo-IBES, Wells Fargo-Management Projections and Norwest were 21.1x, 18.3x and 17.6x, respectively. The median price to GAAP EPS ratio for the Wells Fargo Selected Companies for the same period was 14.6x. The price to estimated Cash EPS ratios for 1998 for Wells Fargo-IBES, Wells Fargo-Management Projections and Norwest were 17.7x, 17.1x and 17.9x, respectively. The median price to Cash EPS ratio for the Wells Fargo Selected Companies was 15.0x. The price to estimated Cash EPS ratios for 1999 for Wells Fargo-IBES, Wells Fargo-Management Projections and Norwest were 15.9x, 14.4x and 16.0x, respectively. The median price to Cash EPS ratio for the Wells Fargo Selected Companies for the same period was 13.2x. The price to stated book value ratios for Wells Fargo and Norwest were 2.5x and 4.3x, respectively. The median price to stated book value ratio for the Wells Fargo Selected Companies was 3.3x. The projected 5-year EPS growth estimate was 13.5% for Wells Fargo based on IBES projections; 17.4% for Wells Fargo based on Management Projections;

and 13.0% for Norwest. The median projected 5-year EPS growth estimate was 12.0% for the Wells Fargo Selected Companies based on IBES projections.

    Additionally, Goldman Sachs presented a public market comparison of Wells Fargo, Norwest and the Wells Fargo Selected Companies, on the basis of, among other things, ROACE based on GAAP ROACE and Cash ROACE, net interest margin, efficiency ratios (excluding goodwill and other intangibles) and non-interest income to revenues ratios.

    The GAAP ROACE for Wells Fargo and Norwest was 10.1% and 21.2%, respectively. The median GAAP ROACE for the Wells Fargo Selected Companies was 17.8%. The Cash ROACE for Wells Fargo and Norwest was 37.5% and 27.2%, respectively. The median Cash ROACE for the Selected Companies was 23.2%. The net interest margin for Wells Fargo and Norwest was 6.0% and 5.6%, respectively. The median net interest margin for the Wells Fargo Selected Companies was 4.0%. The efficiency ratios for Wells Fargo and Norwest were 52% and 62%, respectively. The median efficiency ratio for the Wells Fargo Selected Companies was 56%. The non-interest income to revenue ratios for Wells Fargo and Norwest were 39% and 43%, respectively. The median non-interest income to revenue ratio for the Wells Fargo Selected Companies was 42%.

    DISCOUNTED CASH FLOW ANALYSIS--WELLS FARGO. Goldman Sachs performed a discounted cash flow analysis for Wells Fargo using two sets of projections: (i) IBES estimates and (ii) Wells Fargo-Management Projections. In performing its analysis, Goldman Sachs used Terminal Values ranging from 15x to 18x and a discount rate of 12%. Based on this methodology, Goldman Sachs calculated implied share values for Wells Fargo Common Stock ranging from $322 to $371 under the IBES scenario and from $392 to $451 under the Wells Fargo-Management Projections scenario.

    Goldman Sachs also performed a sensitivity analysis based on Wells Fargo-Management Projections for cash earnings for the years 1997 through 2002 using a 12% discount rate, a Terminal Value of 16x and a variation of the annual growth rate assumption of plus and minus 2.0%. Based on this analysis, the implied share values ranged from $374 to $452.

    DISCOUNTED CASH FLOW ANALYSIS--NORWEST. Goldman Sachs performed a discounted cash flow analysis for Norwest using Terminal Values ranging from 15x to 18x and a discount rate of 12%. Based on this methodology, Goldman Sachs calculated implied share values for Norwest Common Stock ranging from $38 to $44.

    Goldman Sachs also performed a sensitivity analysis based on Norwest-Management Projections for cash earnings for the years 1997 through 2002 using a 12% discount rate, a Terminal Value of 16x and a variation of the annual growth rate assumption of plus 4.0% and minus 2.0%. Based on this analysis, the implied share values ranged from $36 to $48.

    CONTRIBUTION ANALYSIS. Goldman Sachs analyzed certain historical and estimated financial information for Wells Fargo and Norwest and the pro forma combined entity resulting from the Merger. This analysis indicated that Holders of Wells Fargo Common Stock and Norwest Common Stock would receive 53% and 47%, respectively, of the outstanding common equity of the combined company. The analysis further indicated that Wells Fargo and Norwest would contribute: 51% and 49%, respectively, to the pro forma combined market capitalization (as of June 5, 1998); 64% and 36%, respectively, to the pro forma combined stated common equity; 46% and 54%, respectively, to the pro forma combined 1997 GAAP Net Income ; 46% and 54%, respectively, to the pro forma combined 1998 IBES estimated GAAP Net Income; 46% and 54%, respectively, to the pro forma combined 1999 IBES estimated GAAP Net Income; 47% and 53%, respectively, to the pro forma combined Wells Fargo/ Norwest-Management Projected 1998 GAAP Net Income; 48% and 52%, respectively, to the pro forma combined Wells Fargo/Norwest-Management Projected 1999 GAAP Net Income; 53% and 47%, respectively, to the pro forma combined 1997 Cash Net Income; 52% and 48%, respectively, to the pro forma combined 1998 IBES estimated Cash Net Income; 51% and 49%, respectively, to the pro forma combined 1999 IBES estimated Cash Net Income; 52% and 48%, respectively, to the pro forma combined Wells Fargo/Norwest-Management Projected 1998 Cash Net Income; and 53% and 47%, respectively, to the pro forma combined Wells Fargo/Norwest-Management Projected 1999 Cash Net Income.

    PRO FORMA COMBINED FINANCIAL ANALYSIS-CAPITAL BUILD UP. Using both Wells Fargo-Management Projections and IBES estimates, Goldman Sachs presented pro forma combined GAAP EPS and pro forma combined Cash EPS for each of Wells Fargo and Norwest to analyze the pro forma combined impact of the Merger. Based on Wells Fargo-Management Projections, the 1999 standalone and pro forma combined GAAP EPS for Wells Fargo were $19.86 and $22.31, respectively, representing 12.3% accretion; the 2000 standalone and pro forma combined GAAP EPS for Wells Fargo were $24.07 and $25.89, respectively, representing 7.6% accretion; the 2001 standalone and pro forma combined GAAP EPS for Wells Fargo were $27.75 and $30.28, respectively, representing 9.1% accretion; the 1999 standalone and pro forma combined Cash EPS for Wells Fargo were $25.16 and $25.63, respectively, representing 1.9% accretion; the 2000 standalone and pro forma combined Cash EPS for Wells Fargo were $29.43 and $29.16, representing 0.9% dilution; and the 2001 standalone and pro forma combined Cash EPS for Wells Fargo were $33.18 and $33.49, respectively, representing 0.9% accretion.

    Based on IBES estimates for Wells Fargo, the 1999 standalone and pro forma combined GAAP EPS for Wells Fargo were $17.25 and $21.05, respectively, representing 22.0% accretion; the 2000 standalone and pro forma combined GAAP EPS for Wells Fargo were $19.75 and $23.85, respectively, representing 20.8% accretion; the 2001 standalone and pro forma combined GAAP EPS for Wells Fargo were $22.42 and $27.74, respectively, representing 23.7% accretion; the 1999 standalone and pro forma combined Cash EPS for Wells Fargo were $22.52 and $24.38, respectively, representing 8.2% accretion; the 2000 standalone and pro forma combined Cash EPS for Wells Fargo were $25.07 and $27.12, representing 8.2% accretion; and the 2001 standalone and pro forma combined Cash EPS for Wells Fargo were $27.79 and $30.95, respectively, representing 11.4% accretion.

    Based on Wells Fargo-Management Projections, the 1999 standalone and pro forma combined GAAP EPS for Norwest were each $2.23, representing 0.0% accretion; the 2000 standalone and pro forma combined GAAP EPS for Norwest were $2.51 and $2.59, respectively, representing 3.2% accretion; the 2001 standalone and pro forma combined GAAP EPS for Norwest were $2.82 and $3.03, respectively, representing 7.4% accretion; the 1999 standalone and pro forma combined Cash EPS for Norwest were $2.38 and $2.56, respectively, representing 7.6% accretion; the 2000 standalone and pro forma combined Cash EPS for Norwest were $2.66 and $2.92, representing 9.5% accretion; and the 2001 standalone and pro forma combined Cash EPS for Norwest were $2.97 and $3.35, respectively, representing 12.6% accretion.

    Based on IBES estimates for Wells Fargo, the 1999 standalone and pro forma combined GAAP EPS for Norwest were $2.23 and $2.11, respectively, representing 5.6% dilution; the 2000 standalone and pro forma combined GAAP EPS for Norwest were $2.51 and $2.39, respectively, representing 5.0% dilution; the 2001 standalone and pro forma combined GAAP EPS for Norwest were $2.82 and $2.77, respectively, representing 1.6% dilution; the 1999 standalone and pro forma combined Cash EPS for Norwest were $2.38 and $2.44, respectively, representing 2.3% accretion; the 2000 standalone and pro forma combined Cash EPS for Norwest were $2.66 and $2.71, representing 1.8% accretion; and the 2001 standalone and pro forma combined Cash EPS for Norwest were $2.97 and $3.10, respectively, representing 4.1% accretion.

    PRO FORMA COMBINED FINANCIAL ANALYSIS-NORMALIZED CAPITAL BASE. Goldman Sachs performed a sensitivity analysis for the pro forma combined company in which Goldman Sachs assumed that the tangible common equity to tangible assets ratio was held constant and the excess capital was reinvested. Goldman Sachs performed this analysis by using both Wells Fargo-Management Projections and IBES estimates and presented pro forma combined GAAP EPS and pro forma combined Cash EPS for each of Wells Fargo and Norwest to analyze the pro forma combined impact of the Merger. Based on Wells Fargo-Management Projections, the 1999 standalone and pro forma combined GAAP EPS for Wells Fargo were $19.86 and $22.52, respectively, representing 13.4% accretion; the 2000 standalone and pro forma combined GAAP EPS for Wells Fargo were $24.07 and $27.61, respectively, representing 14.7% accretion; the 2001 standalone and pro forma combined GAAP EPS for Wells Fargo were $27.75 and $31.42, respectively, representing 13.2% accretion; the 1999 standalone and pro forma combined Cash EPS for Wells Fargo were $25.16 and $25.84, respectively, representing 2.7% accretion; the 2000 standalone and pro forma combined Cash EPS for Wells Fargo were $29.43 and $30.88, representing 4.9% accretion; and the 2001 standalone and pro forma combined Cash EPS for Wells Fargo were $33.18 and $34.64, respectively, representing 4.4% accretion.

    Based on IBES estimates for Wells Fargo, the 1999 standalone and pro forma combined GAAP EPS for Wells Fargo were $17.25 and $21.26, respectively, representing 23.2% accretion; the 2000 standalone and pro forma combined GAAP EPS for Wells Fargo were $19.75 and $25.56, respectively, representing 29.4% accretion; the 2001 standalone and pro forma combined GAAP EPS for Wells Fargo were $22.42 and $28.87, respectively, representing 28.8% accretion; the 1999 standalone and pro forma combined Cash EPS for Wells Fargo were $22.52 and $24.58, respectively, representing 9.1% accretion; the 2000 standalone and pro forma combined Cash EPS for Wells Fargo were $25.07 and $28.82, representing 15.0% accretion; and the 2001 standalone and pro forma combined Cash EPS for Wells Fargo were $27.79 and $32.08, respectively, representing 15.4% accretion.

    Based on Wells Fargo-Management Projections, the 1999 standalone and pro forma combined GAAP EPS for Norwest were $2.23 and $2.25, respectively, representing 1.0% accretion; the 2000 standalone and pro forma combined GAAP EPS for Norwest were $2.51 and $2.76, respectively, representing 10.0% accretion; the 2001 standalone and pro forma combined GAAP EPS for Norwest were $2.82 and $3.14, respectively, representing 11.4% accretion; the 1999 standalone and pro forma combined Cash EPS for Norwest were $2.38 and $2.58, respectively, representing 8.4% accretion; the 2000 standalone and pro forma combined Cash EPS for Norwest were $2.66 and $3.09, representing 15.9% accretion; and the 2001 standalone and pro forma combined Cash EPS for Norwest were $2.97 and $3.46, respectively, representing 16.5% accretion.

    Based on IBES estimates for Wells Fargo, the 1999 standalone and pro forma combined GAAP EPS for Norwest were $2.23 and $2.13, respectively, representing 4.7% dilution; the 2000 standalone and pro forma combined GAAP EPS for Norwest were $2.51 and $2.56, respectively, representing 1.8% accretion; the 2001 standalone and pro forma combined GAAP EPS for Norwest were $2.82 and $2.89, respectively, representing 2.4% accretion; the 1999 standalone and pro forma combined Cash EPS for Norwest were $2.38 and $2.46, respectively, representing 3.2% accretion; the 2000 standalone and pro forma combined Cash EPS for Norwest were $2.66 and $2.88, representing 8.2% accretion; and the 2001 standalone and pro forma combined Cash EPS for Norwest were $2.97 and $3.21, respectively, representing 7.9% accretion.

    PRO FORMA DISCOUNTED CASH FLOW ANALYSIS. Goldman Sachs performed a pro forma combined discounted cash flow analysis for Wells Fargo using Terminal Values ranging from 15x to 18x and a discount rate of 12%. Based on this methodology, Goldman Sachs calculated theoretical share values for Wells Fargo Common Stock ranging from $421 to $496 based on Wells Fargo-Management Projections and from $386 to $454 based on IBES estimates.

    The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. Goldman Sachs believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering the analyses taken as a whole, would create an incomplete view of the process underlying the analyses set forth in the Wells Fargo Opinion. In addition, Goldman Sachs considered the results of all such analyses and did not assign relative weights to any of the analyses, so the ranges of valuations resulting from any particular analysis described above should not be taken to be Goldman Sachs' view of the actual value of Wells Fargo or a combination of Wells Fargo and Norwest.

    In performing its analyses, Goldman Sachs made numerous assumptions with respect to industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond the control of Wells Fargo or Norwest. The analyses performed by Goldman Sachs are not necessarily indicative of actual values, trading values or actual future results which might be achieved, all of which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Goldman Sachs' analysis of the fairness of the Exchange Ratio pursuant to the Agreement to Wells Fargo Stockholders from a financial point of view and were provided to the Wells Fargo Board. The analyses do not purport to be appraisals or to reflect the prices at which a company might be sold. In addition, as described above, the Wells Fargo Opinion was one of many factors taken into consideration by the Wells Fargo Board in making its determination to approve the Merger. Consequently, the analyses described above should not be viewed as determinative of the Wells Fargo Board's or Wells Fargo management's opinion with respect to the value of Wells Fargo or a combination of Wells Fargo and Norwest, or of whether the Wells Fargo Board or Wells Fargo management would have been willing to agree to a different exchange ratio. Wells Fargo placed no limits on the scope of the analysis performed, or opinion expressed, by Goldman Sachs.

    Wells Fargo paid Goldman Sachs a fee of $5,000,000 upon execution by Wells Fargo of the engagement letter with Goldman Sachs on April 23, 1998. Such fee is to be credited towards any future fees payable by Wells Fargo to Goldman Sachs pursuant to the engagement letter. Wells Fargo agreed that if at least 50% of the outstanding Wells Fargo Common Stock is acquired or if all or substantially all of the assets of Wells Fargo are transferred in one or a series of transactions, Wells Fargo will pay Goldman Sachs an additional fee such that the aggregate fee paid will equal 0.10% of the aggregate value of all such transactions. Based on the average of the last sales prices of Norwest Common Stock on the five trading days ending September 10, 1998 of $30.05, the additional fee would be approximately $21,730,000. Up to the date hereof, Wells Fargo has paid a total fee of approximately $16,860,000 to Goldman Sachs. If the 0.10% fee does not become payable to Goldman Sachs, Wells Fargo will pay Goldman Sachs a fee to be mutually agreed upon by Goldman Sachs and Wells Fargo prior to the consummation of the transaction. In addition, Wells Fargo has agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses incurred in connection with the services provided by it and to indemnify and hold harmless Goldman Sachs and certain related parties, to the full extent lawful, from and against certain liabilities and expenses, including certain liabilities under the federal securities laws, incurred in connection with its engagement. Goldman Sachs also anticipates acting as lead underwriter in connection with an offering by Wells Fargo of Wells Fargo Common Stock, which offering is anticipated to occur prior to the consummation of the Merger.

    In a separate letter, dated June 5, 1998, entered into by Wells Fargo and Goldman Sachs, each of Wells Fargo and Goldman Sachs confirmed their mutual agreement with respect to Goldman Sachs acting as financial advisor to Norwest with respect to its negotiations with Well Fargo concerning a possible Merger or comparable business combination of the two companies. Wells Fargo and Goldman

Sachs agreed that Goldman Sachs would continue to act as financial advisor to Wells Fargo pursuant to the engagement letter dated April 23, 1998 and Wells Fargo consented to Goldman Sachs undertaking the role of financial advisor on behalf of Norwest. Wells Fargo waived any claim of a conflict of interest with respect to the Norwest engagement or any activities undertaken by Goldman Sachs in connection therewith. Wells Fargo also agreed that Goldman Sachs would be under no obligation or duty to disclose to Norwest or any other person any documents or other information received by Goldman Sachs from or in respect of Wells Fargo. In that regard, Wells Fargo agreed that neither Goldman Sachs' representation of Norwest nor any fees that Goldman Sachs may be entitled to receive in connection therewith shall in any way affect Wells Fargo's obligations to Goldman Sachs under the engagement letter entered into by Wells Fargo and Goldman Sachs or create any liability to Wells Fargo on the part of Goldman Sachs of any kind whatsoever under the engagement letter entered into by Wells Fargo and Goldman Sachs or otherwise.

    CREDIT SUISSE FIRST BOSTON

    CSFB has also acted as financial advisor to Wells Fargo in connection with the Merger. CSFB was selected by Wells Fargo based on CSFB's experience, expertise and familiarity with Wells Fargo and its business. CSFB is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Since June, 1996, excluding any fees in connection with the Merger, Wells Fargo has paid approximately $1 million to CSFB for investment banking services.

    In connection with CSFB's engagement, Wells Fargo requested that CSFB evaluate the fairness of the consideration proposed to be received by Wells Fargo Stockholders pursuant to the terms of the Agreement. At a meeting of the Wells Fargo Board of Directors to evaluate the Merger, CSFB rendered to the Wells Fargo Board of Directors an oral opinion (which opinion was subsequently confirmed by delivery of a written opinion dated June 7, 1998) that, as of such date and based upon and subject to certain matters stated in such opinion, the Exchange Ratio pursuant to the Agreement was fair to Wells Fargo Stockholders from a financial point of view. CSFB has confirmed its June 7, 1998 opinion by delivery of a written opinion dated the date of this Joint Proxy Statement-Prospectus (the "CSFB OPINION"). In connection with the CSFB Opinion, CSFB updated certain of its analyses performed in connection with its opinion dated June 7, 1998 and reviewed the assumptions on which such analyses were based and the factors considered in connection therewith.

    THE FULL TEXT OF THE CSFB OPINION, WHICH SETS FORTH THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH THE CSFB OPINION, IS ATTACHED AS APPENDIX F TO THIS JOINT PROXY STATEMENT-PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. STOCKHOLDERS OF WELLS FARGO ARE URGED TO, AND SHOULD, READ SUCH OPINION IN ITS ENTIRETY. CSFB HAS CONSENTED TO THE INCLUSION OF THE CSFB OPINION AS APPENDIX F HERETO. IN GIVING SUCH CONSENT, CSFB DOES NOT ADMIT THAT IT COMES WITHIN THE CATEGORY OF PERSONS WHOSE CONSENT IS REQUIRED UNDER SECTION 7 OF THE SECURITIES ACT OR THE RULES AND REGULATIONS OF THE COMMISSION THEREUNDER NOR DOES IT THEREBY ADMIT THAT IT IS AN EXPERT WITH RESPECT TO ANY PART OF THE REGISTRATION STATEMENT OF WHICH THIS JOINT PROXY STATEMENT-PROSPECTUS IS A PART WITHIN THE MEANING OF THE TERM "EXPERTS" AS USED IN THE SECURITIES ACT OR THE RULES AND REGULATIONS OF THE COMMISSION THEREUNDER. THE CSFB OPINION IS DIRECTED TO THE WELLS FARGO BOARD OF DIRECTORS AND RELATES ONLY TO THE FAIRNESS OF THE EXCHANGE RATIO TO WELLS FARGO STOCKHOLDERS FROM A FINANCIAL POINT OF VIEW, DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER OR ANY RELATED TRANSACTION AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY WELLS

FARGO STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE WELLS FARGO SPECIAL MEETING. THE SUMMARY OF THE CSFB OPINION SET FORTH IN THIS JOINT PROXY STATEMENT-PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

    In arriving at the CSFB Opinion, CSFB reviewed the Agreement and certain publicly available business and financial information relating to Wells Fargo and Norwest. CSFB also reviewed certain other information relating to Wells Fargo and Norwest, including financial forecasts, provided to CSFB by Wells Fargo and Norwest, and met with Wells Fargo's and Norwest's managements to discuss the business and prospects of Wells Fargo and Norwest. CSFB also considered certain financial and stock market data of Wells Fargo and Norwest and compared those data with similar data for other publicly held companies in businesses similar to Wells Fargo and Norwest and considered the financial terms of certain other business combinations and other transactions which have recently been effected. CSFB also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which CSFB deemed relevant.

    In connection with its review, CSFB did not assume any responsibility for independent verification of any of the information provided to or otherwise reviewed by CSFB and relied on such information being complete and accurate in all material respects. With respect to the financial forecasts (including the estimates of future cost savings, operating synergies and revenue enhancements expected to be achieved as a result of the Merger), CSFB assumed that such forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Wells Fargo and Norwest. In addition, CSFB was not requested to make, and did not make, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Wells Fargo or Norwest, nor was CSFB furnished with any such evaluations or proposals. The CSFB Opinion is necessarily based upon financial, economic, market and other conditions as they existed and could be evaluated on the date of such opinion. CSFB did not express any opinion as to the actual value of the Norwest Common Stock when issued to Wells Fargo Stockholders pursuant to the Merger or the prices at which the Norwest Common Stock will trade subsequent to the Merger.

    In preparing the CSFB opinions, CSFB performed a variety of financial and comparative analyses, including those described below. The summary of CSFB's analyses set forth below does not purport to be a complete description of the analyses underlying the CSFB opinions. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such opinion is not readily susceptible to summary description. In arriving at its opinion, CSFB made qualitative judgments as to the significance and relevance of each analysis and factor considered by it. Accordingly, CSFB believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying such analyses and the CSFB opinions. In its analyses, CSFB made numerous assumptions with respect to Wells Fargo, Norwest, industry performance, regulatory, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Wells Fargo and Norwest. No company, transaction or business used in such analyses as a comparison is identical to Wells Fargo, Norwest or the Merger, nor is an evaluation of the results of such analyses entirely mathematical; rather, such analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the transaction, public trading or other values of the companies, business segments or transactions being analyzed. The estimates contained in such analyses and the ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. The CSFB opinion dated June 7, 1998 and financial analyses were among many factors considered by the Wells Fargo Board in its evaluation of the Merger and should not be viewed as determinative of the views of the Wells Fargo Board or management of Wells Fargo with respect to the Exchange Ratio or the Merger.

    The following is a summary of the material financial analyses performed by CSFB in connection with its opinion dated June 7, 1998:

     COMPARABLE COMPANIES ANALYSIS. CSFB compared certain financial, operating and stock market data of Wells Fargo to corresponding data of selected publicly traded companies in the banking industry. Such companies included: U.S. Bancorp, Wachovia Corporation, SunTrust Banks and Mellon Bank Corporation (collectively, the "COMPARABLE COMPANIES"). EPS estimates for the Comparable Companies were based on estimates of selected investment banking firms as compiled by IBES and EPS estimates for Wells Fargo were based on internal estimates of the management of Wells Fargo. All multiples were based on closing stock prices on June 5, 1998. With respect to the Comparable Companies, CSFB considered market capitalization, which ranged from $14.2 billion to $29.7 billion compared to $31.5 billion for Wells Fargo. CSFB also considered the ratio of market price to estimated calendar years 1998 and 1999 EPS, which ranged from 18.0x to 20.9x with an average of 19.5x for estimated calendar year 1998 and 15.9x to 18.8x with an average of 17.2x for estimated calendar year 1999 compared to 22.7x and 18.3x, respectively, for Wells Fargo; the ratio of market price to book value as of March 31, 1998 which ranged from 2.46x to 4.85x with an average of 3.72x for the Comparable Companies compared to 2.46x for Wells Fargo; tangible book value as of March 31, 1998, which ranged from 2.66x to 8.22x with an average of 5.41x for the Comparable Companies compared to 6.78x for Wells Fargo; and projected long-term EPS growth rate, which ranged from 11.0% to 13.0% with an average of 11.8% compared to 13.0% for Wells Fargo.

     DISCOUNTED CASH FLOW VALUATION. CSFB performed a discounted cash flow analysis under the following two scenarios: (a) using Wells Fargo's management estimates (the "MANAGEMENT CASE") and (b) using consensus analysts' estimates compiled by IBES (the "STREET CASE"). The range of estimated terminal values was calculated by applying multiples ranging from 16x to 18x to the projected cash EPS for calendar year 2003. The free cash flow streams and estimated terminal values were then discounted to present values using discount rates ranging from 12% to 14%. This analysis indicated implied per share valuation ranges of $364 to $433 in the Management Case and $323 to $385 in the Street Case.

     CONTRIBUTION ANALYSIS. CSFB reviewed certain historical and estimated future operating and financial information (including, among other things, market capitalization, tangible common equity, net income and cash net income) for Wells Fargo, Norwest and the pro forma combined entity resulting from the Merger. The analysis indicated that based on the Exchange Ratio the Wells Fargo Stockholders would receive 52.7% of the outstanding common shares of the combined company after the Merger. The analysis also indicated that in calendar year 1997 Wells Fargo would have contributed 45.5% to the net income of the combined company on a pro forma basis and that, based on estimates provided to CSFB by Wells Fargo and Norwest managements, Wells Fargo's estimated contributions in calendar years 1998 and 1999 to the combined company's reported net income would be 46.9% and 48.5%, respectively, and its contributions to the combined company's cash net income would be 52.1% and 52.7%, respectively. In addition, the analysis indicated that as of June 5, 1998 Wells Fargo would have contributed 50.5% to the pro forma market capitalization of the combined company and, based upon tangible common equity as of March 31, 1998, would have contributed 44.3% of the pro forma tangible common equity of the combined company.

     COMPARABLE TRANSACTION ANALYSIS. Using publicly available information, CSFB compared certain terms of the Merger to the terms of the following selected merger-of-equals transactions in the banking industry (the "COMPARABLE TRANSACTIONS"): NationsBank Corporation/BankAmerica Corporation, Banc One Corporation/First Chicago NBD Corporation, Citicorp/Travelers Group, Inc. and Chemical Banking Corporation/The Chase Manhattan Corporation. Such analysis indicated, among other things, that for the Comparable Transactions the premium represented by the exchange ratio in such transactions to market prices (based on the 30-day average closing share price prior to announcement) ranged from 2.8% to 15.3% as compared to 7.4% represented by the Exchange Ratio in the Merger. In addition, CSFB also noted that the allocation of common stock ownership between the merging companies in the Comparable Transactions ranged from 50%/50% to 60/40% as compared to 54%/46% in the Merger, and that the proposed arrangements with respect to the composition of the board of directors and senior management of the combined company and certain other non-financial issues in the Merger were comparable to those of the Comparable Transactions.

     MERGER CONSEQUENCES ANALYSIS. CSFB analyzed the potential pro forma effect of the Merger during the calendar years 1999 through 2001 on net income, reported EPS and cash EPS under the following two scenarios: (1) an analysis which did not reflect earnings generated by excess capital expected to be built up in the combined company as a result of the synergies generated by the Merger (the "NO EXCESS CAPITAL CASE"), and (2) an analysis which reflected earnings on excess capital expected to be built up in the combined company as a result of the synergies generated by the Merger (the "EXCESS CAPITAL CASE"). In both scenarios, the analysis was conducted using consensus analysts' EPS estimates compiled by IBES for Norwest and Wells Fargo's management estimates for Wells Fargo.

    Based upon the No Excess Capital Case, CSFB noted that the analysis suggested that the Merger would be accretive to Wells Fargo's reported EPS in the years 1999, 2000 and 2001 by 11.2%, 7.7% and 9.7%, respectively, and (dilutive)/accretive to Wells Fargo's cash EPS in those years by 0.9%, (0.8)% and 0.5%, respectively.

    Based upon the Excess Capital Case, CSFB noted that the analysis suggested the Merger would be accretive to Wells Fargo's reported EPS in the years 1999, 2000 and 2001 by 13.2%, 14.2% and 12.5%, respectively, and accretive to Wells Fargo's cash EPS in those years by 2.5%, 4.5% and 3.7%, respectively.

    In addition, based on the dividends paid on the Wells Fargo Common Stock and the Norwest Common Stock, as of June 7, 1998, the Merger would be accretive to dividends per share of Wells Fargo Common Stock by 27%.

    Pursuant to the terms of CSFB's engagement, Wells Fargo has agreed to pay CSFB a total fee of $10 million, $5 million of which was payable upon the public announcement of the Merger and the balance of which was payable upon the mailing of this Joint Proxy Statement-Prospectus to Wells Fargo Stockholders. Wells Fargo has also agreed to indemnify CSFB and certain related persons and entities against certain liabilities, including liabilities under the federal securities laws, arising out of CSFB's engagement, and to reimburse CSFB for its reasonable out-of-pocket expenses, including the reasonable fees and expenses of its legal counsel, incurred by CSFB in connection with its engagement. In the ordinary course of its business, CSFB and its affiliates may actively trade the debt and equity securities of both Wells Fargo and Norwest for their own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

THE MERGER

    Subject to the terms and conditions of the Agreement and in accordance with the Delaware Law, at the Effective Time, Wells Fargo will merge with and into Merger Sub. Merger Sub will be the surviving corporation and will continue its corporate existence under the laws of the State of Delaware. In connection with the Merger and pursuant to the Amendments, Norwest will change its name to "Wells Fargo & Company" as soon as practicable following the Effective Time. At the Effective Time, the separate corporate existence of Wells Fargo will terminate. The Certificate of Incorporation of Merger Sub will be the Certificate of Incorporation of the Surviving Corporation, and the By-Laws of Merger Sub will be the By-Laws of the Surviving Corporation.

    Norwest and Wells Fargo may at any time change the method of effecting the combination of Wells Fargo and Norwest if and to the extent they deem such change to be desirable, including without limitation, to provide for a merger of Wells Fargo with Norwest or another wholly-owned subsidiary of Norwest; PROVIDED, HOWEVER, that no such change will (i) alter or change the amount of consideration to be provided to holders of Wells Fargo Capital Stock as provided for in the Agreement (the "MERGER CONSIDERATION"), (ii) adversely affect the tax treatment of stockholders as a result of receiving the Merger Consideration or
(iii) materially impede or delay consummation of the transactions contemplated by the Agreement.

CONVERSION OF STOCK; TREATMENT OF OPTIONS

    At the Effective Time, each share of Wells Fargo Common Stock outstanding, other than shares held by Norwest, Merger Sub or Wells Fargo or any subsidiary thereof (except, in each case, for shares held, directly or indirectly, in trust accounts, managed accounts and the like, or otherwise held in a fiduciary capacity that are beneficially owned by third parties ("TRUST ACCOUNT SHARES") or in respect of a debt previously contracted ("DPC SHARES")), will be converted into the right to receive a number of shares of Norwest Common Stock equal to the Exchange Ratio (10) subject to customary antidilution adjustments as provided in the Agreement and described below. Because the Exchange Ratio is fixed and because the market price of Norwest Common Stock prior to the Effective Time is subject to fluctuation, the value of the shares of Norwest Common Stock that Wells Fargo Stockholders will receive in the Merger may increase or decrease, both before and after the Merger.

    Each outstanding share of Wells Fargo Common Stock owned by Norwest, Merger Sub or their subsidiaries or by Wells Fargo or its subsidiaries (other than Trust Account Shares or DPC Shares) will be canceled at the Effective Time and will cease to exist, and no Norwest Common Stock or other consideration will be delivered in exchange therefor.

    Each share of Norwest Common Stock issued and outstanding immediately prior to the Effective Time will remain issued and outstanding immediately after consummation of the Merger and each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time will remain issued and outstanding as one share of common stock of the Surviving Corporation immediately after consummation of the Merger.

    Each share of Wells Fargo Series B Preferred issued and outstanding immediately prior to the Effective Time will be converted, automatically and without the requirement of any exchange of any certificate representing such stock, into one share of Norwest Series B Preferred. The terms of Norwest Series B Preferred will be substantially the same as the terms of Wells Fargo Series B Preferred. Each share of Wells Fargo Series H Preferred issued and outstanding immediately prior to the Effective Time will be converted, automatically and without the requirement of any exchange of any certificate representing such stock, into one share of Norwest Series H Preferred. The terms of

Norwest Series H Preferred will be substantially the same as the terms of Wells Fargo Series H Preferred. See "Norwest Capital Stock and Comparison of Stockholder Rights--Description of Norwest Capital Stock."

    Each stock option to acquire Wells Fargo Common Stock granted under Wells Fargo's stock option and incentive plans (collectively, the "WELLS FARGO STOCK PLANS") outstanding and unexercised immediately prior to the Effective Time will be converted automatically at the Effective Time into, and will become, a stock option to purchase Norwest Common Stock and will continue to be governed by the terms of the Wells Fargo Stock Plans. The Wells Fargo Stock Plans will be assumed by the Surviving Corporation. In each case, the number of shares of Norwest Common Stock subject to the new Norwest option will be equal to the product of the number of shares of Wells Fargo Common Stock subject to the Wells Fargo option and the Exchange Ratio, rounded to the nearest whole share, and the exercise price per share of Norwest Common Stock subject to the new Norwest option will be equal to the exercise price per share of Wells Fargo Common Stock under the Wells Fargo option divided by the Exchange Ratio, rounded to the nearest whole cent. The duration and other terms of each such new Norwest option will be substantially the same as the prior Wells Fargo option. In any event, options that are incentive stock options under the Code shall be adjusted in the manner prescribed thereby.

    If, prior to the Effective Time, the outstanding shares of Wells Fargo Common Stock or Norwest Common Stock are increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, an appropriate and proportionate adjustment will be made to the Exchange Ratio.

EXCHANGE OF CERTIFICATES; FRACTIONAL SHARES

    At or prior to the Effective Time, Norwest will deposit, or cause to be deposited, with Norwest Bank Minnesota, N.A., or another bank or trust company reasonably acceptable to each of Norwest and Wells Fargo (the "EXCHANGE AGENT"), for the benefit of the holders of certificates of Wells Fargo Common Stock, certificates representing the shares of Norwest Common Stock and cash in lieu of any fractional shares (such certificates and cash, together with any dividends or distributions with respect thereto, being referred to herein as the "EXCHANGE FUND") to be issued pursuant to the Agreement in exchange for outstanding shares of Wells Fargo Common Stock.

    As soon as is practicable after the Effective Time, a form of transmittal letter will be mailed by the Exchange Agent to Wells Fargo Stockholders. The form of transmittal letter will contain instructions with respect to the surrender of certificates representing Wells Fargo Common Stock.

    WELLS FARGO COMMON STOCK CERTIFICATES SHOULD NOT BE RETURNED WITH THE ENCLOSED PROXY AND SHOULD NOT BE FORWARDED TO THE EXCHANGE AGENT UNLESS AND UNTIL THE WELLS FARGO STOCKHOLDER RECEIVES A LETTER OF TRANSMITTAL FOLLOWING THE EFFECTIVE TIME.

    Until the certificates representing Wells Fargo Common Stock are surrendered for exchange after the Effective Time, holders of such certificates or receipts will accrue but will not be paid dividends or other distributions declared after the Effective Time with respect to Norwest Common Stock into which their shares have been converted. When such certificates or receipts are surrendered, any unpaid dividends or other distributions will be paid, without interest. After the Effective Time, there will be no transfers on the stock transfer books of Wells Fargo of shares of Wells Fargo Common Stock issued and outstanding immediately prior to the Effective Time. If certificates representing shares of Wells Fargo Common Stock are presented after the Effective Time, they will be canceled and exchanged for the relevant certificate representing the applicable shares of Norwest Common Stock.

    No fractional shares of Norwest Common Stock will be issued to any Wells Fargo Stockholder upon consummation of the Merger. For each fractional share that would otherwise be issued, Norwest will pay cash in an amount equal to such fraction multiplied by the average of the closing sale prices of Norwest Common Stock on the NYSE as reported by THE WALL STREET JOURNAL for the five trading days immediately preceding the date of the Effective Time. No interest will be paid or accrued on the cash in lieu of fractional shares payable to holders of such certificates.

    None of Norwest, Wells Fargo or any other person, will be liable to any former Wells Fargo Stockholder for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

    If a certificate for Wells Fargo Common Stock has been lost, stolen or destroyed, the Exchange Agent will issue the consideration properly payable under the Agreement on receipt of appropriate evidence as to such loss, theft or destruction and appropriate evidence as to the ownership of such certificate by the claimant. The Exchange Agent will also require the claimant to post bond in such amount as Norwest may determine is necessary as indemnity against any claim that may be made against Norwest with respect to such certificate.

    Norwest Stockholders will not be required to exchange certificates representing such shares of Norwest Common Stock or otherwise take any action as a result of the consummation of the Merger. THERE IS NO NEED FOR NORWEST STOCKHOLDERS TO SUBMIT THEIR SHARE CERTIFICATES TO NORWEST, WELLS FARGO, THE EXCHANGE AGENT OR TO ANY OTHER PERSON IN CONNECTION WITH THE MERGER.

    For a description of the Norwest Common Stock and a description of the differences between the rights of Wells Fargo Stockholders, on the one hand, and Norwest Stockholders, on the other, see "Norwest Capital Stock and Comparison of Stockholder Rights."

EFFECTIVE TIME

    The Effective Time will be as set forth in the certificate of merger that will be filed with the Secretary of State of the State of Delaware on the closing date of the Merger (the "CLOSING DATE"). The Closing Date will occur on a date to be specified by the parties, which date will be no later than five business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions precedent to the Merger set forth in
Article VIII of the Agreement. Norwest and Wells Fargo each anticipate that the Merger will be consummated during the fiscal quarter ending December 31, 1998. However, the consummation of the Merger could be delayed if there is a delay in obtaining the Requisite Regulatory Approvals (as defined herein). There can be no assurances as to if or when such approvals will be obtained or that the Merger will be consummated. If the Merger is not effected on or before June 7, 1999, the Agreement may be terminated by either Norwest or Wells Fargo, unless the failure to effect the Merger by such date is due to the failure of the party seeking to terminate the Agreement to perform or observe the covenants and agreements of such party set forth therein. See "--Conditions to Consummation of the Merger" and "--Regulatory Approvals Required for the Merger."

REPRESENTATIONS AND WARRANTIES

    The Agreement contains representations and warranties of Norwest, on the one hand, and Wells Fargo, on the other, as to, among other things, (i) the corporate organization and existence of each party and its subsidiaries; (ii) the capitalization of each party and its subsidiaries; (iii) the corporate power and authority of each party; (iv) the compliance of the Agreement with (a) the certificate of incorporation and by-laws of each party, (b) applicable law, and
(c) certain material agreements; (v) governmental and third-party approvals;
(vi) the timely filing of required regulatory reports; (vii) each party's financial statements and filings with the Commission; (viii) each party's broker's fees; (ix) the absence of certain changes in each party's business since December 31, 1997; (x) the absence of material legal proceedings and injunctions; (xi) the filing and accuracy of each party's tax returns; (xii) each party's employee benefit plans and related matters; (xiii) the availability and accuracy of each party's reports and filings with the Commission; (xiv) each party's compliance with applicable law, including the proper administration of all accounts for which each party is a fiduciary; (xv) the validity of, and the absence of material defaults under, certain contracts; (xvi) agreements between each party and regulatory agencies;
(xvii) the use of interest rate risk management instruments such as swaps and options; (xviii) the absence of undisclosed liabilities; (xix) insurance; (xx) the absence of environmental liabilities; (xxi) the inapplicability to the Merger of the Delaware takeover law and, in the case of Norwest, the Norwest Stockholder Rights not becoming separated from the shares of Norwest Common Stock or not becoming triggered or exercisable as a result of the consummation of the transactions contemplated by the Agreement; (xxiii) each party's "Year 2000" risk management plan; and (xxiv) the qualification of the Merger as a reorganization under 368(a) of the Code and for "pooling of interests" accounting treatment.

CONDUCT OF BUSINESS PENDING THE MERGER AND OTHER AGREEMENTS

    Pursuant to the Agreement, prior to the Effective Time each of Norwest and Wells Fargo has agreed to, and to cause its subsidiaries to, (i) conduct its business in the ordinary course, (ii) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and retain the services of its key officers and key employees and (iii) take no action which would adversely affect or delay the ability of either Norwest or Wells Fargo to obtain any Requisite Regulatory Approvals or to perform its covenants and agreements under the Agreement or the Option Agreements.

    Norwest and Wells Fargo have also agreed to cooperate with each other and to use their reasonable best efforts to promptly prepare and file all necessary documentation to effect all applications, notices, petitions and filings, and to obtain and to cooperate in obtaining permits, consents, approvals and authorizations of all third parties and governmental entities necessary or advisable to consummate the transactions contemplated by the Agreement and to comply with the terms and conditions of all such permits, consents, approvals and authorizations. Norwest and Wells Fargo have each agreed, upon request, to furnish to the other party all information concerning themselves and their subsidiaries, directors, officers and stockholders and such other matters as may be necessary or advisable in connection with the Merger. Norwest and Wells Fargo have further agreed, subject to the terms and conditions of the Agreement, to use their reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its subsidiaries and to consummate the Merger. Norwest also agreed to cause the shares of Norwest Common Stock and Norwest Series B Preferred Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time. Norwest and Wells Fargo also agreed that the employee benefit plans in place at the Effective Time with respect to employees of Norwest and Wells Fargo, as the case may be, will remain in effect for such employees until such time as the combined company adopts new benefit plans covering employees of both parties who continue to be employed by the combined company (the "NEW BENEFIT PLANS"). Norwest and Wells Fargo agreed to cooperate in reviewing, evaluating and analyzing the Norwest Benefit Plans (as defined herein) and the Wells Fargo Benefit Plans (as defined herein) with a view towards developing appropriate New Benefit Plans. Norwest and Wells Fargo also indicated their intention, during the period shortly following the execution of the Agreement, to coordinate efforts towards establishing a retention and severance program. Norwest and Wells Fargo also reached certain agreements with respect to directors' and officers' indemnification and insurance, and with respect to dividends. See "--Interests of Certain Persons in the Merger."

    Each of Norwest and Wells Fargo has further agreed to give the other party access to all of its properties, books, contracts, commitments and records and to furnish information concerning its businesses, properties and personnel, subject to the restrictions and for the purposes set forth in the Agreement.

    The Agreement also provides that, subject to the adoption of the Amendments by Norwest Stockholders and in connection with the consummation of the Merger, Norwest will amend the Norwest Certificate to change its name to "Wells Fargo & Company," increase the authorized Norwest Common Stock to 4,000,000,000 shares and increase the authorized Norwest Preferred Stock to 20,000,000 shares. Norwest will amend the Norwest By-Laws to provide that the Norwest Board will consist of not less than ten or more than twenty-eight directors.

    In addition, except as expressly contemplated by the Agreement or specified in a schedule thereto, or as contemplated by the Option Agreements, each of Norwest and Wells Fargo has agreed that, without the consent of the other party, it and its subsidiaries will not, among other things:

        (i) other than in the ordinary course of business, incur any indebtedness for borrowed money (other than short-term indebtedness incurred to refinance short-term indebtedness and indebtedness of Norwest or any of its subsidiaries to Norwest or any of its subsidiaries, on the one hand, or of Wells Fargo or any of its subsidiaries to Wells Fargo or any of its subsidiaries, on the other hand), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance;

        (ii) adjust, split, combine or reclassify any capital stock; make, declare or pay any dividend or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock (except, (a) in the case of Wells Fargo, for regular quarterly cash dividends at a rate not in excess of $1.30 per share of Wells Fargo Common Stock and regular quarterly cash dividends on the Wells Fargo Preferred Stock outstanding as of the date of the Agreement at the rate set forth in the applicable Certificate of Designations, (b) in the case of Norwest, for regular quarterly cash dividends on Norwest Common Stock at a rate not in excess of $.19 per share of Norwest Common Stock and regular quarterly cash dividends on the Norwest Preferred Stock outstanding as of the date of the Agreement at the rates set forth in the applicable Certificate of Designations (as defined herein), and
    (c) for dividends paid by any of the subsidiaries of each of Norwest and Wells Fargo to Norwest or Wells Fargo or any of their subsidiaries, respectively, and dividends paid in the ordinary course of business by any subsidiaries (whether or not wholly owned) of each of Wells Fargo and Norwest); grant any stock appreciation rights or grant any individual, corporation or other entity any right to acquire any shares of its capital stock other than (a) pursuant to the Norwest Rights Agreements, (b) pursuant to Norwest or Wells Fargo employee or director stock plans in the ordinary course of business or (c) the conversion of employee or director stock options pursuant to the consummation of certain acquisitions by Norwest or Wells Fargo permitted under the Agreement; or issue any additional shares of capital stock except for the issuance by Merger Sub of shares of Merger Sub Common Stock to Norwest in connection with the organization of Merger Sub, and pursuant to (a) the exercise of stock options, convertible preferred stock, convertible debt or warrants outstanding as of June 7, 1998 or issued thereafter in compliance with the Agreement, (b) the Option Agreements, (c) the Norwest Rights Agreement, (d) in the ordinary course of business and consistent with the Norwest Dividend Reinvestment Plan, the Norwest director and employee stock plans, the Wells Fargo Dividend Reinvestment Plan and the Wells Fargo Employee Stock Purchase Plan, (e) in connection with pending acquisitions by Norwest in an amount not to exceed 19,800,000 shares of Norwest Common Stock in the aggregate and in connection with acquisitions initiated by Norwest after the date of the Agreement in an amount not to exceed

    40,000,000 shares of Norwest Common Stock in the aggregate, and (f) in connection with acquisitions initiated by Wells Fargo after the date of the Agreement in an amount not to exceed 4,000,000 shares of Wells Fargo Common Stock in the aggregate;

        (iii) sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any individual, corporation or other entity other than a subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, except in the ordinary course of business or pursuant to contracts or agreements in force at the date of the Agreement;

        (iv) except for transactions in the ordinary course of business or pursuant to contracts or agreements in force at the date of or permitted by the Agreement, make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity other than a subsidiary;

        (v) except for transactions in the ordinary course of business, terminate, or waive any material provision of, any material contract or agreement, or make any change in any instrument or agreement governing the terms of any of its securities or material lease or contract, other than normal renewals of contracts and leases without material adverse changes of terms;

        (vi) increase in any manner the compensation or fringe benefits of any of its employees or pay any pension or retirement allowance not required by any existing plan or agreement to any such employees or become a party to, amend or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee other than in the ordinary course of business or accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other stock-based compensation;

        (vii) solicit or encourage from any third party or enter into any negotiations, discussions or agreement in respect of, or authorize any individual, corporation or other entity to solicit or encourage from any third party or enter into any negotiations, discussions or agreement in respect of, or provide or cause to be provided any confidential information in connection with, any inquiries or proposals relating to the disposition of all or substantially all of its business or assets, or the acquisition of its voting securities, or the merger of it or any of its subsidiaries with any corporation or other entity other than as provided by the Agreement (and each party will promptly notify the other of all of the relevant details relating to all inquiries and proposals which it may receive relating to any of such matters);

        (viii) settle any material claim, action or proceeding involving money damages, except in the ordinary course of business;

        (ix) knowingly take any action that would prevent or impede the Merger from qualifying (i) for "pooling of interests" accounting treatment or (ii) as a reorganization within the meaning of Section 368 of the Code, PROVIDED that this agreement will not limit the ability of Norwest or Wells Fargo to exercise its rights under the Wells Fargo Option Agreement (as defined herein) or the Norwest Option Agreement (as defined herein), as the case may be;

        (x) amend its certificate of incorporation or its by-laws;

        (xi) other than in prior consultation with the other party, restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

        (xii) take any action that is intended or expected to result in any of its representations and warranties set forth in the Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in the

    Agreement not being satisfied or in a violation of any provision of the Agreement, except, in every case, as may be required by applicable law;

        (xiii) implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or regulatory guidelines; or

        (xiv) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions listed above.

CONDITIONS TO CONSUMMATION OF THE MERGER

    Each party's obligation to effect the Merger is subject to the satisfaction or waiver, where permissible, of the following conditions at or prior to the Effective Time:

        (i) the Agreement shall have been adopted by the requisite affirmative vote of the Wells Fargo Stockholders entitled to vote thereon and the issuance of the Norwest Common Stock and the amendment to the Norwest Certificate to increase the authorized shares of Norwest Common Stock and Norwest Preferred Stock shall each have been approved by the requisite affirmative vote of the holders of Norwest Common Stock entitled to vote thereon;

        (ii) the shares of Norwest Common Stock and Norwest Series B Preferred Stock that are to be issued to holders of Wells Fargo Common Stock and Wells Fargo Series B Preferred Stock, respectively, upon consummation of the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance;

        (iii) the Requisite Regulatory Approvals will have been obtained and will remain in full force and effect and all statutory waiting periods with respect to such approvals will have expired;

        (iv) the Registration Statement (as defined herein) of which this Joint Proxy Statement-Prospectus forms a part shall have become effective and no stop order suspending the effectiveness thereof will have been issued and no proceedings for that purpose will have been initiated or threatened by the Commission;

        (v) no order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated by the Agreement shall be in effect and no statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any court, administrative agency or commission or other governmental authority or instrumentality which prohibits or makes illegal the consummation of the Merger;

        (vi) Norwest and Wells Fargo each shall have received the opinions of Wachtell, Lipton, Rosen & Katz and Sullivan & Cromwell, in form and substance reasonably satisfactory to Norwest and Wells Fargo dated as of the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in each such opinion which are consistent with the state of facts existing at the Effective Time: (a) the Merger will constitute a reorganization under Section 368(a) of the Code and Norwest, Merger Sub and Wells Fargo will each be a party to the reorganization; (b) no gain or loss will be recognized by Norwest, Merger Sub or Wells Fargo as a result of the Merger; (c) no gain or loss will be recognized by Wells Fargo Stockholders who exchange their Wells Fargo Common Stock solely for Norwest Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Norwest Common Stock);

        (vii) Each of Norwest and Wells Fargo shall have received a letter from KPMG Peat Marwick LLP addressed thereto, as the case may be, to the effect that the Merger will qualify for "pooling of interests" accounting treatment;

        (viii) the representations and warranties of the other party to the Agreement shall be true and correct in all material respects as of the date of the Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on the Closing Date, PROVIDED that for purposes of this condition, such representations and warranties will be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, and without giving effect to any qualification as to materiality set forth in such representations and warranties, would have a Material Adverse Effect (as defined in the Agreement) on such party; and

        (ix) each party shall have performed in all material respects all obligations required to be performed by it under the Agreement at or prior to the Closing Date.

    No assurance can be provided as to if or when the Requisite Regulatory Approvals necessary to consummate the Merger will be obtained or whether all of the other conditions precedent to the Merger will be satisfied or waived by the party permitted to do so. If the Merger is not effected on or before June 7, 1999, the Agreement may be terminated by either Norwest or Wells Fargo, unless the failure to effect the Merger by such date is due to the failure of the party seeking to terminate the Agreement to perform or observe covenants and agreements of such party set forth therein.

REGULATORY APPROVALS REQUIRED FOR THE MERGER

    Norwest and Wells Fargo have agreed to use their reasonable best efforts to obtain all regulatory approvals required to consummate the transactions contemplated by the Agreement (together with the expiration of any statutory waiting periods in respect thereof, the "REQUISITE REGULATORY APPROVALS"), which include approval from the Board of Governors of the Federal Reserve System (the "FEDERAL RESERVE BOARD") and various state regulatory authorities, and either intend to complete the filing of applications and notifications to obtain such Requisite Regulatory Approvals promptly after the date of this Joint Proxy Statement-Prospectus or have completed the filing of such applications and notifications prior to such date. The Merger cannot proceed in the absence of the Requisite Regulatory Approvals. There can be no assurance that such Requisite Regulatory Approvals will be obtained, and, if obtained, there can be no assurance as to the date of any such approvals or the absence of any litigation challenging such approvals. There can likewise be no assurance that the United States Department of Justice ("DOJ") or any state attorney general will not attempt to challenge the Merger on antitrust grounds, or, if such a challenge is made, as to the result thereof.

    Norwest and Wells Fargo are not aware of any other material governmental approvals or actions that are required prior to the parties' consummation of the Merger other than those described below. It is presently contemplated that if any such additional governmental approvals or actions are required, such approvals or actions will be sought. There can be no assurance, however, that any such additional approvals or actions will be obtained.

    FEDERAL RESERVE BOARD. The Merger is subject to approval by the Federal Reserve Board pursuant to Sections 3 and 4 of the Bank Holding Company Act of 1956, as amended (the "BHCA") and Section 25(a) of the Federal Reserve Act, as amended (the "FEDERAL RESERVE ACT"). Norwest has filed the required application and notifications with the Federal Reserve Board for approval of the Merger. Assuming Federal Reserve Board approval, the Merger may not be consummated until 30 days after such approval, during which time the DOJ may challenge the Merger on antitrust grounds. With the approval of the Federal Reserve Board and the DOJ, the waiting period may be reduced to no less than 15 days.

    The Federal Reserve Board is prohibited from approving any transaction under the applicable statutes that would result in a monopoly, or that would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the

United States, or that may have the effect in any section of the United States of substantially lessening competition, or tending to create a monopoly, or resulting in a restraint of trade, unless the Federal Reserve Board finds that the anti-competitive effects of the transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served. In this connection, the companies have proposed divestitures of branches having aggregate deposits of approximately $1 billion in various markets in Arizona and Nevada. These divestitures will also bring the combined company into compliance in Nevada with the 30% deposit ceiling imposed by Section 3(d) of the BHCA on the amount of deposits held in any state.

    In addition, in reviewing a transaction under the BHCA, the Federal Reserve Board will consider the financial and managerial resources of the companies and their subsidiary banks and the convenience and needs of the communities to be served. As part of consideration of these factors, it is anticipated that the Federal Reserve Board will consider the regulatory status of Norwest and Wells Fargo, their progress in achieving resolution of Year 2000 computer problems and the overall capital and safety and soundness standards established by the Federal Deposit Insurance Corporation Improvement Act of 1991 and the regulations promulgated thereunder.

    Under the Community Reinvestment Act of 1977, as amended (the "CRA"), the Federal Reserve Board will take into account the record of performance of each of Norwest and Wells Fargo in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by each company. Each of Norwest's and Wells Fargo's banking subsidiaries has received an outstanding or a satisfactory CRA rating from its federal regulator, and the principal bank subsidiary of both Norwest and Wells Fargo received an outstanding rating.

    The Federal Reserve Board will furnish notice and a copy of the application for approval of the Merger to the Office of the Comptroller of the Currency (the "OCC"), the Federal Deposit Insurance Corporation (the "FDIC") and the appropriate state regulatory authorities. These agencies have 30 days to submit their views and recommendations to the Federal Reserve Board. The Federal Reserve Board is required to hold a public hearing in the event it receives a written recommendation of disapproval of the application from any of these agencies within such 30-day period. Furthermore, the BHCA and Federal Reserve Board regulations require publication of notice of, and the opportunity for public comment on, the application submitted by Norwest for approval of the Merger, and authorize the Federal Reserve Board to hold a public hearing or meeting in connection therewith if the Federal Reserve Board determines that such a hearing or meeting would be appropriate. Any such hearing or meeting or comments provided by third parties could prolong the period during which the application is under review by the Federal Reserve Board. On August 31, 1998, the Federal Reserve Board announced that a public meeting with respect to the Merger would be held on September 17, 1998 in Minneapolis, Minnesota, and that the public comment period with respect to the Norwest application would close on September 17, 1998.

    If the DOJ were to commence an antitrust action, it would stay the effectiveness of Federal Reserve Board approval of the Merger unless a court specifically orders otherwise. In reviewing the Merger, the DOJ could analyze the Merger's effect on competition differently than the Federal Reserve Board, and thus it is possible that the DOJ could reach a different conclusion than the Federal Reserve Board regarding the Merger's competitive effects. In particular, the DOJ may focus on the impact of the Merger on competition for loans and other financial services to small and middle market businesses. Failure of the DOJ to object to the Merger may not prevent the filing of antitrust actions by private persons or state attorneys general.

    Norwest's and Wells Fargo's rights to exercise their respective options under the Option Agreements are also subject to the prior approval of the Federal Reserve Board, to the extent that the exercise of their respective options under the Option Agreements would result in Norwest or Wells Fargo, as the case may be, owning more than 5% of the outstanding shares of Wells Fargo Common

Stock or Norwest Common Stock, respectively. Each of Norwest and Wells Fargo has filed or intends to file the required application and notifications with the Federal Reserve Board for approval of the exercise of its option under the relevant Option Agreement. In considering whether to approve Norwest's or Wells Fargo's right to exercise its respective option, including its respective right to purchase more than 5% of the outstanding shares of Wells Fargo Common Stock or Norwest Common Stock, as the case may be, the Federal Reserve Board would generally apply the same statutory criteria it would apply to its consideration of approval of the Merger.

    STATE REGULATORY AUTHORITIES. Applications or notifications have been filed with various state financial institution regulatory and insurance authorities in connection with acquisitions or changes in control of subsidiaries of Wells Fargo that may be deemed to result from the consummation of the Merger. In addition, the Merger may be reviewed by the attorneys general in the various states in which Norwest and Wells Fargo own banking subsidiaries. Such authorities may be empowered under the applicable state laws and regulations to investigate and/or disapprove the Merger under the circumstances and based upon the review set forth in applicable state laws and regulations.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

    The following is a summary of the material anticipated United States federal income tax consequences of the Merger to Wells Fargo Stockholders who hold Wells Fargo Common Stock as a capital asset. The summary is based on the Code, Treasury regulations thereunder and administrative rulings and court decisions in effect as of the date hereof, all of which are subject to change at any time, possibly with retroactive effect. This summary is not a complete description of all of the tax consequences of the Merger and, in particular, may not address United States federal income tax considerations applicable to stockholders subject to special treatment under United States federal income tax law (including, for example, foreign persons, financial institutions, dealers in securities, insurance companies, tax-exempt entities, holders who acquired their shares of Wells Fargo Common Stock pursuant to the exercise of an employee stock option or right or otherwise as compensation and holders who hold Wells Fargo Common Stock as part of a hedge, straddle or conversion transaction). In addition, no information is provided herein with respect to the tax consequences of the Merger under applicable foreign, state or local laws.

    HOLDERS OF WELLS FARGO COMMON STOCK ARE URGED TO CONSULT WITH THEIR TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES OF THE MERGER TO THEM, INCLUDING THE EFFECTS OF UNITED STATES FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

    GENERAL. In connection with the filing of the Registration Statement, the law firms of Wachtell, Lipton, Rosen & Katz and Sullivan & Cromwell have delivered their respective opinions, dated the date hereof, addressing the United States federal income tax consequences of the Merger described below. Such opinions have been rendered on the basis of facts, representations and assumptions set forth or referred to in such opinions. In rendering these opinions, Wachtell, Lipton, Rosen & Katz and Sullivan & Cromwell required and relied upon factual representations contained in certificates of officers of Norwest, Merger Sub and Wells Fargo. The opinions are to the effect that, for United States federal income tax purposes:

        (i) The Merger will constitute a reorganization within the meaning of
    Section 368(a) of the Code, and Norwest, Wells Fargo and Merger Sub will each be a party to the reorganization;

        (ii) No gain or loss will be recognized by Norwest, Merger Sub or Wells Fargo as a result of the Merger;

        (iii) No gain or loss will be recognized by Wells Fargo Stockholders who exchange their Wells Fargo Common Stock solely for Norwest Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Norwest Common Stock).

    The obligations of Norwest and Wells Fargo to consummate the Merger are conditioned upon the receipt of further opinions of Wachtell, Lipton, Rosen & Katz and Sullivan & Cromwell, dated the Closing Date and as further described under "--Conditions to Consummation of the Merger." None of the tax opinions to be delivered to the parties in connection with the Merger as described herein are binding on the Internal Revenue Service (the "IRS") or the courts, and the parties do not intend to request a ruling from the IRS with respect to the Merger. In the event that either Norwest or Wells Fargo fails to receive such opinions, Norwest or Wells Fargo determines to waive the condition to its obligation to consummate the Merger relating thereto and the material federal income tax consequences to Norwest Stockholders or Wells Fargo Stockholders, as the case may be, are different from those described above, Norwest or Wells Fargo, as the case may be, will resolicit approval of the Norwest Stockholders or the Wells Fargo Stockholders, respectively, prior to proceeding with consummation of the Merger.

    Cash received by a Wells Fargo Stockholder in lieu of a fractional share interest in Norwest Common Stock will be treated as received in redemption of such fractional share interest, and a Wells Fargo Stockholder should generally recognize capital gain or loss for United States federal income tax purposes measured by the difference between the amount of cash received and the portion of the tax basis of the share of Wells Fargo Common Stock allocable to such fractional share interest. Such capital gain or loss would be a long-term capital gain or loss if the holding period for such share of Wells Fargo Common Stock is greater than one year at the Effective Time. The holding period of a share of Norwest Common Stock received in the Merger (including a fractional share interest deemed received and redeemed as described above) will include the holder's holding period in the Wells Fargo Common Stock surrendered in exchange therefor.

    INFORMATION REPORTING AND BACKUP WITHHOLDING. Payments in respect of Wells Fargo Common Stock may be subject to information reporting to the IRS and to a 31% backup withholding tax. Backup withholding will not apply, however, to a payment to a holder of Wells Fargo Common Stock or other payee if such stockholder or payee completes and signs the substitute Form W-9 that will be included as part of the transmittal letter, or otherwise proves to Norwest and the Exchange Agent that it is exempt from backup withholding.

ACCOUNTING TREATMENT

    It is anticipated that the Merger will be accounted for as a "pooling of interests" transaction under GAAP. Under such method of accounting, Wells Fargo Stockholders and Norwest Stockholders will be deemed to have combined their existing voting common stock interests by virtue of the exchange of shares of Wells Fargo Common Stock for shares of Norwest Common Stock. Accordingly, the book value of the assets, liabilities and stockholders' equity of each of Norwest and Wells Fargo, as reported on its respective consolidated balance sheet, will be carried over to the consolidated balance sheet of the combined company, and no goodwill will be created. The combined company will be able to include in its consolidated income the consolidated income of both companies for the entire fiscal year in which the Merger occurs.

    It is a condition to consummation of the Merger that each of Norwest and Wells Fargo receive an opinion from KPMG Peat Marwick LLP, their respective independent accountants, to the effect that the Merger will be accounted for as a "pooling of interests." See "--Conditions to Consummation of the Merger." In order to facilitate the treatment of the Merger as a "pooling of interests" and, therefore, to facilitate the satisfaction of this condition, Wells Fargo will register and issue approximately 2.5 million shares of Wells Fargo Common Stock prior to the consummation of the Merger. Wells Fargo also rescinded its share repurchase programs as of June 7, 1998. Norwest's stock repurchase plan does not preclude pooling of interests accounting because Norwest uses a systematic plan of share repurchase to fund specific requirements in connection with its benefit plans, direct purchase program and business combinations accounted for as purchases, as well as for other corporate purposes.

    The unaudited pro forma financial information contained in this Joint Proxy Statement-Prospectus has been prepared using the "pooling of interests" accounting method to account for the Merger. See "Summary--Unaudited Comparative Per Share Data" and "Unaudited Pro Forma Condensed Combined Financial Information."

TERMINATION OF THE MERGER AGREEMENT

    The Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by holders of Norwest Common Stock and Wells Fargo Common Stock:

        (i) by mutual consent of Norwest and Wells Fargo in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board of Directors;

        (ii) by either the Norwest Board or the Wells Fargo Board if any governmental entity which must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and non-appealable or any governmental entity of competent jurisdiction has issued a final non-appealable order enjoining or otherwise prohibiting the consummation of the transactions contemplated by the Agreement;

        (iii) by either the Norwest Board or the Wells Fargo Board if the Merger is not consummated on or before June 7, 1999, unless the failure of the Closing Date to occur by such date is due to the failure of the party seeking to terminate the Agreement to perform or observe the covenants and agreements of such party set forth therein; or

        (iv) by either the Norwest Board or the Wells Fargo Board (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the Agreement) if there has been a material breach of any of the covenants or agreements or any of the representations or warranties set forth in the Agreement on the part of Wells Fargo, in the case of a termination by Norwest, or on the part of Norwest, in the case of a termination by Wells Fargo, which breach, individually or in the aggregate, would constitute, if occurring or continuing on the Closing Date, the failure of the conditions described in either paragraph (viii) or (ix) under "--Conditions to Consummation of the Merger," which breach is not cured within 45 days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing Date.

    Whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger and the transactions contemplated thereby will be paid by the party incurring such expenses, except that the costs and expenses of printing and mailing this Joint Proxy Statement-Prospectus, and all filing and other fees paid to the Commission in connection with the Merger, will be borne equally by Norwest and Wells Fargo.

EXTENSION, WAIVER AND AMENDMENT OF THE AGREEMENT

    EXTENSION AND WAIVER. At any time prior to the Effective Time, Norwest and Wells Fargo, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties contained in the Agreement or in any document delivered pursuant to the Agreement and (iii) waive compliance with any of the agreements or conditions contained in the Agreement; except that after any approval of the transactions contemplated by the Agreement by the respective stockholders of Norwest or Wells Fargo, there may not be, without further approval of such stockholders, any extension or waiver of the Agreement which reduces the amount or changes the form of the consideration to be delivered to the Wells Fargo Stockholders, other than as contemplated by the Agreement.

    AMENDMENT. Subject to compliance with applicable law and the ability of the parties to change the method of effecting the combination of Wells Fargo and Norwest, the Agreement may be amended by Norwest and Wells Fargo by action taken or authorized by their respective Boards of Directors at any time before or after approval of the matters presented in connection with the Merger by Norwest Stockholders or Wells Fargo Stockholders, except that after any approval of the transactions contemplated by the Agreement by the Norwest Stockholders or Wells Fargo Stockholders, there may not be, without further approval of such stockholders, any amendment of the Agreement which changes the amount or the form of the consideration to be delivered to the Wells Fargo Stockholders, other than as contemplated by the Agreement.

EMPLOYEE BENEFITS AND PLANS

    From and after the Effective Time, unless otherwise mutually determined, the employee or director benefit plans, arrangements or agreements maintained, or contributed to, as of the date of the Agreement, by Wells Fargo and certain affiliates and disclosed to Norwest in connection with the execution and delivery of the Agreement (the "WELLS FARGO BENEFIT PLANS") and by Norwest and certain affiliates and disclosed to Wells Fargo in connection with the execution and delivery of the Agreement (the "NORWEST BENEFIT PLANS"), in each case, as in effect as of the date of the Agreement, will remain in effect with respect to employees of Wells Fargo or Norwest (or their subsidiaries) covered by such plans at the Effective Time until such time as Norwest, subject to applicable law, the terms of the Agreement and the terms of such plans, adopts the New Benefit Plans. In the Agreement, Wells Fargo and Norwest have agreed that, prior to the Closing Date, they will cooperate in reviewing, evaluating and analyzing the Norwest Benefit Plans and the Wells Fargo Benefit Plans with a view towards developing appropriate New Benefit Plans for the employees covered thereby subsequent to the Merger.

    Norwest is obligated under the Agreement to honor in accordance with their terms all disclosed Norwest Benefit Plans, Wells Fargo Benefit Plans and other employee benefit plans, contracts, arrangements, commitments or understandings, except that the combined company may amend, modify or terminate any Norwest Benefit Plans, Wells Fargo Benefit Plans, or other employee benefit plans, contracts, arrangements, commitments or understandings, in accordance with their terms and applicable law.

STOCK EXCHANGE LISTING

    Norwest has agreed to cause the shares of Norwest Common Stock and Norwest Series B Preferred Stock to be issued in the Merger to be approved for listing on the NYSE. It is a condition to the consummation of the Merger that such shares of Norwest Common Stock and Norwest Series B Preferred Stock be authorized for listing on the NYSE, subject to official notice of issuance.

EXPENSES

    The Agreement provides that each of Norwest and Wells Fargo will pay its own expenses in connection with the Merger and the transactions contemplated thereby, provided that Norwest and Wells Fargo will divide equally the payment of all printing costs and filing fees and registration fees paid to the Commission in connection with the Merger.

DIVIDENDS

    The Agreement provides that Norwest and Wells Fargo will coordinate the declaration and payment of dividends in respect of Norwest Common Stock and Wells Fargo Common Stock with the intent that holders thereof will not receive two dividends for a single quarter or fail to receive one dividend which they would otherwise receive in the absence of the Merger.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    Certain members of Norwest's and Wells Fargo's management and the Norwest Board and Wells Fargo Board have interests in the Merger that are in addition to their interests as Norwest Stockholders or Wells Fargo Stockholders generally. The Norwest and Wells Fargo Boards were aware of these interests and considered them, among other matters, in approving the Agreement and the transactions contemplated thereby.

    The directors, officers and principal stockholders of Wells Fargo and their associates may have had in the past, and expect to have in the future, transactions in the ordinary course of business with Norwest and its subsidiaries and affiliates. The directors, officers and principal stockholders of Norwest and their associates may have had in the past, and expect to have in the future, transactions in the ordinary course of business with Wells Fargo and its subsidiaries and affiliates. Such transactions were, and are expected to be, on substantially the same terms as those prevailing at the time for comparable transactions with others.

    EMPLOYMENT AGREEMENTS WITH NORWEST. In connection with the execution of the Agreement, Norwest entered into employment agreements (the "EMPLOYMENT AGREEMENTS") with each of Messrs. Hazen and Jacobs (the "EXECUTIVES"). Mr. Hazen's Employment Agreement is for a term of five years, and Mr. Jacobs' Employment Agreement is for a term of three years, in each case commencing at the Effective Time and terminating on the fifth or third anniversary thereof, as the case may be (the "EMPLOYMENT PERIOD"). During the Employment Period, Mr. Hazen will serve as the Chairman of the Board of Directors of the combined company, and Mr. Jacobs will serve as a senior executive reporting directly to either the Chief Executive Officer (the "CEO") or the Chairman of the Board of Directors of the combined company. Each Executive will also serve as a member of the combined company's Board of Directors. During the Employment Period, Messrs. Hazen and Jacobs will each receive an annual base salary and annual bonus of not less than the annual base salary and annual bonus paid to the CEO (in the case of Mr. Hazen) and to his peer executive officer (in the case of Mr. Jacobs). Mr. Hazen will be granted 250,000 shares of restricted common stock of the combined company as of the Effective Time and 125,000 shares of restricted common stock of the combined company on each of the first and second anniversaries of the Effective Time (collectively, the "HAZEN RESTRICTED STOCK"). Mr. Hazen will be granted stock options to acquire 500,000 shares of common stock of the combined company as of the Effective Time and 250,000 shares of common stock of the combined company on each of the first and second anniversaries of the Effective Time (collectively, the "HAZEN STOCK OPTIONS"). Subject to accelerated vesting upon certain qualifying terminations as described herein, the Hazen Restricted Stock will vest in five equal installments on each of the first through fifth anniversaries of the date of grant, and the Hazen Stock Options will vest in three equal installments on each of the first through third anniversaries of the date of grant. Pursuant to the Employment Agreements, commencing upon an Executive's termination of employment for any reason, the Executive will be paid an annual retirement benefit of not less than 25% of the Executive's 1997 Compensation (the "RETIREMENT BENEFIT"). The Employment Agreements further provide that, upon the termination of an Executive's employment other than for Cause, death or Disability, or if the Executive terminates employment for Good Reason, each Executive is entitled to a lump-sum cash payment equal to the sum of (i) any unpaid base salary, (ii) a pro rata annual bonus, based on the highest bonus earned in the three years prior to the date of termination and
(iii) the product of (x) the number of months from the date of termination until the end of the Employment Period, divided by 12 and (y) the sum of the Executive's base salary and the highest bonus earned in the three years prior to the date of termination. Upon any such covered termination and upon the Executive's death or Disability, the Hazen Restricted Stock, the Hazen Stock Options and any other stock awards granted to either Executive during the Employment Period will vest immediately. In addition, upon a covered termination, each Executive will be entitled to receive lifetime medical and dental benefits coverage, on the same basis as such benefits were provided to the Executive immediately prior to the date of termination, and will be entitled to the continued provision of certain other benefits. In certain circumstances in which amounts payable to an Executive under the Employment Agreement or otherwise would subject such Executive to the excise tax under section 4999 of the Code, the combined company will make an additional payment to the Executive such that after the payment of all income and excise taxes, the Executive will be in the same after-tax position as if no excise tax under section 4999 of the Code had been imposed. Norwest believes that no Gross-Up Payments will be payable to the Executives. The Employment Agreements prohibit the Executives from disclosing confidential information and competing with the combined company during the Employment Period and for specified periods thereafter. If either Executive breaches the non-competition provision, the combined company's obligation to pay that Executive's Retirement Benefit will be suspended and will recommence only when the Executive is no longer in violation of the provision, but with a 50% reduction of the Retirement Benefit. Capitalized terms used in this paragraph but not defined here have the meaning given them in the Employment Agreements.

    SEVERANCE BENEFITS. The Wells Fargo severance plan (the "WELLS FARGO SEVERANCE PLAN") provides severance benefits (at levels designated by the Management Development and Compensation Committee of the Wells Fargo Board (the "WELLS COMMITTEE")) to employees designated by the Wells Committee if their employment is terminated under certain circumstances within the two-year period following a change of control. Consummation of the Merger will be a change of control for purposes of the Wells Fargo Severance Plan. Under the Wells Fargo Severance Plan, if, for example, the employment of each of Terri A. Dial, Charles M. Johnson and Clyde W. Ostler (the "WELLS FARGO EXECUTIVES") were terminated under circumstances entitling any such executive to benefits thereunder, the severance benefit payable would equal the product of (i) three and (ii) the sum of the Wells Fargo Executive's base salary and the higher of the (a) highest annual bonus earned in the three years prior to the Merger or
(b) the annual bonus earned in the most recent year prior to the Wells Fargo Executive's date of termination. In addition, the Wells Fargo Executives would be entitled to continued welfare benefits coverage and other benefits during the three-year period following the date of termination.

    STOCK-BASED RIGHTS. The Agreement provides that, at the Effective Time, each outstanding and unexercised stock option to acquire shares of Wells Fargo Common Stock granted under the Wells Fargo Stock Plans will cease to represent the right to acquire shares of Wells Fargo Common Stock and will be converted into and become a right with respect to Norwest Common Stock, and the Wells Fargo Stock Plans will be assumed by Norwest.

    RETENTION. In the Agreement, Norwest and Wells Fargo have agreed to coordinate in establishing a key employee retention and severance program, consistent with the companies' strategy for the Merger, in order to provide for equitable treatment of similarly situated employees of each company, and to retain and provide appropriate incentives to key personnel for the benefit of the combined company.

    INDEMNIFICATION; DIRECTORS AND OFFICERS INSURANCE. The Agreement provides that, after the Effective Time, in the event of any threatened or actual claim or proceeding in which any person who is or has been a director, officer or employee of Wells Fargo or any of its subsidiaries is, or is threatened to be, made a party based in whole or in part on, or pertaining to, (i) the fact that such person was a director, officer or employee of Wells Fargo or any of its subsidiaries or, (ii) the Agreement, the Option Agreements or the transactions contemplated thereby, Norwest will, subject to the conditions set forth in the Agreement, indemnify such person to the fullest extent permitted by law against any liability or expense incurred in connection with any such claim or proceeding. The Agreement further provides that Norwest will, subject to the conditions set forth in the Agreement, use its best reasonable efforts to cause the persons serving as officers and directors of Wells Fargo or its subsidiaries immediately prior to the Effective Time of the Merger to be covered for a period of at least six years following the Effective Time by Wells Fargo's directors' and officers' liability insurance policy (or any equivalent substitute therefor) with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such.

    OTHER INTERESTS. A subsidiary bank of Norwest has made several loans to Mr. Hazen and Ann-Eve Hazen, as trustees for the Hazen Family Trust, dated May 7, 1992, as amended. Such loans, which are personally guaranteed by Mr. Hazen and Mrs. Hazen, were not made in connection with the Merger and were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectability or present other unfavorable features for Norwest.

NORWEST AND WELLS FARGO OPTION AGREEMENTS

    Immediately after the execution of the Agreement, Norwest executed and delivered a stock option agreement, dated June 7, 1998 (the "NORWEST OPTION AGREEMENT"), pursuant to which Norwest granted Wells Fargo an option to purchase Norwest Common Stock from Norwest under the conditions set forth below (the "NORWEST OPTION"). At the same time, Wells Fargo executed and delivered a stock option agreement, dated June 7, 1998 (the "WELLS FARGO OPTION AGREEMENT" and, together with the Norwest Option Agreement, the "OPTION AGREEMENTS"), pursuant to which Wells Fargo granted to Norwest an option to purchase Wells Fargo Common Stock from Wells Fargo under the conditions set forth below (the "WELLS FARGO OPTION"). Norwest and Wells Fargo approved and entered into the Option Agreements to induce each other to enter into the Agreement.

    Except as otherwise noted below, the terms and conditions of the Norwest Option Agreement and the Wells Fargo Option Agreement are identical in all material respects. For purposes of this section, except as otherwise noted, (i) the Norwest Option Agreement or the Wells Fargo Option Agreement, as the case may be, is sometimes referred to as the "ISSUER OPTION AGREEMENT," (ii) Norwest, as issuer of the Norwest Common Stock, and Wells Fargo, as issuer of the Wells Fargo Common Stock, upon the exercise of the Norwest Option and the Wells Fargo Option, respectively, are sometimes individually referred to as the "ISSUER,"
(iii) Norwest and Wells Fargo, as the holder of the Wells Fargo Option and the Norwest Option, respectively, are sometimes individually referred to as the "OPTIONEE," (iv) the Norwest Option or the Wells Fargo Option, as the case may be, is sometimes referred to as the "ISSUER OPTION" and (v) the Norwest Common Stock and the Wells Fargo Common Stock, as the case may be, is referred to as "ISSUER COMMON STOCK."

    The Option Agreements are intended to increase the likelihood that the Merger will be consummated in accordance with the terms of the Agreement and to compensate the Optionee if the Merger is not so consummated. Consequently, certain aspects of the Option Agreements may have the effect of discouraging persons who might now or at any other time prior to the Effective Time be interested in acquiring all of or a significant interest in Norwest or Wells Fargo from considering or proposing such an acquisition, even if, in the case of Wells Fargo, such persons were prepared to offer to pay consideration to the Wells Fargo Stockholders that had a higher current market price than the shares of Norwest Common Stock to be received per share of Wells Fargo Common Stock pursuant to the Agreement. The acquisition of Norwest or Wells Fargo by a third party could cause the Norwest Option or the Wells Fargo Option, as the case may be, to become exercisable. The existence of the Issuer Options could significantly increase the cost to a potential acquiror of acquiring either Issuer compared to its cost had the Option Agreements and the Agreement not been entered into. Such increased cost might discourage a potential acquiror from considering or proposing an acquisition or might result in a potential acquiror proposing to pay a lower per share price to acquire such Issuer than it might otherwise have proposed to pay. Moreover, following consultation with their respective independent accountants, Wells Fargo and Norwest believe that the exercise or repurchase of either of

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
the Issuer Options is likely to prohibit any other acquiror of an Issuer from accounting for any acquisition of such Issuer using the "pooling of interests" accounting method for a period of two years.

    The Norwest Option Agreement provides for the purchase by Wells Fargo of up to 151,139,585 shares (the "NORWEST OPTION SHARES" or the "ISSUER OPTION SHARES," as the case may be) of Norwest Common Stock at an exercise price of $39.6875 per share (the closing price on the NYSE composite tape on the last trading day before the execution of the Agreement and the Option Agreements), payable in cash. The Norwest Option Shares, if issued pursuant to the Norwest Option Agreement, will in no event exceed 19.9% of the Norwest Common Stock issued and outstanding without giving effect to the issuance of any Norwest Common Stock subject to the Norwest Option.

    The Wells Fargo Option Agreement provides for the purchase by Norwest of up to 16,932,066 shares (the "WELLS FARGO OPTION SHARES" or the "ISSUER OPTION SHARES," as the case may be) of Wells Fargo Common Stock at an exercise price of $362.0625 per share (the closing price on the NYSE composite tape on the last trading day before the execution of the Agreement and the Option Agreements), payable in cash. The Wells Fargo Option Shares, if issued pursuant to the Wells Fargo Option Agreement, will in no event exceed 19.9% of the Wells Fargo Common Stock issued and outstanding without giving effect to the issuance of any Wells Fargo Common Stock subject to the Wells Fargo Option.

    The number of shares of Issuer Common Stock subject to the applicable Issuer Option will be increased or decreased, as appropriate, to the extent that additional shares of Issuer Common Stock are either (i) issued or otherwise become outstanding (other than pursuant to an exercise of an Issuer Option) or
(ii) redeemed, repurchased, retired or otherwise cease to be outstanding after June 7, 1998, such that, after such event, the number of Issuer Option Shares will continue to equal 19.9% of the Issuer Common Stock then issued and outstanding without giving effect to the issuance of any Issuer Common Stock subject to such Issuer Option. In the event of any change in, or distributions in respect of, the number of shares of Issuer Common Stock by reason of a stock dividend, split-up, merger, recapitalization, combination, subdivision, conversion, exchange of shares, distribution on or in respect of such Issuer Common Stock that would be prohibited by the Agreement, or similar transaction, the type and number of Issuer Option Shares purchasable upon exercise of the applicable Issuer Option, and the applicable option price will also be adjusted in such a manner as will fully preserve the economic benefits of the Option.

    Each Issuer Option Agreement provides that the Optionee or any other holder or holders of the Issuer Option (as used in this section, collectively, the "HOLDER") may exercise the Issuer Option, in whole or in part, subject to regulatory approval, if both an Initial Triggering Event (as defined herein) and a Subsequent Triggering Event (as defined herein) has occurred prior to the occurrence of an Exercise Termination Event (as defined herein); provided that the Holder has sent to the Issuer written notice of such exercise within 90 days following such Subsequent Triggering Event (subject to extension as provided in each Issuer Option Agreement). The terms Initial Triggering Event and Subsequent Triggering Event generally relate to attempts by one or more third parties to acquire a significant interest in the Issuer. Any exercise of the Issuer Option will be deemed to occur on the date such notice is sent.

    For purposes of each Issuer Option Agreement:

        (i) The term "INITIAL TRIGGERING EVENT" means the occurrence of any of the following events or transactions after June 7, 1998: (a) the Issuer or any subsidiary of the Issuer, without the Optionee's prior written consent, enters into an agreement to engage in, or the Issuer's Board of Directors recommends that stockholders of the Issuer approve or accept, an Acquisition Transaction (as defined herein) with any person or group (other than as contemplated by the Agreement); (b) the Issuer or any subsidiary of the Issuer, without the Optionee's prior written consent, authorizes, recommends, proposes or publicly announces its intention to authorize, recommend or propose to engage in an Acquisition Transaction, or the Issuer's Board of Directors publicly withdraws or modifies, or publicly announces its intention to withdraw or modify, in any manner adverse to the Optionee, its recommendation that its stockholders approve the Agreement in anticipation of engaging in an Acquisition Transaction; (c) any person, other than the Optionee, any subsidiary of the Optionee or any Issuer subsidiary acting in a fiduciary capacity in the ordinary course of business acquires beneficial ownership, or the right to acquire beneficial ownership, of 10% or more of the outstanding shares of Issuer Common Stock; (d) any person other than the Optionee or any subsidiary of the Optionee makes a BONA FIDE proposal to the Issuer or its stockholders by public announcement or written communication that becomes the subject of public disclosure to engage in an Acquisition Transaction; (e) the Issuer breaches any covenant or obligation in the Agreement after any person, other than the Optionee or any subsidiaries of the Optionee, has proposed an Acquisition Transaction, and such breach (1) would entitle the Optionee to terminate the Agreement and (2) is not remedied prior to the date of the Optionee's notice to the Issuer of the exercise of the Option; or (f) any person other than the Optionee or any subsidiary of the Optionee, other than in connection with a transaction to which the Optionee has given its prior written consent, files an application or notice with the Federal Reserve Board, or other federal or state bank regulatory authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction.

        (ii) For purposes of each Issuer Option Agreement, the term "ACQUISITION TRANSACTION" means (a) a merger or consolidation, or any similar transaction with the Issuer or any of its Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X of the Commission); (b) a purchase, lease or other acquisition or assumption of all or a substantial portion of the assets or deposits of the Issuer or any of its Significant Subsidiaries; (c) a purchase or other acquisition of securities representing 10% or more of the voting power of the Issuer; or (d) any substantially similar transaction, PROVIDED, HOWEVER, that in no event will any merger, consolidation, purchase or similar transaction involving only the Issuer and one or more of its subsidiaries or involving only any two or more of such subsidiaries, provided that any such transaction is not entered into in violation of the terms of the Agreement or any acquisition permitted under the Agreement, be deemed to be an Acquisition Transaction.

        (iii) The term "SUBSEQUENT TRIGGERING EVENT" means the occurrence of either of the following events or transactions after June 7, 1998: (a) the acquisition by any person of beneficial ownership of 20% or more of the then outstanding shares of Issuer Common Stock; or (b) the occurrence of the Initial Triggering Event described above in clause (i)(a), except that the percentage referred to in clause (ii)(c) of the definition of "Acquisition Transaction" set forth above will be 20%.

    Each Issuer Option will expire upon the occurrence of an "EXERCISE TERMINATION EVENT," which includes: (i) the Effective Time; (ii) termination of the Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event, except in the case of the termination of the Agreement by the Optionee as a result of an uncured material breach by the Issuer of any of its representations, warranties, covenants or agreements unless the breach by the Issuer is non-volitional; or
(iii) the date that is 12 months after the termination of the Agreement if such termination occurs after the occurrence of an Initial Triggering Event or is a termination by the Optionee as a result of an uncured material breach by the Issuer of any of its representations, warranties, covenants or agreements unless the breach by the Issuer is non-volitional (provided that, if an Initial Triggering Event continues or occurs beyond such termination of the Agreement and prior to the passage of such 12-month period, the Issuer Option will terminate 12 months from the expiration of the last Initial Triggering Event to expire, but in no event more than 18 months after such termination of the Agreement).

    As of the date of this Joint Proxy Statement-Prospectus, to the knowledge of Norwest and Wells Fargo, no Initial Triggering Event or Subsequent Triggering Event has occurred.

    Immediately prior to the occurrence of a Repurchase Event (as defined herein), (i) following a request of a Holder, delivered prior to an Exercise Termination Event, the Issuer (or any successor thereto) will repurchase the Issuer Option from the Holder at a price (the "ISSUER OPTION REPURCHASE PRICE") equal to the amount by which (a) the market/offer price (as defined herein) exceeds (b) the exercise price, multiplied by the number of shares for which the Issuer Option may then be exercised and (ii) at the request of the owner of Issuer Option Shares from time to time (the "OWNER"), delivered within 90 days of such occurrence (or such later period as provided in Section 10 of each of the Option Agreements), the Issuer will repurchase such number of the Issuer Option Shares from the Owner as the Owner will designate at a price (the "ISSUER OPTION SHARE REPURCHASE PRICE") equal to the market/offer price multiplied by the number of Option Shares so designated.

    The term "MARKET/OFFER PRICE" means the highest of (i) the price per share of Issuer Common Stock at which a tender offer or exchange offer therefor has been made, (ii) the price per share of Issuer Common Stock to be paid by any third party pursuant to an agreement with Issuer, (iii) the highest closing price for shares of Issuer Common Stock within the six-month period immediately preceding the date the Holder gives notice of the required repurchase of the Issuer Option or the Owner gives notice of the required repurchase of Issuer Option Shares, as the case may be, or (iv) in the event of a sale of all or a substantial portion of the Issuer's assets, the sum of the price paid in such sale for such assets and the current market value of the remaining assets of the Issuer as determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and the Issuer, divided by the number of shares of Issuer Common Stock outstanding at the time of such sale. In determining the market/offer price, the value of consideration other than cash will be determined by a nationally recognized investment banking firm selected by the Holder or Owner, as the case may be, and the Issuer. However, if the Issuer at any time after delivery of a notice of repurchase as described in this paragraph is prohibited under applicable law or regulation from delivering to the Holder and/or the Owner, as appropriate, the Issuer Option Repurchase Price and the Issuer Option Share Repurchase Price in full, the Holder or Owner may revoke its notice of repurchase of the Issuer Option or the Issuer Option Shares, either in whole or to the extent of the prohibition, whereupon, in the latter case, the Issuer will promptly (i) deliver to the Holder and/or the Owner, as appropriate, that portion of the Issuer Option Repurchase Price or the Issuer Option Share Repurchase Price that the Issuer is not prohibited from delivering and (ii) deliver, as appropriate, (a) to the Holder, a new Issuer Option Agreement evidencing the right of the Holder to purchase that number of shares of the Issuer Common Stock obtained by multiplying the number of shares of the Issuer Common Stock for which the surrendered Issuer Option Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Issuer Option Repurchase Price less the portion thereof theretofore delivered to the Holder and the denominator of which is the Issuer Option Repurchase Price, and (b) to the Owner, a certificate for the Issuer Option Shares it is then so prohibited from repurchasing. A "REPURCHASE EVENT" is deemed to have occurred (i) upon the consummation of an Acquisition Transaction or (ii) upon the acquisition by any person of the beneficial ownership of 50% or more of the then outstanding Issuer Common Stock, provided that a Subsequent Triggering Event has occurred prior to an Exercise Termination Event.

    In the event that, prior to an Exercise Termination Event, the Issuer enters into any agreement (i) to consolidate with or merge into any person, other than the Optionee or one of its subsidiaries, such that Issuer is not the continuing or surviving corporation of such consolidation or merger; (ii) to permit any person, other than the Optionee or one of its subsidiaries, to merge into the Issuer and the Issuer is the continuing or surviving corporation, but, in connection with such consolidation or merger, then outstanding shares of the Issuer Common Stock are changed into or exchanged for stock or other securities of any other person or cash or any other property, or the then outstanding shares of Issuer Common Stock after such merger will represent less than 50% of the outstanding voting shares and voting share equivalents of the merged corporation; or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than the Optionee or any of its subsidiaries, then, and in each such case, the agreement governing such transaction must provide that, upon consummation of such transaction and upon terms and conditions set forth in the Issuer Option Agreement, the Option will be converted into, or exchanged for, an option having substantially the same terms as the Option (the "SUBSTITUTE OPTION") to purchase securities, at the election of the Holder, of either the acquiring person or any person that controls the acquiring person. At the request of the Holder of the Substitute Option, the issuer of the Substitute Option will repurchase it at a price, and subject to such other terms and conditions, as set forth in the Issuer Option Agreement.

    The Optionee may, at any time during which the Issuer would be required to repurchase the Issuer Option or any Issuer Option Shares as described above, surrender the Issuer Option (together with any Issuer Option Shares issued to and then owned by the Holder) to the Issuer in exchange for a cash payment equal to the Surrender Price (as defined herein), except that the Optionee may not exercise this right if the Issuer has previously repurchased the Issuer Option (or any portion thereof) or any Issuer Option Shares as described above. The "SURRENDER PRICE" is (i) $1.2 billion, plus (ii) if applicable, the aggregate purchase price previously paid by the Optionee with respect to any Issuer Option Shares, minus (iii) if applicable, the excess of (a) the net cash, if any, received by the Optionee pursuant to the arm's-length sale of Issuer Option Shares (or any other securities into which such Issuer Option Shares were converted or exchanged) to any party not affiliated with the Optionee, over (b) the purchase price paid by the Optionee with respect to such Issuer Option Shares.

    Within 90 days after the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Date (subject to extension as provided in the Issuer Option Agreement), the Optionee may request the Issuer to prepare, file and keep current with respect to the Option Shares, a registration statement with the Commission. The Issuer is required to use its reasonable best efforts to cause such registration statement to become effective and then to remain effective for 180 days or such shorter time as may be reasonably necessary to effect such sales or other dispositions of Option Shares. The Optionee has the right to demand two such registrations.

    Neither the Issuer nor the Optionee may assign any of its rights or obligations under the Issuer Option Agreements or the Issuer Option to any other person without the express written consent of the other party, except that, if a Subsequent Triggering Event occurs prior to an Exercise Termination Event, the Optionee, subject to the terms of the Issuer Option Agreement, may assign, in whole or in part, its rights and obligations thereunder, within 90 days (subject to extension as provided in the Issuer Option Agreement) of such Subsequent Triggering Event; provided that, until the date 15 days after the date on which the Federal Reserve Board approves an application by the Optionee to acquire the Issuer Option Shares, the Optionee may not assign its rights under the Issuer Option except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of the Issuer, (iii) an assignment to a single party for the purpose of conducting a widely dispersed public distribution on the Optionee's behalf, or (iv) any other manner approved by the Federal Reserve Board.

    Certain rights and obligations of the Optionee and the Issuer under the Option Agreement are subject to receipt of required regulatory approvals. The approval of the Federal Reserve Board is required for the acquisition by the Optionee of more than 5% of the outstanding shares of Issuer Common Stock. Accordingly, the Optionee has included or will include in its applications with the Federal Reserve Board a request for approval of the right of the Optionee to exercise its rights under the Issuer Option Agreement, including its right to purchase more than 5% of the outstanding shares of Issuer Common Stock. See "--Regulatory Approvals Required for the Merger."

RESTRICTIONS ON RESALES BY AFFILIATES

    The issuance of shares of Norwest Common Stock to Wells Fargo Stockholders and the issuance of shares of Norwest New Preferred Stock to holders of Wells Fargo Preferred Stock in the Merger have been registered under the Securities Act. The shares of Norwest Common Stock exchanged in the Merger may be traded freely and without restriction by those stockholders not deemed to be "affiliates" of Wells Fargo as that term is defined under the Securities Act. An affiliate of Wells Fargo, as defined by the rules promulgated pursuant to the Securities Act, is a person who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, Wells Fargo. Any subsequent transfer of such shares by any person who is an affiliate of Wells Fargo at the time the Merger is submitted for vote of the holders of Wells Fargo Common Stock will, under existing law, require either (i) the further registration under the Securities Act of the shares of Norwest Common Stock to be transferred, (ii) compliance with Rule 145 promulgated under the Securities Act (permitting limited sales under certain circumstances) or
(iii) the availability of another exemption from registration. The foregoing restrictions are expected to apply to the directors and executive officers of Wells Fargo and the holders of 10% or more of the Wells Fargo Common Stock (and to certain relatives or the spouse of any such person and any trusts, estates, corporations or other entities in which any such person has a 10% or greater beneficial or equity interest). Stop transfer instructions will be given by Norwest to the transfer agent with respect to the Norwest Common Stock to be received by persons subject to the restrictions described above, and the certificates for such stock will be appropriately legended.

    Commission guidelines regarding qualifying for the "pooling of interests" method of accounting also limit sales of shares of the acquiring and acquired company by affiliates of either company in a business combination. Commission guidelines indicate further that the "pooling of interests" method of accounting will generally not be challenged on the basis of sales by affiliates of the acquiring or acquired company if such affiliates do not dispose of any of the shares of the corporation they own or shares of a corporation they receive in connection with a merger during the period beginning 30 days before the merger and ending when financial results covering at least 30 days of post-merger operations of the combined entity have been published.

    Each of Wells Fargo and Norwest has agreed in the Agreement to use its best efforts to cause each person who is an affiliate (for purposes of Rule 145 and for purposes of qualifying the Merger for "pooling of interests" accounting treatment) of such party to deliver to the other party a written agreement intended to ensure compliance with the Securities Act and preserve the ability to treat the Merger as a "pooling of interests."

    Norwest has agreed in the Agreement to use its best efforts to publish, not later than 90 days after the end of the first month after the Effective Time in which there are at least 30 days of post-Merger combined operations, combined sales and net income figures as contemplated by and in accordance with the terms of the Commission's Accounting Series Release No. 135.

NORWEST AND WELLS FARGO DIVIDEND REINVESTMENT PLANS

    Pursuant to the Agreement, the Norwest Direct Purchase Plan and the Wells Fargo Dividend Reinvestment and Employee Stock Purchase Plans may continue through the Effective Time, provided that issuances thereunder be in the ordinary course of Norwest's or Wells Fargo's business, as the case may be.

                   MANAGEMENT AND OPERATIONS AFTER THE MERGER

    BOARD OF DIRECTORS. At the Effective Time, the Board of Directors of the combined company will consist of an equal number of Norwest and Wells Fargo directors, up to a maximum combined total of 28 directors. Norwest and Wells Fargo expect that the individuals named below will comprise the Board of Directors of the combined company at the Effective Time.

NORWEST                           WELLS FARGO
Leslie S. Biller                  Michael R. Bowlin
J. A. Blanchard III               Edward M. Carson
David A. Christensen              William S. Davila
Susan E. Engel                    Paul Hazen
William A. Hodder                 Rodney J. Jacobs
Reatha Clark King                 Philip J. Quigley
Richard M. Kovacevich             Donald B. Rice
Richard D. McCormick              Judith M. Runstad
Cynthia H. Milligan               Susan G. Swenson
Benjamin F. Montoya               Daniel M. Tellep
Ian M. Rolland                    Chang-Lin Tien
Michael W. Wright                 John A. Young

    MANAGEMENT. It is expected that, at the Effective Time, Mr. Hazen will be the Chairman of the Board of Directors and Mr. Kovacevich will be President and Chief Executive Officer of the combined company. It is also expected that Mr. Biller will be a senior executive officer of the combined company with responsibilities comparable to those of his current position and that Mr. Jacobs will be Chief Financial Officer of the combined company. In addition, at the Effective Time the following individuals are expected to have the positions with the combined company listed below:

         NAME AND CURRENT POSITION                 POSITION WITH THE COMBINED COMPANY
--------------------------------------------  --------------------------------------------
Patricia Callahan, Executive Vice President                 Human Resources
  of Wells Fargo Bank, N.A. and head of
  wholesale banking systems, finance and
  operations
Thomas E. Emerson, Executive Vice President                  Chief Auditor
  and Chief Auditor of Norwest
John E. Ganoe, Executive Vice President and              Corporate Development
  head of corporate development and
  acquisitions of Norwest
Michael J. Gillfillan, Vice Chairman and                  Chief Credit Officer
  Chief Credit Officer of Wells Fargo
Lawrence P. Haeg, Senior Vice President of              Corporate Communications
  corporate communications of Norwest
Eric D. Shand, Executive Vice President and                Risk Asset Review
  Chief Loan Examiner of Wells Fargo
Robert S. Strickland, Vice President of                    Investor Relations
  investor relations for Norwest
Stanley S. Stroup, Executive Vice President                 General Counsel
  and General Counsel of Norwest

    Except for the foregoing, key staff positions within the combined company to be held by Norwest management and Wells Fargo management have not yet been finally determined. From time to time prior to consummation of the Merger, decisions may be made with respect to the management and operations of the combined company, including the selection of executive officers and other senior management. Messrs. Biller and Jacobs will head a transition team in charge of determining the organization and operations of the combined company after the Merger. The transition team will select managers and other employees from the best performers from Norwest and Wells Fargo without regard for which company such employee previously worked.

    Information about the current Norwest directors and executive officers can be found in Norwest's proxy statement, which is incorporated by reference into Norwest's Annual Report on Form 10-K for the year ended December 31, 1997. Information about the current Wells Fargo directors and executive officers can be found in Wells Fargo's proxy statement, which is incorporated by reference into Wells Fargo's Annual Report on Form 10-K for the year ended December 31, 1997. Norwest's and Wells Fargo's Annual Reports on Form 10-K are incorporated by reference into this Joint Proxy Statement-Prospectus. See "Where You Can Find More Information."

    OPERATIONS. While there can be no assurances as to the achievement of such business and financial goals, Norwest and Wells Fargo currently expect to achieve approximately $650 million in annual pre-tax cost savings as a result of the Merger, currently anticipated to be fully realized by the end of the third year following the Effective Time. Of this annual amount, approximately $200 million is expected to be achieved through reduction in systems-related costs, including conversion to a single system platform and elimination of duplicate systems development and maintenance; approximately $120 million is expected to be achieved through the consolidation of the operations of the individual companies; approximately $175 million is expected to be achieved through branch consolidations in those regions in which there is geographic overlap of served markets; and approximately $155 million is expected to be achieved through reducing general administrative costs, including through the elimination of duplicate overhead functions. Norwest and Wells Fargo's estimates of the impact of the Merger on earnings per share assume that revenues will be unaffected by the Merger. Norwest and Wells Fargo anticipate, however, that the Merger will create certain revenue enhancement opportunities. For example, Norwest and Wells Fargo believe that up to $850 million of additional revenues could potentially be realized from cross-selling opportunities. Norwest and Wells Fargo also estimate that an additional improvement in pre-tax earnings of about $400 million could potentially result if Norwest's efficiency ratio were improved to the pre-Merger efficiency ratio of Wells Fargo. However, due to the contingent nature and timing of these potential revenue enhancements and efficiency improvements, they have not been taken into account in arriving at the estimates of the Merger's impact on future earnings per share. Norwest and Wells Fargo also currently expect that the combined company will incur a non-recurring merger and integration charge of approximately $950 million before tax. In addition, a modest amount of divestitures of certain assets or deposit liabilities could be required by regulatory authorities in connection with the Merger. It is also expected that, in connection with the consummation of the Merger, Norwest, Wells Fargo and Merger Sub will enter into supplemental indentures with respect to the senior and subordinated debt of Wells Fargo then outstanding, and that pursuant thereto the obligations of Wells Fargo thereunder will be assumed by Merger Sub and guaranteed by Norwest. The foregoing statements constitute "forward-looking statements" for purposes of the Private Securities Litigation Reform Act of 1995, and actual results, which are dependent on a number of factors, many of which are beyond the control of Norwest and Wells Fargo, may differ materially. See "Forward-Looking Statements."

    The combined company will have its corporate headquarters in San Francisco, California.

                   PRICE RANGE OF COMMON STOCK AND DIVIDENDS

    NORWEST. Norwest Common Stock is listed on the NYSE and traded under the symbol "NOB." Norwest Common Stock is also listed on the Chicago Stock Exchange, Inc. The following table sets forth, for the periods indicated, the high and low reported closing sale prices per share of Norwest Common Stock on the NYSE Composite Transactions reporting system and cash dividends declared per share of Norwest Common Stock. The cash dividend and stock price information for 1996 and the first three quarters of 1997 have been adjusted to reflect the two-for-one split, effected in the form of a 100% stock dividend, of Norwest Common Stock on October 10, 1997.

                                                               PRICE RANGE OF
                                                                COMMON STOCK
                                                             ------------------     DIVIDENDS
                                                              HIGH        LOW       DECLARED
                                                             -------    -------   -------------

1996

  First Quarter............................................. $18 1/2     15 1/2          .120

  Second Quarter............................................  18 3/4     16 15/16        .135

  Third Quarter.............................................  20 3/8     16 1/4          .135

  Fourth Quarter............................................  23 3/8     21              .135

1997

  First Quarter.............................................  26 1/2     21 5/8          .150

  Second Quarter............................................  29 7/16    22 7/8          .150

  Third Quarter.............................................  32 1/8     28 1/2          .150

  Fourth Quarter............................................  38 7/8     31 1/16         .165

1998

  First Quarter.............................................  43 7/16    35 9/16         .165

  Second Quarter............................................  43 1/8     34 1/4          .165

  Third Quarter (through September 10, 1998)................  39 3/8     30 5/16

    The timing and amount of future dividends will depend upon earnings, cash requirements, the financial condition of Norwest and its subsidiaries, applicable government regulations and other factors deemed relevant by the Norwest Board. As described under "Regulation and Supervision-- Dividend Restrictions," various state and federal laws limit the ability of affiliate banks to pay dividends to Norwest. The Agreement restricts the cash dividends that may be paid on Norwest Common Stock pending consummation of the Merger. See "The Merger--Conduct of Business Pending the Merger and Other Agreements."

    Norwest and Wells Fargo have not yet finally determined the dividend policy of the combined company, although they expect the dividend policy of the combined company to be comparable to Norwest's existing policy. Dividends from Wells Fargo Bank, N.A. may be an indirect source of funds for the payment of dividends by the parent company, even if not required for the parent company to pay dividends in accordance with such policy. Because of limitations on the ability of Wells Fargo Bank, N.A. to pay dividends, OCC approval will likely be required before Wells Fargo Bank, N.A. may pay dividends to the parent company. See "Regulation and Supervision--Dividend Restrictions."

    WELLS FARGO. Wells Fargo Common Stock is listed on the NYSE and traded under the symbol "WFC." Wells Fargo Common Stock is also listed on the Pacific Exchange, Inc. The following table sets forth the high and low closing sales prices for Wells Fargo Common Stock for the periods indicated, as listed in the NYSE Composite Transaction reporting system, and the quarterly cash dividends declared per share for the periods indicated.

                                                                 PRICE RANGE OF
                                                                  COMMON STOCK
                                                               ------------------     DIVIDENDS
                                                                HIGH        LOW       DECLARED
                                                               -------    -------   -------------
1996

  First Quarter.............................................. $261 1/4    203 1/8          1.30

  Second Quarter.............................................. 264 1/2    232 1/8          1.30

  Third Quarter............................................... 264        220 1/8          1.30

  Fourth Quarter.............................................. 289 7/8    250 1/4          1.30

1997

  First Quarter............................................... 319 1/4    271              1.30

  Second Quarter.............................................. 287 7/8    246              1.30

  Third Quarter............................................... 279 7/8    250 1/8          1.30

  Fourth Quarter.............................................. 339 7/16   275 3/4          1.30

1998

  First Quarter............................................... 337 7/8    295              1.30

  Second Quarter.............................................. 387 1/4    329 1/8          1.30

  Third Quarter (through September 10, 1998).................. 392 15/16  300 3/16         1.30

    The timing and amount of future dividends will depend upon earnings, cash requirements, the financial condition of Wells Fargo and its subsidiaries, applicable government regulations and other factors deemed relevant by the Wells Fargo Board. As described under "Regulation and Supervision-Dividend Restrictions," various state and federal laws limit the ability of affiliate banks to pay dividends to Wells Fargo. The Agreement restricts the cash dividends that may be paid on Wells Fargo Common Stock pending consummation of the Merger. See "The Merger--Conduct of Business Pending the Merger and Other Agreements."

                           INFORMATION ABOUT NORWEST

GENERAL

    Norwest is a diversified financial solutions company organized under the laws of Delaware in 1929 and registered under the BHCA. As a diversified financial solutions organization, it owns subsidiaries engaged in banking and in a variety of related businesses. Norwest's subsidiaries provide retail, commercial and corporate banking services to customers through banks located in Arizona, Colorado, Illinois, Indiana, Iowa, Minnesota, Montana, Nebraska, Nevada, New Mexico, North Dakota, Ohio, South Dakota, Texas, Wisconsin and Wyoming. Additional financial services are provided to customers by Norwest's subsidiaries engaged in various businesses, principally mortgage banking, consumer finance, equipment leasing, agricultural finance, commercial finance, and data processing services, trust services, mortgage-backed securities servicing and venture capital investment.

    At June 30, 1998, Norwest's consolidated total assets were $93.15 billion, its consolidated total deposits were $56.8 billion and its consolidated total stockholders' equity was $7.3 billion. Based on total assets at June 30, 1998, Norwest was the 12th largest commercial banking organization in the United States. At June 30, 1998, Norwest had five pending acquisitions (exclusive of the Merger) with total assets of approximately $2.3 billion, and it is expected that approximately 14.0 million common shares will be issued upon consummation of these acquisitions. These pending acquisitions are expected to be completed by the end of 1998 and are not significant to Norwest's consolidated financial statements, either individually or in the aggregate.

    Norwest expands its businesses in part by acquiring banking institutions and other companies engaged in activities closely related to banking. Norwest continues to explore, subject to the Agreement, opportunities to acquire banking institutions and other companies permitted by the BHCA. Discussions are continually being carried on relating to such acquisitions. It is not presently known whether, or on what terms, such discussions will result in further acquisitions. It is the policy of Norwest not to comment on such discussions or possible acquisitions until a definitive agreement with respect thereto has been signed.

    Norwest is a legal entity separate and distinct from its banking and non-banking subsidiaries. Accordingly, the right of Norwest, and thus the right of Norwest's creditors, to participate in any distribution of the assets or earnings of any subsidiary, other than in its capacity as a creditor of such subsidiary, is subject to the prior payment of claims of creditors of such subsidiary. The principal sources of Norwest's revenues are dividends and fees from its subsidiaries. See "Regulation and Supervision--Dividend Restrictions" for a discussion of the restrictions on the subsidiary banks' ability to pay dividends to Norwest.

    Norwest's executive offices are located at Norwest Center, Sixth and Marquette, Minneapolis, Minnesota 55479, and its telephone number is (612) 667-1234.

RECENT DEVELOPMENTS

    See "Information about Wells Fargo--Recent Developments."

MANAGEMENT AND ADDITIONAL INFORMATION

    Certain information relating to executive compensation, various benefit plans (including stock option plans), voting securities and the principal holders thereof, certain relationships and related transactions and other related matters as to Norwest is incorporated by reference or set forth in Norwest's Annual Report on Form 10-K for the year ended December 31, 1997, incorporated herein by reference. Stockholders desiring copies of such documents may contact Norwest at its address or telephone number indicated under "Where You Can Find More Information."

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                         INFORMATION ABOUT WELLS FARGO

GENERAL

    Wells Fargo is a bank holding company registered under the BHCA, and incorporated in Delaware. Based on assets as of June 30, 1998, Wells Fargo was the 11th largest bank holding company in the United States.

    Wells Fargo's principal subsidiary is Wells Fargo Bank, N.A., which is the successor to the banking portion of the business founded by Henry Wells and William G. Fargo in 1852. Today, Wells Fargo operates one of the largest banking businesses in the United States. Wells Fargo Bank, N.A. provides a broad range of financial products and services through electronic and traditional channels. Wells Fargo Bank, N.A. is primarily engaged in retail, commercial and corporate banking, real estate lending and trust investment services.

    Wells Fargo is also the parent corporation of Wells Fargo Bank (Texas), N.A., through which banking operations in Texas are primarily conducted, and Wells Fargo Bank (Arizona), N.A., which operates its credit card business. Wells Fargo has a majority ownership interest in the Wells Fargo HSBC Trade Bank, N.A., which provides trade financing, letters of credit and collection services. Wells Fargo also has wholly-owned subsidiaries, which provide various banking-related services.

    Other than the Merger, Wells Fargo has no current plans for any other mergers or acquisitions.

    At June 30, 1998, Wells Fargo's total assets were $93.20 billion, its total deposits were $70.5 billion, and its total stockholders' equity was $13.0 billion.

    Wells Fargo is a legal entity separate and distinct from its banking and non-banking subsidiaries. Accordingly, the right of Wells Fargo, and thus the right of Wells Fargo's creditors, to participate in any distribution of the assets or earnings of any subsidiary, other than in its capacity as a creditor of such subsidiary, is subject to the prior payment of claims of creditors of such subsidiary. The principal sources of Wells Fargo's revenues are dividends and fees from its subsidiaries. See "Regulation and Supervision--Dividend Restrictions" for a discussion of the restrictions on the subsidiary banks' ability to pay dividends to Wells Fargo.

    Wells Fargo's executive offices are located at 420 Montgomery Street, San Francisco, California 94163, and its telephone number is (800) 411-4932.

RECENT DEVELOPMENTS

    Since the date of the announcement by Norwest and Wells Fargo that they had entered into the Agreement, seven purported stockholder class actions (the "ACTIONS") were filed in the Court of Chancery of the State of Delaware. The Actions name as defendants Norwest, Wells Fargo, and the members of the Wells Fargo Board. The Actions allege that the directors of Wells Fargo breached their fiduciary duties to the Wells Fargo Stockholders by agreeing to enter into the Agreement allegedly without taking affirmative steps to facilitate competing proposals or evaluating possible alternatives, and that Norwest allegedly aided and abetted such conduct. The Actions seek injunctive relief and unspecified damages. Each of Norwest and Wells Fargo believe that the allegations in the Actions are without merit and intend to vigorously defend against the Actions.

MANAGEMENT AND ADDITIONAL INFORMATION

    Certain information relating to executive compensation, various benefit plans (including stock option plans), voting securities and the principal holders thereof, certain relationships and related transactions and other related matters as to Wells Fargo is incorporated by reference or set forth in Wells Fargo's Annual Report on Form 10-K for the year ended December 31, 1997, incorporated herein by reference. Stockholders desiring copies of such documents may contact Wells Fargo at its address or telephone number indicated under "Where You Can Find More Information."

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                           REGULATION AND SUPERVISION

    The following discussion sets forth the material elements of the regulatory framework applicable to bank holding companies and their subsidiaries and provides certain specific information relevant to Norwest and Wells Fargo. This regulatory framework is intended primarily for the protection of depositors and the federal deposit insurance funds and not for the protection of security holders. To the extent that the following information describes statutory and regulatory provisions, it is qualified in its entirety by reference to those provisions. A change in the statutes, regulations or regulatory policies applicable to Norwest and Wells Fargo or their respective subsidiaries may have a material effect on the business of Norwest and Wells Fargo, as the case may be. Further information is contained in the documents incorporated herein by reference. See "Where You Can Find More Information."

GENERAL

    As a bank holding company, each of Norwest and Wells Fargo is subject to regulation under the BHCA, and to inspection, examination and supervision by the Federal Reserve Board. Under the BHCA, bank holding companies generally may not acquire the ownership or control of more than 5% of the voting shares or substantially all the assets of any company, including a bank, without the Federal Reserve Board's prior approval. In addition, bank holding companies generally may engage, directly or indirectly, only in banking and such other activities as are determined by the Federal Reserve Board to be closely related to banking.

    Each of Norwest's and Wells Fargo's affiliate national banking associations are subject to regulation and examination primarily by the OCC and, secondarily, by the FDIC and the Federal Reserve Board. Each of Norwest's and Wells Fargo's state-chartered banks are subject to primary federal regulation and examination by the FDIC or the Federal Reserve Board and, in addition, are regulated and examined by their respective state banking departments. Norwest, Wells Fargo and their respective subsidiaries also are affected by the fiscal and monetary policies of the federal government and the Federal Reserve Board, and by various other governmental requirements and regulations.

CAPITAL REQUIREMENTS

    Each of Norwest and Wells Fargo is subject to risk-based capital requirements and guidelines imposed by the Federal Reserve Board, which are substantially similar to the capital requirements and guidelines imposed by the Federal Reserve Board, the OCC and the FDIC on the depository institutions within their respective jurisdictions. For this purpose, a depository institution's or holding company's assets and certain specified off-balance sheet commitments and obligations are assigned to various risk categories. A depository institution's or holding company's capital, in turn, is classified in one of three tiers: core ("TIER 1") capital, which includes common equity, non-cumulative perpetual preferred stock, a limited amount of cumulative perpetual preferred stock at the holding company level and minority interests in equity accounts of consolidated subsidiaries, less goodwill, and most intangible assets; supplementary ("TIER 2") capital, which includes, among other items, perpetual preferred stock not meeting the Tier 1 definition, mandatory convertible securities, subordinated debt and allowances for loan and lease losses, subject to certain limitations; and market risk ("TIER 3") capital, which includes qualifying unsecured subordinated debt.

    Each of Norwest and Wells Fargo, like other bank holding companies, currently is required to maintain Tier 1 capital and "TOTAL CAPITAL" (the sum of Tier 1, Tier 2 and Tier 3 capital) equal, respectively, to at least 4% and 8% of its total risk-weighted assets (including certain off-balance-sheet items, such as standby letters of credit). In addition, in order for a holding company or depository institution to be considered "well capitalized" for regulatory purposes, its Tier 1 and total capital

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ratios must be 6% and 10% on a risk-adjusted basis, respectively. At June 30,
1998, each of Norwest and Wells Fargo met both requirements, with Tier 1 and total capital equal to 8.84% and 10.64% (in the case of Norwest), and 8.08% and 11.94% (in the case of Wells Fargo) of its respective total risk-weighted assets.

    The Federal Reserve Board, the FDIC and the OCC have adopted rules to incorporate market and interest rate risk components into their risk-based capital standards. Amendments to the risk-based capital requirements, incorporating market risk, became effective January 1, 1998. Under the new market risk requirements, capital will be allocated to support the amount of market risk related to a financial institution's ongoing trading activities.

    The Federal Reserve Board also requires bank holding companies to maintain a minimum "leverage ratio" (Tier 1 capital to adjusted total assets) of 3% if the holding company has the highest regulatory rating and meets certain other requirements, or of 3% plus an additional "cushion" of at least 100 to 200 basis points if the holding company does not meet these requirements. At June 30, 1998, Norwest's leverage ratio was 6.44% and Wells Fargo's leverage ratio was 7.53%.

    The Federal Reserve Board may set capital requirements higher than the minima noted above for holding companies whose circumstances warrant it. For example, holding companies experiencing or anticipating significant growth may be expected to maintain capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the Federal Reserve Board has indicated that it will consider a "tangible Tier 1 capital leverage ratio" (deducting all intangibles) and other indicia of capital strength in evaluating proposals for expansion or new activities.

    Each of Norwest's and Wells Fargo's banking subsidiaries is subject to similar risk-based and leverage capital requirements adopted by its applicable federal banking agency, and each was in compliance with the applicable capital requirements as of June 30, 1998.

    Failure to meet capital requirements could subject a bank to a variety of enforcement remedies, including the termination of deposit insurance by the FDIC, and to certain restrictions on its business.

DIVIDEND RESTRICTIONS

    Various federal and state statutory provisions limit the amount of dividends Norwest's and Wells Fargo's affiliate banks can pay to Norwest or Wells Fargo, as the case may be, without regulatory approval. Dividend payments by national banks are limited to the lesser of (i) the level of undivided profits and (ii) absent regulatory approval, an amount not in excess of net income for the current year combined with retained net income for the preceding two years. Likewise, the approval of the Federal Reserve Board is required for any dividend by a state-chartered bank that is a member of the Federal Reserve System (a "STATE MEMBER BANK") if the total of all dividends declared by the bank in any calendar year would exceed the total of its net profits (as defined by regulatory agencies) for such year combined with its retained net profits for the preceding two years. In addition, a state member bank may not pay a dividend in an amount greater than its net profits then on hand. At June 30, 1998, $655.2 million of the total stockholders' equity of Norwest's affiliate banks was available for payment of dividends to Norwest without approval by the applicable regulatory authority. In addition, Norwest's non-bank subsidiaries could have declared dividends totaling $1,169.7 million at June 30, 1998. Wells Fargo Bank, N.A., with the express approval of the OCC, declared dividends in 1997 and 1996 of $1.5 billion in excess of its net income of $2.0 billion for those years. Therefore, before it could declare dividends in 1998 without the approval of the OCC, Wells Fargo Bank, N.A. must have net income of $1.5 billion plus an amount equal to or greater than the dividends declared in 1998. Since it is not expected to have net income of $1.5 billion plus an amount equal to or greater than the dividends expected to be declared in 1998, Wells Fargo Bank, N.A. needs to obtain the approval of the OCC before any dividends are declared in 1998. Consequently, in the six months ended June 30, 1998, Wells Fargo

Bank, N.A. received OCC approval to declare dividends of $990 million, which was $472 million in excess of its net income of $518 million for that period. The other banking subsidiaries of Wells Fargo are subject to the same general restrictions as Wells Fargo Bank, N.A. However, any such restrictions have not had a material impact on the banking subsidiaries of Wells Fargo or on Wells Fargo.

    In addition, federal bank regulatory authorities have authority to prohibit Norwest's and Wells Fargo's affiliate banks from engaging in unsafe or unsound practices in conducting their business. The payment of dividends, depending upon the financial condition of the bank in question, could be deemed such an unsafe or unsound practice. The ability of Norwest's and Wells Fargo's affiliate banks to pay dividends in the future is currently, and could be further, influenced by bank regulatory policies and capital guidelines.

                           NORWEST CAPITAL STOCK AND
                        COMPARISON OF STOCKHOLDER RIGHTS

    As a result of the conversion of shares of Wells Fargo Common Stock and Wells Fargo Preferred Stock to shares of Norwest Common Stock and Norwest New Preferred Stock, respectively, at the Effective Time, Wells Fargo stockholders will become Norwest stockholders. The rights of Norwest stockholders are governed by the Delaware Law, the Norwest Certificate and the Norwest By-Laws.

    The following is a description of Norwest capital stock, including the Norwest Common Stock to be issued in the Merger, reflecting the anticipated state of affairs at the Effective Time, and a summary of the material differences between the rights of holders of Norwest Common Stock, on the one hand, and Wells Fargo Common Stock, on the other hand.

DESCRIPTION OF NORWEST CAPITAL STOCK

    GENERAL. As of the Effective Time, the authorized capital stock of Norwest will consist of 4,000,000,000 shares of Norwest Common Stock, 20,000,000 shares of Norwest preferred stock and 4,000,000 shares of Norwest preference stock. As of the Norwest Record Date, 768,497,329 shares of Norwest Common Stock were issued and outstanding, 1,073,289 shares of Norwest Preferred Stock (consisting of 980,000 shares of Cumulative Tracking Preferred Stock of Norwest ("NORWEST TRACKING PREFERRED STOCK"), of which 25,000 were held by a subsidiary of Norwest, 9,890 shares of ESOP Cumulative Convertible Preferred Stock of Norwest ("NORWEST ESOP PREFERRED STOCK"), 20,396 shares of 1995 ESOP Cumulative Convertible Preferred Stock of Norwest ("NORWEST 1995 ESOP PREFERRED STOCK"), 22,458 shares of 1996 ESOP Cumulative Convertible Preferred Stock of Norwest ("NORWEST 1996 ESOP PREFERRED STOCK"), 19,977 shares of 1997 ESOP Cumulative Convertible Preferred Stock of Norwest ("NORWEST 1997 ESOP PREFERRED STOCK") and 20,568 shares of 1998 ESOP Cumulative Convertible Preferred Stock of Norwest ("NORWEST 1998 ESOP PREFERRED STOCK")) were issued and outstanding and no shares of Norwest preference stock, no par value per share ("NORWEST PREFERENCE STOCK") were issued and outstanding. As of the Effective Time, it is expected that there also will be outstanding 1,500,000 shares of Norwest Series B Preferred Stock and 4,000,000 shares of Norwest Series H Preferred Stock due to the conversion of shares of Wells Fargo Preferred Stock in the Merger.

    The Norwest Board has designated 1,250,000 shares of Norwest Preferred Stock for issuance as Series A Junior Participating Preferred Stock ("NORWEST SERIES A PREFERRED SHARES") pursuant to the Norwest Rights Agreement. No such shares are outstanding as of the date of this Joint Proxy Statement--Prospectus. See "--Description of Norwest Capital Stock--Norwest Rights Plan."

    The Norwest Board is authorized to issue Norwest Preferred Stock and Norwest Preference Stock in one or more series and to fix the relative rights, preferences, privileges and restrictions thereof, including dividend rates, conversion rights, voting rights, terms of redemption, liquidation preferences, and the designation of any series and the number of shares constituting such series, all without any vote or other action on the part of stockholders, except that holders of Norwest Preference Stock will not be entitled to more than one vote per share. To designate a series of Norwest Preferred Stock or Norwest Preference Stock for issuance, Norwest files a certificate with the Delaware Secretary of State designating the rights, preferences, privileges and restrictions of the series (each, a "CERTIFICATE OF DESIGNATIONS"). Norwest generally files a copy of each Certificate of Designations as part of an annual, quarterly or current report filed with the Commission. The Certificate of Designations for each series of Norwest Preferred Stock outstanding as of the date of this Joint Proxy Statement-Prospectus is filed with or incorporated by reference as an exhibit to Norwest's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998 and is incorporated by reference herein. See
"Where You Can Find More Information."

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
    NORWEST COMMON STOCK

    The issued and outstanding shares of Norwest Common Stock are fully paid and nonassessable. Norwest Bank Minnesota, National Association, a subsidiary of Norwest, is the transfer agent and registrar for the shares of Norwest Common Stock.

    VOTING. Each share of Norwest Common Stock entitles the holder to one vote on all matters submitted to a vote of stockholders. Holders of Norwest Common Stock do not have cumulative voting rights. For that reason, holders of a majority of the shares of Norwest Common Stock entitled to vote in any election of directors of Norwest may elect all of the directors standing for election.

    DIVIDENDS. Norwest Stockholders are entitled to receive ratably such dividends, if any, as may be declared by the Norwest Board out of funds legally available therefor, subject to (i) preferential dividend rights of all then outstanding shares of Norwest Preferred Stock and Norwest Preference Stock and
(ii) such other restrictions as may be imposed on Norwest pursuant to financing agreements and other contracts entered into by Norwest from time to time. See "Regulation and Supervision-- Dividend Restrictions."

    ASSETS UPON DISSOLUTION. Upon the liquidation, dissolution or winding up of Norwest, subject to the prior rights of all then-outstanding shares of Norwest Preferred Stock and Norwest Preference Stock, holders of Norwest Common Stock are entitled to receive ratably the assets of Norwest available after the payment of all debts and other liabilities.

    NO PREEMPTIVE OR CONVERSION RIGHTS. Norwest Stockholders do not, as such, have any preemptive or subscription rights to purchase additional securities issued by Norwest or any rights to convert their Norwest Common Stock into other securities of Norwest or to have their shares redeemed by Norwest.

    PREFERRED SHARE PURCHASE RIGHTS. Each issued share of Norwest Common Stock includes a Norwest Stockholder Right. See "--Description of Norwest Capital Stock--Norwest Rights Plan."

    EXISTING NORWEST PREFERRED STOCK

    NORWEST TRACKING PREFERRED STOCK. Norwest Tracking Preferred Stock has a stated value of $200.00 per share. The holders of Norwest Tracking Preferred Stock are also collectively the assignees of Norwest's entire beneficial ownership interest in Class A preferred limited liability company interests (the "CLASS A PREFERRED SECURITIES") of Residential Home Mortgage, L.L.C., a subsidiary of Norwest (the "LIMITED LIABILITY COMPANY").

    Norwest Tracking Preferred Stock provides for cumulative annual cash dividends per share of Norwest Tracking Preferred Stock equal to the product of the Dividend Rate (as defined in the Certificate of Designations for Norwest Tracking Preferred Stock) and $200, payable quarterly. The Dividend Rate is currently 9.3% and will be reset on January 1, 2000 and on January 1 of each fifth year thereafter as described in the Certificate of Designations for Norwest Tracking Preferred Stock. Norwest Tracking Preferred Stock also provides for certain additional cash distributions based upon the results of operations of the Limited Liability Company, payable on December 31, 1999 and on December 31 of each fifth year thereafter. The terms of Norwest Tracking Preferred Stock provide that the amount of certain dividends distributed or distributions paid to the holders of Norwest Tracking Preferred Stock as assignees of Norwest's interest in the Class A Preferred Securities will reduce dollar for dollar, respectively, the dividends and distributions to which the holders of the Norwest Tracking Preferred Stock would otherwise be entitled pursuant to the terms of the Certificate of Designations for Norwest Tracking Preferred Stock.

    Norwest Tracking Preferred Stock is subject to redemption, in whole or in part, at the option of Norwest, at a per share price equal to the greater of (i) $200 per share, plus accrued and unpaid

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
dividends thereon to the date fixed for redemption, and (ii) the fair market value of a "PER SHARE TRACKING INTEREST" in the Limited Liability Company (as defined in the Certificate of Designations for Norwest Tracking Preferred Stock). Subject to certain exceptions set forth in the Certificate of Designations for Norwest Tracking Preferred Stock, Norwest Tracking Preferred Stock is not subject to redemption prior to December 31, 1999. Any redemption payments received by a holder of Norwest Tracking Preferred Stock as an assignee of Norwest's interest in Class A Preferred Securities will reduce dollar for dollar the amount of redemption payments to which the holders of Norwest Tracking Preferred Stock would otherwise be entitled pursuant to the terms of the Certificate of Designations for Norwest Tracking Preferred Stock.

    In the event of voluntary or involuntary liquidation, dissolution or winding up of Norwest, the holders of Norwest Tracking Preferred Stock are entitled to receive out of the assets of Norwest available for distribution to stockholders, before any distribution of assets is made to Norwest Stockholders, a per share amount equal to the greater of (i) $200 per share, plus accrued and unpaid dividends to the date of final distribution, and (ii) the fair market value of a Per Share Tracking Interest in the Limited Liability Company. Any liquidation payments received by a holder of Norwest Tracking Preferred Stock as an assignee of Norwest's interest in Class A Preferred Securities will reduce dollar for dollar the amount to which the holders of the Norwest Tracking Preferred Stock would otherwise be entitled pursuant to the terms of the Certificate of Designations for Norwest Tracking Preferred Stock, provided that no such reduction shall result from a payment made prior to December 31, 1999 in connection with the voluntary dissolution of the Limited Liability Company.

    Except as required by law and other than in certain limited circumstances, the holders of Norwest Tracking Preferred Stock are not entitled to vote. Norwest Tracking Preferred Stock does not have preemptive rights and is not subject to any sinking fund or other obligation of Norwest to repurchase or redeem Norwest Tracking Preferred Stock.

    NORWEST ESOP PREFERRED STOCK. Norwest ESOP Preferred Stock has a stated value of $1,000 per share. Norwest ESOP Preferred Stock provides for cumulative quarterly dividends at the rate of 9% PER ANNUM calculated as a percentage of stated value. All outstanding shares of Norwest ESOP Preferred Stock are held of record by a trustee acting on behalf of the Norwest Corporation Savings Investment Plan and Master Savings Trust, or any successor to such plan (the "NORWEST SAVINGS INVESTMENT PLAN"). Norwest ESOP Preferred Stock is subject to redemption, in whole or in part, at the option of Norwest at a price equal to the higher of (i) $1,000 per share, plus accrued and unpaid dividends thereon to the date fixed for redemption, and (ii) the fair market value (as determined pursuant to the Certificate of Designations for Norwest ESOP Preferred Stock) per share of Norwest ESOP Preferred Stock on the date fixed for redemption.

    Norwest ESOP Preferred Stock is mandatorily convertible, without any further action on the part of Norwest or the holder thereof, into Norwest Common Stock at the then applicable Conversion Price (as defined in the Certificate of Designations for Norwest ESOP Preferred Stock) when (i) Norwest ESOP Preferred Stock is released from the unallocated reserve of the Norwest Savings Investment Plan in accordance with the terms thereof or (ii) when record ownership of the shares of Norwest ESOP Preferred Stock is transferred to any person other than a successor trustee under the Norwest Savings Investment Plan. In addition, a holder of Norwest ESOP Preferred Stock is entitled, at any time prior to the date fixed for redemption, to convert shares of Norwest ESOP Preferred Stock held by such holder into shares of Norwest Common Stock at the then applicable Conversion Price.

    In the event of voluntary or involuntary liquidation, dissolution or winding up of Norwest, the holders of Norwest ESOP Preferred Stock are entitled to receive out of the assets of Norwest available for distribution to stockholders, before any distribution of assets is made to Norwest Stockholders, $1,000 per share, plus accrued and unpaid dividends. Except as required by law and other than in certain limited circumstances, the holders of Norwest ESOP Preferred Stock are not entitled to vote.

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
Norwest ESOP Preferred Stock does not have preemptive rights and is not subject to any sinking fund or other obligation of Norwest to repurchase or redeem the Norwest ESOP Preferred Stock.

    NORWEST 1995 ESOP PREFERRED STOCK. Norwest 1995 ESOP Preferred Stock has a stated value of $1,000 per share. Norwest 1995 ESOP Preferred Stock provides for cumulative quarterly dividends at the rate of 10% PER ANNUM calculated as a percentage of stated value. All outstanding shares of Norwest 1995 ESOP Preferred Stock are held of record by a trustee acting on behalf of the Norwest Savings Investment Plan. Norwest 1995 ESOP Preferred Stock is subject to redemption, in whole or in part, at the option of Norwest at a price equal to the higher of (i) $1,000 per share, plus accrued and unpaid dividends thereon to the date fixed for redemption, and (ii) the fair market value (as determined pursuant to the Certificate of Designations for Norwest 1995 ESOP Preferred Stock) per share of Norwest 1995 ESOP Preferred Stock on the date fixed for redemption.

    Norwest ESOP Preferred Stock is mandatorily convertible, without any further action on the part of Norwest or the holder thereof, into Norwest Common Stock at the then applicable Conversion Price (as defined in the Certificate of Designations for Norwest 1995 ESOP Preferred Stock) when (i) the Norwest 1995 ESOP Preferred Stock is released from the unallocated reserve of the Norwest Savings Investment Plan in accordance with the terms thereof, or (ii) when record ownership of the shares of Norwest 1995 ESOP Preferred Stock is transferred to any person other than a successor trustee under the Norwest Savings Investment Plan. In addition, a holder of Norwest 1995 ESOP Preferred Stock is entitled, at any time prior to the date fixed for redemption, to convert shares of Norwest 1995 ESOP Preferred Stock held by such holder into shares of Norwest Common Stock at the then applicable Conversion Price.

    In the event of voluntary or involuntary liquidation, dissolution or winding up of Norwest, the holders of Norwest 1995 ESOP Preferred Stock are entitled to receive out of the assets of Norwest available for distribution to stockholders, before any distribution of assets is made to Norwest Stockholders, $1,000 per share, plus accrued and unpaid dividends. Except as required by law and other than in certain limited circumstances, the holders of Norwest 1995 ESOP Preferred Stock are not entitled to vote. The Norwest 1995 ESOP Preferred Stock does not have preemptive rights and is not subject to any sinking fund or other obligation of Norwest to repurchase or redeem the Norwest 1995 ESOP Preferred Stock.

    NORWEST 1996 ESOP PREFERRED STOCK. Norwest 1996 ESOP Preferred Stock has a stated value of $1,000 per share. The Norwest 1996 ESOP Preferred Stock provides for cumulative quarterly dividends at the rate of $85, $90 or $95 PER ANNUM based on the Current Market Price (as defined in the Certificate of Designations for the Norwest 1996 ESOP Preferred Stock) of one share of Norwest Common Stock as of a fixed trading date. All outstanding shares of Norwest 1996 ESOP Preferred Stock are held of record by a trustee acting on behalf of the Norwest Savings Investment Plan. Norwest 1996 ESOP Preferred Stock is subject to redemption, in whole or in part, at the option of Norwest at a price equal to the higher of (i) $1,000 per share, plus accrued and unpaid dividends thereon to the date fixed for redemption, and (ii) the fair market value (as determined pursuant to the Certificate of Designations for Norwest 1996 ESOP Preferred Stock) per share of Norwest 1996 ESOP Preferred Stock on the date fixed for redemption.

    Norwest 1996 ESOP Preferred Stock is mandatorily convertible, without any further action on the part of Norwest or the holder thereof, into Norwest Common Stock at the then applicable Conversion Price (as defined in the Certificate of Designations for Norwest 1996 ESOP Preferred Stock) when (i) Norwest 1996 ESOP Preferred Stock is released from the unallocated reserve of the Norwest Savings Investment Plan in accordance with the terms thereof or (ii) when record ownership of the shares of Norwest 1996 ESOP Preferred Stock is transferred to any person other than a successor trustee under the Norwest Savings Investment Plan. In addition, a holder of Norwest 1996 ESOP Preferred Stock is entitled, at any time prior to the date fixed for redemption, to convert shares

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
of Norwest 1996 ESOP Preferred Stock held by such holder into shares of Norwest Common Stock at the then applicable Conversion Price.

    In the event of voluntary or involuntary liquidation, dissolution or winding up of Norwest, the holders of Norwest 1996 ESOP Preferred Stock are entitled to receive out of the assets of Norwest available for distribution to stockholders, before any distribution of assets is made to Norwest Stockholders, $1,000 per share, plus accrued and unpaid dividends. Except as required by law and other than in certain limited circumstances, the holders of Norwest 1996 ESOP Preferred Stock are not entitled to vote. Norwest 1996 ESOP Preferred Stock does not have preemptive rights and is not subject to any sinking fund or other obligation of Norwest to repurchase or redeem the Norwest 1996 ESOP Preferred Stock.

    NORWEST 1997 ESOP PREFERRED STOCK. Norwest 1997 ESOP Preferred Stock has a stated value of $1,000.00 per share. Norwest 1997 ESOP Preferred Stock provides for cumulative quarterly dividends at the rate of $95, $100 or $105 PER ANNUM based on the Current Market Price (as defined in the Certificate of Designations for Norwest 1997 ESOP Preferred Stock) of one share of Norwest Common Stock as of a fixed trading date. All outstanding shares of Norwest 1997 ESOP Preferred Stock are held of record by a trustee acting on behalf of the Norwest Savings Investment Plan. Norwest 1997 ESOP Preferred Stock is subject to redemption, in whole or in part, at the option of Norwest at a price equal to the higher of (i) $1,000 per share, plus accrued and unpaid dividends thereon to the date fixed for redemption, and (ii) the fair market value (as determined pursuant to the Certificate of Designations for Norwest 1997 ESOP Preferred Stock) per share of Norwest 1997 ESOP Preferred Stock on the date fixed for redemption.

    Norwest 1997 ESOP Preferred Stock is mandatorily convertible, without any further action on the part of Norwest or the holder thereof, into Norwest Common Stock at the then applicable Conversion Price (as defined in the Certificate of Designations for Norwest 1997 ESOP Preferred Stock) when (i) Norwest 1997 ESOP Preferred Stock is released from the unallocated reserve of the Norwest Savings Investment Plan in accordance with the terms thereof or (ii) when record ownership of the shares of Norwest 1997 ESOP Preferred Stock is transferred to any person other than a successor trustee under the Norwest Savings Investment Plan. In addition, a holder of Norwest 1997 ESOP Preferred Stock is entitled, at any time prior to the date fixed for redemption, to convert shares of Norwest 1997 ESOP Preferred Stock held by such holder into shares of Norwest Common Stock at the then applicable Conversion Price.

    In the event of voluntary or involuntary liquidation, dissolution or winding up of Norwest, the holders of Norwest 1997 ESOP Preferred Stock are entitled to receive out of the assets of Norwest available for distribution to stockholders, before any distribution of assets is made to Norwest Stockholders, $1,000 per share, plus accrued and unpaid dividends. Except as required by law and other than in certain limited circumstances, the holders of Norwest 1997 ESOP Preferred Stock are not entitled to vote. Norwest 1997 ESOP Preferred Stock does not have preemptive rights and is not subject to any sinking fund or other obligation of Norwest to repurchase or redeem Norwest 1997 ESOP Preferred Stock.

    NORWEST 1998 ESOP PREFERRED STOCK. Norwest 1998 ESOP Preferred Stock has a stated value of $1,000 per share. Norwest 1998 ESOP Preferred Stock provides for cumulative quarterly dividends at the rate of $107.50, $112.50 or $117.50 PER ANNUM based on the Current Market Price (as defined in the Certificate of Designations for Norwest 1998 ESOP Preferred Stock) of one share of Norwest Common Stock as of a fixed trading date. All outstanding shares of Norwest 1998 ESOP Preferred Stock are held of record by a trustee acting on behalf of the Norwest Savings Investment Plan. Norwest 1998 ESOP Preferred Stock is subject to redemption, in whole or in part, at the option of Norwest at a price equal to the higher of (i) $1,000 per share, plus accrued and unpaid dividends thereon to the date fixed for redemption, and (ii) the fair market value (as determined pursuant to the

                                       79
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Certificate of Designations for Norwest 1998 ESOP Preferred Stock) per share of
Norwest 1998 ESOP Preferred Stock on the date fixed for redemption.

    Norwest 1998 ESOP Preferred Stock is mandatorily convertible, without any further action on the part of Norwest or the holder thereof, into Norwest Common Stock at the then applicable Conversion Price (as defined in the Certificate of Designations for Norwest 1998 ESOP Preferred Stock) when (i) Norwest 1998 ESOP Preferred Stock is released from the unallocated reserve of the Norwest Savings Investment Plan in accordance with the terms thereof or (ii) when record ownership of the shares of Norwest 1998 ESOP Preferred Stock is transferred to any person other than a successor trustee under the Norwest Savings Investment Plan. In addition, a holder of Norwest 1998 ESOP Preferred Stock is entitled, at any time prior to the date fixed for redemption, to convert shares of Norwest 1998 ESOP Preferred Stock held by such holder into shares of Norwest Common Stock at the then applicable Conversion Price.

    In the event of voluntary or involuntary liquidation, dissolution or winding up of Norwest, the holders of Norwest 1998 ESOP Preferred Stock are entitled to receive out of the assets of Norwest available for distribution to stockholders, before any distribution of assets is made to Norwest Stockholders, $1,000 per share, plus accrued and unpaid dividends. Except as required by law and other than in certain limited circumstances, the holders of Norwest 1998 ESOP Preferred Stock are not entitled to vote. The Norwest 1998 ESOP Preferred Stock does not have preemptive rights and is not subject to any sinking fund or other obligation of Norwest to repurchase or redeem the Norwest 1998 ESOP Preferred Stock.

    NORWEST NEW PREFERRED STOCK

    The shares of Norwest New Preferred Stock described below will be substantially similar to the shares of Wells Fargo Preferred Stock, except that such shares will have no par value. The shares of Norwest New Preferred Stock will rank on parity with the existing Norwest Preferred Stock as to dividends and upon liquidation. Upon consummation of the Merger, each share of Wells Fargo Preferred Stock will be converted, automatically and without the requirement of any exchange of any certificate representing such stock, into one share of the corresponding series of Norwest New Preferred Stock. See "The Merger--Conversion of Stock; Treatment of Options." Forms of the Certificates of Designations setting forth the rights, designations and preferences of Norwest Series B Preferred Stock and Norwest Series H Preferred Stock are set forth as exhibits to the Registration Statement, and the following summary of the terms of Norwest Series B Preferred Stock and Norwest Series H Preferred Stock is qualified in its entirety by reference to such exhibits. See "Where You Can Find More Information."

    GENERAL. The shares of Norwest New Preferred Stock will have preference over Norwest Common Stock with respect to the payment of dividends and the distribution of assets in the event of liquidation, winding up or dissolution of Norwest. Each of such series will rank on parity with each other series of Norwest Preferred Stock as to dividends and the distribution of assets upon liquidation, winding up or dissolution of Norwest. The holders of Norwest New Preferred Stock will have no voting rights except as described below. If the equivalent of six quarterly dividends payable on a series of Norwest New Preferred Stock are in default, the holders of such outstanding series of Norwest New Preferred Stock together with the holders of shares of every other series of Norwest Preferred Stock similarly entitled to vote for the election of two directors, acting together as a single class, will be entitled to elect two of the authorized number of members of the Norwest Board (in the case of Norwest Series H Preferred Stock, the number of directors of Norwest will be increased by two) at the next annual meeting and at each subsequent annual meeting of Norwest Stockholders to serve until all dividends accumulated have been fully paid or set apart for payment.

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
    NORWEST SERIES B PREFERRED STOCK. Norwest Series B Preferred Stock is expected to be listed on the NYSE. Dividends on the Norwest Series B Preferred Stock will be cumulative and payable quarterly on the 15th day of February, May, August and November of each year at the rate of 76% of the highest of the three-month Treasury Bill discount rate or ten-year constant maturity Treasury security yield or 20-year constant maturity Treasury security yield, but in no event shall be less than 5.5% PER ANNUM or greater than 10.5% PER ANNUM. The average dividend rate on Wells Fargo Series B Preferred Stock was 5.5%, 5.5% and 5.8% during 1997, 1996 and 1995, respectively.

    NORWEST SERIES H PREFERRED STOCK. Norwest Series H Preferred Stock may not be redeemed prior to October 1, 2001. At any time or from time to time on and after October 1, 2001, Norwest, at its option, may redeem shares of the Norwest Series H Preferred Stock, in whole or in part, at a redemption price of $50 per share, plus accrued but unpaid dividends to the redemption date. At any time, if the percentage of dividends received deduction as specified in Section 243(a)(1) of the Code or any successor provision is equal to less than 40% and, as a result the dividends payable on Norwest Series H Preferred Stock will be adjusted upward as specified in its Certificate of Designations, Norwest, at its option, may redeem all, but not less than all, of the outstanding shares of Norwest Series H Preferred Stock at an initial redemption price of $52 per share and such redemption price will decrease each year by $.50, but in no event will the redemption price be less than $50.

    Dividends on Norwest Series H Preferred Stock will generally not be cumulative and will be payable quarterly on the first day of January, April, July and October of each year at the rate of 6.59% PER ANNUM through October 1, 2001. For each quarterly dividend period after October 1, 2001, the dividend rate will be .44% plus the highest of the three-month Treasury Bill discount rate or ten-year constant maturity Treasury security yield or 30-year constant maturity Treasury security yield, subject to adjustment in the case of certain amendments to the Code, but in no event will be less than 7% PER ANNUM or greater than 13% PER ANNUM.

    NORWEST RIGHTS PLAN

    On November 22, 1988, the Norwest Board declared a dividend of one Norwest Stockholder Right for each outstanding share of Norwest Common Stock. The dividend was paid on December 9, 1988 (the "RIGHTS RECORD DATE") to the Norwest Stockholders of record on that date. Each Norwest Stockholder Right originally entitled the registered holder to purchase from Norwest one one-hundredth of a Norwest Series A Preferred Share, subject to adjustment, at a price of $175 per one one-hundredth of a Norwest Series A Preferred Share (the "PURCHASE PRICE"). As of the date of this Joint Proxy Statement-Prospectus, each Norwest Stockholder Right entitles the registered holder to purchase from Norwest one eight-hundredth of a Norwest Series A Preferred Share. The description and terms of the Norwest Stockholder Rights are set forth in the Norwest Rights Agreement.

    Until the earlier to occur of (i) ten days following a public announcement that a person or group of affiliated or associated persons (an "ACQUIRING PERSON") have acquired beneficial ownership of 25% or more of the outstanding shares of Norwest Common Stock or (ii) ten business days (or such later date as may be determined by action of the Norwest Board prior to such time as any person becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 25% or more of such outstanding shares of Norwest Common Stock (the earlier of such dates being called the "DISTRIBUTION DATE"), the Norwest Stockholder Rights will be evidenced, with respect to any of the Norwest Common Stock certificates outstanding as of the Rights Record Date, by such Norwest Common Stock certificate with a copy of the Summary of Rights attached to the Rights Agreement as Exhibit C (the "SUMMARY OF RIGHTS") attached to such certificate.

    The Norwest Rights Agreement provides that, until the Distribution Date, the Norwest Stockholder Rights will be transferred only with the shares of Norwest Common Stock. Until the

Distribution Date (or earlier redemption or expiration of the Norwest Stockholder Rights), new Norwest Common Stock certificates issued after the Rights Record Date, upon transfer or new issuance of Norwest Common Stock, will contain a notation incorporating the Norwest Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Norwest Stockholder Rights), the surrender for transfer of any certificates for shares of Norwest Common Stock, outstanding as of the Rights Record Date, even without such notation or a copy of the Summary of Rights being attached thereto, will also constitute the transfer of the Norwest Stockholder Rights associated with the shares of Norwest Common Stock represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Norwest Stockholder Rights ("NORWEST RIGHT CERTIFICATES") will be mailed to holders of record of the shares of Norwest Common Stock as of the close of business on the Distribution Date and such separate Norwest Right Certificates alone will evidence the Norwest Stockholder Rights.

    The Norwest Stockholder Rights are not exercisable until the Distribution Date. The Norwest Stockholder Rights will expire on November 23, 1998 (the "FINAL EXPIRATION DATE"), unless the Final Expiration Date is extended or unless the Norwest Stockholder Rights are earlier redeemed by Norwest, in each case, as described below.

    The Purchase Price payable, and the number of Norwest Series A Preferred Shares or other securities or property issuable, upon exercise of the Norwest Stockholder Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Norwest Series A Preferred Shares, (ii) upon the grant to holders of the Norwest Series A Preferred Shares of certain rights or warrants to subscribe for or purchase Norwest Series A Preferred Shares at a price, or securities convertible into Norwest Series A Preferred Shares with a conversion price, less than the then current market price of the Norwest Series A Preferred Shares or (iii) upon the distribution to holders of the Norwest Series A Preferred Shares of evidences of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in Norwest Series A Preferred Shares) or of subscription rights or warrants (other than those referred to above).

    The number of outstanding Norwest Stockholder Rights and the number of one one-hundredths of a Norwest Series A Preferred Share issuable upon exercise of each Norwest Stockholder Right are also subject to adjustment in the event of a stock split of the shares of Norwest Common Stock or a stock dividend on the shares of Norwest Common Stock payable in shares of Norwest Common Stock or subdivisions, consolidations or combinations of the shares of Norwest Common Stock occurring, in any such case, prior to the Distribution Date.

    On June 27, 1989, the Norwest Board declared a two-for-one split of the shares of Norwest Common Stock to be effected in the form of a 100% stock dividend payable on July 21, 1989, to Norwest Stockholders of record on July 7, 1989; on April 27, 1993, the Norwest Board declared a two-for-one split of the shares of Norwest Common Stock to be effected in the form of a 100% stock dividend payable on June 28, 1993, to Norwest Stockholders of record on June 4, 1993; and on September 23, 1997, the Norwest Board declared a two-for-one split of the shares of Norwest Common Stock to be effected in the form of a 100% stock dividend payable on October 10, 1997, to Norwest Stockholders of record on October 2, 1997 (collectively, the "NORWEST STOCK DIVIDENDS"). Pursuant to the provisions of the Norwest Rights Agreement, certain adjustments to the number of Norwest Stockholder Rights outstanding, the number of Norwest Series A Preferred Shares purchasable upon exercise of each Norwest Stockholder Right, and the Redemption Price (as defined in the Norwest Rights Agreement) are required as a result of the Norwest Stock Dividends. A copy of a Certificate of Adjustment dated July 21, 1989, a Certificate of Adjustment dated June 28, 1993 and a Certificate of Adjustment dated October 10, 1997, delivered by Norwest to the Norwest Rights Agent and setting forth the required adjustments, are attached as Exhibits 3, 4 and 5, respectively, to Norwest's

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
Registration Statement on Form 8-A dated December 6, 1988, as amended by Form 8-A/A filed October 14, 1997, and are incorporated herein by reference.

    Norwest Series A Preferred Shares purchasable upon exercise of the Norwest Stockholder Rights will not be redeemable. Each Norwest Series A Preferred Share will be entitled to a minimum preferential quarterly dividend payment of $1 per share but will be entitled to an aggregate dividend of 800 times the dividend declared per share of Norwest Common Stock. In the event of liquidation, the holders of the Norwest Series A Preferred Shares will be entitled to a minimum preferential liquidation payment of $100 per share but will be entitled to an aggregate payment of 800 times the payment made per share of Norwest Common Stock. Each Norwest Series A Preferred Share will have 800 votes, voting together with the shares of Norwest Common Stock. Finally, in the event of any merger, consolidation or other transaction in which shares of Norwest Common Stock are exchanged, each Norwest Series A Preferred Share will be entitled to receive 800 times the amount received per share of Norwest Common Stock. These rights are protected by customary antidilution provisions.

    Because of the nature of the Norwest Series A Preferred Shares' dividend, liquidation and voting rights, the value of the one eight-hundredth interest in a Norwest Series A Preferred Share purchasable upon exercise of each Norwest Stockholder Right should approximate the value of one share of Norwest Common Stock.

    In the event that Norwest is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, proper provision will be made so that each holder of a Norwest Stockholder Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Norwest Stockholder Right, that number of shares of common stock of the acquiring company that at the time of such transaction will have a market value of two times the exercise price of the Norwest Stockholder Right. In the event that (i) any person or group of affiliated or associated persons becomes the beneficial owner of 25% or more of the outstanding shares of Norwest Common Stock (unless such person first acquires 25% or more of the outstanding shares of Norwest Common Stock by a purchase pursuant to a tender offer for all of the shares of Norwest Common Stock for cash, which purchase increases such person's beneficial ownership to 85% or more of the outstanding shares of Norwest Common Stock) or (ii) during such time as there is an Acquiring Person, there shall be a reclassification of securities or a recapitalization or reorganization of Norwest or other transaction or series of transactions involving Norwest that has the effect of increasing by more than 1% the proportionate share of the outstanding shares of any class of equity securities of Norwest or any of its subsidiaries beneficially owned by the Acquiring Person, proper provision will be made so that each holder of a Norwest Stockholder Right, other than Norwest Stockholder Rights beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise that number of shares of Norwest Common Stock having a market value of two times the exercise price of the Norwest Stockholder Right (or, at the option of Norwest, an equivalent number of one eight-hundredths of a Norwest Series A Preferred Share).

    At any time after the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 25% or more of the outstanding shares of Norwest Common Stock and prior to the acquisition by such person or group of 50% or more of the outstanding shares of Norwest Common Stock, the Norwest Board may exchange the Norwest Stockholder Rights (other than Norwest Stockholder Rights owned by such person or group which have become void), in whole or in part, at an exchange ratio of one share of Norwest Common Stock, or one eight-hundredth of a Norwest Series A Preferred Share (or of a share of a class or series of Norwest Preferred Stock having equivalent rights, preferences and privileges), per Norwest Stockholder Right (subject to adjustment).

    With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional Norwest

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
Series A Preferred Shares will be issued (other than fractions which are integral multiples of one one-hundredth of a Norwest Series A Preferred Share, which may, at the election of Norwest, be evidenced by scrip or depositary receipts), and, in lieu thereof, an adjustment in cash will be made based on the market price of the Norwest Series A Preferred Shares on the last trading day prior to the date of exercise.

    At any time prior to the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 25% or more of the outstanding shares of Norwest Common Stock, the Norwest Board may redeem the Norwest Stockholder Rights in whole, but not in part, at a price of $.00125 per Norwest Stockholder Right (the "RIGHTS REDEMPTION PRICE"). The redemption of the Norwest Stockholder Rights may be made effective at such time on such basis and with such conditions as the Norwest Board, in its sole discretion, may establish. Immediately upon any redemption of the Norwest Stockholder Rights, the right to exercise the Norwest Stockholder Rights will terminate and the only right of the holders of Norwest Stockholder Rights will be to receive the Rights Redemption Price.

    The terms of the Norwest Stockholder Rights may be amended by the Norwest Board without the consent of the holders of the Norwest Stockholder Rights, including an amendment to lower the 25% triggering thresholds described above to not less than the greater of (i) any percentage greater than the largest percentage of the outstanding shares of Norwest Common Stock then known to Norwest to be beneficially owned by any person or group of affiliated or associated persons and (ii) 15%, except that from and after such time as any person becomes an Acquiring Person no such amendment may adversely affect the interests of the holders of the Norwest Stockholder Rights.

    Until a Norwest Stockholder Right is exercised, the holder thereof, as such, will have no rights as a stockholder of Norwest, including, without limitation, the right to vote or to receive dividends.

    THE NORWEST STOCKHOLDER RIGHTS HAVE CERTAIN ANTI-TAKEOVER EFFECTS. The Norwest Stockholder Rights will cause substantial dilution to a person or group that attempts to acquire Norwest on terms not approved by the Norwest Board, except pursuant to an offer conditioned on a substantial number of Norwest Stockholder Rights being acquired. The Norwest Stockholder Rights should not interfere with any merger or other business combination approved by the Norwest Board since the Norwest Stockholder Rights may be redeemed by Norwest at the Rights Redemption Price prior to the time that a person or group has acquired beneficial ownership of 25% or more of the shares of Norwest Common Stock.

    The Norwest Rights Agreement is currently scheduled to expire on November 23, 1998. Prior thereto, Norwest is likely to either renew the Norwest Rights Agreement or enter into a successor rights agreement, with similar terms and effects as the Norwest Rights Agreement prior to such expiration.

    In connection with the execution and delivery of the Agreement and the Option Agreements, Norwest and the rights agent amended the Norwest Rights Agreement as of June 7, 1998 to provide that the Norwest Stockholder Rights would not separate from the Norwest Common Stock or become exercisable as a result of such agreements or the transactions contemplated thereby. The Norwest Rights Agreement, specifying the terms of the Norwest Stockholder Rights and including the form of the Certificate of Designation setting forth the terms of the Norwest Series A Preferred Shares as an exhibit thereto, the press release announcing the declaration of the Norwest Stockholder Rights, and the Certificates of Adjustment setting forth adjustments required by the Norwest Stock Dividends are attached as exhibits to Norwest's Registration Statement on Form 8-A, as amended by Form 8-A/A filed October 14, 1997 and Form 8-K filed June 18, 1998, and are incorporated herein by reference. The foregoing description of the Norwest Stockholder Rights is qualified in its entirety by reference to such exhibits.

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
COMPARISON OF RIGHTS OF NORWEST STOCKHOLDERS AND WELLS FARGO STOCKHOLDERS

    THE CERTIFICATE OF INCORPORATION AND BY-LAWS OF THE COMBINED COMPANY AT THE EFFECTIVE TIME WILL BE SUBSTANTIALLY IDENTICAL TO THOSE OF NORWEST CURRENTLY, WITH THE AMENDMENTS DESCRIBED UNDER "AMENDMENTS TO THE NORWEST RESTATED CERTIFICATE OF INCORPORATION" AND THE MAXIMUM NUMBER OF DIRECTORS CONTEMPLATED BY THE NORWEST BY-LAWS BEING INCREASED FROM 23 TO 28. THE RIGHTS OF NORWEST STOCKHOLDERS ARE CURRENTLY GOVERNED BY THE DELAWARE LAW AND THE NORWEST CERTIFICATE AND NORWEST BY-LAWS, WHILE THE RIGHTS OF WELLS FARGO STOCKHOLDERS ARE CURRENTLY GOVERNED BY THE DELAWARE LAW AND THE WELLS FARGO CERTIFICATE AND THE WELLS FARGO BY-LAWS. IN MOST RESPECTS, THE RIGHTS OF WELLS FARGO STOCKHOLDERS ARE SIMILAR TO THOSE OF NORWEST STOCKHOLDERS. THE FOLLOWING IS A SUMMARY OF THE MATERIAL DIFFERENCES BETWEEN THE NORWEST CERTIFICATE AND NORWEST BY-LAWS, ON THE ONE HAND, AND THE WELLS FARGO CERTIFICATE AND THE WELLS FARGO BY-LAWS, ON THE OTHER. THIS SUMMARY DOES NOT PURPORT TO BE A COMPLETE DISCUSSION OF, AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO, THE NORWEST CERTIFICATE, THE NORWEST BY-LAWS, THE WELLS FARGO CERTIFICATE, THE WELLS FARGO BY-LAWS AND THE DELAWARE LAW.

    CAPITAL STOCK. The Norwest Certificate provides that the authorized capital stock of Norwest consists of 2,000,000,000 shares of Norwest Common Stock, 5,000,000 shares of Norwest Preferred Stock and 4,000,000 shares of Norwest Preference Stock.

    The Wells Fargo Certificate provides that the authorized capital stock of Wells Fargo consists of 150,000,000 shares of Wells Fargo Common Stock and 25,000,000 shares of Wells Fargo preferred stock, par value $5.00 per share. In addition, Wells Fargo Stockholders have approved an amendment to the Wells Fargo Certificate, increasing the authorized shares of Wells Fargo Common Stock to 500,000,000; such amendment has not been filed by Wells Fargo in Delaware and is not expected to be filed if the Merger is consummated.

    At or prior to the Effective Time, the Norwest Certificate will be amended so that the authorized capital stock of Norwest will consist of 4,000,000,000 shares of Norwest Common Stock, 20,000,000 shares of Norwest Preferred Stock and 4,000,000 shares of Norwest Preference Stock. See "Amendments to the Norwest Restated Certificate of Incorporation."

    DIRECTORS. The Norwest By-Laws provide for the Norwest Board to consist of not less than ten nor more than 23 members, with the exact number to be designated by resolution of the Board. At the Effective Time, the Norwest By-Laws will provide for a maximum of 28 directors. Only persons nominated in accordance with the Norwest By-Laws are eligible for election to the Norwest Board. The Norwest By-Laws provide that vacancies on the Norwest Board may be filled by the affirmative vote of a majority of the remaining directors then in office, though less than a quorum.

    The Wells Fargo By-Laws provide for the Wells Fargo Board to consist of not less than ten nor more than 17 members, with the exact number to be fixed from time to time by a by-law adopted by the Wells Fargo Stockholders or by the Wells Fargo Board. The Wells Fargo By-Laws provide that vacancies on the Wells Fargo Board may be filled by the affirmative vote of a majority of the remaining directors then in office, though less than a quorum, or by a sole remaining director, and the Wells Fargo Stockholders may elect a director at any time to fill any vacancy not filled by the Wells Fargo Board.

    STOCKHOLDER PROPOSALS. The Norwest By-Laws provide that business may be brought before any annual meeting of Norwest Stockholders and that nominations of directors for election at any meeting of Norwest Stockholders may be made by the Norwest Board or by Norwest Stockholders; PROVIDED, in the case of Norwest Stockholders, that the stockholder gives notice to the Corporate Secretary of Norwest not less that 30 days nor more than 60 days before such meeting and in the event that less than 40 days notice of such meeting is given to Norwest Stockholders, then notice must be received not later than ten business days following the day on which notice of such meeting was mailed or public disclosure of the meeting was first made. A Norwest Stockholder's notice to the Corporate

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
Secretary of Norwest must also contain certain information, including, without limitation, a brief description of the business to be brought before the annual meeting or information concerning the director nominee and the person making the nomination, the name and address of such stockholder and the class and number of shares beneficially owned by such Norwest Stockholder.

    The Wells Fargo By-Laws provide that proposals by Wells Fargo Stockholders and persons nominated for election as directors by Wells Fargo Stockholders will be considered only if such stockholders give notice to the Secretary of Wells Fargo (i) in the case of any annual meeting, not fewer than 90 nor more than 120 days prior to the date of the meeting; PROVIDED, HOWEVER, that if the date of the meeting is first publicly announced or disclosed less than 100 days prior to the date of the meeting, such advance notice must be given not more than ten days after the date of such first announcement; and (ii) in the case of a special meeting at which directors are to be elected, not later than ten days after the earlier of the date the notice was first mailed or public announcement was made. Such notice must set forth the text of such proposal and a brief written statement of the reasons why such stockholder favors the proposal and setting forth such stockholder's name and address, the number and class of all shares of each class of Wells Fargo Capital Stock beneficially owned by such stockholder and any material interest of such stockholder in the proposal (other than as a stockholder). Such notice, in the case of a nomination of a person for election as a director, must set forth (i) the name of the person to be nominated, the number and class of all shares of each class of Wells Fargo Capital Stock beneficially owned by such person, the information regarding such person required by paragraphs (a), (e) and (f) of Item 401 of Regulation S-K adopted by the Commission, (ii) such person's signed consent to serve as a director of Wells Fargo, if elected, and confirmation that such person agrees, if elected, to abide by legal requirements and lawful contractual obligations of Wells Fargo and not to cause or induce Wells Fargo to violate or breach such legal requirements and lawful contractual obligations, (iii) such stockholder's name and address, (iv) confirmation of the number and class of all shares of each class of Wells Fargo Capital Stock beneficially owned by such stockholder and (v) a confirmation that any governmental approvals required in connection with such person's nomination, election or taking officer as a director of Wells Fargo have been obtained by such stockholder and/or nominee, as applicable, and are in full force and effect as of the date of submission of such notice of nomination.

    RIGHT TO CALL SPECIAL MEETINGS OF STOCKHOLDERS. The Norwest By-Laws provide that special meetings of stockholders of the corporation may be called by the Chairman, a Vice Chairman or the President of Norwest or by a majority of the Norwest Board.

    The Wells Fargo By-Laws provide that special meetings of stockholders of Wells Fargo may be called by the Wells Fargo Board, the Chairman of the Board, the President or the Chief Executive Officer (if other than the Chairman of the Board or the President).

    STOCKHOLDER RIGHTS PLANS. Norwest has entered into the Norwest Rights Agreement pursuant to which each share of Norwest Common Stock is issued a Norwest Stockholder Right. See "--Description of Norwest Capital Stock--Norwest Rights Plan."

    Wells Fargo does not have a stockholder rights plan.

    The combined company is expected to be subject to the Norwest Rights Agreement if the Merger is consummated prior to November 23, 1998 until the expiration thereof, and may be covered thereafter by a renewal thereof or a successor rights agreement. See "--Description of Norwest Capital Stock--Norwest Rights Plan."

        AMENDMENTS TO THE NORWEST RESTATED CERTIFICATE OF INCORPORATION

    The Agreement provides that, immediately prior to the Effective Time, the Norwest Certificate will be amended in accordance with the Delaware Law as follows: (i) the number of authorized shares of Norwest Common Stock will be increased from 2,000,000,000 to 4,000,000,000 and (ii) the number of authorized shares of Norwest Preferred Stock will be increased from 5,000,000 to 20,000,000. Promptly after the Effective Time, the Norwest Certificate will be amended in accordance with the Delaware Law to provide that the name of the corporation will be changed to "Wells Fargo & Company."

    In addition, at or prior to the Effective Time, Norwest will file Certificates of Designations with the Secretary of State of the State of Delaware fixing the preferences, limitation and relative rights of Norwest Series B Preferred Stock and Norwest Series H Preferred Stock, shares of which are to be issued in the Merger.

    As of the Norwest Record Date, there were 768,497,329 shares of Norwest Common Stock outstanding and an additional 169,338,943 shares of Norwest Common Stock were reserved for issuance. Approximately 880,000,000 shares of Norwest Common Stock will be issued in the Merger and approximately 21,700,000 additional shares of Norwest Common Stock will be reserved in connection with the Merger for issuance following the Merger. After giving effect to the Merger, without the Amendments, approximately 160,000,000 shares of Norwest Common Stock would be available for issuance. As of the Norwest Record Date, there were 1,073,289 shares of Norwest Preferred Stock outstanding and 1,125,000 shares of Norwest Preferred Stock reserved for issuance. The Agreement contemplates the issuance by Norwest of 5,500,000 additional shares of Norwest Preferred Stock; if the number of authorized shares of Norwest Preferred Stock were not increased pursuant to the Amendments, there would not be a sufficient number of such shares to complete the Merger.

    The increase in authorized shares of Norwest capital stock will, in addition to providing sufficient Norwest Preferred Stock for issuance in connection with the Merger, provide additional shares for general corporate purposes, including stock dividends and stock splits, raising additional capital, issuance pursuant to employee and director stock plans and possible future acquisitions. For example, Norwest has in the past expanded its franchise through strategic acquisitions and split Norwest Common Stock on several occasions. There are, however, no current plans, understandings or arrangements for issuing a material number of additional shares of Norwest Common Stock from the additional shares proposed to be authorized pursuant to the Amendments.

    The issuance of shares of Norwest Common Stock, including the additional shares that would be authorized if the proposed Amendments are adopted, may generally dilute the present equity ownership position of current holders of Norwest Common Stock and the issuance of additional shares of Norwest capital stock may be made without stockholder approval, unless otherwise required by applicable laws or stock exchange regulations. The Amendments might also have the effect of discouraging an attempt by another person or entity, through the acquisition of a substantial number of shares of Norwest Common Stock, to acquire control of Norwest with a view to consummating a merger, sale of all or any part of Norwest's assets, or a similar transaction, because the issuance of new shares could be used to dilute the stock ownership of such person or entity.

    Approval of the Amendments requires the affirmative vote of a majority of the shares of Norwest Common Stock outstanding on the Norwest Record Date, abstensions and broker non-votes will have the same effect as votes against such adoption. See "Norwest Special Meeting." Assuming the requisite approval of Norwest Stockholders of the Amendments is obtained, Norwest intends to file with the Secretary of State of the State of Delaware a certificate of amendment relating to the increase in authorized shares immediately before or at the Effective Time, and to file a certificate of amendment relating to the change of name to "Wells Fargo & Company" as promptly as practicable following the Effective Time. Accordingly, Norwest does not intend to effect the Amendments if the Merger is not consummated, and the Amendments are contingent upon such consummation.

    THE NORWEST BOARD HAS UNANIMOUSLY APPROVED THE AMENDMENTS AND DECLARED THEM TO BE ADVISABLE, AND RECOMMENDS THAT NORWEST STOCKHOLDERS VOTE "FOR" ADOPTION OF THE AMENDMENTS.

                          DISSENTERS' APPRAISAL RIGHTS

    Neither Norwest Stockholders or Wells Fargo Stockholders will be entitled to dissenters' appraisal rights under Delaware law or any other statute in connection with the Merger. See "Norwest Capital Stock and Comparison of Stockholder Rights--Comparison of Rights of Norwest Stockholders and Wells Fargo Stockholders."

                                 LEGAL MATTERS

    The validity of the Norwest Common Stock to be issued in connection with the Merger will be passed upon by Stanley S. Stroup, Esq., Executive Vice President and General Counsel, Norwest. Mr. Stroup beneficially owns shares of Norwest Common Stock and options to purchase additional shares of Norwest Common Stock. As of the date of this Joint Proxy Statement-Prospectus, the number of shares Mr. Stroup owns or has the right to acquire upon exercise of his options is, in the aggregate, less than 0.1% of the outstanding shares of Norwest Common Stock.

                                    EXPERTS

    The consolidated financial statements of Norwest and its subsidiaries incorporated in this Joint Proxy Statement-Prospectus by reference to the Norwest Annual Report on Form 10-K for the year ended December 31, 1997 have been so incorporated by reference herein in reliance on the report with respect thereto of KPMG Peat Marwick LLP, independent public accountants, given upon the authority of said firm as experts in accounting and auditing.

    The consolidated financial statements of Wells Fargo and its subsidiaries incorporated in this Joint Proxy Statement-Prospectus by reference to the Wells Fargo Annual Report on Form 10-K for the year ended December 31, 1997 have been so incorporated by reference herein in reliance on the report with respect thereto of KPMG Peat Marwick LLP, independent public accountants, given upon the authority of said firm as experts in accounting and auditing.

                             STOCKHOLDER PROPOSALS

    Stockholders of Norwest may submit proposals to be considered for stockholder action at the 1999 Annual Meeting of Norwest Stockholders if they do so in accordance with applicable regulations of the Commission. Any such proposals must be received by the Secretary of Norwest no later than November 18, 1998 in order to be considered for inclusion in Norwest's 1999 proxy materials. Any proposal from a Norwest Stockholder to be presented at the 1999 Annual Meeting of Norwest Stockholders that is submitted outside the processes of Rule 14a-8 under the Exchange Act and that therefore will not be included in proxy materials to be sent to Norwest Stockholders by Norwest, must be received by the Secretary of Norwest not earlier than 60 days prior nor later than 30 days prior to the date of such meeting (unless less than 40 days' notice or prior public disclosure of the date of such meeting is given or made to Norwest Stockholders, in which case a stockholder proposal must be received not later than the close of business on the 10th day following the date on which Norwest's notice was mailed or public disclosure was made with respect to such meeting) in order to be considered timely received under the Norwest By-Laws.

    Wells Fargo will hold a 1999 Annual Meeting of Stockholders only if the Merger is not consummated before the time of such meeting. In the event that such a meeting is held, any proposals of Wells Fargo Stockholders intended to be presented at the 1999 Annual Meeting must be received by the Secretary of Wells Fargo no later than November 16, 1998 in order to be considered for inclusion in the Wells Fargo proxy materials relating to such meeting. Any proposal from a Wells Fargo Stockholder that is submitted outside the processes of Rule 14a-8 under the Exchange Act and that therefore will not be included in proxy materials to be sent to Wells Fargo Stockholders by Wells Fargo, must be received by the Secretary of Wells Fargo not earlier than 90 days prior nor later than 120 days prior to the date of such meeting (unless less than 100 days' notice or prior public disclosure of the date of such meeting is given or made to Wells Fargo Stockholders, in which case a stockholder proposal must be received no later than the close of business on the 10th day following the date on which Norwest's notice was mailed or public disclosure was made with respect to such meeting) in order to be considered timely received under the Wells Fargo By-Laws.

                                 OTHER MATTERS

    As of the date of this Joint Proxy Statement-Prospectus, the Wells Fargo Board and the Norwest Board know of no matters that will be presented for consideration at the Wells Fargo Special Meeting or the Norwest Special Meeting, respectively, other than as described in this Joint Proxy Statement-Prospectus. If any other matters shall properly come before either such Special Meeting or any adjournments or postponements thereof and be voted upon, the enclosed proxies will be deemed to confer discretionary authority on the individuals named as proxies therein to vote the shares represented by such proxies as to any such matters. The individuals named as proxies intend to vote or not to vote in accordance with the recommendation of the respective managements of Wells Fargo and Norwest.

                         INDEPENDENT PUBLIC ACCOUNTANTS

    Representatives of KPMG Peat Marwick LLP will be present at each of the Norwest Special Meeting and the Wells Fargo Special Meeting. In each case, such representatives will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

                      WHERE YOU CAN FIND MORE INFORMATION

    Norwest has filed with the Commission a Registration Statement under the Securities Act that registers the distribution to Wells Fargo Stockholders of the shares of Norwest Common Stock to be issued in connection with the Merger (the "REGISTRATION STATEMENT"). The Registration Statement, including the attached exhibits and schedules, contains additional relevant information about Norwest and Norwest Common Stock. The rules and regulations of the Commission allow us to omit certain information included in the Registration Statement from this Joint Proxy Statement-Prospectus.

    In addition, Norwest and Wells Fargo file reports, proxy statements and other information with the Commission under the Exchange Act. You may read and copy this information at the following locations of the Commission:

    Public Reference Room        New York Regional Office        Chicago Regional Office
   450 Fifth Street, N.W.          7 World Trade Center              Citicorp Center
          Room 1024                     Suite 1300               500 West Madison Street
   Washington, D.C. 20549        New York, New York 10048              Suite 1400
                                                              Chicago, Illinois 60661-2511

    You may also obtain copies of this information by mail from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates.

    The Commission also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like Norwest and Wells Fargo, who file electronically with the Commission. The address of that site is http://www.sec.gov.

    You can also inspect reports, proxy statements and other information about Norwest and Wells Fargo at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

    The Commission allows Norwest and Wells Fargo to "incorporate by reference" information into this Joint Proxy Statement-Prospectus. This means that the companies can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is considered to be a part of this Joint Proxy Statement-Prospectus, except for any information that is superseded by information that is included directly in this document.

    This Joint Proxy Statement-Prospectus incorporates by reference the documents listed below that Norwest and Wells Fargo have previously filed with the Commission. They contain important information about our companies and their financial condition.

NORWEST SEC FILINGS                                                                      PERIOD
---------------------------------------------------------------------  ------------------------------------------
Annual Report on Form 10-K...........................................  Year ended December 31, 1997, as filed
                                                                       February 27, 1998
Quarterly Reports on Form 10-Q.......................................  Quarter ended March 31, 1998, as filed May
                                                                       13, 1998; quarter ended June 30, 1998, as
                                                                       filed August 14, 1998
The description of Norwest Common Stock set forth in the Norwest
  Current Report on Form 8-K filed on October 13, 1997, including any amendment or report filed with the Commission for the purpose of updating such description.
The description of Norwest Preferred Stock Purchase Rights set forth in the Norwest registration statement filed under Section 12 of the
  Exchange Act of 1934, as amended (the "EXCHANGE ACT") on Form 8-A on December 6, 1988, including any amendment or report filed with the Commission for the purpose of updating such description
Current Reports on Form 8-K..........................................  Filed:
                                                                           -  January 22, 1998
                                                                           -  April 20, 1998
                                                                           -  April 22, 1998
                                                                           -  June 8, 1998
                                                                           -  June 9, 1998
                                                                           -  June 12, 1998
                                                                           -  June 18, 1998
                                                                           -  July 22, 1998
                                                                           -  August 5, 1998


WELLS FARGO SEC FILINGS                                                                  PERIOD
---------------------------------------------------------------------  ------------------------------------------
Annual Report on Form 10-K...........................................  Year ended December 31, 1997, as filed
                                                                       March 16, 1998
Quarterly Reports on Form 10-Q.......................................  Quarter ended March 31, 1998, as filed May
                                                                       14, 1998; quarter ended June 30, 1998, as
                                                                       filed August 13, 1998
The description of Wells Fargo Common Stock set forth in the Wells
  Fargo registration statement filed pursuant to Section 12 of the
  Exchange Act on Form 8-B on June 17, 1987, including any amendment or report filed with the Commission for the purpose of updating such description
Current Reports on Form 8-K..........................................  Filed:
                                                                           -  January 20, 1998
                                                                           -  March 20, 1998
                                                                           -  April 3, 1998
                                                                           -  April 21, 1998
                                                                           -  May 21, 1998
                                                                           -  June 8, 1998
                                                                           -  June 9, 1998
                                                                           -  June 11, 1998
                                                                           -  June 18, 1998
                                                                           -  July 21, 1998
                                                                           -  July 24, 1998

    Norwest and Wells Fargo incorporate by reference additional documents that either company may file with the Commission between the date of this Joint Proxy Statement-Prospectus and the dates of the Norwest Special Meeting and the Wells Fargo Special Meeting. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

    Norwest has supplied all information contained or incorporated by reference in this Joint Proxy Statement-Prospectus relating to Norwest, as well as all pro forma financial information, and Wells Fargo has supplied all such information relating to Wells Fargo.

    You can obtain any of the documents incorporated by reference in this document through Norwest or Wells Fargo, as the case may be, or from the Commission through the Commission's web site at the address described above. Documents incorporated by reference are available from the companies without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this Joint Proxy Statement-Prospectus. You can obtain documents incorporated by reference in this Joint Proxy Statement-Prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:

                   NORWEST                                      WELLS FARGO
             Investor Relations                          Investor/Public Relations
             Norwest Corporation                           Wells Fargo & Company
               Norwest Center                                  MAC #0163-029
             Sixth and Marquette                            343 Sansome Street
        Minneapolis, Minnesota 55479                  San Francisco, California 94163
          Telephone (888) 662-7865                       Telephone (415) 396-0560

    If you would like to request documents, please do so by October 9, 1998 to receive them before the Special Meetings. If you request any incorporated documents from us, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

    We have not authorized anyone to give any information or make any representation about the Merger or our companies that is different from, or in addition to, that contained in this Joint Proxy Statement-Prospectus or in any of the materials that we've incorporated into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

                           FORWARD-LOOKING STATEMENTS

    This Joint Proxy Statement-Prospectus (including information included or incorporated by reference herein) contains certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and business of each of Norwest and Wells Fargo, as well as certain information relating to the Merger, including, without limitation (i) statements relating to the cost savings and accretion to reported earnings estimated to result from the Merger, (ii) statements relating to revenues estimated to result from the Merger, (iii) statements relating to the merger and integration costs estimated to be incurred in connection with the Merger and (iv) statements preceded by, followed by or that include the words "believes," "expects," "anticipates," "estimates" or similar expressions. These forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from those contemplated by such forward-looking statements due to, among others, the following factors: (a) expected cost savings from the Merger are not fully realized or are not realized within the expected time frame or additional or unexpected costs are incurred; (b) revenues following the Merger are lower than expected; (c) competitive pressures among financial services companies increase; (d) costs or difficulties related to the integration of the business of Norwest and Wells Fargo or other acquired businesses are greater than expected; (e) changes in the interest rate environment reduce interest margins; (f) general economic conditions, either internationally or nationally or in the states or countries in which Norwest or Wells Fargo is doing business, change or are less favorable than expected; (g) legislative or regulatory changes adversely affect the businesses in which Norwest or Wells Fargo are engaged; (h) personal or commercial customers' bankruptcies increase; (i) technological changes (including "Year 2000" data systems compliance issues) are more difficult or expensive than anticipated; and
(j) changes occur in the securities markets.

    See "Where You Can Find More Information."

                UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL
                                  INFORMATION

    The following unaudited pro forma condensed combined financial information and explanatory notes are presented to show the impact on the historical financial positions and results of operations of Norwest and Wells Fargo of the Merger under the "pooling of interests" method of accounting. The unaudited pro forma condensed combined financial information combines the historical financial information of Norwest and Wells Fargo as of June 30, 1998 and for the six months ended June 30, 1998 and 1997 and for the twelve-month periods ended December 31, 1997, 1996, and 1995, respectively. The unaudited pro forma condensed combined statements of income give effect to the Merger as if the Merger had been consummated at the beginning of the earliest period presented.

    The pro forma condensed combined balance sheet assumes the Merger was consummated on June 30, 1998. The Merger, which is expected to be completed in the fourth quarter of 1998, provides for the exchange of 10 shares of Norwest Common Stock for each outstanding share of Wells Fargo Common Stock. The pro forma condensed combined financial information as of June 30, 1998 and for the six months ended June 30, 1998 and 1997 and each of the three years ended December 31, 1997, 1996 and 1995 is based on and derived from, and should be read in conjunction with, (i) the historical consolidated financial statements and the related notes thereto of Norwest, which are incorporated by reference herein, and (ii) the historical consolidated financial statements and the related notes thereto of Wells Fargo, which are incorporated by reference herein. See "Where You can Find More Information." Pro forma stockholders' equity at June 30, 1998 includes the effect of an estimated non-recurring Merger charge of $950 million ($625 million after taxes). See Note 3 to the unaudited pro forma financial information on page 101 for further information. The pro forma condensed combined financial statements do not give effect to the anticipated cost savings or potential revenue enhancements in connection with the Merger. See "Management and Operations After the Merger-- Operations."

    The pro forma data are presented for comparative purposes only and are not necessarily indicative of the future financial position or results of operations of the combined company or of the combined financial position or the results of operations that would have been realized had the Merger been consummated during the periods or as of the dates for which the pro forma data are presented.

                 NORWEST CORPORATION AND WELLS FARGO & COMPANY

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                                AT JUNE 30, 1998

                                 (IN MILLIONS)

                                                              WELLS                               PRO FORMA
                                          NORWEST             FARGO           ADJUSTMENTS         COMBINED
                                     -----------------  -----------------  -----------------  -----------------
ASSETS
Cash and due from banks............      $   4,954              7,130                 --             12,084
Interest-bearing deposits..........             63                 17                 --                 80
Federal funds sold and resale
  agreements.......................            866                590                 --              1,456
                                     -----------------       --------           --------      -----------------
Total cash and cash equivalents....          5,883              7,737                 --             13,620
                                     -----------------       --------           --------      -----------------
Trading account securities.........            247                941                 --              1,188
Investment securities available for
  sale.............................         18,432              8,449                 --             26,881
Investment securities held to
  maturity.........................            752                405                 --              1,157
                                     -----------------       --------           --------      -----------------
Total investment securities........         19,184              8,854                 --             28,038
                                     -----------------       --------           --------      -----------------
Loans held for sale................          3,470              1,085                 --              4,555
Mortgages held for sale............         12,191                319                 --             12,510
Loans and leases, net of unearned
  discount.........................         43,391             62,916                 --            106,307
Allowance for credit losses........         (1,262)            (1,835)                --             (3,097)
                                     -----------------       --------           --------      -----------------
Net loans and leases...............         42,129             61,081                 --            103,210
                                     -----------------       --------           --------      -----------------
Premises and equipment, net........          1,377              2,017               (107)             3,287
Mortgage servicing rights, net.....          2,904                 --                 --              2,904
Goodwill and intangible assets.....          1,141              8,596                 --              9,737
Interest receivable and other
  assets...........................          4,627              2,570                 --              7,197
                                     -----------------       --------           --------      -----------------
TOTAL ASSETS.......................      $  93,153             93,200               (107)           186,246
                                     -----------------       --------           --------      -----------------
                                     -----------------       --------           --------      -----------------
LIABILITIES AND STOCKHOLDERS'
  EQUITY
Deposits
  Noninterest-bearing..............      $  17,797             23,411                 --             41,208
  Interest-bearing.................         38,998             47,039                 --             86,037
                                     -----------------       --------           --------      -----------------
  Total deposits...................         56,795             70,450                 --            127,245
                                     -----------------       --------           --------      -----------------
Short-term borrowings..............         12,188              1,549                 --             13,737
Accrued expenses and other
  liabilities......................          4,508              2,537                660              7,705
Long-term debt.....................         12,316              4,415                 --             16,731
Guaranteed preferred beneficial
  interest in Wells Fargo
  subordinated debentures..........             --              1,299                 --              1,299
Preferred stock....................            186                275                 --                461
Common stock.......................          1,285                425                993              2,703
Surplus............................            483              8,347               (993)             7,837
Retained earnings..................          5,365              3,837               (767)             8,435
Accumulated other comprehensive
  income...........................            375                 66                 --                441
Notes receivable from ESOP.........             (5)                --                 --                 (5)
Treasury stock.....................           (343)                --                 --               (343)
                                     -----------------       --------           --------      -----------------
  Total stockholders' equity.......          7,346             12,950               (767)            19,529
                                     -----------------       --------           --------      -----------------
TOTAL LIABILITIES & STOCKHOLDERS'
  EQUITY...........................      $  93,153             93,200               (107)           186,246
                                     -----------------       --------           --------      -----------------
                                     -----------------       --------           --------      -----------------

The accompanying notes are an integral part of the unaudited pro forma combined financial information.

                 NORWEST CORPORATION AND WELLS FARGO & COMPANY

               UNAUDITED PRO FORMA COMBINED STATEMENTS OF INCOME

                         SIX MONTHS ENDED JUNE 30, 1998

                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                          NORWEST          WELLS FARGO        ADJUSTMENTS     PROFORMA COMBINED
                                     -----------------  -----------------  -----------------  -----------------
INTEREST INCOME ON
Loans and leases...................  $           2,384              2,959                 --              5,343
Investment securities available for
  sale.............................                631                275                 --                906
Investment securities held to
  maturity.........................                 13                 12                 --                 25
Loans held for sale................                139                 42                 --                181
Mortgages held for sale............                353                 26                 --                379
Money market investments...........                 21                 17                 --                 38
Trading account securities.........                 28                 30                 --                 58
                                     -----------------  -----------------  -----------------  -----------------
  Total interest income............              3,569              3,361                 --              6,930
                                     -----------------  -----------------  -----------------  -----------------
INTEREST EXPENSE ON
Deposits...........................                739                811                 --              1,550
Short-term borrowings..............                291                 72                 --                363
Long-term debt.....................                391                148                 --                539
Guaranteed preferred beneficial
  interest in Wells Fargo
  subordinated debentures..........                 --                 51                 --                 51
                                     -----------------  -----------------  -----------------  -----------------
  Total interest expense...........              1,421              1,082                 --              2,503
                                     -----------------  -----------------  -----------------  -----------------
  Net interest income..............              2,148              2,279                 --              4,427
Provision for credit losses........                264                350                 --                614
                                     -----------------  -----------------  -----------------  -----------------
  Net interest income after
    provision for credit losses....              1,884              1,929                 --              3,813
                                     -----------------  -----------------  -----------------  -----------------
NON-INTEREST INCOME
Mortgage banking...................                540                 38                 --                578
Trust and investment fees and
  commissions......................                256                271                 --                527
Service charges and fees...........                311                607                 --                918
Credit card fee revenue............                 73                176                 --                249
Insurance..........................                205                 --                 --                205
Data processing....................                 33                 --                 --                 33
Net investment securities available
  for sale gains...................                 42                 23                 --                 65
Net venture capital gains..........                112                 --                 --                112
Trading............................                 66                 38                 --                104
Other..............................                123                283                 --                406
                                     -----------------  -----------------  -----------------  -----------------
  Total non-interest income........              1,761              1,436                 --              3,197
                                     -----------------  -----------------  -----------------  -----------------
NON-INTEREST EXPENSES
Salaries and benefits..............              1,389                875                 (4)             2,260
Net occupancy......................                174                199                 --                373
Equipment rentals, depreciation and
  maintenance......................                183                197                  5                385
Business development...............                132                 87                 --                219
Communication......................                159                127                 --                286
Data processing....................                 78                 30                 --                108
Intangible asset amortization......                 86                293                 --                379
Other..............................                334                357                 --                691
                                     -----------------  -----------------  -----------------  -----------------
  Total non-interest expenses......              2,535              2,165                  1              4,701
                                     -----------------  -----------------  -----------------  -----------------
INCOME BEFORE INCOME TAXES.........              1,110              1,200                 (1)             2,309
Income tax expense.................                360                548                 --                908
                                     -----------------  -----------------  -----------------  -----------------
NET INCOME.........................  $             750                652                 (1)             1,401
                                     -----------------  -----------------  -----------------  -----------------
                                     -----------------  -----------------  -----------------  -----------------
NET INCOME PER COMMON SHARE
Basic..............................  $            0.98               7.52                 --               0.86
Diluted............................               0.96               7.45                 --               0.85
WEIGHTED AVERAGE COMMON AND
  POTENTIAL COMMON SHARES
Basic..............................              757.8               85.5              769.7            1,613.0
Diluted............................              771.5               86.4              777.1            1,635.0

The accompanying notes are an integral part of the unaudited pro forma combined financial information.

                 NORWEST CORPORATION AND WELLS FARGO & COMPANY

               UNAUDITED PRO FORMA COMBINED STATEMENTS OF INCOME

                         SIX MONTHS ENDED JUNE 30, 1997

                  (IN MILLIONS, EXCEPT FOR PER SHARE AMOUNTS)

                                                              WELLS                               PROFORMA
                                          NORWEST             FARGO           ADJUSTMENTS         COMBINED
                                     -----------------  -----------------  -----------------  -----------------
INTEREST INCOME ON
Loans and leases...................  $           2,211              3,002                 --              5,213
Investment securities available for
 sale..............................                690                398                 --              1,088
Investment securities held to
 maturity..........................                 14                 12                 --                 26
Loans held for sale................                112                 42                 --                154
Mortgages held for sale............                196                 13                 --                209
Money market investments...........                 31                 12                 --                 43
Trading account securities.........                 15                 11                 --                 26
                                     -----------------  -----------------  -----------------  -----------------
  Total interest income............              3,269              3,490                 --              6,759
                                     -----------------  -----------------  -----------------  -----------------
INTEREST EXPENSE ON
Deposits...........................                715                851                 --              1,566
Short-term borrowings..............                215                 71                 --                286
Long-term debt.....................                381                159                 --                540
Guaranteed preferred beneficial
 interest in Wells Fargo
 subordinated debentures...........                 --                 50                 --                 50
                                     -----------------  -----------------  -----------------  -----------------
  Total interest expense...........              1,311              1,131                 --              2,442
                                     -----------------  -----------------  -----------------  -----------------
  Net interest income..............              1,958              2,359                 --              4,317
Provision for credit losses........                232                245                 --                477
                                     -----------------  -----------------  -----------------  -----------------
  Net interest income after
    provision for credit losses....              1,726              2,114                 --              3,840
                                     -----------------  -----------------  -----------------  -----------------
NON-INTEREST INCOME
Mortgage banking...................                399                 14                 --                413
Trust and investment fees and
 commissions.......................                209                253                 --                462
Service charges and fees...........                276                580                 --                856
Credit card fee revenue............                 56                146                 --                202
Insurance..........................                190                 --                 --                190
Data processing....................                 36                 --                 --                 36
Net investment securities available
 for sale gains (losses)...........                  4                  7                 --                 11
Net venture capital gains..........                113                 --                 --                113
Trading............................                 52                 38                 --                 90
Other..............................                106                251                 --                357
                                     -----------------  -----------------  -----------------  -----------------
  Total non-interest income........              1,441              1,289                 --              2,730
                                     -----------------  -----------------  -----------------  -----------------
NON-INTEREST EXPENSES
Salaries and benefits..............              1,117                872                 (4)             1,985
Net occupancy......................                160                196                 --                356
Equipment rentals, depreciation and
 maintenance.......................                166                192                  5                363
Business development...............                122                 63                 --                185
Communication......................                143                154                 --                297
Data processing....................                 87                 26                 --                113
Intangible asset amortization......                 83                308                 --                391
Other..............................                283                522                 --                805
                                     -----------------  -----------------  -----------------  -----------------
  Total non-interest expenses......              2,161              2,333                  1              4,495
                                     -----------------  -----------------  -----------------  -----------------
INCOME BEFORE INCOME TAXES.........              1,006              1,070                 (1)             2,075
Income tax expense.................                353                502                 --                855
                                     -----------------  -----------------  -----------------  -----------------
NET INCOME.........................  $             653                568                 (1)             1,220
                                     -----------------  -----------------  -----------------  -----------------
                                     -----------------  -----------------  -----------------  -----------------
NET INCOME PER COMMON SHARE
Basic..............................  $            0.86               6.12                 --               0.73
Diluted............................               0.85               6.06                 --               0.72
WEIGHTED AVERAGE COMMON AND
 POTENTIAL COMMON SHARES
Basic..............................              747.4               89.9              809.1            1,646.4
Diluted............................              757.7               90.9              818.2            1,666.8

The accompanying notes are an integral part of the unaudited pro forma combined financial information.

                 NORWEST CORPORATION AND WELLS FARGO & COMPANY

               UNAUDITED PRO FORMA COMBINED STATEMENTS OF INCOME

                          YEAR ENDED DECEMBER 31, 1997

                  (IN MILLIONS, EXCEPT FOR PER SHARE AMOUNTS)

                                                              WELLS                               PROFORMA
                                          NORWEST             FARGO           ADJUSTMENTS         COMBINED
                                     -----------------  -----------------  -----------------  -----------------
INTEREST INCOME ON
Loans and leases...................  $           4,553              5,986                 --             10,539
Investment securities available for
 sale..............................              1,331                732                 --              2,063
Investment securities held to
 maturity..........................                 28                 25                 --                 53
Loans held for sale................                232                 80                 --                312
Mortgages held for sale............                462                 28                 --                490
Money market investments...........                 50                 18                 --                 68
Trading account securities.........                 41                 35                 --                 76
                                     -----------------  -----------------  -----------------  -----------------
  Total interest income............              6,697              6,904                 --             13,601
                                     -----------------  -----------------  -----------------  -----------------
INTEREST EXPENSE ON
Deposits...........................              1,447              1,703                 --              3,150
Short-term borrowings..............                439                171                 --                610
Long-term debt.....................                778                315                 --              1,093
Guaranteed preferred beneficial
 interest in Wells Fargo
 subordinated debentures...........                 --                101                 --                101
                                     -----------------  -----------------  -----------------  -----------------
  Total interest expense...........              2,664              2,290                 --              4,954
                                     -----------------  -----------------  -----------------  -----------------
  Net interest income..............              4,033              4,614                 --              8,647
Provision for credit losses........                525                615                 --              1,140
                                     -----------------  -----------------  -----------------  -----------------
  Net interest income after
    provision for credit losses....              3,508              3,999                 --              7,507
                                     -----------------  -----------------  -----------------  -----------------
NON-INTEREST INCOME
Mortgage banking...................                876                 51                 --                927
Trust and investment fees and
 commissions.......................                435                519                 --                954
Service charges and fees...........                579              1,168                 --              1,747
Credit card fee revenue............                123                325                 --                448
Insurance..........................                336                 --                 --                336
Data processing....................                 71                 --                 --                 71
Net investment securities available
 for sale gains....................                 38                 20                 --                 58
Net venture capital gains..........                191                 --                 --                191
Trading............................                 79                 72                 --                151
Other..............................                234                494                 --                728
                                     -----------------  -----------------  -----------------  -----------------
  Total non-interest income........              2,962              2,649                 --              5,611
                                     -----------------  -----------------  -----------------  -----------------
NON-INTEREST EXPENSES
Salaries and benefits..............              2,361              1,715                 (8)             4,068
Net occupancy......................                326                388                 --                714
Equipment rentals, depreciation and
 maintenance.......................                341                385                 10                736
Business development...............                254                136                 --                390
Communication......................                295                295                 --                590
Data processing....................                168                 49                 --                217
Intangible asset amortization......                169                610                 --                779
Other..............................                506                916                 --              1,422
                                     -----------------  -----------------  -----------------  -----------------
  Total non-interest expenses......              4,420              4,494                  2              8,916
                                     -----------------  -----------------  -----------------  -----------------
INCOME BEFORE INCOME TAXES.........              2,050              2,154                 (2)             4,202
Income tax expense.................                699                999                 (1)             1,697
                                     -----------------  -----------------  -----------------  -----------------
NET INCOME.........................  $           1,351              1,155                 (1)             2,505
                                     -----------------  -----------------  -----------------  -----------------
                                     -----------------  -----------------  -----------------  -----------------
NET INCOME PER COMMON SHARE
Basic..............................  $            1.78              12.77                 --               1.51
Diluted............................               1.75              12.64                 --               1.49
WEIGHTED AVERAGE COMMON AND
 POTENTIAL COMMON SHARES
Basic..............................              750.1               88.4              796.0            1,634.5
Diluted............................              760.1               89.4              804.4            1,653.9

The accompanying notes are an integral part of the unaudited pro forma combined financial information.

                 NORWEST CORPORATION AND WELLS FARGO & COMPANY

               UNAUDITED PRO FORMA COMBINED STATEMENTS OF INCOME

                          YEAR ENDED DECEMBER 31, 1996

                  (IN MILLIONS, EXCEPT FOR PER SHARE AMOUNTS)

                                                              WELLS                               PROFORMA
                                          NORWEST             FARGO           ADJUSTMENTS         COMBINED
                                     -----------------  -----------------  -----------------  -----------------
INTEREST INCOME ON
Loans and leases...................  $           4,302              5,592                 --              9,894
Investment securities available for
 sale..............................              1,170                779                 --              1,949
Investment securities held to
 maturity..........................                 36                 13                 --                 49
Loans held for sale................                254                 74                 --                328
Mortgages held for sale............                469                 22                 --                491
Money market investments...........                 62                 33                 --                 95
Trading account securities.........                 25                 10                 --                 35
                                     -----------------  -----------------  -----------------  -----------------
  Total interest income............              6,318              6,523                 --             12,841
                                     -----------------  -----------------  -----------------  -----------------
INTEREST EXPENSE ON
Deposits...........................              1,325              1,586                 --              2,911
Short-term borrowings..............                453                108                 --                561
Long-term debt.....................                838                302                 --              1,140
Guaranteed preferred beneficial
 interest in Wells Fargo
 subordinated debentures...........                 --                  6                 --                  6
                                     -----------------  -----------------  -----------------  -----------------
  Total interest expense...........              2,616              2,002                 --              4,618
                                     -----------------  -----------------  -----------------  -----------------
  Net interest income..............              3,702              4,521                 --              8,223
Provision for credit losses........                395                105                 --                500
                                     -----------------  -----------------  -----------------  -----------------
  Net interest income after
    provision for credit losses....              3,307              4,416                 --              7,723
                                     -----------------  -----------------  -----------------  -----------------
NON-INTEREST INCOME
Mortgage banking...................                822                 26                 --                848
Trust and investment fees and
 commissions.......................                360                438                 --                798
Service charges and fees...........                484              1,082                 --              1,566
Credit card fee revenue............                122                228                 --                350
Insurance..........................                280                 --                 --                280
Data processing....................                 73                 --                 --                 73
Net investment securities available
 for sale gains (losses)...........                (47)                10                 --                (37)
Net venture capital gains..........                256                 --                 --                256
Trading............................                 35                 44                 --                 79
Other..............................                180                329                 --                509
                                     -----------------  -----------------  -----------------  -----------------
  Total non-interest income........              2,565              2,157                 --              4,722
                                     -----------------  -----------------  -----------------  -----------------
NON-INTEREST EXPENSES
Salaries and benefits..............              2,097              1,866                 (8)             3,955
Net occupancy......................                316                366                 --                682
Equipment rentals, depreciation and
 maintenance.......................                328                399                 10                737
Business development...............                228                194                 --                422
Communication......................                285                312                 --                597
Data processing....................                163                 55                 --                218
Intangible asset amortization......                162                519                 --                681
Other..............................                511                883                 --              1,394
                                     -----------------  -----------------  -----------------  -----------------
  Total non-interest expenses......              4,090              4,594                  2              8,686
                                     -----------------  -----------------  -----------------  -----------------
INCOME BEFORE INCOME TAXES.........              1,782              1,979                 (2)             3,759
Income tax expense.................                628                908                 (1)             1,535
                                     -----------------  -----------------  -----------------  -----------------
NET INCOME.........................  $           1,154              1,071                 (1)             2,224
                                     -----------------  -----------------  -----------------  -----------------
                                     -----------------  -----------------  -----------------  -----------------
NET INCOME PER COMMON SHARE
Basic..............................  $            1.55              12.21                 --               1.38
Diluted............................               1.54              12.05                 --               1.36
WEIGHTED AVERAGE COMMON AND
 POTENTIAL COMMON SHARES
Basic..............................              731.8               82.2              739.9            1,553.9
Diluted............................              739.5               83.3              749.5            1,572.3

The accompanying notes are an integral part of the unaudited pro forma combined financial information.

                 NORWEST CORPORATION AND WELLS FARGO & COMPANY

               UNAUDITED PRO FORMA COMBINED STATEMENTS OF INCOME

                          YEAR ENDED DECEMBER 31, 1995

                  (IN MILLIONS, EXCEPT FOR PER SHARE AMOUNTS)

                                                              WELLS                               PROFORMA
                                          NORWEST             FARGO           ADJUSTMENTS         COMBINED
                                     -----------------  -----------------  -----------------  -----------------
INTEREST INCOME ON
Loans and leases...................  $           3,956              3,435                 --              7,391
Investment securities available for
 sale..............................              1,065                599                 --              1,664
Investment securities held to
 maturity..........................                 84                  3                 --                 87
Loans held for sale................                196                 31                 --                227
Mortgages held for sale............                366                 13                 --                379
Money market investments...........                 35                  4                 --                 39
Trading account securities.........                 15                 --                 --                 15
                                     -----------------  -----------------  -----------------  -----------------
  Total interest income............              5,717              4,085                 --              9,802
                                     -----------------  -----------------  -----------------  -----------------
INTEREST EXPENSE ON
Deposits...........................              1,156                997                 --              2,153
Short-term borrowings..............                516                231                 --                747
Long-term debt.....................                776                203                 --                979
                                     -----------------  -----------------  -----------------  -----------------
  Total interest expense...........              2,448              1,431                 --              3,879
                                     -----------------  -----------------  -----------------  -----------------
  Net interest income..............              3,269              2,654                 --              5,923
Provision for credit losses........                312                 --                 --                312
                                     -----------------  -----------------  -----------------  -----------------
  Net interest income after
    provision for credit losses....              2,957              2,654                 --              5,611
                                     -----------------  -----------------  -----------------  -----------------
NON-INTEREST INCOME
Mortgage banking...................                536                 19                 --                555
Trust and investment fees and
 commissions.......................                284                274                 --                558
Service charges and fees...........                342                581                 --                923
Credit card fee revenue............                133                160                 --                293
Insurance..........................                225                 --                 --                225
Data processing....................                 72                 --                 --                 72
Net investment securities held to
 maturity gains....................                  1                 --                 --                  1
Net investment securities available
 for sale (losses).................                (45)               (17)                --                (62)
Net venture capital gains..........                102                 --                 --                102
Trading............................                 40                 27                 --                 67
Other..............................                158                255                 --                413
                                     -----------------  -----------------  -----------------  -----------------
  Total non-interest income........              1,848              1,299                 --              3,147
                                     -----------------  -----------------  -----------------  -----------------
NON-INTEREST EXPENSES
Salaries and benefits..............              1,745                995                 (8)             2,732
Net occupancy......................                254                211                 --                465
Equipment rentals, depreciation and
 maintenance.......................                273                193                 10                476
Business development...............                172                109                 --                281
Communication......................                225                147                 --                372
Data processing....................                136                 11                 --                147
Intangible asset amortization......                125                 88                 --                213
Other..............................                452                422                 --                874
                                     -----------------  -----------------  -----------------  -----------------
  Total non-interest expenses......              3,382              2,176                  2              5,560
                                     -----------------  -----------------  -----------------  -----------------
INCOME BEFORE INCOME TAXES.........              1,423              1,777                 (2)             3,198
Income tax expense.................                467                745                 (1)             1,211
                                     -----------------  -----------------  -----------------  -----------------
NET INCOME.........................  $             956              1,032                 (1)             1,987
                                     -----------------  -----------------  -----------------  -----------------
                                     -----------------  -----------------  -----------------  -----------------
NET INCOME PER COMMON SHARE
Basic..............................  $            1.39              20.37                 --               1.67
Diluted............................               1.36              20.06                 --               1.63
WEIGHTED AVERAGE COMMON AND
 POTENTIAL COMMON SHARES
Basic..............................              658.4               48.6              437.5            1,144.5
Diluted............................              680.2               49.4              444.1            1,173.7

The accompanying notes are an integral part of the unaudited pro forma combined financial information.

                              NORWEST CORPORATION
                           AND WELLS FARGO & COMPANY

     NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

    (1) BASIS OF PRESENTATION. The unaudited pro forma condensed financial information has been prepared using the pooling of interests method of accounting, giving effect to the Merger as if it had occurred as of the beginning of the earliest period presented. The pro forma financial information presented is not necessarily indicative of the results of operations had the Merger been consummated at the beginning of the periods presented, nor is it necessarily indicative of the results of operations in future periods or the future financial position of the combined entities. Certain historical financial information has been reclassified to conform with the current presentation. The Merger, which is expected to be completed in the fourth quarter of 1998, provides for issuance of ten shares of Norwest Common Stock for each outstanding share of Wells Fargo Common Stock, and is subject to regulatory and Norwest Stockholder and Wells Fargo Stockholder approval. At June 30, 1998, Norwest had five pending acquisitions (exclusive of the Merger) with total assets of approximately $2.3 billion, and it is expected that approximately 14.0 million common shares will be issued upon consummation of these acquisitions. The pro forma information does not give effect to these other pending acquisitions of Norwest as they are not material to the pro forma condensed combined financial information, either individually or in the aggregate. Norwest and Wells Fargo anticipate that, in order to comply with DOJ merger guidelines, the companies will be requested to sell a modest level of deposits. In this connection, the companies expect to divest branches in various markets having aggregate deposits of approximately $1 billion. The impact of such divestitures is not expected to be material and no adjustment has been included in the unaudited pro forma combined financial statements for the anticipated divestitures.

    (2) ACCOUNTING POLICIES AND FINANCIAL STATEMENT CLASSIFICATIONS. Norwest and Wells Fargo have identified and conformed certain accounting policies, and as described below in Note (4), the accompanying pro forma financial information reflects such conforming accounting adjustments. The accounting policies of both Norwest and Wells Fargo are in the process of being reviewed in detail. Upon completion of such review, other conforming adjustments or financial statement reclassifications may be determined. At June 30, 1998, Wells Fargo goodwill and intangibles amounted to $8.6 billion, and Norwest goodwill and intangibles amounted to $1.1 billion. In conjunction with the Merger and recent financial projections, management is currently in the process of assessing such intangibles for impairment. Transactions between Norwest and Wells Fargo are not material in relation to the pro forma financial information and therefore intercompany balances have not been eliminated from the pro forma combined amounts.

    (3) NON-RECURRING MERGER CHARGE. Pro forma stockholders' equity includes the effect of an estimated non-recurring charge of approximately $950 million, $625 million net of income taxes. Since the estimated charge is non-recurring, it has not been reflected in the pro forma condensed combined statements of income and related per common share calculations. The charge does not include any impairment of intangibles that may be identified upon completion of the review discussed in Note (2).

    The estimated non-recurring charge consists of the following (in millions):

Employee-related expense.............................................  $     295
Costs associated with systems integration,
  operations and customer conversions................................        350
Branch consolidations, name change and signage.......................        185
Investment banking, legal and accounting fees........................        120
                                                                       ---------
                                                                             950
Income tax benefit...................................................        325
                                                                       ---------
    Total estimated non-recurring charge.............................  $     625
                                                                       ---------
                                                                       ---------

    The pro forma condensed combined financial information does not reflect any benefit expected from revenue enhancements or derived from potential cost savings related to the Merger. Although management anticipates revenue enhancements and cost savings will result from the Merger, there can be no assurance these items will be achieved.

    (4) PRO FORMA ADJUSTMENTS. The following pro forma adjustments have been reflected in the pro forma condensed combined financial information:

    - Common stock and surplus were adjusted by $993 million, based on 85.1 million shares of Wells Fargo Common Stock outstanding at June 30, 1998, reflecting the exchange of ten shares of Norwest Common Stock for each share of Wells Fargo Common Stock, and accounting for the Merger as a pooling of interests. The adjustment reflects the reclassification from surplus to common stock to reflect the $1 2/3 par value of Norwest Common Stock. The number of shares of Norwest Common Stock to be issued upon consummation of the Merger will be based on the number of shares of Wells Fargo Common Stock outstanding at that time and will include approximately
      2.5 million shares of Wells Fargo Common Stock that Wells Fargo intends to issue to cure a portion of previously repurchased "tainted" shares prior to the Merger. For the two-year period from June 8, 1996 to the announcement date of the Merger, Wells Fargo repurchased and retired shares of Wells Fargo Common Stock that are presumed to be tainted under Accounting Principles Board (APB) Opinion No. 16 and authoritative interpretations thereof. Wells Fargo rescinded its stock repurchase programs as of June 7, 1998. These tainted shares may be deemed to result in certain conditions to the use of pooling of interests accounting for the Merger not being met. Wells Fargo intends to cure such "tainted" shares prior to the Effective Time by issuing shares of Wells Fargo Common Stock in a manner that complies with the requirements of APB Opinion No. 16 and authoritative interpretations thereof.

    - Other liabilities and retained earnings were adjusted by $950 million ($625 million net of income taxes), to reflect the non-recurring Merger charge discussed in Note (3).

    - Other liabilities and retained earnings have been adjusted by $153 million before taxes ($100 million, net of income taxes) reflecting the transition obligation for the Wells Fargo postretirement medical and life insurance benefits upon initial adoption of Statement of Financial Accounting Standards No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions (FAS 106) at the beginning of 1992. Norwest adopted FAS 106 in 1992 and immediately recognized the accumulated postretirement benefit obligations at the time of adoption as a cumulative effect of change in accounting principle. Subsequent to 1992, salaries and benefits expense has been reduced and retained earnings has been credited to eliminate the annual charge of $8 million ($5 million, net of income taxes) related to the amortization of the Wells Fargo transition obligations.

    - Premises and equipment and retained earnings have been adjusted by $107 million before taxes ($70 million, net of income taxes) reflecting the conforming of capitalization policies for premises and equipment. The capitalization policy of the pro forma combined company reflects a higher dollar threshold for capitalizing purchases of furniture and equipment that is currently used by one of the parties to the Merger. Use of a higher dollar threshold amount is consistent with the size of the combined company. Equipment expense has been adjusted by $5 million for the first half of 1998 and 1997, respectively, and by $10 million for each of the years ended December 31, 1997, 1996 and 1995, reflecting adjustments for capitalization of such items, partially offset by related depreciation previously recorded.

        At June 30, 1998, the net adjustment to accrued expenses and other liabilities is determined as follows (dollar amounts in millions):

Non-recurring Merger charge....................................             $     950
Tax effect of non-recurring Merger charge......................                  (325)

Postretirement transition obligations..........................        153
Less amortization through June 30, 1998........................        (43)       110
Tax effect of unamortized postretirement transition
  obligations..................................................                   (38)

Tax effect of $107 adjustment to premises and equipment........                   (37)

Net adjustment to accrued expenses and other liabilities.......             $     660
                                                                            ---------

At June 30, 1998, the net adjustment to retained earnings is determined as follows (dollar amounts in millions):

Non-recurring Merger charge, net of income taxes...............             $    (625)
Postretirement transition obligation adjustment, net of
  amortization and income taxes................................                   (72)
Adjustment to premises and equipment, net of income taxes......                   (70)
                                                                            ---------

Net adjustment to retained earnings............................             $    (767)
                                                                            ---------
                                                                            ---------

    (5) PRO FORMA EARNINGS PER SHARE. The pro forma combined basic and diluted earnings per share for the respective periods presented is based on the combined weighted average number of common and dilutive potential common shares and adjusted weighted shares of Norwest and Wells Fargo. The number of weighted average common shares and adjusted weighted average shares, including all dilutive potential common shares, reflects the exchange of ten shares of Norwest Common Stock for each share of Wells Fargo Common Stock. Amounts used in the determination of pro forma basic and diluted earnings per share are as follows:

                                                                                 (IN MILLIONS)
                                                             -----------------------------------------------------
                                                                   FOR THE
                                                                  SIX MONTHS       FOR THE YEAR ENDED DECEMBER 31,
                                                                ENDED JUNE 30,
                                                             --------------------  -------------------------------
                                                               1998       1997       1997       1996       1995
                                                             ---------  ---------  ---------  ---------  ---------
Net income                                                   $   1,401      1,220      2,505      2,224      1,987
Less dividends accrued on
  preferred stock..........................................         18         26         43         85         81
Income available to common
  stockholders - basic.....................................      1,383      1,194      2,462      2,139      1,906
Add interest expense and amortization of debt expense, net
  of taxes, on convertible subordinated debentures and
  dividends accrued on convertible preferred stock.........         --         --         --         --         11
                                                             ---------  ---------  ---------  ---------  ---------
Income available to common stockholders - diluted..........  $   1,383      1,194      2,462      2,139      1,917
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------
Weighted average shares outstanding........................    1,613.0    1,646.4    1,634.5    1,553.9    1,144.5
Adjustments for dilutive securities:
  Assumed exercise of stock options and restricted share
    rights.................................................       22.0       20.4       19.4       18.4       12.4
  Assumed conversion of preferred stock and convertible
    subordinated debentures................................         --         --         --         --       16.8
                                                             ---------  ---------  ---------  ---------  ---------
Diluted common shares......................................    1,635.0    1,666.8    1,653.9    1,572.3    1,173.7
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------

                             INDEX OF DEFINED TERMS

                                               PAGE NO.
                                            ---------------
Acquiring Person..........................            81
Acquisition Transaction...................            62
Actions...................................            71
Agreement.................................            14
Amendments................................            14
Base Date.................................            30
BHCA......................................            52
broker non-votes..........................            16
Cash EPS..................................            31
Cash ROACE................................            31
CEO.......................................            58
Certificate of Designations...............            75
Class A Preferred Securities..............            76
Closing Date..............................            47
Code......................................            26
Commission................................            29
Comparable Companies......................            43
Comparable Transactions...................            44
CRA.......................................            53
CSFB......................................            23
CSFB Opinion..............................            41
Delaware Law..............................            15
Distribution Date.........................            81
DPC Shares................................            45
DOJ.......................................            52
Effective Time............................            21
Employment Agreements.....................            58
Employment Period.........................            58
EPS.......................................            31
Excess Capital Case.......................            44
Exchange Act..............................            91
Exchange Agent............................            46
Exchange Fund.............................            46
Exchange Ratio............................            21
Executives................................            58
Exercise Termination Event................            62
FDIC......................................            53
Federal Reserve Act.......................            52
Federal Reserve Board.....................            52
Final Expiration Date.....................            82
GAAP......................................            25
GAAP EPS..................................            31
GAAP ROACE................................            31
Goldman Sachs.............................            22
Hazen Restricted Stock....................            58
Hazen Stock Options.......................            58
Holder....................................            61

                                               PAGE NO.
                                            ---------------
IBES......................................            27
Initial Triggering Event..................            61
IRS.......................................            55
Issuance..................................            14
Issuer....................................            60
Issuer Common Stock.......................            60
Issuer Option.............................            60
Issuer Option Agreement...................            60
Issuer Option Repurchase Price............            63
Issuer Option Share Repurchase Price......            63
Issuer Option Shares......................            61
Limited Liability Company.................            76
Management Case...........................            43
market/offer price........................            63
Meetings..................................            18
Merger....................................            14
Merger Consideration......................            45
Merger Sub................................            14
Merger Sub Common Stock...................            21
New Benefit Plans.........................            48
No Excess Capital Case....................            44
Norwest...................................            14
Norwest 1995 ESOP Preferred Stock.........            75
Norwest 1996 ESOP Preferred Stock.........            75
Norwest 1997 ESOP Preferred Stock.........            75
Norwest 1998 ESOP Preferred Stock.........            75
Norwest Benefit Plans.....................            57
Norwest Board.............................            14
Norwest By-Laws...........................            15
Norwest Certificate.......................            14
Norwest Common Stock......................            14
Norwest ESOP Preferred Stock..............            75
Norwest-Management Projections............            31
Norwest New Preferred Stock...............            21
Norwest Opinion...........................            29
Norwest Option............................            60
Norwest Option Agreement..................            60
Norwest Option Shares.....................            61
Norwest Pension Plan......................            16
Norwest Preference Stock..................            75
Norwest Preferred Stock...................            14
Norwest Record Date.......................            15

                                               PAGE NO.
                                            ---------------
Norwest Right Certificates................            82
Norwest Rights Agent......................            21
Norwest Rights Agreement..................            21
Norwest Savings Investment Plan...........            77
Norwest Series A Preferred Shares.........            75
Norwest Series B Preferred Stock..........            21
Norwest Series H Preferred Stock..........            21
Norwest Special Meeting...................            14
Norwest Stock Dividends...................            82
Norwest Stockholder Rights................            21
Norwest Stockholders......................            14
Norwest Tracking Preferred Stock..........            75
NYSE......................................            15
OCC.......................................            53
Option Agreements.........................            60
Optionee..................................            60
Owner.....................................            63
Per Share Tracking Interest...............            77
Purchase Price............................            81
Registration Statement....................            90
Repurchase Event..........................            63
Requisite Regulatory Approvals............            52
Retirement Benefit........................            58
Rights Record Date........................            81
Rights Redemption Price...................            84
ROACE.....................................            31
Securities Act............................            29
Selected Companies........................            31
state member bank.........................            73
SIP.......................................            15
Street Case...............................            43
Subsequent Triggering Event...............            62
Substitute Option.........................            64
Summary of Rights.........................            81
Surrender Price...........................            64

                                               PAGE NO.
                                            ---------------
Surviving Corporation.....................            21
Synergies.................................            30
Terminal Values...........................            32
Tier 1....................................            72
Tier 2....................................            72
Tier 3....................................            72
total capital.............................            72
Trust Account Shares......................            45
Wells Committee...........................            59
Wells Fargo...............................            14
Wells Fargo Benefit Plans.................            57
Wells Fargo Board.........................            18
Wells Fargo By-Laws.......................            19
Wells Fargo Capital Stock.................            21
Wells Fargo Certificate...................            19
Wells Fargo Common Stock..................            18
Wells Fargo Executives....................            59
Wells Fargo-IBES..........................            31
Wells Fargo-Management Projections........            31
Wells Fargo Opinion.......................            34
Wells Fargo Option........................            60
Wells Fargo Option Agreement..............            60
Wells Fargo Option Shares.................            61
Wells Fargo Preferred Stock...............            21
Wells Fargo Record Date...................            19
Wells Fargo Selected Companies............            36
Wells Fargo Series B Preferred Stock......            21
Wells Fargo Series H Preferred Stock......            21
Wells Fargo Severance Plan................            59
Wells Fargo Special Meeting...............            18
Wells Fargo Stockholders..................            18
Wells Fargo Stock Plans...................            46

                                   APPENDIX A
                          AGREEMENT AND PLAN OF MERGER
                                  by and among
                             WELLS FARGO & COMPANY
                              NORWEST CORPORATION
                                      and
                            WFC HOLDINGS CORPORATION
                a wholly-owned subsidiary of Norwest Corporation

                                   ---------

                            DATED AS OF JUNE 7, 1998

                                      AND
                 AMENDED AND RESTATED AS OF SEPTEMBER 10, 1998

                               TABLE OF CONTENTS

                          AGREEMENT AND PLAN OF MERGER

                                   ARTICLE I
                                   THE MERGER

                                                                                                                 PAGE
                                                                                                               ---------
1.1        The Merger........................................................................................        A-1
1.2        Effective Time....................................................................................        A-1
1.3        Effects of the Merger.............................................................................        A-2
1.4        Conversion of Wells Fargo Common Stock; Wells Fargo Preferred Stock...............................        A-2
1.5        Merger Sub Capital Stock..........................................................................        A-3
1.6        Options...........................................................................................        A-3
1.7        Certificate of Incorporation......................................................................        A-3
1.8        By-Laws...........................................................................................        A-3
1.9        Tax and Accounting Consequences...................................................................        A-4
1.10       Management........................................................................................        A-4
1.11       Board of Directors................................................................................        A-4
1.12       Headquarters of Norwest and the Surviving Corporation.............................................        A-4

                                                       ARTICLE II
                                                   EXCHANGE OF SHARES

2.1        Norwest to Make Shares Available..................................................................        A-4
2.2        Exchange of Shares................................................................................        A-4

                                                      ARTICLE III
                                       REPRESENTATIONS AND WARRANTIES OF NORWEST

3.1        Corporate Organization............................................................................        A-6
3.2        Capitalization....................................................................................        A-6
3.3        Authority; No Violation...........................................................................        A-8
3.4        Consents and Approvals............................................................................        A-9
3.5        Reports...........................................................................................        A-9
3.6        Financial Statements..............................................................................        A-9
3.7        Broker's Fees.....................................................................................       A-10
3.8        Absence of Certain Changes or Events..............................................................       A-10
3.9        Legal Proceedings.................................................................................       A-11
3.10       Taxes and Tax Returns.............................................................................       A-11
3.11       Employees.........................................................................................       A-12
3.12       SEC Reports.......................................................................................       A-13
3.13       Compliance with Applicable Law....................................................................       A-13
3.14       Certain Contracts.................................................................................       A-13
3.15       Agreements with Regulatory Agencies...............................................................       A-14
3.16       Interest Rate Risk Management Instruments.........................................................       A-14
3.17       Undisclosed Liabilities...........................................................................       A-15
3.18       Insurance.........................................................................................       A-15

                                                                                                                 PAGE
                                                                                                               ---------
3.19       Environmental Liability...........................................................................       A-15
3.20       State Takeover Laws; Norwest Rights Agreement.....................................................       A-15
3.21       Year 2000.........................................................................................       A-15
3.22       Reorganization; Pooling of Interests..............................................................       A-16

                                                       ARTICLE IV
                                     REPRESENTATIONS AND WARRANTIES OF WELLS FARGO
4.1        Corporate Organization............................................................................       A-16
4.2        Capitalization....................................................................................       A-16
4.3        Authority; No Violation...........................................................................       A-17
4.4        Consents and Approvals............................................................................       A-18
4.5        Reports...........................................................................................       A-18
4.6        Financial Statements..............................................................................       A-18
4.7        Broker's Fees.....................................................................................       A-19
4.8        Absence of Certain Changes or Events..............................................................       A-19
4.9        Legal Proceedings.................................................................................       A-19
4.10       Taxes and Tax Returns.............................................................................       A-20
4.11       Employees.........................................................................................       A-20
4.12       SEC Reports.......................................................................................       A-22
4.13       Compliance with Applicable Law....................................................................       A-22
4.14       Certain Contracts.................................................................................       A-22
4.15       Agreements with Regulatory Agencies...............................................................       A-23
4.16       Interest Rate Risk Management Instruments.........................................................       A-23
4.17       Undisclosed Liabilities...........................................................................       A-23
4.18       Insurance.........................................................................................       A-24
4.19       Environmental Liability...........................................................................       A-24
4.20       State Takeover Laws...............................................................................       A-24
4.21       Year 2000.........................................................................................       A-24
4.22       Reorganization; Pooling of Interests..............................................................       A-24

                                                       ARTICLE V
                                       COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1        Conduct of Businesses Prior to the Effective Time.................................................       A-24
5.2        Forbearances......................................................................................       A-25

                                                       ARTICLE VI
                                                 ADDITIONAL AGREEMENTS

6.1        Regulatory Matters................................................................................       A-27
6.2        Access to Information.............................................................................       A-28
6.3        Stockholders' Approvals...........................................................................       A-28
6.4        Legal Conditions to Merger........................................................................       A-28
6.5        Affiliates; Publication of Combined Financial Results.............................................       A-29
6.6        Stock Exchange Listing............................................................................       A-29
6.7        Employee Benefit Plans............................................................................       A-29
6.8        Indemnification; Directors' and Officers' Insurance...............................................       A-29

                                                                                                                 PAGE
                                                                                                               ---------
6.9        Additional Agreements.............................................................................       A-30
6.10       Advice of Changes.................................................................................       A-30
6.11       Dividends.........................................................................................       A-30
6.12       Norwest Certificate...............................................................................       A-31
6.13       By-Laws of Norwest................................................................................       A-31

                                                      ARTICLE VII
                                                  CONDITIONS PRECEDENT
7.1        Conditions to Each Party's Obligation to Effect the Merger........................................       A-31
7.2        Conditions to Obligations of Wells Fargo..........................................................       A-32
7.3        Conditions to Obligations of Norwest..............................................................       A-33

                                                      ARTICLE VIII
                                               TERMINATION AND AMENDMENT

8.1        Termination.......................................................................................       A-33
8.2        Effect of Termination.............................................................................       A-34
8.3        Amendment.........................................................................................       A-34
8.4        Extension; Waiver.................................................................................       A-34

                                                       ARTICLE IX
                                                   GENERAL PROVISIONS

9.1        Closing...........................................................................................       A-34
9.2        Nonsurvival of Representations, Warranties and Agreements.........................................       A-34
9.3        Expenses..........................................................................................       A-35
9.4        Notices...........................................................................................       A-35
9.5        Interpretation....................................................................................       A-35
9.6        Counterparts......................................................................................       A-35
9.7        Entire Agreement..................................................................................       A-35
9.8        Governing Law.....................................................................................       A-36
9.9        Publicity.........................................................................................       A-36
9.10       Assignment; Third Party Beneficiaries.............................................................       A-36

Exhibit A--Wells Fargo Option Agreement
Exhibit B--Norwest Option Agreement
Exhibit 6.5(a)(1)--Form of Affiliate Letter Addressed to Norwest
Exhibit 6.5(a)(2)--Form of Affiliate Letter Addressed to Wells Fargo

                             INDEX OF DEFINED TERMS

                                                                                 SECTION                PAGE NO.
                                                                    ---------------------------------  -----------
1995 ESOP Convertible Preferred...................................  3.2(a)...........................         A-7
1996 ESOP Convertible Preferred...................................  3.2(a)...........................         A-7
1997 ESOP Convertible Preferred...................................  3.2(a)...........................         A-6
1998 ESOP Convertible Preferred...................................  3.2(a)...........................         A-6
Agreement.........................................................  Recitals.........................         A-1
BHC Act...........................................................  3.1(a)...........................         A-6
CERCLA............................................................  3.19.............................        A-15
Certificate.......................................................  1.4(d)...........................         A-2
Certificate of Merger.............................................  1.2..............................         A-1
Closing...........................................................  9.1..............................        A-34
Closing Date......................................................  9.1..............................        A-34
Code..............................................................  1.6(b)...........................         A-3
Confidentiality Agreement.........................................  6.2(b)...........................        A-28
Delaware Secretary................................................  1.2..............................         A-2
DGCL..............................................................  1.1(a)...........................         A-1
DPC Shares........................................................  1.4(a)...........................         A-2
Effective Time....................................................  1.2..............................         A-2
ERISA.............................................................  3.11(a)..........................        A-12
ESOP Convertible Preferred........................................  3.2(a)...........................         A-7
Exchange Act......................................................  3.6..............................        A-10
Exchange Agent....................................................  2.1..............................         A-4
Exchange Fund.....................................................  2.1..............................         A-4
Exchange Ratio....................................................  1.4(a)...........................         A-2
Federal Reserve Board.............................................  3.4..............................         A-9
GAAP..............................................................  1.9..............................         A-4
Governmental Entity...............................................  3.4..............................         A-9
Indemnified Parties...............................................  6.8(a)...........................        A-30
Injunction........................................................  7.1(e)...........................        A-32
IRS...............................................................  3.10(a)..........................        A-11
Joint Proxy Statement.............................................  3.4..............................         A-9
Liens.............................................................  3.2(b)...........................         A-8
Material Adverse Effect...........................................  3.1(a)...........................         A-6
Merger............................................................  Recitals.........................         A-1
Merger Consideration..............................................  1.1(b)...........................         A-1
Merger Sub........................................................  Recitals.........................         A-1
Merger Sub Common Stock...........................................  1.5..............................         A-3
New Benefit Plans.................................................  6.7(a)...........................        A-29
Non-Subsidiary Affiliate..........................................  3.2(b)...........................         A-8
Norwest...........................................................  Recitals.........................         A-1
Norwest 10-K......................................................  3.6..............................        A-10
Norwest Benefit Plans.............................................  3.11(a)..........................        A-12
Norwest Capital Stock.............................................  3.2(a)...........................         A-7
Norwest Certificate...............................................  3.1..............................         A-6
Norwest Common Stock..............................................  1.4(a)...........................         A-2
Norwest Contract..................................................  3.14(a)..........................        A-14
Norwest Convertible Debentures....................................  3.2(a)...........................         A-7
Norwest Convertible Preferred Stock...............................  3.2(a)...........................         A-7

                                                                                 SECTION                PAGE NO.
                                                                    ---------------------------------  -----------
Norwest Disclosure Schedule.......................................  3................................         A-6
Norwest DRIP......................................................  3.2(a)...........................         A-7
Norwest ERISA Affiliate...........................................  3.11(a)..........................        A-12
Norwest New Preferred Stock.......................................  1.4(c)...........................         A-2
Norwest Option Agreement..........................................  Recitals.........................         A-1
Norwest Preference Stock..........................................  3.2(a)...........................         A-7
Norwest Preferred Stock...........................................  3.2(a)...........................         A-6
Norwest Regulatory Agreement......................................  3.15.............................        A-14
Norwest Reports...................................................  3.12.............................        A-13
Norwest Rights....................................................  3.2(a)...........................         A-7
Norwest Rights Agreement..........................................  1.4(a)...........................         A-2
Norwest Series B Adjustable Preferred.............................  1.4(b)...........................         A-2
Norwest Series H Adjustable Preferred.............................  1.4(c)...........................         A-2
Norwest Stock Plans...............................................  3.2(a)...........................         A-7
Norwest Stockholder Rights........................................  1.4(a)...........................         A-2
Norwest Warrants..................................................  3.2(a)...........................         A-7
NYSE..............................................................  2.2(e)...........................         A-5
OCC...............................................................  3.5..............................         A-9
Option Agreements.................................................  Recitals.........................         A-1
Pending Norwest Acquisitions......................................  3.2(a)...........................         A-7
Permitted Norwest Acquisitions....................................  5.2(b)(iv).......................        A-26
Permitted Wells Fargo Acquisitions................................  5.2(b)(iv).......................        A-26
Regulatory Agencies...............................................  3.5..............................         A-9
Requisite Regulatory Approvals....................................  7.1(c)...........................        A-32
S-4...............................................................  3.4..............................         A-9
SBA...............................................................  3.4..............................         A-9
SEC...............................................................  3.4..............................         A-9
Securities Act....................................................  3.12.............................        A-13
SRO...............................................................  3.4..............................         A-9
State Approvals...................................................  3.4..............................         A-9
State Regulator...................................................  3.5..............................         A-9
Subsidiary........................................................  3.1(a)...........................         A-6
Surviving Corporation.............................................  Recitals.........................         A-1
Tax...............................................................  3.10(b)..........................        A-12
Taxes.............................................................  3.10(b)..........................        A-12
Trust Account Shares..............................................  1.4(a)...........................         A-2
Wells Fargo.......................................................  Recitals.........................         A-1
Wells Fargo 10-K..................................................  4.6..............................        A-19
Wells Fargo Benefit Plans.........................................  4.11(a)..........................        A-21
Wells Fargo Capital Stock.........................................  1.4(a)...........................         A-2
Wells Fargo Certificate...........................................  4.1(a)...........................        A-16
Wells Fargo Common Stock..........................................  1.4(a)...........................         A-2
Wells Fargo Contract..............................................  4.14(a)..........................        A-23
Wells Fargo Disclosure Schedule...................................  4................................        A-16
Wells Fargo DRIP..................................................  4.2(a)...........................        A-16
Wells Fargo ERISA Affiliate.......................................  4.11(a)..........................        A-21
Wells Fargo ESPP..................................................  4.2(a)...........................        A-16
Wells Fargo Option Agreement......................................  Recitals.........................         A-1
Wells Fargo Preferred Stock.......................................  1.4(c)...........................         A-2
Wells Fargo Regulatory Agreement..................................  4.15.............................        A-23

                                                                                 SECTION                PAGE NO.
                                                                    ---------------------------------  -----------
Wells Fargo Reports...............................................  4.12.............................        A-22
Wells Fargo Rights................................................  4.2(a)...........................        A-17
Wells Fargo Series B Preferred....................................  1.4(b)...........................         A-2
Wells Fargo Series H Preferred....................................  1.4(c)...........................         A-2
Wells Fargo Stock Plans...........................................  4.2(a)...........................        A-16
Year 2000 Issues..................................................  3.21.............................        A-15

                          AGREEMENT AND PLAN OF MERGER

    AGREEMENT AND PLAN OF MERGER, dated as of June 7, 1998, and amended and restated as of September 10, 1998 (this "Agreement"), by and among WELLS FARGO & COMPANY, a Delaware corporation ("Wells Fargo"), NORWEST CORPORATION, a Delaware corporation ("Norwest") and WFC Holdings Corporation, a Delaware corporation and a wholly-owned subsidiary of Norwest ("Merger Sub").

                             W I T N E S S E T H :

    WHEREAS, the Boards of Directors of Norwest, Merger Sub and Wells Fargo have determined that it is in the best interests of their respective companies and their stockholders to consummate the strategic business combination transaction provided for herein in which Wells Fargo will, subject to the terms and conditions set forth herein, merge with and into Merger Sub (the "Merger"), so that Merger Sub is the surviving corporation (hereinafter sometimes referred to in such capacity as the "Surviving Corporation") in the Merger; and

    WHEREAS, as soon as practicable after consummation of the Merger, Norwest shall take appropriate action in order to change its name to "Wells Fargo & Company"; and

    WHEREAS, as a condition to, and immediately after, the execution of this Agreement, and as a condition to the execution of the Norwest Option Agreement, Wells Fargo and Norwest are entering into a Wells Fargo stock option agreement (the "Wells Fargo Option Agreement") in the form attached hereto as Exhibit A; and

    WHEREAS, as a condition to, and immediately after, the execution of this Agreement, and as a condition to the execution of the Wells Fargo Option Agreement, Wells Fargo and Norwest are entering into a Norwest stock option agreement (the "Norwest Option Agreement"; and together with the Wells Fargo Option Agreement, the "Option Agreements") in the form attached hereto as Exhibit B; and

    WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

    NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

                                   ARTICLE I
                                   THE MERGER

    1.1 THE MERGER. (a) Subject to the terms and conditions of this Agreement, in accordance with General Corporation Law of the State of Delaware (the "DGCL"), at the Effective Time, Wells Fargo shall merge with and into Merger Sub. Merger Sub shall be the Surviving Corporation in the Merger, and shall continue its corporate existence under the laws of the State of Delaware. Upon consummation of the Merger, the separate corporate existence of Wells Fargo shall terminate.

          (b) Norwest and Wells Fargo may at any time change the method of effecting the combination of Wells Fargo and Norwest (including without limitation the provisions of this Article I) if and to the extent they deem such change to be desirable, including without limitation to provide for a merger of Wells Fargo with Norwest or another wholly-owned Subsidiary of Norwest; provided, however, that no such change shall (A) alter or change the amount of consideration to be provided to holders of Wells Fargo Capital Stock as provided for in this Agreement (the "Merger Consideration"), (B) adversely affect the tax treatment of stockholders as a result of receiving the Merger Consideration or
(C) materially impede or delay consummation of the transactions contemplated by this Agreement.

    1.2 EFFECTIVE TIME. The Merger shall become effective as set forth in the certificate of merger (the "Certificate of Merger") which shall be filed with the Secretary of State of the State of Delaware

(the "Delaware Secretary") on the Closing Date. The term "Effective Time" shall be the date and time when the Merger becomes effective, as set forth in the Certificate of Merger.

    1.3 EFFECTS OF THE MERGER. At and after the Effective Time, the Merger shall have the effects set forth in Sections 259 and 261 of the DGCL.

    1.4  CONVERSION OF WELLS FARGO COMMON STOCK; WELLS FARGO PREFERRED
STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of Wells Fargo, Norwest or the holder of any of the following securities:

    (a) Subject to Section 2.2(e), each share of the common stock, par value $5.00 per share, of Wells Fargo (the "Wells Fargo Common Stock" and, together with the Wells Fargo Preferred Stock, the "Wells Fargo Capital Stock") issued and outstanding immediately prior to the Effective Time, except for shares of Wells Fargo Common Stock owned by Wells Fargo as treasury stock or owned, directly or indirectly, by Wells Fargo, Norwest or Merger Sub or any of their respective wholly-owned subsidiaries (other than shares of Wells Fargo Common Stock held, directly or indirectly, in trust accounts, managed accounts and the like, or otherwise held in a fiduciary capacity, that are beneficially owned by third parties (any such shares, whether held directly or indirectly by Wells Fargo or Norwest, as the case may be, being referred to herein as "Trust Account Shares") and other than any shares of Wells Fargo Capital Stock held by Wells Fargo or Norwest or any of their respective Subsidiaries in respect of a debt previously contracted (any such shares of Wells Fargo Capital Stock, and shares of Norwest Common Stock which are similarly held, whether held directly or indirectly by Wells Fargo or Norwest or any of their respective Subsidiaries, being referred to herein as "DPC Shares")) shall be converted into the right to receive 10.0 shares (the "Exchange Ratio") of the common stock, par value $1 2/3 per share, of Norwest (together with the preferred share purchase rights (the "Norwest Stockholder Rights") issued to the holders thereof pursuant to that certain Rights Agreement, dated as of November 22, 1988 (as such may be amended, supplemented, restated or replaced from time to time), between Norwest and Citibank, N.A. (the "Norwest Rights Agreement"), (the "Norwest Common Stock")), together with the same number of Norwest Stockholder Rights attached thereto, unless the Norwest Rights Agreement expires and is not renewed or replaced prior to the Effective Time..

    (b) Each share of Wells Fargo Adjustable Rate Cumulative Preferred Stock, Series B, without par value (the "Wells Fargo Series B Preferred"), issued and outstanding immediately prior to the Effective Time shall be converted, automatically and without the requirement of any exchange of any certificate representing such stock, into one share of adjustable-rate cumulative preferred stock of Norwest designated as the Adjustable Rate Cumulative Preferred Stock, Series B, of Norwest (the "Norwest Series B Adjustable Preferred"). The terms of the Norwest Series B Adjustable Preferred shall be substantially the same as the terms of the Wells Fargo Series B Preferred.

    (c) Each share of Wells Fargo 6.59% Adjustable Rate Noncumulative Preferred Stock, Series H, without par value (the "Wells Fargo Series H Preferred" and, together with the Wells Fargo Series B Preferred, the "Wells Fargo Preferred Stock"), issued and outstanding immediately prior to the Effective Time, shall be converted, automatically and without the requirement of any exchange of any certificate representing such stock, into one share of 6.59% Adjustable-Rate Noncumulative Preferred Stock of Norwest, Series H (the "Norwest Series H Adjustable Preferred" and, together with the Norwest Series B Adjustable Preferred, the "Norwest New Preferred Stock"). The terms of the Norwest Series H Adjustable Preferred shall be substantially the same as the terms of the Wells Fargo Series H Preferred.

    (d) All of the shares of Wells Fargo Common Stock converted into the right to receive Norwest Common Stock pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each a "Certificate") previously representing any such shares of Wells Fargo Common Stock shall thereafter represent only the right to receive (i) a certificate representing the number of whole shares of Norwest Common Stock and (ii) cash in lieu of fractional shares into which the shares of Wells Fargo Common Stock represented by such Certificate have been converted pursuant to this Section 1.4 and Section 2.2(e). Certificates previously representing shares of Wells Fargo Common Stock shall be exchanged for certificates representing whole shares of Norwest Common Stock and cash in lieu of fractional shares issued in consideration therefor upon the surrender of such Certificates in accordance with Section 2.2, without any interest thereon. If, prior to the Effective Time, the outstanding shares of Norwest Common Stock or Wells Fargo Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, an appropriate and proportionate adjustment shall be made to the Exchange Ratio.
    (e) At the Effective Time, all shares of Wells Fargo Common Stock that are owned, directly or indirectly, by Wells Fargo or Norwest or any of their respective wholly owned Subsidiaries (other than Trust Account Shares and DPC Shares) shall be cancelled and shall cease to exist and no stock of Norwest or other consideration shall be delivered in exchange therefor.

    (f) All of the shares of Wells Fargo Preferred Stock converted into Norwest New Preferred Stock pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of Wells Fargo Preferred Stock shall as of the Effective Time be deemed to represent as of the Effective Time the number of shares of corresponding Norwest New Preferred Stock into which the shares of Wells Fargo Preferred Stock represented by such preferred stock certificate have been converted pursuant to this Section 1.4.

    1.5 MERGER SUB CAPITAL STOCK. At and after the Effective Time, each share of common stock, par value $1.00 per share, of Merger Sub ("Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of the Surviving Corporation and shall not be affected by the Merger.

    1.6 OPTIONS. (a) At the Effective Time, each option granted by Wells Fargo to purchase shares of Wells Fargo Common Stock which is outstanding and unexercised immediately prior thereto shall cease to represent a right to acquire shares of Wells Fargo Common Stock and shall be converted automatically into an option to purchase shares of Norwest Common Stock in an amount and at an exercise price determined as provided below (and otherwise subject to the terms of the Wells Fargo Stock Plans and the agreements evidencing grants thereunder):

        (i) The number of shares of Norwest Common Stock to be subject to the new option shall be equal to the product of the number of shares of Wells Fargo Common Stock subject to the original option and the Exchange Ratio, PROVIDED that any fractional shares of Norwest Common Stock resulting from such multiplication shall be rounded to the nearest whole share; and

        (ii) The exercise price per share of Norwest Common Stock under the new option shall be equal to the exercise price per share of Wells Fargo Common Stock under the original option divided by the Exchange Ratio, PROVIDED that such exercise price shall be rounded to the nearest whole cent.

    (b) The adjustment provided herein with respect to any options which are "incentive stock options" (as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code")), shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the Code. The duration and other terms of the new option shall be the same as the original option except that all references to Wells Fargo shall be deemed to be references to Norwest.

    1.7 CERTIFICATE OF INCORPORATION. At the Effective Time, the Certificate of Incorporation of Merger Sub shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law.

    1.8 BY-LAWS. At the Effective Time, the By-Laws of Merger Sub shall be the By-Laws of the Surviving Corporation until thereafter amended in accordance with applicable law.

    1.9 TAX AND ACCOUNTING CONSEQUENCES. It is intended that the Merger shall constitute a "reorganization" within the meaning of Section 368(a) of the Code, that this Agreement shall constitute a "plan of reorganization" for the purposes of Sections 354 and 361 of the Code and that the Merger shall be accounted for as a "pooling of interests" under generally accepted accounting principles ("GAAP").

    1.10 MANAGEMENT. (a) At the Effective Time, Paul Hazen shall be Chairman of the Board of Directors of Norwest and Richard M. Kovacevich shall be President and Chief Executive Officer of Norwest.

           (b) At the Effective Time, the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation and By-Laws of the Surviving Corporation, or as otherwise provided by the DGCL.

    1.11 BOARD OF DIRECTORS. (a) From and after the Effective Time, until duly changed in compliance with applicable law and the Certificate of Incorporation and By-Laws of Norwest, the Board of Directors of Norwest shall consist of (i) Mr. Kovacevich, Mr. Hazen, Leslie S. Biller and Rodney L. Jacobs and (ii) the then-current members of the Norwest Board of Directors, other than Messrs. Kovacevich and Biller and (iii) a number of persons designated by Mr. Hazen and the Board of Directors of Wells Fargo equal to the number of directors contemplated by clause (ii) of this sentence.

           (b) From and after the Effective Time, until duly changed in compliance with applicable law and the Certificate of Incorporation and By-Laws of the Surviving Corporation, the Board of Directors of the Surviving Corporation shall consist of the directors of Merger Sub immediately prior to the Effective Time.

    1.12 HEADQUARTERS OF NORWEST AND THE SURVIVING CORPORATION. From and after the Effective Time, the location of the headquarters and principal executive offices of Norwest and the Surviving Corporation shall each be that of the headquarters and principal executive offices of Wells Fargo as of the date of this Agreement.

                                   ARTICLE II
                               EXCHANGE OF SHARES

    2.1 NORWEST TO MAKE SHARES AVAILABLE. At or prior to the Effective Time, Norwest shall deposit, or shall cause to be deposited, with Norwest Bank Minnesota, N.A., or another bank or trust company reasonably acceptable to each of Wells Fargo and Norwest (the "Exchange Agent"), for the benefit of the holders of Certificates, for exchange in accordance with this Article II, certificates representing the shares of Norwest Common Stock, and cash in lieu of any fractional shares (such cash and certificates for shares of Norwest Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund"), to be issued pursuant to
Section 1.4 and paid pursuant to Section 2.2(a) in exchange for outstanding shares of Wells Fargo Common Stock.

    2.2 EXCHANGE OF SHARES. (a) As soon as practicable after the Effective Time, and in no event later than five business days thereafter, the Exchange Agent shall mail to each holder of record of one or more Certificates a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for certificates representing the shares of Norwest Common Stock and any cash in lieu of fractional shares into which the shares of Wells Fargo Common Stock represented by such Certificate or

Certificates shall have been converted pursuant to this Agreement. Upon proper surrender of a Certificate or Certificates for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Certificate or Certificates shall be entitled to receive in exchange therefor, as applicable, (i) a certificate representing that number of whole shares of Norwest Common Stock to which such holder of Wells Fargo Common Stock shall have become entitled pursuant to the provisions of Article I and (ii) a check representing the amount of any cash in lieu of fractional shares which such holder has the right to receive in respect of the Certificate or Certificates surrendered pursuant to the provisions of this
Article II, and the Certificate or Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any cash in lieu of fractional shares or on any unpaid dividends and distributions payable to holders of Certificates.

          (b) No dividends or other distributions declared with respect to Norwest Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Article II. After the surrender of a Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Norwest Common Stock represented by such Certificate.

          (c) If any certificate representing shares of Norwest Common Stock is to be issued in a name other than that in which the Certificate or Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Certificate or Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of Norwest Common Stock in any name other than that of the registered holder of the Certificate or Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

          (d) After the Effective Time, there shall be no transfers on the stock transfer books of Wells Fargo of the shares of Wells Fargo Capital Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for certificates representing shares of Norwest Common Stock or Norwest New Preferred Stock as provided in this Article II.

          (e) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Norwest Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Norwest Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Norwest. In lieu of the issuance of any such fractional share, Norwest shall pay to each former stockholder of Wells Fargo who otherwise would be entitled to receive such fractional share an amount in cash determined by multiplying (i) the average of the closing-sale prices of Norwest Common Stock on the New York Stock Exchange, Inc. (the "NYSE") as reported by THE WALL STREET JOURNAL for the five trading days immediately preceding the date of the Effective Time by (ii) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of Norwest Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 1.4.

          (f) Any portion of the Exchange Fund that remains unclaimed by the stockholders of Wells Fargo for 12 months after the Effective Time shall be paid to Norwest. Any former stockholders of Wells Fargo who have not theretofore complied with this Article II shall thereafter look only to Norwest for payment of the shares of Norwest Common Stock, cash in lieu of any fractional shares and any unpaid dividends and distributions on the Norwest Common Stock deliverable in respect of each share of Wells Fargo Common Stock, as the case may be, such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Wells Fargo, Norwest, the Exchange Agent or any other person shall be liable to any former holder of shares of Wells Fargo Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

          (g) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Norwest, the posting by such person of a bond in such amount as Norwest may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Norwest Common Stock and any cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

                                  ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF NORWEST

    Except as disclosed in the Norwest disclosure schedule delivered to Wells Fargo concurrently herewith (the "Norwest Disclosure Schedule") Norwest hereby represents and warrants to Wells Fargo as follows:

    3.1 CORPORATE ORGANIZATION. (a) Norwest is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Norwest has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, have a Material Adverse Effect on Norwest. As used in this Agreement, the term "Material Adverse Effect" means, with respect to Wells Fargo, Norwest or the Surviving Corporation, as the case may be, a material adverse effect on (i) the business, operations, results of operations or financial condition of such party and its Subsidiaries taken as a whole or (ii) the ability of such party to timely consummate the transactions contemplated hereby. As used in this Agreement, the word "Subsidiary" when used with respect to any party, means any bank, corporation, partnership, limited liability company, or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes and shall include, in the case of Norwest, Merger Sub. Norwest is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). True and complete copies of the Restated Certificate of Incorporation of Norwest (the "Norwest Certificate") and By-Laws of Norwest, as in effect as of the date of this Agreement, have previously been made available by Norwest to Wells Fargo.

    (b) Each Norwest Subsidiary (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would have a Material Adverse Effect on Norwest and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted.

    3.2 CAPITALIZATION. (a) The authorized capital stock of Norwest consists of (i) 2,000,000,000 shares of Norwest Common Stock (each of which includes one Norwest Stockholder Right), of which, as of May 31, 1998, 759,498,405 shares were issued and outstanding and 11,614,744 shares were held in treasury, (ii) 5,000,000 shares of preferred stock, without par value (the "Norwest Preferred Stock"), of which, as of the date hereof, (A) 27,508 shares were issued and outstanding as 1998 ESOP Cumulative Convertible Preferred Stock, $1,000 stated value per share (the "1998 ESOP Convertible Preferred"); (B) 20,135 shares were issued and outstanding as 1997 ESOP Cumulative Convertible

Preferred Stock, $1,000 stated value per share (the "1997 ESOP Convertible Preferred"); (C) 22,644 shares were issued and outstanding as 1996 ESOP Cumulative Convertible Preferred Stock, $1,000 stated value per share (the "1996 ESOP Convertible Preferred"); (D) 20,510 shares were issued and outstanding as 1995 ESOP Cumulative Convertible Preferred Stock, $1,000 stated value per share (the "1995 ESOP Convertible Preferred"); (E) 9,956 shares were issued and outstanding as ESOP Cumulative Convertible Preferred Stock, $1,000 stated value per share (the "ESOP Convertible Preferred" and, together with the 1998 ESOP Convertible Preferred, the 1997 ESOP Convertible Preferred, the 1996 ESOP Convertible Preferred and the 1995 ESOP Convertible Preferred, the "Norwest Convertible Preferred Stock"); (F) 980,000 shares (including 25,000 shares held by a Norwest Subsidiary) were issued and outstanding as Cumulative Tracking Preferred Stock, $200 stated value per share; and (F) no shares were issued or outstanding as Series A Junior Participating Preferred Stock or of any other series, and (iii) 4,000,000 shares of Norwest Preference Stock, without par value (the "Norwest Preference Stock"), of which no shares are issued or outstanding as of the date hereof. All of the issued and outstanding shares of Norwest Common Stock, Norwest Preferred Stock and Norwest Preference Stock (collectively, the "Norwest Capital Stock") have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except pursuant to the terms of (i) the Norwest Option Agreement, (ii) options and stock issued pursuant to employee and director stock plans of Norwest in effect as of the date hereof (the "Norwest Stock Plans"),
(iii) the Norwest Convertible Preferred Stock, (iv) the Norwest Rights Agreement, (v) the Norwest 6-3/4% Convertible Subordinated Debentures, due 2003 (the "Norwest Convertible Debentures"), (vi) warrants exercisable for shares of Norwest Common Stock held by Subsidiaries of Norwest as described in the Norwest 10-K (the "Norwest Warrants") and (vii) for certain acquisitions (the "Pending Norwest Acquisitions") pending as of the date hereof (a list of which has previously been made available to Wells Fargo) pursuant to which not more than 19,800,000 shares of Norwest Common Stock in the aggregate shall be issued or become issuable, Norwest does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Norwest Capital Stock or any other equity securities of Norwest or any securities representing the right to purchase or otherwise receive any shares of Norwest Capital Stock (collectively, including the items contemplated by clauses (i) through (v) of this sentence, the "Norwest Rights"). As of May 31, 1998, no shares of Norwest Capital Stock were reserved for issuance, except for 151,139,585 shares of Norwest Common Stock reserved for issuance upon exercise of the Norwest Option Agreement, 2,500,057 shares of Norwest Common Stock reserved for issuance in connection with the Norwest Direct Purchase Plan, including dividend reinvestment (the "Norwest DRIP"), 131,949,375 shares of Norwest Common Stock reserved for issuance upon the exercise of stock options pursuant to the Norwest Stock Plans and in respect of the employee and director savings, compensation and deferred compensation plans described in the Norwest 10-K and 34,600 shares of Norwest Common Stock reserved for issuance in connection with the Norwest Convertible Debentures, 35,928,348 shares of Norwest Common Stock reserved for issuance in respect of the Norwest Warrants, 19,800,000 shares of Norwest Common Stock reserved in connection with the Pending Norwest Acquisitions and 1,125,000 shares of Series A Junior Participating Preferred Stock reserved for issuance in connection with the Norwest Rights Agreement. Since May 31, 1998, Norwest has not issued any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, other than as permitted by
Section 5.2(b) and pursuant to the Norwest Option Agreement. Norwest has previously provided Wells Fargo with a list of the option holders, the date of each option to purchase Norwest Common Stock granted, the number of shares subject to each such option, the expiration date of each such option, and the price at which each such option may be exercised under an applicable Norwest Stock Plan. In no event will the aggregate number of shares of Norwest Common Stock outstanding at the Effective Time (including all shares of Norwest Common Stock subject to Norwest Rights other than the Norwest Option Agreement) exceed the number specified in Section 3.2(a) of the Norwest Disclosure Schedule. The authorized capital stock of Merger Sub consists of 1,000 shares of Merger Sub Common

Stock, all of which are validly issued, fully paid and nonassessable, and are owned by Norwest free and clear of any Lien.

    (b) Norwest owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Norwest Subsidiaries, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever ("Liens"), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (subject to 12 U.S.C. Section 55) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Norwest Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. Section 3.2(b) of the Norwest Disclosure Schedule sets forth a list of the material investments of Norwest in corporations, joint ventures, partnerships, limited liability companies and other entities other than its Subsidiaries (each a "Non-Subsidiary Affiliate"). Merger Sub does not have any subsidiaries or material investments of any kind in any entity. Merger Sub has been incorporated on behalf of Norwest solely for purposes of accomplishing the Merger, has not engaged in any other business activity and has conducted its operations only as contemplated hereby.

    3.3 AUTHORITY; NO VIOLATION. (a) Each of Norwest and Merger Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of each of Norwest and Merger Sub. Norwest, as sole stockholder of Merger Sub, has approved this Agreement and the transactions contemplated hereby. The Board of Directors of Norwest has directed that the issuance of Norwest Common Stock in the Merger and the amendments to the Norwest Certificate contemplated by Section 6.12 be submitted to Norwest's stockholders for adoption at a meeting of such stockholders and, except for (i) the approval of the issuance of Norwest Common Stock in the Merger by the affirmative vote of the holders of a majority of the shares of Norwest Common Stock voting at such meeting and the adoption of the amendments to the Norwest Certificate contemplated by Section 6.12 by the affirmative vote of the holders of a majority of the outstanding shares of Norwest Common Stock, (ii) the filing by Norwest with the Delaware Secretary of certificate of designations with respect to the Norwest New Preferred Stock and
(iii) the amendment of the Norwest Certificate contemplated by Section 6.12 and the amendment of the Norwest By-Laws contemplated by Section 6.13, no other corporate proceedings on the part of Norwest are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Norwest and Merger Sub and (assuming due authorization, execution and delivery by Wells Fargo) constitutes a valid and binding obligation of Norwest and Merger Sub, enforceable against Norwest and Merger Sub in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies).

    (b) Neither the execution and delivery of this Agreement by Norwest or Merger Sub nor the consummation by Norwest or Merger Sub of the transactions contemplated hereby, nor compliance by Norwest or Merger Sub with any of the terms or provisions hereof, will (i) violate any provision of the Certificate of Incorporation or By-Laws of Norwest or Merger Sub or (ii) assuming that the consents and approvals referred to in Section 3.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Norwest, any of its Subsidiaries or Non-Subsidiary Affiliates or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Norwest, any of its Subsidiaries or Non-Subsidiary Affiliates under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Norwest, any of its Subsidiaries or its Non-Subsidiary Affiliates is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, will not have a Material Adverse Effect on Norwest.

    3.4 CONSENTS AND APPROVALS. Except for (i) the filing of applications and notices, as applicable, with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under the BHC Act and the Federal Reserve Act, as amended, and approval of such applications and notices, (ii) the filing of any required applications or notices with any state or foreign agencies and approval of such applications and notices (the "State Approvals"), (iii) the filing with the Securities and Exchange Commission (the "SEC") of a joint proxy statement in definitive form relating to the meetings of Wells Fargo's and Norwest's stockholders to be held in connection with this Agreement and the transactions contemplated hereby (the "Joint Proxy Statement"), and of the registration statement on Form S-4 (the "S-4") in which the Joint Proxy Statement will be included as a prospectus, (iv) the filing of the Certificate of Merger with the Delaware Secretary pursuant to the DGCL, (v) any notices to or filings with the Small Business Administration ("SBA"), (vi) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of federal and state securities laws relating to the regulation of broker-dealers, investment advisers or transfer agents, and federal commodities laws relating to the regulation of futures commission merchants and the rules and regulations thereunder and of any applicable industry self-regulatory organization ("SRO"), and the rules of the NYSE, or which are required under consumer finance, mortgage banking and other similar laws, (vii) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of Norwest Capital Stock pursuant to this Agreement and
(viii) the approval of this Agreement by the requisite vote of the stockholders of Wells Fargo, the approval of the issuance of shares of Norwest Common Stock pursuant hereto by the requisite vote of stockholders of Norwest and the approval of the amendment of the Norwest Certificate contemplated by Section
6.12 by the stockholders of Norwest, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a "Governmental Entity") are necessary in connection with (A) the execution and delivery by Norwest of this Agreement and (B) the consummation by Norwest of the Merger and the other transactions contemplated hereby.

    3.5 REPORTS. Norwest and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 1996 with (i) the Federal Reserve Board, (ii) the Federal Deposit Insurance Corporation, (iii) any state regulatory authority (each a "State Regulator"),
(iv) the Office of the Comptroller of the Currency (the "OCC"), (v) the SEC and
(vi) any SRO (collectively "Regulatory Agencies"), and all other reports and statements required to be filed by them since January 1, 1996, including, without limitation, any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, will not have a Material Adverse Effect on Norwest. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of the business of Norwest and its Subsidiaries, no Regulatory Agency has initiated any proceeding or, to the best knowledge of Norwest, investigation into the business or operations of Norwest or any of its Subsidiaries since January 1, 1996, except where such proceedings or investigation will not, either individually or in the aggregate, have a Material Adverse Effect on Norwest. There is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of Norwest or any of its Subsidiaries which, in the reasonable judgment of Norwest, will, either individually or in the aggregate, have a Material Adverse Effect on Norwest.

    3.6 FINANCIAL STATEMENTS. Norwest has previously made available to Wells Fargo copies of (i) the consolidated balance sheets of Norwest and its Subsidiaries as of December 31, for the fiscal years 1996 and 1997, and the related consolidated statements of income, comprehensive income, changes in stockholders' equity and cash flows for the fiscal years 1995 through 1997, inclusive, as reported in Norwest's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (the "Norwest 10-K") filed with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in each case accompanied by the audit report of KPMG Peat Marwick LLP, independent public accountants with respect to Norwest; and (ii) the consolidated balance sheets of Norwest and its Subsidiaries as of March 31, 1998 and the related consolidated statements of comprehensive income, changes in stockholders' equity and cash flows for the three months ended March 31, 1998, as reported in Norwest's Quarterly Report on Form 10-Q for the three months ended March 31, 1998 filed with the SEC under the Exchange Act. The March 31, 1998 consolidated balance sheet of Norwest (including the related notes, where applicable) fairly presents in all material respects the consolidated financial position of Norwest and its Subsidiaries as of the date thereof, and the other financial statements referred to in this Section 3.6 (including the related notes, where applicable) fairly present in all material respects the results of the consolidated operations and changes in stockholders' equity and consolidated financial position of Norwest and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth, subject to normal adjustments in the case of unaudited statements; each of such statements (including the related notes, where applicable) complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been prepared in all material respects in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Norwest and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

    3.7 BROKER'S FEES. Neither Norwest nor any Norwest Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with the Merger or related transactions contemplated by this Agreement or the Option Agreements.

    3.8 ABSENCE OF CERTAIN CHANGES OR EVENTS. (a) Except as publicly disclosed in Norwest Reports filed prior to the date hereof, since December 31, 1997, no event or events have occurred that have had, either individually or in the aggregate, a Material Adverse Effect on Norwest.

    (b) Except as publicly disclosed in Norwest Reports filed prior to the date hereof, since December 31, 1997, Norwest and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

    (c) Since December 31, 1997, neither Norwest nor any of its Subsidiaries has
(i) except for such actions as are in the ordinary course of business or except as required by applicable law, (A) increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of December 31, 1997, or (B) granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonuses, which in the aggregate exceed 5% of Norwest's 1997 salary and employee benefits expenses (other than customary year-end bonuses for fiscal 1997 and, if applicable, 1998) or (ii) suffered any strike, work stoppage, slowdown, or other labor disturbance which will, either individually or in the aggregate, have a Material Adverse Effect on Norwest.

    3.9 LEGAL PROCEEDINGS. (a) Neither Norwest nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of Norwest's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Norwest or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement or the Norwest Option Agreement as to which, in any such case, there is a reasonable probability of an adverse determination and which, if adversely determined, will, either individually or in the aggregate, have a Material Adverse Effect on Norwest.

    (b) There is no injunction, order, judgment, decree, or regulatory restriction (other than those that apply to similarly situated bank holding companies or banks) imposed upon Norwest, any of its Subsidiaries or the assets of Norwest or any of its Subsidiaries that has had, or will have, either individually or in the aggregate, a Material Adverse Effect on Norwest or the Surviving Corporation.

    3.10 TAXES AND TAX RETURNS. (a) Each of Norwest and its Subsidiaries has duly filed all federal, state, foreign and local information returns and tax returns required to be filed by it on or prior to the date hereof (all such returns being accurate and complete in all material respects) and has duly paid or made provisions for the payment of all Taxes and other governmental charges which have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities on or prior to the date of this Agreement (including, without limitation, if and to the extent applicable, those due in respect of its properties, income, business, capital stock, deposits, franchises, licenses, sales and payrolls) other than (i) Taxes or other charges which are not yet delinquent or are being contested in good faith and have not been finally determined, or (ii) information returns, tax returns, Taxes or other governmental charges as to which the failure to file, pay or make provision for will not, either individually or in the aggregate, have a Material Adverse Effect on Norwest. The federal income tax returns of Norwest and its Subsidiaries have been examined by the Internal Revenue Service (the "IRS") for all years to and including 1990 and for 1992 and any liability with respect thereto has been satisfied or any liability with respect to deficiencies asserted as a result of such examination is covered by adequate reserves. To the best of Norwest's knowledge, there are no material disputes pending, or claims asserted for, Taxes or assessments upon Norwest or any of its Subsidiaries for which Norwest does not have adequate reserves. In addition, (A) proper and accurate amounts have been withheld by Norwest and its Subsidiaries from their employees for all prior periods in compliance in all material respects with the tax withholding provisions of applicable federal, state and local laws, except where failure to do so will not, either individually or in the aggregate, have a Material Adverse Effect on Norwest, (B) federal, state, and local returns which are accurate and complete in all material respects have been filed by Norwest and its Subsidiaries for all periods for which returns were due with respect to income tax withholding, Social Security and unemployment taxes, except where failure to do so will not, either individually or in the aggregate, have a Material Adverse Effect on Norwest, (C) the amounts shown on such federal, state or local returns to be due and payable have been paid in full or adequate provision therefor has been included by Norwest in its consolidated financial statements, except where failure to do so will not, either individually or in the aggregate, have a Material Adverse Effect on Norwest and (D) there are no Tax liens upon any property or assets of Norwest or its Subsidiaries except liens for current taxes not yet due or liens that will not, either individually or in the aggregate, have a Material Adverse Effect on Norwest. Neither Norwest nor any of its Subsidiaries has been required to include in income any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by Norwest or any of its Subsidiaries, and the IRS has not initiated or proposed any such adjustment or change in accounting method, in either case which has had or will have, either individually or in the aggregate, a Material Adverse Effect on Norwest. Except as set forth in the financial statements described in Section 3.6, neither Norwest nor any of its Subsidiaries has entered into a transaction which is being accounted for as an installment obligation under Section 453 of the Code, which will have, either individually or in the aggregate, a Material Adverse Effect on Norwest.

    (b) As used in this Agreement, the term "Tax" or "Taxes" means all federal, state, local, and foreign income, excise, gross receipts, gross income, AD VALOREM, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding, and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.

    (c) No disallowance of a deduction under Section 162(m) of the Code for employee remuneration of any amount paid or payable by Norwest or any Subsidiary of Norwest under any contract, plan, program, arrangement or understanding will have, either individually or in the aggregate, a Material Adverse Effect on Norwest.

    3.11 EMPLOYEES. (a) The Norwest Disclosure Schedule sets forth a true and complete list of each material employee or director benefit plan, arrangement or agreement that is maintained, or contributed to, as of the date of this Agreement (the "Norwest Benefit Plans") by Norwest, any of its Subsidiaries or by any trade or business, whether or not incorporated (a "Norwest ERISA Affiliate"), all of which together with Norwest would be deemed a "single employer" within the meaning of Section 4001 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

    (b) Norwest has heretofore made available to Wells Fargo true and complete copies of each of the Norwest Benefit Plans and certain related documents, including, but not limited to, (i) the actuarial report for such Norwest Benefit Plan (if applicable) for each of the last two years and (ii) the most recent determination letter from the IRS (if applicable) for such Norwest Benefit Plan.

    (c) (i) Each of the Norwest Benefit Plans has been operated and administered in all material respects in compliance with applicable laws, including, but not limited to, ERISA and the Code, (ii) each of the Norwest Benefit Plans intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified, and there are no existing circumstances or any events that have occurred that will adversely affect the qualified status of any such Norwest Benefit Plan, (iii) with respect to each Norwest Benefit Plan that is subject to Title IV of ERISA, the present value of accrued benefits under such Norwest Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Norwest Benefit Plan's actuary with respect to such Norwest Benefit Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such Norwest Benefit Plan allocable to such accrued benefits, (iv) no Norwest Benefit Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees or directors of Norwest or its Subsidiaries beyond their retirement or other termination of service, other than (A) coverage mandated by applicable law, (B) death benefits or retirement benefits under any "employee pension plan" (as such term is defined in Section 3(2) of ERISA), (C) deferred compensation benefits accrued as liabilities on the books of Norwest or its Subsidiaries or (D) benefits the full cost of which is borne by the current or former employee or director (or his beneficiary), (v) no material liability under Title IV of ERISA has been incurred by Norwest, its Subsidiaries or any Norwest ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to Norwest, its Subsidiaries or any Norwest ERISA Affiliate of incurring a material liability thereunder, (vi) no Norwest Benefit Plan is a "multiemployer pension plan" (as such term is defined in Section 3(37) of ERISA), (vii) all contributions or other amounts payable by Norwest or its Subsidiaries as of the Effective Time with respect to each Norwest Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP and
Section 412 of the Code, (viii) none of Norwest, its Subsidiaries or any other person, including any fiduciary, has engaged in a transaction in connection with which Norwest, its Subsidiaries or any Norwest Benefit Plan will be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to Section 4975 or 4976 of the Code, and (ix) to the best knowledge of Norwest there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the

Norwest Benefit Plans or any trusts related thereto that will have, either individually or in the aggregate, a Material Adverse Effect on Norwest.

    (d) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) result (either alone or upon the occurrence of any additional acts or events) in any payment (including, without limitation, severance, unemployment compensation, "excess parachute payment" (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any director or any employee of Norwest or any of its affiliates from Norwest or any of its affiliates under any Norwest Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Norwest Benefit Plan or (iii) other than the Norwest Corporation Directors' Stock Deferral Plan and the Norwest Corporation Employees' Stock Deferral Plan, result in any acceleration of the time of payment or vesting of any such benefits which will, either individually or in the aggregate, have a Material Adverse Effect on Norwest.

    3.12 SEC REPORTS. Norwest has previously made available to Wells Fargo an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since January 1, 1996 by Norwest with the SEC pursuant to the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act (the "Norwest Reports") and prior to the date hereof and (b) communication mailed by Norwest to its stockholders since January 1, 1996 and prior to the date hereof, and no such Norwest Report or communication, as of the date thereof, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date hereof) shall be deemed to modify information as of an earlier date. Since January 1, 1996, as of their respective dates, all Norwest Reports filed under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto.

    3.13 COMPLIANCE WITH APPLICABLE LAW. (a) Norwest and each of its Subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all material respects with and are not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Norwest or any of its Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default will not, either individually or in the aggregate, have a Material Adverse Effect on Norwest.

    (b) Except as will not have, either individually or in the aggregate, a Material Adverse Effect on Norwest, Norwest and each Norwest Subsidiary have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents, applicable state and federal law and regulation and common law. None of Norwest, any Norwest Subsidiary, or any director, officer or employee of Norwest or of any Norwest Subsidiary, has committed any breach of trust with respect to any such fiduciary account that will have a Material Adverse Effect on Norwest, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.

    3.14 CERTAIN CONTRACTS. (a) Neither Norwest nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers or employees, other than in the ordinary course of business consistent with past practice, (ii) which, upon the consummation or stockholder approval of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from Wells Fargo, Norwest, the Surviving Corporation, or any of their respective Subsidiaries to any officer or employee thereof, (iii) which is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Norwest Reports, (iv) which materially restricts the conduct of any line of business by Norwest or upon consummation of the Merger will materially restrict the ability of the Surviving Corporation to engage in any line of business in which a bank holding company may lawfully engage, (v) with or to a labor union or guild (including any collective bargaining agreement) or (vi) (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any stockholder approval or the consummation of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, other than (with respect to clauses (ii) and (vi) of this sentence) the Norwest Corporation Directors' Stock Deferral Plan and the Norwest Corporation Employees' Stock Deferral Plan. Norwest has previously made available to Wells Fargo true and correct copies of all employment and deferred compensation agreements which are in writing and to which Norwest is a party. Each contract, arrangement, commitment or understanding of the type described in this Section 3.14(a), whether or not set forth in the Norwest Disclosure Schedule, is referred to herein as a "Norwest Contract", and neither Norwest nor any of its Subsidiaries knows of, or has received notice of, any violation of the above by any of the other parties thereto which, either individually or in the aggregate, will have a Material Adverse Effect on Norwest.

    (b) (i) Each Norwest Contract is valid and binding on Norwest or any of its Subsidiaries, as applicable, and in full force and effect, (ii) Norwest and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Norwest Contract, except where such noncompliance, either individually or in the aggregate, will not have a Material Adverse Effect on Norwest, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of Norwest or any of its Subsidiaries under any such Norwest Contract, except where such default, either individually or in the aggregate, will not have a Material Adverse Effect on Norwest.

    3.15 AGREEMENTS WITH REGULATORY AGENCIES. Neither Norwest nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been since January 1, 1996, a recipient of any supervisory letter from, or since January 1, 1996, has adopted any board resolutions at the request of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its credit policies, its management or its business (each, whether or not set forth in the Norwest Disclosure Schedule, a "Norwest Regulatory Agreement"), nor has Norwest or any of its Subsidiaries been advised since January 1, 1996, by any Regulatory Agency or other Governmental Entity that it is considering issuing or requesting any such Regulatory Agreement.

    3.16 INTEREST RATE RISK MANAGEMENT INSTRUMENTS. All interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements, whether entered into for the account of Norwest or for the account of a customer of Norwest or one of its Subsidiaries, were entered into in the ordinary course of business and, to Norwest's knowledge, in accordance with prudent banking practice and applicable rules, regulations and policies of any Regulatory Authority and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of Norwest or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies), and are in full force and effect. Norwest and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued; and, to Norwest's knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

    3.17 UNDISCLOSED LIABILITIES. Except for those liabilities that are fully reflected or reserved against on the consolidated balance sheet of Norwest included in the Norwest March 31, 1998 Form 10-Q and for liabilities incurred in the ordinary course of business consistent with past practice, since March 31, 1998, neither Norwest nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that, either individually or in the aggregate, has had or will have a Material Adverse Effect on Norwest.

    3.18 INSURANCE. Norwest and its Subsidiaries have in effect insurance coverage with reputable insurers or are self-insured, which in respect of amounts, premiums, types and risks insured, constitutes reasonably adequate coverage against all risks customarily insured against by bank holding companies and their subsidiaries comparable in size and operations to Norwest and its Subsidiaries.

    3.19 ENVIRONMENTAL LIABILITY. There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably result in the imposition, on Norwest of any liability or obligation arising under common law or under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), pending or threatened against Norwest, which liability or obligation will, either individually or in the aggregate, have a Material Adverse Effect on Norwest. To the knowledge of Norwest, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that will, individually or in the aggregate, have a Material Adverse Effect on Norwest. Norwest is not subject to any agreement, order, judgment, decree, letter or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any liability or obligation with respect to the foregoing that will have, either individually or in the aggregate, a Material Adverse Effect on Norwest.

    3.20 STATE TAKEOVER LAWS; NORWEST RIGHTS AGREEMENT. (a) The Board of Directors of Norwest has approved the transactions contemplated by this Agreement and the Option Agreements for purposes of Section 203(a)(1) of the DGCL such that the provisions of Section 203 of the DGCL will not apply to this Agreement or the Option Agreements or any of the transactions contemplated hereby or thereby.

    (b) Norwest has taken all action, if any, necessary or appropriate so that the entering into of this Agreement and the Stock Option Agreements, and the consummation of the transactions contemplated hereby and thereby do not and will not result in the ability of any person to exercise any Norwest Stockholder Rights under the Norwest Rights Agreement or enable or require the Norwest Stockholder Rights to separate from the shares of Norwest Common Stock to which they are attached or to be triggered or become exercisable. No "Distribution Date" or "Shares Acquisition Date" (as such terms are defined in the Norwest Rights Plan) has occurred.

    3.21 YEAR 2000. None of Norwest or any of the Norwest Subsidiaries has received, or reasonably expects to receive, a "Year 2000 Deficiency Notification Letter" (as such term is employed in the Federal Reserve's Supervision and Regulation Letter No. SR 98-3(SUP), dated March 4, 1998). Norwest has disclosed to Wells Fargo a complete and accurate copy of Norwest's plan, including an estimate of the anticipated associated costs, for addressing the issues ("Year 2000 Issues") set forth in the statements of the Federal Financial Institutions Examination Council, dated May 5, 1997, entitled

"Year 2000 Project Management Awareness," and December 1997, entitled "Safety and Soundness Guidelines Concerning the Year 2000 Business Risk," as such issues affect Norwest and its Subsidiaries. Between the date of this Agreement and the Effective Time, Norwest shall use commercially practicable efforts to implement such plan.

    3.22 REORGANIZATION; POOLING OF INTERESTS. As of the date of this Agreement, Norwest has no reason to believe that the Merger will not qualify as a "reorganization" within the meaning of Section 368(a) of the Code and as a "pooling of interests" for accounting purposes.

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES
                                 OF WELLS FARGO

    Except as disclosed in the Wells Fargo disclosure schedule delivered to Norwest concurrently herewith (the "Wells Fargo Disclosure Schedule") Wells Fargo hereby represents and warrants to Norwest as follows:

    4.1 CORPORATE ORGANIZATION. (a) Wells Fargo is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Wells Fargo has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, have a Material Adverse Effect on Wells Fargo. Wells Fargo is duly registered as a bank holding company under the BHC Act. True and complete copies of the Restated Certificate of Incorporation (the "Wells Fargo Certificate") and By-Laws of Wells Fargo, as in effect as of the date of this Agreement, have previously been made available by Wells Fargo to Norwest.

    (b) Each Wells Fargo Subsidiary (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether Federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would have a Material Adverse Effect on Wells Fargo, and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted.

    4.2 CAPITALIZATION. (a) The authorized capital stock of Wells Fargo consists of 150,000,000 shares of Wells Fargo Common Stock, of which, as of May 31, 1998, 85,085,763 shares were issued and outstanding, and 25,000,000 shares of Wells Fargo Preferred Stock, no par value, of which (i) 1,500,000 shares were designated, issued and outstanding as Wells Fargo Series B Preferred and (ii) 4,000,000 shares were designated, issued and outstanding as Wells Fargo Series H Preferred. As of May 31, 1998, no shares of Wells Fargo Common Stock were held in Wells Fargo's treasury. As of the date hereof, no shares of Wells Fargo Common Stock or Wells Fargo Preferred Stock were reserved for issuance, except for (i) the shares of Wells Fargo Common Stock issuable pursuant to the Wells Fargo Option Agreement, (ii) 5,975,188 shares reserved for issuance pursuant to the Wells Fargo Tax Advantage and Retirement Plan, the Wells Fargo Long-Term and Equity Incentive Plans and other employee and director stock plans of Wells Fargo in effect as of the date hereof (the "Wells Fargo Stock Plans"), (iii) 4,065,122 shares reserved for issuance pursuant to the Wells Fargo Dividend Reinvestment and Common Stock Purchase Plan (the "Wells Fargo DRIP") and (iv) 587,220 shares reserved for issuance pursuant to the Wells Fargo Employee Stock Purchase Plan (the "Wells Fargo ESPP"). All of the issued and outstanding shares of Wells Fargo Capital Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except for the

Wells Fargo Option Agreement, the Wells Fargo Stock Plans and the Wells Fargo mandatory convertible debt (as described in the Wells Fargo 10-K), Wells Fargo does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Wells Fargo Capital Stock or any other equity securities of Wells Fargo or any securities representing the right to purchase or otherwise receive any shares of Wells Fargo Capital Stock (collectively, "Wells Fargo Rights"). Since May 31, 1997, Wells Fargo has not issued any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, other than as permitted by
Section 5.2(b) and pursuant to (A) the exercise of employee stock options granted prior to such date, (B) the Wells Fargo DRIP and the Wells Fargo ESPP, and (C) pursuant to the Wells Fargo Option Agreement. Wells Fargo has previously provided Norwest with a list of the option holders, the date of each option to purchase Wells Fargo Common Stock granted, the number of shares subject to each such option, the expriation date of each such option and the price at which each such option may be exercised under an applicable Wells Fargo Stock Plan. In no event will the aggregate number of shares of Wells Fargo Common Stock outstanding at the Effective Time (including all shares of Wells Fargo Common Stock subject to then-outstanding Wells Fargo Rights other than the Wells Fargo Option Agreement) exceed the number specified in Section 4.2(a) of the Wells Fargo Disclosure Schedule.

    (b) Wells Fargo owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Wells Fargo Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (subject to 12 U.S.C. Section 55) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Wells Fargo Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. Section 4.2(b) of the Wells Fargo Disclosure Schedule sets forth a list of the material investments of Wells Fargo in Non-Subisidiary Affiliates.

    4.3 AUTHORITY; NO VIOLATION. (a) Wells Fargo has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Wells Fargo. The Board of Directors of Wells Fargo has directed that this Agreement and the transactions contemplated hereby be submitted to Wells Fargo's stockholders for adoption at a meeting of such stockholders and, except for the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Wells Fargo Common Stock, no other corporate proceedings on the part of Wells Fargo are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Wells Fargo and (assuming due authorization, execution and delivery by Norwest) constitutes a valid and binding obligation of Wells Fargo, enforceable against Wells Fargo in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies).

    (b) Neither the execution and delivery of this Agreement by Wells Fargo, nor the consummation by Wells Fargo of the transactions contemplated hereby, nor compliance by Wells Fargo with any of the terms or provisions hereof, will (i) violate any provision of the Wells Fargo Certificate or By-Laws, or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Wells Fargo, any of its Subsidiaries or Non-Subsidiary Affiliates or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Wells Fargo, any of its Subsidiaries or its Non-Subsidiary Affiliates under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Wells Fargo, any of its Subsidiaries or Non-Subsidiary Affiliates is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults which either individually or in the aggregate will not have a Material Adverse Effect on Wells Fargo.

    4.4 CONSENTS AND APPROVALS. Except for (i) the filing of applications and notices, as applicable, with the Federal Reserve Board under the BHC Act and the Federal Reserve Act, as amended, and approval of such applications and notices,
(ii) the State Approvals, (iii) the filing with the SEC of the Joint Proxy Statement and the S-4, (iv) the filing of the Certificate of Merger with the Delaware Secretary pursuant to the DGCL, (v) any notices to or filings with the SBA, (vi) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of federal and state securities laws relating to the regulation of broker-dealers, investment advisers or transfer agents, and federal commodities laws relating to the regulation of futures commission merchants and the rules and regulations thereunder and of any applicable SRO, and the rules of the NYSE, or which are required under consumer finance, mortgage banking and other similar laws, (vii) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of these shares of Norwest Capital Stock pursuant to this Agreement and (viii) the approval of this Agreement by the requisite vote of the stockholders of Wells Fargo, the approval of the issuance of shares of Norwest Common Stock pursuant hereto by the requisite vote of stockholders of Norwest and the approval of the amendment of the Norwest Certificate contemplated by Section 6.12, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by Wells Fargo of this Agreement and (B) the consummation by Wells Fargo of the Merger and the other transactions contemplated hereby.

    4.5 REPORTS. Wells Fargo and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 1996 with the Regulatory Agencies, and all other reports and statements required to be filed by them since January 1, 1996, including, without limitation, any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, will not have a Material Adverse Effect on Wells Fargo. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of the business of Wells Fargo and its Subsidiaries, no Regulatory Agency has initiated any proceeding or, to the best knowledge of Wells Fargo, investigation into the business or operations of Wells Fargo or any of its Subsidiaries since January 1, 1996, except where such proceedings or investigation will not have, either individually or in the aggregate, a Material Adverse Effect on Wells Fargo. There is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of Wells Fargo or any of its Subsidiaries which, in the reasonable judgment of Wells Fargo, will have, either individually or in the aggregate, a Material Adverse Effect on Wells Fargo.

    4.6 FINANCIAL STATEMENTS. Wells Fargo has previously made available to Norwest copies (i) of the consolidated balance sheets of Wells Fargo and its Subsidiaries as of December 31, for the fiscal years 1996 and 1997, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the fiscal years 1995 through 1997, inclusive, as reported in Wells Fargo's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 filed with the SEC under the Exchange Act (the "Wells Fargo 10-K"), in each case accompanied by the audit report of KPMG Peat Marwick LLP, independent public accountants with respect to Wells Fargo; and (ii) the consolidated balance sheets of Wells Fargo and its Subsidiaries as of March 31, 1998 and the related consolidated statements of income, changes in stockholders' equity and cash flows for the three months ended March 31, 1998, as reported in Wells Fargo's Quarterly Report on Form 10-Q for the three months ended March 31, 1998 filed with the SEC under the Exchange Act. The March 31, 1998 consolidated balance sheet of Wells Fargo (including the related notes, where applicable) fairly presents in all material respects the consolidated financial position of Wells Fargo and its Subsidiaries as of the date thereof, and the other financial statements referred to in this Section 4.6 (including the related notes, where applicable) fairly present in all material respects the results of the consolidated operations and changes in stockholders' equity and consolidated financial position of Wells Fargo and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth, subject to normal year-end audit adjustments in the case of unaudited statements; each of such statements (including the related notes, where applicable) complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been prepared in all material respects in accordance with GAAP consistently applied during the periods involved, except in each case as indicated in such statements or in the notes thereto. The books and records of Wells Fargo and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

    4.7 BROKER'S FEES. Neither Wells Fargo nor any Wells Fargo Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with the Merger or related transactions contemplated by this Agreement or the Option Agreements.

    4.8 ABSENCE OF CERTAIN CHANGES OR EVENTS. (a) Except as publicly disclosed in Wells Fargo Reports filed prior to the date hereof, since December 31, 1997, no event or events have occurred which has had, individually or in the aggregate, a Material Adverse Effect on Wells Fargo.

    (b) Except as publicly disclosed in Wells Fargo Reports filed prior to the date hereof, since December 31, 1997, Wells Fargo and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

    (c) Since December 31, 1997, neither Wells Fargo nor any of its Subsidiaries has (i) except for such actions as are in the ordinary course of business or except as required by applicable law, (A) increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of December 31, 1997, or (B) granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonuses, which in the aggregate exceed 5% of Wells Fargo's 1997 salary and employee benefit expenses (other than customary year-end bonuses for fiscal 1997 and, if applicable, 1998) or (ii) suffered any strike, work stoppage, slowdown, or other labor disturbance which will have, either individually or in the aggregate, a Material Adverse Effect on Wells Fargo.

    4.9 LEGAL PROCEEDINGS. (a) Neither Wells Fargo nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of Wells Fargo's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Wells Fargo or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement or the Wells Fargo Option Agreement as to which, in any such case, there is a reasonable probability of an adverse determination and which, if adversely determined, will have, either individually or in the aggregate, a Material Adverse Effect on Wells Fargo.

    (b) There is no injunction, order, judgment, decree, or regulatory restriction (other than those that apply to similarly situated bank holding companies or banks) imposed upon Wells Fargo, any of its Subsidiaries or the assets of Wells Fargo or any of its Subsidiaries that has had or will have, either individually or in the aggregate, a Material Adverse Effect on Wells Fargo or the Surviving Corporation.

    4.10 TAXES AND TAX RETURNS. (a) Each of Wells Fargo and its Subsidiaries has duly filed all federal, state, foreign and local information returns and tax returns required to be filed by it on or prior to the date hereof (all such returns being accurate and complete in all material respects) and has duly paid or made provisions for the payment of all Taxes and other governmental charges which have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities on or prior to the date of this Agreement (including, without limitation, if and to the extent applicable, those due in respect of its properties, income, business, capital stock, deposits, franchises, licenses, sales and payrolls) other than (i) Taxes or other charges which are not yet delinquent or are being contested in good faith and have not been finally determined, or (ii) information returns, tax returns, Taxes or other governmental charges as to which the failure to file, pay or make provision for will not have, either individually or in the aggregate, a Material Adverse Effect on Wells Fargo. The federal income tax returns of Wells Fargo and its Subsidiaries have been examined by the IRS through 1993 and any liability with respect thereto has been satisfied or any liability with respect to deficiencies asserted as a result of such examination is covered by adequate reserves. To the best of Wells Fargo's knowledge, there are no material disputes pending, or claims asserted for, Taxes or assessments upon Wells Fargo or any of its Subsidiaries for which Wells Fargo does not have adequate reserves. In addition, (A) proper and accurate amounts have been withheld by Wells Fargo and its Subsidiaries from their employees for all prior periods in compliance in all material respects with the tax withholding provisions of applicable federal, state and local laws, except where failure to do so will not, either individually or in the aggregate, have a Material Adverse Effect on Wells Fargo,
(B) federal, state and local returns which are accurate and complete in all material respects have been filed by Wells Fargo and its Subsidiaries for all periods for which returns were due with respect to income tax withholding, Social Security and unemployment taxes, except where failure to do so will not, either individually or in the aggregate, have a Material Adverse Effect on Wells Fargo, (C) the amounts shown on such federal, state or local returns to be due and payable have been paid in full or adequate provision therefor has been included by Wells Fargo in its consolidated financial statements, except where failure to do so will not, individually or in the aggregate, have a Material Adverse Effect on Wells Fargo and (D) there are no Tax liens upon any property or assets of Wells Fargo or its Subsidiaries except liens for current taxes not yet due or liens that will not have, either individually or in the aggregate, a Material Adverse Effect on Wells Fargo. Neither Wells Fargo nor any of its Subsidiaries has been required to include in income any adjustment pursuant to
Section 481 of the Code by reason of a voluntary change in accounting method initiated by Wells Fargo or any of its Subsidiaries, and the IRS has not initiated or proposed any such adjustment or change in accounting method, in either case, which has had or will have, either individually or in the aggregate, a Material Adverse Effect on Wells Fargo. Except as set forth in the financial statements described in Section 4.6, neither Wells Fargo nor any of its Subsidiaries has entered into a transaction which is being accounted for as an installment obligation under Section 453 of the Code, which will have, either individually or in the aggregate, a Material Adverse Effect on Wells Fargo.

    (b) No disallowance of a deduction under Section 162(m) of the Code for employee remuneration of any amount paid or payable by Wells Fargo or any Subsidiary of Wells Fargo under any contract, plan, program, arrangement or understanding will have, either individually or in the aggregate, a Material Adverse Effect on Wells Fargo.

    4.11 EMPLOYEES. (a) The Wells Fargo Disclosure Schedule sets forth a true and complete list of each material employee benefit plan, arrangement or agreement that is maintained, or contributed to, as of the date of this Agreement (the "Wells Fargo Benefit Plans") by Wells Fargo, any of its Subsidiaries or by any trade or business, whether or not incorporated (a "Wells Fargo ERISA Affiliate"), all of which together with Wells Fargo would be deemed a "single employer" within the meaning of Section 4001 of ERISA.

    (b) Wells Fargo has heretofore made available to Norwest true and complete copies of each of the Wells Fargo Benefit Plans and certain related documents, including, but not limited to, (i) the actuarial report for such Wells Fargo Benefit Plan (if applicable) for each of the last two years, and (ii) the most recent determination letter from the IRS (if applicable) for such Wells Fargo Benefit Plan.

    (c) (i) Each of the Wells Fargo Benefit Plans has been operated and administered in all material respects in compliance with applicable laws, including, but not limited to, ERISA and the Code, (ii) each of the Wells Fargo Benefit Plans intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified, and there are no existing circumstances or any events that have occurred that will adversely affect the qualified status of any such Wells Fargo Benefit Plan, (iii) with respect to each Wells Fargo Benefit Plan which is subject to Title IV of ERISA, the present value of accrued benefits under such Wells Fargo Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Wells Fargo Benefit Plan's actuary with respect to such Wells Fargo Benefit Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such Wells Fargo Benefit Plan allocable to such accrued benefits, (iv) no Wells Fargo Benefit Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees or directors of Wells Fargo or its Subsidiaries beyond their retirement or other termination of service, other than (A) coverage mandated by applicable law, (B) death benefits or retirement benefits under any "employee pension plan" (as such term is defined in Section 3(2) of ERISA), (C) deferred compensation benefits accrued as liabilities on the books of Wells Fargo or its Subsidiaries or (D) benefits the full cost of which is borne by the current or former employee or director (or his beneficiary), (v) no material liability under Title IV of ERISA has been incurred by Wells Fargo, its Subsidiaries or any Wells Fargo ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to Wells Fargo, its Subsidiaries or any Wells Fargo ERISA Affiliate of incurring a material liability thereunder,
(vi) no Wells Fargo Benefit Plan is a "multiemployer pension plan" (as such term is defined in Section 3(37) of ERISA), (vii) all contributions or other amounts payable by Wells Fargo or its Subsidiaries as of the Effective Time with respect to each Wells Fargo Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP and Section 412 of the Code, (viii) none of Wells Fargo, its Subsidiaries or any other person, including any fiduciary, has engaged in a transaction in connection with which Wells Fargo, its Subsidiaries or any Wells Fargo Benefit Plan will be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to Section 4975 or 4976 of the Code, and (ix) to the best knowledge of Wells Fargo there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Wells Fargo Benefit Plans or any trusts related thereto which will have, either individually or in the aggregate, a Material Adverse Effect on Wells Fargo.

    (d) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) result (either alone or upon the occurrence of any additional acts or events) in any payment (including, without limitation, severance, unemployment compensation, "excess parachute payment" (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any director or any employee of Wells Fargo or any of its affiliates from Wells Fargo or any of its affiliates under any Wells Fargo Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Wells Fargo Benefit Plan or (iii) result in any acceleration of the time of payment or vesting of any such benefits that will have, either individually or in the aggregate, a Material Adverse Effect on Wells Fargo.

    4.12 SEC REPORTS. Wells Fargo has previously made available to Norwest an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since January 1, 1996 by Wells Fargo with the SEC pursuant to the Securities Act or the Exchange Act (the "Wells Fargo Reports") and prior to the date hereof and (b) communication mailed by Wells Fargo to its stockholders since January 1, 1996 and prior to the date hereof, and no such Wells Fargo Report or communication, as of the date thereof, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date hereof) shall be deemed to modify information as of an earlier date. Since January 1, 1996, as of their respective dates, all Wells Fargo Reports filed under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto.

    4.13 COMPLIANCE WITH APPLICABLE LAW. (a) Wells Fargo and each of its Subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all material respects with and are not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Wells Fargo or any of its Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default will not, either individually or in the aggregate, have a Material Adverse Effect on Wells Fargo.

    (b) Except as will not have, either individually or in the aggregate, a Material Adverse Effect on Wells Fargo, Wells Fargo and each Wells Fargo Subsidiary have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents, applicable state and federal law and regulation and common law. None of Wells Fargo, any Wells Fargo Subsidiary, or any director, officer or employee of Wells Fargo or of any Wells Fargo Subsidiary, has committed any breach of trust with respect to any such fiduciary account that will have a Material Adverse Effect on Wells Fargo, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.

    4.14 CERTAIN CONTRACTS. (a) Neither Wells Fargo nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers or employees other than in the ordinary course of business consistent with past practice, (ii) which, upon the consummation or stockholder approval of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from Wells Fargo, Norwest, the Surviving Corporation, or any of their respective Subsidiaries to any officer or employee thereof, (iii) which is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Wells Fargo Reports, (iv) which materially restricts the conduct of any line of business by Wells Fargo or upon consummation of the Merger will materially restrict the ability of the Surviving Corporation to engage in any line of business in which a bank holding company may lawfully engage, (v) with or to a labor union or guild (including any collective bargaining agreement) or (vi) (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any stockholder approval or the consummation of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. Wells Fargo has previously made available to Norwest true and correct copies of all employment and deferred compensation agreements which are in writing and to which Wells Fargo is a party. Each contract, arrangement, commitment or understanding of the type described in this
Section 4.14(a), whether or not set forth in the Wells Fargo Disclosure Schedule, is referred to herein as a "Wells Fargo Contract", and neither Wells Fargo nor any of its Subsidiaries knows of, or has received notice of, any violation of the above by any of the other parties thereto which will have, individually or in the aggregate, a Material Adverse Effect on Wells Fargo.

    (b) (i) Each Wells Fargo Contract is valid and binding on Wells Fargo or any of its Subsidiaries, as applicable, and in full force and effect, (ii) Wells Fargo and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Wells Fargo Contract, except where such noncompliance, either individually or in the aggregate, will not have a Material Adverse Effect on Wells Fargo, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of Wells Fargo or any of its Subsidiaries under any such Wells Fargo Contract, except where such default, either individually or in the aggregate, will not have a Material Adverse Effect on Wells Fargo.

    4.15 AGREEMENTS WITH REGULATORY AGENCIES. Neither Wells Fargo nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been since January 1, 1996, a recipient of any supervisory letter from, or since January 1, 1996, has adopted any board resolutions at the request of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its credit policies, its management or its business (each, whether or not set forth in the Wells Fargo Disclosure Schedule, a "Wells Fargo Regulatory Agreement"), nor has Wells Fargo or any of its Subsidiaries been advised since January 1, 1996, by any Regulatory Agency or other Governmental Entity that it is considering issuing or requesting any such Regulatory Agreement.

    4.16 INTEREST RATE RISK MANAGEMENT INSTRUMENTS. All interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements, whether entered into for the account of Wells Fargo or for the account of a customer of Wells Fargo or one of its Subsidiaries, were entered into in the ordinary course of business and, to Wells Fargo's knowledge, in accordance with prudent banking practice and applicable rules, regulations and policies of any Regulatory Authority and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of Wells Fargo or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies), and are in full force and effect. Wells Fargo and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued; and to Wells Fargo's knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

    4.17 UNDISCLOSED LIABILITIES. Except for those liabilities that are fully reflected or reserved against on the consolidated balance sheet of Wells Fargo included in the Wells Fargo March 31, 1998 Form 10-Q and for liabilities incurred in the ordinary course of business consistent with past practice, since March 31, 1998, neither Wells Fargo nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that, either individually or in the aggregate, has had or will have, a Material Adverse Effect on Wells Fargo.

    4.18 INSURANCE. Wells Fargo and its Subsidiaries have in effect insurance coverage with reputable insurers or are self-insured, which in respect of amounts, premiums, types and risks insured, constitutes reasonably adequate coverage against all risks customarily insured against by bank holding companies and their subsidiaries comparable in size and operations to Wells Fargo and its Subsidiaries.

    4.19 ENVIRONMENTAL LIABILITY. There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that reasonably could result in the imposition, on Wells Fargo of any liability or obligation arising under common law or under any local, state or federal environmental statute, regulation or ordinance including, without limitation, CERCLA, pending or threatened against Wells Fargo, which liability or obligation will have, either individually or in the aggregate, a Material Adverse Effect on Wells Fargo. To the knowledge of Wells Fargo, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that will have, either individually or in the aggregate, a Material Adverse Effect on Wells Fargo. Wells Fargo is not subject to any agreement, order, judgment, decree, letter or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any liability or obligation with respect to the foregoing that will have, either individually or in the aggregate, a Material Adverse Effect on Wells Fargo.

    4.20 STATE TAKEOVER LAWS. (a) The Board of Directors of Wells Fargo has approved the transactions contemplated by this Agreement and the Option Agreements for purposes of Section 203(a)(1) of the DGCL such that the provisions of Section 203 of the DGCL will not apply to this Agreement or the Option Agreements or any of the transactions contemplated hereby or thereby.

    4.21 YEAR 2000. None of Wells Fargo or any of the Wells Fargo Subsidiaries has received, or reasonably expects to receive, a Year 2000 Deficiency Notification Letter. Wells Fargo has disclosed to Norwest a complete and accurate copy of Wells Fargo's plan, including an estimate of the anticipated associated costs, for addressing Year 2000 Issues as such issues affect Wells Fargo and its Subsidiaries. Between the date of this Agreement and the Effective Time, Wells Fargo shall use commercially practicable efforts to implement such plan.

    4.22 REORGANIZATION; POOLING OF INTERESTS. As of the date of this Agreement, Wells Fargo has no reason to believe that the Merger will not qualify as a "reorganization" within the meaning of Section 368(a) of the Code and as a "pooling of interests" for accounting purposes.

                                   ARTICLE V
                   COVENANTS RELATING TO CONDUCT OF BUSINESS

    5.1 CONDUCT OF BUSINESSES PRIOR TO THE EFFECTIVE TIME. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement (including the Norwest Disclosure Schedule and the Wells Fargo Disclosure Schedule) or the Option Agreements, each of Wells Fargo and Norwest shall, and shall cause each of their respective Subsidiaries to, (a) conduct its business in the ordinary course, (b) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and retain the services of its key officers and key employees and (c) take no action which would adversely affect or delay the ability of either Wells Fargo or Norwest to obtain any necessary approvals of any Regulatory Agency or other governmental authority required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or the Option Agreements or to consummate the transactions contemplated hereby or thereby.

    5.2 FORBEARANCES. During the period from the date of this Agreement to the Effective Time, except as set forth in the Wells Fargo Disclosure Schedule or the Norwest Disclosure Schedule, as the case may be, and, except as expressly contemplated or permitted by this Agreement or the Option Agreements, neither Wells Fargo nor Norwest shall, and neither Wells Fargo nor Norwest shall permit any of their respective Subsidiaries to, without the prior written consent of the other party to this Agreement:

        (a) other than in the ordinary course of business, incur any indebtedness for borrowed money (other than short-term indebtedness incurred to refinance short-term indebtedness and indebtedness of Norwest or any of its wholly-owned Subsidiaries to Norwest or any of its Subsidiaries, on the one hand, or of Wells Fargo or any of its Subsidiaries to Wells Fargo or any of its wholly-owned Subsidiaries, on the other hand), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance (it being understood and agreed that incurrence of indebtedness in the ordinary course of business shall include, without limitation, the creation of deposit liabilities, purchases of Federal funds, sales of certificates of deposit and entering into repurchase agreements);

        (b) (i)  adjust, split, combine or reclassify any capital stock;

           (ii) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (A) in the case of Norwest, for regular quarterly cash dividends at a rate not in excess of $.19 per share of Norwest Common Stock and regular quarterly cash dividends on the Norwest Preferred Stock outstanding as of the date hereof at the rates required by the terms thereof, (B) in the case of Wells Fargo, for regular quarterly cash dividends on Wells Fargo Common Stock at a rate not in excess of $1.30 per share of Wells Fargo Common Stock and regular quarterly cash dividends on the Wells Fargo Preferred Stock outstanding as of the date hereof at the rates required by the terms thereof, and (C) dividends paid by any of the Subsidiaries of each of Wells Fargo and Norwest to Wells Fargo or Norwest or any of their Subsidiaries, respectively, and dividends paid in the ordinary course of business consistent with past practice by any subsidiaries (whether or not wholly owned) of each of Wells Fargo and Norwest);

           (iii) grant any stock appreciation rights or grant any individual, corporation or other entity any right to acquire any shares of its capital stock, other than (A) pursuant to the Norwest Rights Agreement, (B) pursuant to the Norwest Stock Plans or the Wells Fargo Stock Plans, as the case may be, in the ordinary course of business, or (C) the conversion of employee or director stock options pursuant to the consummation of the Pending Norwest Acquisitions, the Permitted Norwest Acquisitions or the Permitted Wells Fargo Acquisitions; or

           (iv) issue any additional shares of capital stock except for the issuance by Merger Sub of shares of Merger Sub Common Stock to Norwest in connection with the organization of Merger Sub and pursuant to (A) the exercise of stock options, convertible preferred stock, convertible debt or warrants outstanding as of the date hereof or issued in compliance with Section 5.2(b)(iii), (B) the Option Agreements, (C) the Norwest Rights Agreement, or any renewal or replacement thereof, (D) in the ordinary course of business and consistent with past practice in connection with the Norwest DRIP, the Norwest Stock Plans, the Wells Fargo DRIP and the Wells

                 Fargo ESPP; (E) in connection with the Pending Norwest Acquisitions in an amount not to exceed 19,800,000 shares of Norwest Common Stock in the aggregate and in connection with acquisitions by Norwest initiated after the date hereof, provided that the shares of Norwest Common Stock that are issued or become issuable in connection therewith shall not exceed 40,000,000 in the aggregate (the "Permitted Norwest Acquisitions") and (F) in connection with acquisitions by Wells Fargo initiated after the date hereof, provided that the shares of Wells Fargo Common Stock that are issued or become issuable in connection therewith shall not exceed 4,000,000 in the aggregate and that such acquisitions shall not, either individually or in the aggregate, have a Material Adverse Effect on Wells Fargo (the "Permitted Wells Fargo Acquisitions");

    (c) sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any individual, corporation or other entity other than a Subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, except in the ordinary course of business or pursuant to contracts or agreements in force at the date of this Agreement;

    (d) except for transactions in the ordinary course of business or pursuant to contracts or agreements in force at the date of or permitted by this Agreement, make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity other than a Subsidiary thereof;

    (e) except for transactions in the ordinary course of business, terminate, or waive any material provision of, any Norwest Contract or Wells Fargo Contract, as the case may be, or make any change in any instrument or agreement governing the terms of any of its securities, or material lease or contract, other than normal renewals of contracts and leases without material adverse changes of terms;

    (f) increase in any manner the compensation or fringe benefits of any of its employees or pay any pension or retirement allowance not required by any existing plan or agreement to any such employees or become a party to, amend or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee other than in the ordinary course of business, or accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other stock-based compensation;

    (g) solicit or encourage from any third party or enter into any negotiations, discussions or agreement in respect of, or authorize any individual, corporation or other entity to solicit or encourage from any third party or enter into any negotiations, discussions or agreement in respect of, or provide or cause to be provided any confidential information in connection with, any inquiries or proposals relating to the disposition of all or substantially all of its business or assets, or the acquisition of its voting securities, or the merger of it or any of its Subsidiaries with any corporation or other entity, other than as provided by this Agreement (and each party shall promptly notify the other of all of the relevant details relating to all inquiries and proposals which it may receive relating to any of such matters);

    (h) settle any material claim, action or proceeding involving money damages, except in the ordinary course of business;

    (i) knowingly take any action that would prevent or impede the Merger from qualifying (i) for "pooling of interests" accounting treatment or (ii) as a reorganization within the meaning of Section 368 of the Code; PROVIDED, HOWEVER, that nothing contained herein shall limit the ability of Wells Fargo or Norwest to exercise its rights under the Norwest Option Agreement or the Wells Fargo Option Agreement, as the case may be;

    (j) amend its certificate of incorporation or its bylaws;

    (k) other than in prior consultation with the other party to this Agreement, restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

    (l) take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law;

    (m) implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or regulatory guidelines; or

    (n) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this
Section 5.2.

                                   ARTICLE VI
                             ADDITIONAL AGREEMENTS

    6.1 REGULATORY MATTERS. (a) Wells Fargo and Norwest shall promptly prepare and file with the SEC the Joint Proxy Statement and Norwest shall promptly prepare and file with the SEC the S-4, in which the Joint Proxy Statement will be included as a prospectus. Each of Wells Fargo and Norwest shall use their reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and Wells Fargo and Norwest shall thereafter mail or deliver the Joint Proxy Statement to their respective stockholders. Norwest shall also use its reasonable best efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement, and Wells Fargo shall furnish all information concerning Wells Fargo and the holders of Wells Fargo Capital Stock as may be reasonably requested in connection with any such action.

    (b) The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including, without limitation, the Merger) and the Option Agreements, and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities. Wells Fargo and Norwest shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Norwest or Wells Fargo, as the case may be, and any of their respective Subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and the Option Agreements and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

    (c) Wells Fargo and Norwest shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of Wells Fargo, Norwest or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

    (d) Wells Fargo and Norwest shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement or the Option Agreements that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval will be materially delayed.

    6.2 ACCESS TO INFORMATION. (a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, each of Wells Fargo and Norwest, for the purposes of verifying the representations and warranties of the other and preparing for the Merger and the other matters contemplated by this Agreement, shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, each of Wells Fargo and Norwest shall, and shall cause their respective Subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws (other than reports or documents which Wells Fargo or Norwest, as the case may be, is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as such party may reasonably request. Neither Wells Fargo nor Norwest nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Wells Fargo's or Norwest's, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

    (b) Each of Wells Fargo and Norwest shall hold all information furnished by or on behalf of the other party or any of such party's Subsidiaries or representatives pursuant to Section 6.2(a) in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated June 1, 1998, between Wells Fargo and Norwest (the "Confidentiality Agreement").

    (c) No investigation by either of the parties or their respective representatives shall affect the representations and warranties of the other set forth herein.

    6.3 STOCKHOLDERS' APPROVALS. Each of Wells Fargo and Norwest shall call a meeting of its stockholders to be held as soon as reasonably practicable for the purpose of voting upon the requisite stockholder approvals required in connection with this Agreement and the Merger, and each shall use its reasonable best efforts to cause such meetings to occur as soon as reasonably practicable and on the same date. The Board of Directors of each of Norwest and Wells Fargo shall use its reasonable best efforts to obtain from the stockholders of Norwest and Wells Fargo, as the case may be, the vote in favor of the adoption of this Agreement required by the DGCL (in the case of Wells Fargo) and the votes in favor of the issuance of shares of Norwest Common Stock pursuant hereto required by the rules of the NYSE and in favor of the matters contemplated by Section
6.12 required by the DGCL (in the case of Norwest), in each case required to consummate the transactions contemplated hereby.

    6.4 LEGAL CONDITIONS TO MERGER. Each of Wells Fargo and Norwest shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement, and (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by Norwest or Wells Fargo or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement.

    6.5 AFFILIATES; PUBLICATION OF COMBINED FINANCIAL RESULTS. (a) Each of Wells Fargo and Norwest shall use its reasonable best efforts to cause each director, executive officer and other person who is an "affiliate" (for purposes of Rule 145 under the Securities Act and for purposes of qualifying the Merger for "pooling of interests" accounting treatment) of such party to deliver to the other party hereto, as soon as practicable after the date of this Agreement, and prior to the date of the stockholders' meetings called by Wells Fargo and Norwest to approve this Agreement, a written agreement, in the form of Exhibit 6.5(a)(1) or (2), as applicable, hereto, providing that such person will not sell, pledge, transfer or otherwise dispose of any shares of Wells Fargo Capital Stock, or Norwest Capital Stock held by such "affiliate" and, in the case of the "affiliates" of Wells Fargo, the shares of Norwest Capital Stock to be received by such "affiliate" in the Merger.

    (b) Norwest shall use its best efforts to publish as promptly as reasonably practical, but in no event later than 90 days after the end of the first month after the Effective Time in which there are at least 30 days of post-Merger combined operations (which month may be the month in which the Effective Time occurs), combined sales and net income figures as contemplated by and in accordance with the terms of SEC Accounting Series Release No. 135.

    6.6 STOCK EXCHANGE LISTING. Norwest shall cause the shares of Norwest Common Stock and the Norwest Series B Adjustable Preferred to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

    6.7 EMPLOYEE BENEFIT PLANS. (a) From and after the Effective Time, unless otherwise mutually determined, the Norwest Benefit Plans and Wells Fargo Benefit Plans in effect as of the date of this Agreement shall remain in effect with respect to employees of Norwest or Wells Fargo (or their Subsidiaries), respectively, covered by such plans at the Effective Time until such time as Norwest shall, subject to applicable law, the terms of this Agreement and the terms of such plans, adopt new benefit plans with respect to employees of Norwest and its Subsidiaries (the "New Benefit Plans"). Prior to the Closing Date, Norwest and Wells Fargo shall cooperate in reviewing, evaluating and analyzing the Wells Fargo Benefit Plans and Norwest Benefit Plans with a view towards developing appropriate New Benefit Plans for the employees covered thereby.

    (b) The foregoing notwithstanding, Norwest agrees to honor in accordance with their terms all benefits vested as of the date hereof under the Wells Fargo Benefit Plans or the Norwest Benefit Plans or under other contracts, arrangements, commitments, or understandings described in the Wells Fargo Disclosure Schedule and the Norwest Disclosure Schedule.

    (c) Nothing in this Section 6.7 shall be interpreted as preventing Norwest from amending, modifying or terminating any Wells Fargo Benefit Plans, Norwest Benefit Plans, or other contracts, arrangements, commitments or understandings, in accordance with their terms and applicable law.

    (d) It is the intention of Norwest and Wells Fargo, during the period shortly following the execution of the Agreement, to coordinate efforts towards establishing a retention and severance program, consistent with the strategy for the Merger, in an effort to retain and provide incentives to key personnel for the benefit of the combined company in a manner that provides for equitable treatment of similarly situated employees of Norwest and Wells Fargo.

    6.8 INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE. (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any individual who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer or employee of Wells Fargo or any of its Subsidiaries, including any entity specified in the Wells Fargo Disclosure Schedule (the "Indemnified Parties"), is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of Wells Fargo or any of its Subsidiaries or any entity specified in the Wells Fargo Disclosure Schedule or any of their respective predecessors or
(ii) this Agreement, the Option Agreements or any of the transactions contemplated hereby or thereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto. It is understood and agreed that after the Effective Time, Norwest shall indemnify and hold harmless, as and to the fullest extent permitted by law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney's fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of any undertaking required by applicable law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation.

    (b) Norwest shall use its reasonable best efforts to cause the individuals serving as officers and directors of Wells Fargo, its Subsidiaries or any entity specified in the Wells Fargo Disclosure Schedule immediately prior to the Effective Time to be covered for a period of six (6) years from the Effective Time (or the period of the applicable statute of limitations, if longer) by the directors' and officers' liability insurance policy maintained by Wells Fargo (PROVIDED that Norwest may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous than such policy) with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such.

    (c) In the event Norwest or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Norwest assume the obligations set forth in this Section 6.8.

    (d) The provisions of this Section 6.8 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

    6.9 ADDITIONAL AGREEMENTS. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including, without limitation, any merger between a Subsidiary of Norwest, on the one hand, and a Subsidiary of Wells Fargo, on the other) or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by, and at the sole expense of, Norwest.

    6.10 ADVICE OF CHANGES. Wells Fargo and Norwest shall each promptly advise the other party of any change or event (i) having a Material Adverse Effect on it or (ii) which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein.

    6.11 DIVIDENDS. After the date of this Agreement, each of Wells Fargo and Norwest shall coordinate with the other the declaration of any dividends in respect of Wells Fargo Common Stock and Norwest Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of Wells Fargo Common Stock shall not receive two dividends, or fail to receive one dividend, for any quarter with respect to their shares of Wells Fargo

Common Stock and any shares of Norwest Common Stock any such holder receives in exchange therefor in the Merger.

    6.12 NORWEST CERTIFICATE. (a) Immediately prior to the Effective Time and subject to the stockholder approval contemplated by Section 6.3 and to the satisfaction or waiver of all other conditions to the consummation of the Merger set forth in Article VII, Norwest shall cause the Norwest Certificate to be amended until thereafter amended in accordance with applicable law as set forth below:

        (i) The first sentence of Article FOURTH of the Norwest Certificate shall be amended to state in its entirety:

               FOURTH: The total number of shares of all classes of stock which the corporation shall have authority to issue is Four Billion Twenty-Four Million (4,024,000,000), consisting of Twenty Million (20,000,000) shares of Preferred Stock without par value, Four Million (4,000,000) shares of Preference Stock without par value, and Four Billion (4,000,000,000) shares of Common Stock of the par value of $1 2/3 per share.

        (ii) The first sentence of Section 1 of Article FOURTH of the Norwest Certificate shall be amended to state in its entirety:

           1. The Preferred Stock may be issued at any time or from time to time in any amount, provided not more than 20,000,000 shares thereof shall be outstanding at any one time, as Preferred Stock of one or more series, as hereinafter provided.

        (b) As soon as practicable following the Effective Time and subject to the stockholder approval contemplated by Section 6.3, Norwest shall cause Article FIRST of the Norwest Certificate to be amended to state in its entirety:

               FIRST:  The name of the corporation is Wells Fargo & Company.

    6.13 BY-LAWS OF NORWEST. Immediately prior to the Effective Time and subject to the satisfaction or waiver of all other conditions to the Merger set forth in Article VII, Norwest shall cause the first sentence of Section 14 of the Norwest By-Laws to be amended to read in its entirety as follows: "The property and business of the Corporation shall be managed by its Board of not less than ten or more than twenty-eight directors, with the number to be designated from time to time by resolution of the Board."

                                  ARTICLE VII
                              CONDITIONS PRECEDENT

    7.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

        (a) STOCKHOLDER APPROVAL. This Agreement shall have been adopted by the requisite affirmative vote of the holders of Wells Fargo Common Stock entitled to vote thereon and the issuance of Norwest Common Stock pursuant hereto and the matters contemplated by Section 6.12 shall have been approved by the requisite affirmative votes of the holders of Norwest Common Stock entitled to vote thereon.

        (b) NYSE LISTING. The shares of Norwest Common Stock and Norwest Series B Adjustable Preferred which shall be issued to the stockholders of Wells Fargo upon consummation of the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

        (c) OTHER APPROVALS. All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to herein as the "Requisite Regulatory Approvals").

        (d) S-4. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

        (e) NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, materially restricts or makes illegal consummation of the Merger.

        (f) FEDERAL TAX OPINION. The parties hereto shall have received the opinions of Wachtell, Lipton, Rosen & Katz, and Sullivan & Cromwell, in form and substance reasonably satisfactory to Wells Fargo and Norwest, as the case may be, dated the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in each such opinion which are consistent with the state of facts existing at the Effective Time:

               (i) The Merger will constitute a reorganization under Section 368(a) of the Code and Wells Fargo, Norwest and Merger Sub will each be a party to the reorganization;

               (ii) No gain or loss will be recognized by Wells Fargo, Norwest or Merger Sub as a result of the Merger; and

               (iii) No gain or loss will be recognized by stockholders of Wells Fargo who exchange their Wells Fargo Common Stock solely for Norwest Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Norwest Common Stock).

        In rendering such opinions, counsel may require and rely upon representations contained in certificates of officers of Wells Fargo, Norwest, Merger Sub and others.

        (g) POOLING OF INTERESTS. Wells Fargo and Norwest shall each have received a letter from their respective independent accountants addressed to Norwest or Wells Fargo, as the case may be, to the effect that the Merger will qualify for "pooling of interests" accounting treatment.

    7.2 CONDITIONS TO OBLIGATIONS OF WELLS FARGO. The obligation of Wells Fargo to effect the Merger is also subject to the satisfaction, or waiver by Wells Fargo, at or prior to the Effective Time, of the following conditions:

        (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Norwest set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of this paragraph, such representations and warranties (other than the representation set forth in the sentence immediately preceding the last sentence of Section 3.2(a)) shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality set forth in such representations or warranties, will have a Material Adverse Effect on Norwest or the Surviving Corporation. Wells Fargo shall have received a certificate signed on behalf of Norwest by the Chief Executive Officer and the Chief Financial Officer of Norwest to the foregoing effect.

        (b) PERFORMANCE OF OBLIGATIONS OF NORWEST. Norwest shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Wells Fargo shall have received a certificate signed on behalf of Norwest by the Chief Executive Officer and the Chief Financial Officer of Norwest to such effect.

    7.3 CONDITIONS TO OBLIGATIONS OF NORWEST. The obligation of Norwest to effect the Merger is also subject to the satisfaction or waiver by Norwest at or prior to the Effective Time of the following conditions:

        (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Wells Fargo set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, provided, however, that for purposes of this paragraph, such representations and warranties (other than the representation set forth in the last sentence of Section 4.2(a)) shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality set forth in such representations or warranties, will have a Material Adverse Effect on Wells Fargo. Norwest shall have received a certificate signed on behalf of Wells Fargo by the Chief Executive Officer and the Chief Financial Officer of Wells Fargo to the foregoing effect.

        (b) PERFORMANCE OF OBLIGATIONS OF WELLS FARGO. Wells Fargo shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Norwest shall have received a certificate signed on behalf of Wells Fargo by the Chief Executive Officer and the Chief Financial Officer of Wells Fargo to such effect.

                                  ARTICLE VIII
                           TERMINATION AND AMENDMENT

    8.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of Wells Fargo or Norwest:

        (a) by mutual consent of Wells Fargo and Norwest in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;

        (b) by either the Board of Directors of Wells Fargo or the Board of Directors of Norwest if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

        (c) by either the Board of Directors of Wells Fargo or the Board of Directors of Norwest if the Merger shall not have been consummated on or before the first anniversary of the date of this Agreement, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein; or

        (d) by either the Board of Directors of Wells Fargo or the Board of Directors of Norwest (provided that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Norwest, in the case of a termination by Wells Fargo, or Wells Fargo, in the case of a termination by Norwest, which breach, either individually or in the aggregate, would constitute, if occurring or continuing on the Closing Date, the failure of the conditions set forth in
    Section 7.2 or 7.3, as the case may be, and which is not cured within 45 days following written notice to the party committing such breach or by its nature or timing cannot be cured prior to the Closing Date.

    8.2 EFFECT OF TERMINATION. In the event of termination of this Agreement by either Wells Fargo or Norwest as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Wells Fargo, Norwest, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Sections 6.2(b), 8.2, 9.2 and 9.3 shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Wells Fargo nor Norwest shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

    8.3 AMENDMENT. Subject to compliance with applicable law and Section 1.1(b), this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Wells Fargo and Norwest; PROVIDED, HOWEVER, that after any approval of the transactions contemplated by this Agreement by the respective stockholders of Wells Fargo or Norwest, there may not be, without further approval of such stockholders, any amendment of this Agreement that changes the amount or the form of the consideration to be delivered hereunder to the holders of Wells Fargo Common Stock, other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

    8.4 EXTENSION; WAIVER. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein; PROVIDED, HOWEVER, that after any approval of the transactions contemplated by this Agreement by the respective stockholders of Wells Fargo or Norwest, there may not be, without further approval of such stockholders, any extension or waiver of this Agreement or any portion thereof which reduces the amount or changes the form of the consideration to be delivered to the holders of Wells Fargo Common Stock hereunder, other than as contemplated by this Agreement. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                                   ARTICLE IX
                               GENERAL PROVISIONS

    9.1 CLOSING. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") will take place at 10:00 a.m. on a date and at a place to be specified by the parties, which shall be no later than five business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII hereof, unless extended by mutual agreement of the parties (the "Closing Date").

    9.2 NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Option Agreements and the Confidentiality Agreement, which shall terminate in accordance with their terms) shall survive the Effective Time, except for Section 6.8 and for those other covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

    9.3 EXPENSES. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, PROVIDED, HOWEVER, that the costs and expenses of printing and mailing the Joint Proxy Statement, and all filing and other fees paid to the SEC in connection with the Merger, shall be borne equally by Wells Fargo and Norwest.

    9.4 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

        (a)  if to Wells Fargo, to:

           Wells Fargo & Company
           420 Montgomery Street
           San Francisco, California 94163
           Attention: Guy Rounsaville, Jr.

                        General Counsel

             Telecopier: (415) 975-7151

    and

        (b)  if to Norwest or Merger Sub, to:

           Norwest Corporation
           Sixth and Marquette
           Minneapolis, Minnesota 55479-1026
           Attention: Stanley S. Stroup

                        General Counsel

             Telecopier: (612) 667-4399

    9.5 INTERPRETATION. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". Unless otherwise expressly indicated, the phrases "the date of this Agreement" or "the date hereof" or words of similar import shall mean June 7, 1998.

    9.6 COUNTERPARTS. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

    9.7 ENTIRE AGREEMENT. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof other than the Option Agreements and the Confidentiality Agreement.

    9.8 GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law principles.

    9.9 PUBLICITY. Except as otherwise required by applicable law or the rules of the NYSE, neither Wells Fargo or Norwest shall, or shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of Norwest, in the case of a proposed announcement or statement by Wells Fargo, or Wells Fargo, in the case of a proposed announcement or statement by Norwest, which consent shall not be unreasonably withheld.

    9.10 ASSIGNMENT; THIRD PARTY BENEFICIARIES. Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.8, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

    IN WITNESS WHEREOF, Wells Fargo and Norwest have caused this Agreement to be executed by their respective officers thereunto duly authorized as of September 10, 1998.

                                          NORWEST CORPORATION

                                          By: /s/ RICHARD M. KOVACEVICH
                                              -------------------------

                                          Richard M. Kovacevich
                                          Chairman and Chief
                                          Executive Officer

                                          WFC HOLDINGS CORPORATION

                                          By: /s/ RICHARD M. KOVACEVICH
                                              -------------------------

                                          Richard M. Kovacevich
                                          President

                                          WELLS FARGO & COMPANY

                                          By: /s/ PAUL HAZEN
                                              --------------

                                          Paul Hazen
                                          Chairman and Chief
                                          Executive Officer

                                   APPENDIX B

                  THE TRANSFER OF THIS AGREEMENT IS SUBJECT TO
                   CERTAIN PROVISIONS CONTAINED HEREIN AND TO
                         RESALE RESTRICTIONS UNDER THE
                       SECURITIES ACT OF 1933, AS AMENDED

    STOCK OPTION AGREEMENT, dated June 7, 1998, between Norwest Corporation, a Delaware corporation ("Issuer"), and Wells Fargo & Company, a Delaware corporation ("Grantee").
                              W I T N E S S E T H:

    WHEREAS, Grantee and Issuer have entered into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement"), which agreement has been executed by the parties hereto immediately prior to this Stock Option Agreement (the "Agreement"); and

    WHEREAS, as a condition to Grantee's entering into the Merger Agreement and in consideration therefor and for Grantee's entering into the Wells Fargo Option Agreement, Issuer has agreed to grant Grantee the Option (as hereinafter defined);

    NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

    1. (a) Issuer hereby grants to Grantee an unconditional, irrevocable option (the "Option") to purchase, subject to the terms hereof, up to 151,139,585 fully paid and nonassessable shares of Issuer's Common Stock, par value $1 2/3 per share ("Common Stock"), at a price of $39.6875 per share (the "Option Price"); PROVIDED, HOWEVER, that in no event shall the number of shares of Common Stock for which this Option is exercisable exceed 19.9% of the Issuer's issued and outstanding shares of Common Stock without giving effect to any shares subject to or issued pursuant to the Option. The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth.

    (b) In the event that any additional shares of Common Stock are either (i) issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement) or (ii) redeemed, repurchased, retired or otherwise cease to be outstanding after the date of the Agreement, the number of shares of Common Stock subject to the Option shall be increased or decreased, as appropriate, so that, after such issuance, such number equals 19.9% of the number of shares of Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this Section 1(b) or elsewhere in this Agreement shall be deemed to authorize Issuer or Grantee to breach any provision of the Merger Agreement.

    2. (a) The Holder (as hereinafter defined) may exercise the Option, in whole or part, and from time to time, if, but only if, both an Initial Triggering Event (as hereinafter defined) and a Subsequent Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Exercise Termination Event (as hereinafter defined), PROVIDED that the Holder shall have sent the written notice of such exercise (as provided in subsection (e) of this Section 2) within 90 days following such Subsequent Triggering Event. Each of the following shall be an "Exercise Termination Event": (i) the Effective Time (as defined in the Merger Agreement) of the Merger; (ii) termination of the Merger Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event, except a termination by Grantee pursuant to Section 8.1(d) of the Merger Agreement (unless the breach by Issuer giving rise to such right of termination is non-volitional); or (iii) the passage of 12 months after termination of the Merger Agreement if such termination follows the occurrence of an Initial Triggering Event or is a termination by Grantee pursuant to Section 8.1(d) of the Merger Agreement (unless the breach by Issuer giving rise to such right of termination is non-volitional) (PROVIDED that if an Initial Triggering Event continues or occurs beyond such termination and prior to the passage of such 12-month period, the Exercise Termination Event shall be 12 months from the expiration of the Last Triggering Event but in no event more than

18 months after such termination). The "Last Triggering Event" shall mean the last Initial Triggering Event to expire. The term "Holder" shall mean the holder or holders of the Option.

    (b) The term "Initial Triggering Event" shall mean any of the following events or transactions occurring after the date hereof:

        (i) Issuer or any of its Subsidiaries (each an "Issuer Subsidiary"), without having received Grantee's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as hereinafter defined) with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the rules and regulations thereunder) other than Grantee or any of its Subsidiaries (each a "Grantee Subsidiary") or the Board of Directors of Issuer shall have recommended that the stockholders of Issuer approve or accept any Acquisition Transaction. For purposes of this Agreement, "Acquisition Transaction" shall mean (w) a merger or consolidation, or any similar transaction, involving Issuer or any Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission (the "SEC")) of Issuer, (x) a purchase, lease or other acquisition or assumption of all or a substantial portion of the assets or deposits of Issuer or any Significant Subsidiary of Issuer, (y) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of Issuer, or (z) any substantially similar transaction; PROVIDED, HOWEVER, that in no event shall any merger, consolidation, purchase or similar transaction involving only the Issuer and one or more of its Subsidiaries or involving only any two or more of such Subsidiaries, provided that any such transaction is not entered into in violation of the terms of the Merger Agreement, or any Pending Norwest Acquisition or Permitted Norwest Acquisition, be deemed to be an Acquisition Transaction;

        (ii) Issuer or any Issuer Subsidiary, without having received Grantee's prior written consent, shall have authorized, recommended, proposed or publicly announced its intention to authorize, recommend or propose, to engage in an Acquisition Transaction with any person other than Grantee or a Grantee Subsidiary, or the Board of Directors of Issuer shall have publicly withdrawn or modified, or publicly announced its interest to withdraw or modify, in any manner adverse to Grantee, its recommendation that the stockholders of Issuer approve the transactions contemplated by the Merger Agreement in anticipation of engaging in an Acquisition Transaction;

        (iii) Any person other than Grantee, any Grantee Subsidiary or any Issuer Subsidiary acting in a fiduciary capacity in the ordinary course of its business shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of Common Stock (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the 1934 Act, and the rules and regulations thereunder);

        (iv) Any person other than Grantee or any Grantee Subsidiary shall have made a BONA FIDE proposal to Issuer or its stockholders by public announcement or written communication that is or becomes the subject of public disclosure to engage in an Acquisition Transaction;

        (v) After an overture is made by a third party to Issuer or its stockholders to engage in an Acquisition Transaction, Issuer shall have breached any covenant or obligation contained in the Merger Agreement and such breach (x) would entitle Grantee to terminate the Merger Agreement and
    (y) shall not have been cured prior to the Notice Date (as defined below);
    or

        (vi) Any person other than Grantee or any Grantee Subsidiary, other than in connection with a transaction to which Grantee has given its prior written consent, shall have filed an application or notice with the Federal Reserve Board, or other federal or state bank regulatory authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction.

    (c) The term "Subsequent Triggering Event" shall mean either of the following events or transactions occurring after the date hereof:

        (i) The acquisition by any person of beneficial ownership of 20% or more of the then outstanding Common Stock; or

        (ii) The occurrence of the Initial Triggering Event described in paragraph (i) of subsection (b) of this Section 2, except that the percentage referred to in clause (y) shall be 20%.

    (d) Issuer shall notify Grantee promptly in writing of the occurrence of any Initial Triggering Event or Subsequent Triggering Event of which it has notice (together, a "Triggering Event"), it being understood that the giving of such notice by Issuer shall not be a condition to the right of the Holder to exercise the Option.

    (e) In the event the Holder is entitled to and wishes to exercise the Option, it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such purchase (the "Closing Date"); PROVIDED that if prior notification to or approval of the Federal Reserve Board or any other regulatory agency is required in connection with such purchase, the Holder shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

    (f) At the closing referred to in subsection (e) of this Section 2, the Holder shall pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer, PROVIDED that failure or refusal of Issuer to designate such a bank account shall not preclude the Holder from exercising the Option.

    (g) At such closing, simultaneously with the delivery of immediately available funds as provided in subsection (f) of this Section 2, Issuer shall deliver to the Holder a certificate or certificates representing the number of shares of Common Stock purchased by the Holder and, if the Option should be exercised in part only, a new Option evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable hereunder, and the Holder shall deliver to Issuer a copy of this Agreement and a letter agreeing that the Holder will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Agreement.

    (h) Certificates for Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

    "The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and Issuer and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of Issuer and will be provided to the holder hereof without charge upon receipt by Issuer of a written request therefor."

It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act of 1933, as amended (the "1933 Act"), in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Holder shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of the 1933 Act; (ii) the reference to the provisions to this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

    (i) Upon the giving by the Holder to Issuer of the written notice of exercise of the Option provided for under subsection (e) of this Section 2 and the tender of the applicable purchase price in immediately available funds, the Holder shall be deemed, subject to the receipt of applicable regulatory approvals, to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder. Issuer shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 2 in the name of the Holder or its assignee, transferee or designee.

    3. Issuer agrees: (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Option may be exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock; (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer;
(iii) promptly to take all action as may from time to time be required (including (x) complying with all premerger notification, reporting and waiting period requirements specified in 15 U.S.C. Section 18a and regulations promulgated thereunder and (y) in the event, under the Bank Holding Company Act of 1956, as amended (the "BHCA"), or the Change in Bank Control Act of 1978, as amended, or any state banking law, prior approval of or notice to the Federal Reserve Board or to any state regulatory authority is necessary before the Option may be exercised, cooperating fully with the Holder in preparing such applications or notices and providing such information to the Federal Reserve Board or such state regulatory authority as they may require) in order to permit the Holder to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant hereto; and (iv) promptly to take all action provided herein to protect the rights of the Holder against dilution.

    4. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of the Holder, upon presentation and surrender of this Agreement at the principal office of Issuer, for other Agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any Stock Option Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

    5. In addition to the adjustment in the number of shares of Common Stock that are purchasable upon exercise of the Option pursuant to Section 1 of this Agreement, the number of shares of Common

Stock purchasable upon the exercise of the Option and the Option Price shall be subject to adjustment from time to time as provided in this Section 5. In the event of any change in, or distributions in respect of, the Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares, distributions on or in respect of the Common Stock, or the like, the type and number of shares of Common Stock purchasable upon exercise hereof and the Option Price shall be appropriately adjusted in such manner as shall fully preserve the economic benefits provided hereunder and proper provision shall be made in any agreement governing any such transaction to provide for such proper adjustment and the full satisfaction of the Issuer's obligations hereunder.

    6. Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, Issuer shall, at the request of Grantee delivered within 90 days of such Subsequent Triggering Event (whether on its own behalf or on behalf of any subsequent holder of this Option (or part thereof) or any of the shares of Common Stock issued pursuant hereto), promptly prepare, file and keep current a shelf registration statement under the 1933 Act covering this Option and any shares issued and issuable pursuant to this Option and shall use its reasonable best efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of this Option and any shares of Common Stock issued upon total or partial exercise of this Option ("Option Shares") in accordance with any plan of disposition requested by Grantee. Issuer will use its reasonable best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect such sales or other dispositions. Grantee shall have the right to demand two such registrations. The foregoing notwithstanding, if, at the time of any request by Grantee for registration of the Option or Option Shares as provided above, Issuer is in registration with respect to an underwritten public offering of shares of Common Stock, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering the inclusion of the Holder's Option or Option Shares would interfere with the successful marketing of the shares of Common Stock offered by Issuer, the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced; and PROVIDED, HOWEVER, that after any such required reduction the number of Option Shares to be included in such offering for the account of the Holder shall constitute at least 25% of the total number of shares to be sold by the Holder and Issuer in the aggregate; and PROVIDED FURTHER, however, that if such reduction occurs, then the Issuer shall file a registration statement for the balance as promptly as practical and no reduction shall thereafter occur. Each such Holder shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If requested by any such Holder in connection with such registration, Issuer shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in secondary offering underwriting agreements for the Issuer. Upon receiving any request under this Section 6 from any Holder, Issuer agrees to send a copy thereof to any other person known to Issuer to be entitled to registration rights under this Section 6, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies. Notwithstanding anything to the contrary contained herein, in no event shall Issuer be obligated to effect more than two registrations pursuant to this
Section 6 by reason of the fact that there shall be more than one Grantee as a result of any assignment or division of this Agreement.

    7. (a) Immediately prior to the occurrence of a Repurchase Event (as defined below), (i) following a request of the Holder, delivered prior to an Exercise Termination Event, Issuer (or any successor thereto) shall repurchase the Option from the Holder at a price (the "Option Repurchase Price") equal to the amount by which (A) the Market/Offer Price (as defined below) exceeds (B) the Option Price, multiplied by the number of shares for which this Option may then be exercised and

(ii) at the request of the owner of Option Shares from time to time (the "Owner"), delivered within 90 days of such occurrence (or such later period as provided in Section 10), Issuer shall repurchase such number of the Option Shares from the Owner as the Owner shall designate at a price (the "Option Share Repurchase Price") equal to the Market/Offer Price multiplied by the number of Option Shares so designated. The term "Market/Offer Price" shall mean the highest of (i) the price per share of Common Stock at which a tender offer or exchange offer therefor has been made, (ii) the price per share of Common Stock to be paid by any third party pursuant to an agreement with Issuer, (iii) the highest closing price for shares of Common Stock within the six-month period immediately preceding the date the Holder gives notice of the required repurchase of this Option or the Owner gives notice of the required repurchase of Option Shares, as the case may be, or (iv) in the event of a sale of all or a substantial portion of Issuer's assets, the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer as determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to the Issuer, divided by the number of shares of Common Stock of Issuer outstanding at the time of such sale. In determining the Market/Offer Price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by the Holder or Owner, as the case may be, and reasonably acceptable to the Issuer.

    (b) The Holder and the Owner, as the case may be, may exercise its right to require Issuer to repurchase the Option and any Option Shares pursuant to this
Section 7 by surrendering for such purpose to Issuer, at its principal office, a copy of this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that the Holder or the Owner, as the case may be, elects to require Issuer to repurchase this Option and/or the Option Shares in accordance with the provisions of this Section 7. Within the latter to occur of (x) five business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of such notice or notices relating thereto and (y) the time that is immediately prior to the occurrence of a Repurchase Event, Issuer shall deliver or cause to be delivered to the Holder the Option Repurchase Price and/or to the Owner the Option Share Repurchase Price therefor or the portion thereof, if any, that Issuer is not then prohibited under applicable law and regulation from so delivering.

    (c) To the extent that Issuer is prohibited under applicable law or regulation from repurchasing the Option and/or the Option Shares in full, Issuer shall immediately so notify the Holder and/or the Owner and thereafter deliver or cause to be delivered, from time to time, to the Holder and/or the Owner, as appropriate, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within five business days after the date on which Issuer is no longer so prohibited; PROVIDED, HOWEVER, that if Issuer at any time after delivery of a notice of repurchase pursuant to paragraph (b) of this Section 7 is prohibited under applicable law or regulation from delivering to the Holder and/or the Owner, as appropriate, the Option Repurchase Price and the Option Share Repurchase Price, respectively, in full (and Issuer hereby undertakes to use its best efforts to obtain all required regulatory and legal approvals and to file any required notices, in each case as promptly as practicable in order to accomplish such repurchase), the Holder or Owner may revoke its notice of repurchase of the Option or the Option Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, Issuer shall promptly (i) deliver to the Holder and/or the Owner, as appropriate, that portion of the Option Repurchase Price or the Option Share Repurchase Price that Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Holder, a new Stock Option Agreement evidencing the right of the Holder to purchase that number of shares of Common Stock obtained by multiplying the number of shares of Common Stock for which the surrendered Stock Option Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase Price less the portion thereof theretofore delivered to the Holder and the denominator of which is the Option Repurchase Price, or (B) to the Owner, a certificate for the Option Shares it is then so prohibited from repurchasing.

    (d) For purposes of this Section 7, a Repurchase Event shall be deemed to have occurred (i) upon the consummation of any merger, consolidation or similar transaction involving Issuer or any purchase, lease or other acquisition of all or a substantial portion of the assets of Issuer, other than any such transaction which would not constitute an Acquisition Transaction pursuant to the provisos to Section 2(b)(i) hereof or (ii) upon the acquisition by any person of beneficial ownership of 50% or more of the then outstanding shares of Common Stock, provided that no such event shall constitute a Repurchase Event unless a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event. The parties hereto agree that Issuer's obligations to repurchase the Option or Option Shares under this Section 7 shall not terminate upon the occurrence of an Exercise Termination Event unless no Subsequent Triggering Event shall have occurred prior to the occurrence of an Exercise Termination Event.

    8. (a) In the event that prior to an Exercise Termination Event, Issuer shall enter into an agreement (i) to consolidate with or merge into any person, other than Grantee or one of its Subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Grantee or one of its Subsidiaries, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Common Stock shall after such merger represent less than 50% of the outstanding voting shares and voting share equivalents of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Grantee or one of its Subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of the Holder, of either (x) the Acquiring Corporation (as hereinafter defined) or (y) any person that controls the Acquiring Corporation.

    (b) The following terms have the meanings indicated:

        (A) "Acquiring Corporation" shall mean (i) the continuing or surviving corporation of a consolidation or merger with Issuer (if other than Issuer),
    (ii) Issuer in a merger in which Issuer is the continuing or surviving person, and (iii) the transferee of all or substantially all of Issuer's assets.

        (B) "Substitute Common Stock" shall mean the common stock issued by the issuer of the Substitute Option upon exercise of the Substitute Option.

        (3) "Assigned Value" shall mean the Market/Offer Price, as defined in
    Section 7.

        (4) "Average Price" shall mean the average closing price of a share of the Substitute Common Stock for the one year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; PROVIDED that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the person merging into Issuer or by any company which controls or is controlled by such person, as the Holder may elect.

    (c) The Substitute Option shall have the same terms as the Option, PROVIDED, that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to the Holder. The issuer of the Substitute Option shall also enter into an agreement with the then Holder or Holders of the Substitute Option in substantially the same form as this Agreement, which shall be applicable to the Substitute Option.

    (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock as is equal to the Assigned Value multiplied by the number of shares of Common Stock for which the Option is then exercisable, divided by the Average Price. The exercise price of the Substitute Option per share of Substitute Common Stock shall then be equal to the Option Price multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock for which the Option is then exercisable and the denominator of which shall be the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

    (e) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise but for this clause (e), the issuer of the Substitute Option (the "Substitute Option Issuer") shall make a cash payment to Holder equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause (e) over (ii) the value of the Substitute Option after giving effect to the limitation in this clause (e). This difference in value shall be determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to the Acquiring Corporation.

    (f) Issuer shall not enter into any transaction described in subsection (a) of this Section 8 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder.

    9. (a) At the request of the holder of the Substitute Option (the "Substitute Option Holder"), the Substitute Option Issuer shall repurchase the Substitute Option from the Substitute Option Holder at a price (the "Substitute Option Repurchase Price") equal to the amount by which (i) the Highest Closing Price (as hereinafter defined) exceeds (ii) the exercise price of the Substitute Option, multiplied by the number of shares of Substitute Common Stock for which the Substitute Option may then be exercised, and at the request of the owner (the "Substitute Share Owner") of shares of Substitute Common Stock (the "Substitute Shares"), the Substitute Option Issuer shall repurchase the Substitute Shares at a price (the "Substitute Share Repurchase Price") equal to the Highest Closing Price multiplied by the number of Substitute Shares so designated. The term "Highest Closing Price" shall mean the highest closing price for shares of Substitute Common Stock within the six-month period immediately preceding the date the Substitute Option Holder gives notice of the required repurchase of the Substitute Option or the Substitute Share Owner gives notice of the required repurchase of the Substitute Shares, as applicable.

    (b) The Substitute Option Holder and the Substitute Share Owner, as the case may be, may exercise its respective right to require the Substitute Option Issuer to repurchase the Substitute Option and the Substitute Shares pursuant to this Section 9 by surrendering for such purpose to the Substitute Option Issuer, at its principal office, the agreement for such Substitute Option (or, in the absence of such an agreement, a copy of this Agreement) and certificates for Substitute Shares accompanied by a written notice or notices stating that the Substitute Option Holder or the Substitute Share Owner, as the case may be, elects to require the Substitute Option Issuer to repurchase the Substitute Option and/or the Substitute Shares in accordance with the provisions of this
Section 9. As promptly as practicable, and in any event within five business days after the surrender of the Substitute Option and/or certificates representing Substitute Shares and the receipt of such notice or notices relating thereto, the Substitute Option Issuer shall deliver or cause to be delivered to the Substitute Option Holder the Substitute Option Repurchase Price and/or to the Substitute Share Owner the Substitute Share Repurchase Price therefor or, in either case, the portion thereof which the Substitute Option Issuer is not then prohibited under applicable law and regulation from so delivering.

    (c) To the extent that the Substitute Option Issuer is prohibited under applicable law or regulation from repurchasing the Substitute Option and/or the Substitute Shares in part or in full, the Substitute Option Issuer following a request for repurchase pursuant to this Section 9 shall immediately so notify the Substitute Option Holder and/or the Substitute Share Owner and thereafter deliver or cause to be delivered, from time to time, to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the portion of the Substitute Share Repurchase Price, respectively, which it is no longer prohibited from delivering, within five business days after the date on which the Substitute Option Issuer is no longer so prohibited; PROVIDED, HOWEVER, that if the Substitute Option Issuer is at any time after delivery of a notice of repurchase pursuant to subsection (b) of this Section 9 prohibited under applicable law or regulation from delivering to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the Substitute Option Repurchase Price and the Substitute Share Repurchase Price, respectively, in full (and the Substitute Option Issuer shall use its best efforts to obtain all required regulatory and legal approvals, in each case as promptly as practicable, in order to accomplish such repurchase), the Substitute Option Holder or Substitute Share Owner may revoke its notice of repurchase of the Substitute Option or the Substitute Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, the Substitute Option Issuer shall promptly (i) deliver to the Substitute Option Holder or Substitute Share Owner, as appropriate, that portion of the Substitute Option Repurchase Price or the Substitute Share Repurchase Price that the Substitute Option Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Substitute Option Holder, a new Substitute Option evidencing the right of the Substitute Option Holder to purchase that number of shares of the Substitute Common Stock obtained by multiplying the number of shares of the Substitute Common Stock for which the surrendered Substitute Option was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Substitute Option Repurchase Price less the portion thereof theretofore delivered to the Substitute Option Holder and the denominator of which is the Substitute Option Repurchase Price, or (B) to the Substitute Share Owner, a certificate for the Substitute Common Shares it is then so prohibited from repurchasing.

    10. The 90-day, or 6-month periods for exercise of certain rights under Sections 2, 6, 7, 13 and 15 shall be extended: (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights, for the expiration of all statutory waiting periods; (ii) to the extent necessary to avoid liability under Section 16(b) of the 1934 Act by reason of such exercise; and (iii) during any period in which Grantee is precluded from exercising such rights due to an injunction or other legal restriction, plus in each case such additional period as is reasonably necessary for the exercise of such rights promptly following the obtaining of such approvals or the expiration of such periods.

    11. Issuer hereby represents and warrants to Grantee as follows:

    (a) Issuer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Issuer and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Issuer.

    (b) Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant hereto, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all claims, liens, encumbrance and security interests and not subject to any preemptive rights.

    (c) Issuer has taken all action (including if required redeeming all of the Norwest Stockholder Rights or amending or terminating the Norwest Rights Agreement) so that the entering into of this Option Agreement, the acquisition of shares of Common Stock hereunder and the other transactions contemplated hereby do not and will not result in the grant of any rights to any person under the Rights Agreement or enable or require the Rights to be exercised, distributed or triggered.

    12. Grantee hereby represents and warrants to Issuer that:

    (a) Grantee has all requisite corporate power and authority to enter into this Agreement and, subject to any approvals or consents referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Grantee. This Agreement has been duly executed and delivered by Grantee.

    (b) The Option is not being, and any shares of Common Stock or other securities acquired by Grantee upon exercise of the Option will not be, acquired with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the Securities Act.

    13. Neither of the parties hereto may assign any of its rights or obligations under this Option Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that in the event a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event, Grantee, subject to the express provisions hereof, may assign in whole or in part its rights and obligations hereunder within 90 days following such Subsequent Triggering Event (or such later period as provided in Section 10); PROVIDED, HOWEVER, that until the date 15 days following the date on which the Federal Reserve Board approves an application by Grantee under the BHCA to acquire the shares of Common Stock subject to the Option, Grantee may not assign its rights under the Option except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of Issuer, (iii) an assignment to a single party (E.G., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on Grantee's behalf, or (iv) any other manner approved by the Federal Reserve Board.

    14. Each of Grantee and Issuer will use its best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement, including without limitation making application to list the shares of Common Stock issuable hereunder on the New York Stock Exchange upon official notice of issuance and applying to the Federal Reserve Board under the BHCA for approval to acquire the shares issuable hereunder, but Grantee shall not be obligated to apply to state banking authorities for approval to acquire the shares of Common Stock issuable hereunder until such time, if ever, as it deems appropriate to do so.

    15. (a) Grantee in its sole discretion may, at any time during which Issuer would be required to repurchase the Option or any Option Shares pursuant to
Section 7, surrender the Option (together with any Option Shares issued to and then owned by the Holder) to Issuer in exchange for a cash payment equal to the Surrender Price (as defined herein); PROVIDED, HOWEVER, that Grantee may not exercise its rights pursuant to this Section 15 if Issuer has previously repurchased the Option (or any portion thereof) or any Option Shares pursuant to
Section 7. The "Surrender Price" shall be equal to (i) $1,200,000,000, plus (ii) if applicable, the aggregate purchase price previously paid pursuant hereto by Grantee with respect to any Option Shares, minus (iii) if applicable, the excess of (A) the net cash, if any, received by Grantee pursuant to the arm's-length sale of Option Shares (or any other securities into which such Option Shares were converted or exchanged) to any party not affiliated with Grantee, over (B) the purchase price paid by Grantee with respect to such Option Shares.

    (b) Grantee may exercise its right to surrender the Option and any Option Shares pursuant to this Section 15 by surrendering for such purchase to Issuer, at its principal office, a copy of this Agreement, together with certificates for Option Shares, if any, accompanied by a written notice stating (i) that Grantee elects to surrender the Option and Option Shares, if any, in accordance with the provisions of this Section 15 and (ii) the Surrender Price. Within two business days after the surrender of the Option and the Option Shares, if applicable, Issuer shall deliver or cause to be delivered to Grantee the Surrender Price.

    (c) To the extent that the Issuer is prohibited under applicable law or regulation from paying the Surrender Price to Grantee in full, Issuer shall immediately so notify Grantee and thereafter deliver, or cause to be delivered, from time to time, to Grantee, that portion of the Surrender Price that Issuer is not or no longer prohibited from paying, within two business days after the date on which Issuer is no longer so prohibited; PROVIDED, HOWEVER, that if Issuer at any time after delivery of a notice of Surrender pursuant to Section 15(b) is prohibited under applicable law or regulation from paying to Grantee the Surrender Price in full, (i) Issuer shall (A) use its best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to make such payments, (B) within two business days of the submission or receipt of any documents relating to any such regulatory and legal approvals, provide Grantee with copies of the same, and (C) keep Grantee advised of both the status of any such request for regulatory and legal approvals and any discussions with any relevant regulatory or other third party reasonably related to the same, and (ii) Grantee may revoke such notice of surrender by delivery of a notice of revocation, the Exercise Termination Event shall be extended to a date six months from the date on which the Exercise Termination Event would have occurred if not for the provisions of this Section 15(c) (during which period Grantee may exercise any of its rights hereunder, including any and all rights pursuant to this Section 15).

    (d) Grantee shall have rights substantially identical to those set forth in paragraphs (a), (b) and (c) of this Section 15 with respect to the Substitute Option and the Substitute Option Issuer during any period in which the Substitute Option Issuer would be required to repurchase the Substitute Option pursuant to Section 9.

    16. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief.

    17. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Holder is not permitted to acquire, or Issuer or Substitute Option Issuer, as the case may be, is not permitted to repurchase pursuant to Section 7 or Section 9, as the case may be, the full number of shares of Common Stock provided in Section 1(a) hereof (as adjusted pursuant to Section 1(b) or 5 hereof), or Issuer or Substitute Option Issuer is not permitted to pay the full Surrender Price, it is the express intention of Issuer (which shall be binding on the Substitute Option Issuer) to allow the Holder to acquire or to require Issuer or the Substitute Option Issuer, as the case may be, to repurchase such lesser number of shares, or to pay such portion of the Surrender Price, as may be permissible, without any amendment or modification hereof.

    18. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by cable, telegram, telecopy or telex, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Merger Agreement.

    19. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof (except to the extent that mandatory provisions of federal law apply).

    20. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

    21. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

    22. Except as otherwise expressly provided herein or in the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors except as assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

    23. Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned thereto in the Merger Agreement.

    IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

                                NORWEST CORPORATION

                                By:          /s/ RICHARD M. KOVACEVICH
                                     -----------------------------------------
                                               Richard M. Kovacevich
                                                 CHAIRMAN AND CHIEF
                                                 EXECUTIVE OFFICER

                                WELLS FARGO & COMPANY

                                By:                /s/ PAUL HAZEN
                                     -----------------------------------------
                                                     Paul Hazen
                                                 CHAIRMAN AND CHIEF
                                                 EXECUTIVE OFFICER

                                   APPENDIX C

                  THE TRANSFER OF THIS AGREEMENT IS SUBJECT TO
                   CERTAIN PROVISIONS CONTAINED HEREIN AND TO
                         RESALE RESTRICTIONS UNDER THE
                       SECURITIES ACT OF 1933, AS AMENDED

    STOCK OPTION AGREEMENT, dated June 7, 1998, between Wells Fargo & Company, a Delaware corporation ("Issuer"), and Norwest Corporation, a Delaware corporation ("Grantee").
                              W I T N E S S E T H:

    WHEREAS, Grantee and Issuer have entered into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement"), which agreement has been executed by the parties hereto immediately prior to this Stock Option Agreement (the "Agreement"); and

    WHEREAS, as a condition to Grantee's entering into the Merger Agreement and in consideration therefor and for Grantee's entering into the Norwest Option Agreement, Issuer has agreed to grant Grantee the Option (as hereinafter defined);

    NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

    1. (a) Issuer hereby grants to Grantee an unconditional, irrevocable option (the "Option") to purchase, subject to the terms hereof, up to 16,932,066 fully paid and nonassessable shares of Issuer's Common Stock, par value $5.00 per Share ("Common Stock"), at a price of $362.0625 per share (the "Option Price"); PROVIDED, HOWEVER, that in no event shall the number of shares of Common Stock for which this Option is exercisable exceed 19.9% of the Issuer's issued and outstanding shares of Common Stock without giving effect to any shares subject to or issued pursuant to the Option. The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth.

    (b) In the event that any additional shares of Common Stock are either (i) issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement) or (ii) redeemed, repurchased, retired or otherwise cease to be outstanding after the date of the Agreement, the number of shares of Common Stock subject to the Option shall be increased or decreased, as appropriate, so that, after such issuance, such number equals 19.9% of the number of shares of Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this Section 1(b) or elsewhere in this Agreement shall be deemed to authorize Issuer or Grantee to breach any provision of the Merger Agreement.

    2. (a) The Holder (as hereinafter defined) may exercise the Option, in whole or part, and from time to time, if, but only if, both an Initial Triggering Event (as hereinafter defined) and a Subsequent Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Exercise Termination Event (as hereinafter defined), PROVIDED that the Holder shall have sent the written notice of such exercise (as provided in subsection (e) of this Section 2) within 90 days following such Subsequent Triggering Event. Each of the following shall be an "Exercise Termination Event": (i) the Effective Time (as defined in the Merger Agreement) of the Merger; (ii) termination of the Merger Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event, except a termination by Grantee pursuant to Section 8.1(d) of the Merger Agreement (unless the breach by Issuer giving rise to such right of termination is non-volitional); or (iii) the passage of 12 months after termination of the Merger Agreement if such termination follows the occurrence of an Initial Triggering Event or is a termination by Grantee pursuant to Section 8.1(d) of the Merger Agreement (unless the breach by Issuer giving rise to such right of termination is non-volitional) (PROVIDED that if an Initial Triggering Event continues or occurs beyond such termination and prior to the passage of such 12-month period, the Exercise Termination Event shall be 12 months from the expiration of the Last Triggering Event but in no event more than

18 months after such termination). The "Last Triggering Event" shall mean the last Initial Triggering Event to expire. The term "Holder" shall mean the holder or holders of the Option.

    (b) The term "Initial Triggering Event" shall mean any of the following events or transactions occurring after the date hereof:

        (i) Issuer or any of its Subsidiaries (each an "Issuer Subsidiary"), without having received Grantee's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as hereinafter defined) with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the rules and regulations thereunder) other than Grantee or any of its Subsidiaries (each a "Grantee Subsidiary") or the Board of Directors of Issuer shall have recommended that the stockholders of Issuer approve or accept any Acquisition Transaction. For purposes of this Agreement, "Acquisition Transaction" shall mean (w) a merger or consolidation, or any similar transaction, involving Issuer or any Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission (the "SEC")) of Issuer, (x) a purchase, lease or other acquisition or assumption of all or a substantial portion of the assets or deposits of Issuer or any Significant Subsidiary of Issuer, (y) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of Issuer, or (z) any substantially similar transaction; PROVIDED, HOWEVER, that in no event shall any merger, consolidation, purchase or similar transaction involving only the Issuer and one or more of its Subsidiaries or involving only any two or more of such Subsidiaries, provided that any such transaction is not entered into in violation of the terms of the Merger Agreement, or any Permitted Wells Fargo Acquisition, be deemed to be an Acquisition Transaction;

        (ii) Issuer or any Issuer Subsidiary, without having received Grantee's prior written consent, shall have authorized, recommended, proposed or publicly announced its intention to authorize, recommend or propose, to engage in an Acquisition Transaction with any person other than Grantee or a Grantee Subsidiary, or the Board of Directors of Issuer shall have publicly withdrawn or modified, or publicly announced its interest to withdraw or modify, in any manner adverse to Grantee, its recommendation that the stockholders of Issuer approve the transactions contemplated by the Merger Agreement in anticipation of engaging in an Acquisition Transaction;

        (iii) Any person other than Grantee, any Grantee Subsidiary or any Issuer Subsidiary acting in a fiduciary capacity in the ordinary course of its business shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of Common Stock (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the 1934 Act, and the rules and regulations thereunder);

        (iv) Any person other than Grantee or any Grantee Subsidiary shall have made a BONA FIDE proposal to Issuer or its stockholders by public announcement or written communication that is or becomes the subject of public disclosure to engage in an Acquisition Transaction;

        (v) After an overture is made by a third party to Issuer or its stockholders to engage in an Acquisition Transaction, Issuer shall have breached any covenant or obligation contained in the Merger Agreement and such breach (x) would entitle Grantee to terminate the Merger Agreement and
    (y) shall not have been cured prior to the Notice Date (as defined below);
    or

        (vi) Any person other than Grantee or any Grantee Subsidiary, other than in connection with a transaction to which Grantee has given its prior written consent, shall have filed an application or notice with the Federal Reserve Board, or other federal or state bank regulatory authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction.

    (c) The term "Subsequent Triggering Event" shall mean either of the following events or transactions occurring after the date hereof:

        (i) The acquisition by any person of beneficial ownership of 20% or more of the then outstanding Common Stock; or

        (ii) The occurrence of the Initial Triggering Event described in paragraph (i) of subsection (b) of this Section 2, except that the percentage referred to in clause (y) shall be 20%.

    (d) Issuer shall notify Grantee promptly in writing of the occurrence of any Initial Triggering Event and/or Subsequent Triggering Event of which it has notice (together, a "Triggering Event"), it being understood that the giving of such notice by Issuer shall not be a condition to the right of the Holder to exercise the Option.

    (e) In the event the Holder is entitled to and wishes to exercise the Option, it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such purchase (the "Closing Date"); PROVIDED that if prior notification to or approval of the Federal Reserve Board or any other regulatory agency is required in connection with such purchase, the Holder shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

    (f) At the closing referred to in subsection (e) of this Section 2, the Holder shall pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer, PROVIDED that failure or refusal of Issuer to designate such a bank account shall not preclude the Holder from exercising the Option.

    (g) At such closing, simultaneously with the delivery of immediately available funds as provided in subsection (f) of this Section 2, Issuer shall deliver to the Holder a certificate or certificates representing the number of shares of Common Stock purchased by the Holder and, if the Option should be exercised in part only, a new Option evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable hereunder, and the Holder shall deliver to Issuer a copy of this Agreement and a letter agreeing that the Holder will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Agreement.

    (h) Certificates for Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

    "The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and Issuer and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of Issuer and will be provided to the holder hereof without charge upon receipt by Issuer of a written request therefor."

It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act of 1933, as amended (the "1933 Act"), in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Holder shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of the 1933 Act;
(ii) the reference to the provisions to this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

    (i) Upon the giving by the Holder to Issuer of the written notice of exercise of the Option provided for under subsection (e) of this Section 2 and the tender of the applicable purchase price in immediately available funds, the Holder shall be deemed, subject to the receipt of applicable regulatory approvals, to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder. Issuer shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 2 in the name of the Holder or its assignee, transferee or designee.

    3. Issuer agrees: (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Option may be exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock; (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer;
(iii) promptly to take all action as may from time to time be required (including (x) complying with all premerger notification, reporting and waiting period requirements specified in 15 U.S.C. Section 18a and regulations promulgated thereunder and (y) in the event, under the Bank Holding Company Act of 1956, as amended (the "BHCA"), or the Change in Bank Control Act of 1978, as amended, or any state banking law, prior approval of or notice to the Federal Reserve Board or to any state regulatory authority is necessary before the Option may be exercised, cooperating fully with the Holder in preparing such applications or notices and providing such information to the Federal Reserve Board or such state regulatory authority as they may require) in order to permit the Holder to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant hereto; and (iv) promptly to take all action provided herein to protect the rights of the Holder against dilution.

    4. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of the Holder, upon presentation and surrender of this Agreement at the principal office of Issuer, for other Agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any Stock Option Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

    5. In addition to the adjustment in the number of shares of Common Stock that are purchasable upon exercise of the Option pursuant to Section 1 of this Agreement, the number of shares of Common Stock purchasable upon the exercise of the Option and the Option Price shall be subject to adjustment from time to time as provided in this Section 5. In the event of any change in, or distributions in respect of, the Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares, distributions on or in respect of the Common Stock, or the like, the type and number of shares of Common Stock purchasable upon exercise hereof and the Option Price shall be appropriately adjusted in such manner as shall fully preserve the economic benefits provided hereunder and proper provision shall be made in any agreement governing any such transaction to provide for such proper adjustment and the full satisfaction of the Issuer's obligations hereunder.

    6. Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, Issuer shall, at the request of Grantee delivered within 90 days of such Subsequent Triggering Event (whether on its own behalf or on behalf of any subsequent holder of this Option (or part thereof) or any of the shares of Common Stock issued pursuant hereto), promptly prepare, file and keep current a shelf registration statement under the 1933 Act covering this Option and any shares issued and issuable pursuant to this Option and shall use its reasonable best efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of this Option and any shares of Common Stock issued upon total or partial exercise of this Option ("Option Shares") in accordance with any plan of disposition requested by Grantee. Issuer will use its reasonable best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect such sales or other dispositions. Grantee shall have the right to demand two such registrations. The foregoing notwithstanding, if, at the time of any request by Grantee for registration of the Option or Option Shares as provided above, Issuer is in registration with respect to an underwritten public offering of shares of Common Stock, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering the inclusion of the Holder's Option or Option Shares would interfere with the successful marketing of the shares of Common Stock offered by Issuer, the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced; and PROVIDED, HOWEVER, that after any such required reduction the number of Option Shares to be included in such offering for the account of the Holder shall constitute at least 25% of the total number of shares to be sold by the Holder and Issuer in the aggregate; and PROVIDED FURTHER, however, that if such reduction occurs, then the Issuer shall file a registration statement for the balance as promptly as practical and no reduction shall thereafter occur. Each such Holder shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If requested by any such Holder in connection with such registration, Issuer shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in secondary offering underwriting agreements for the Issuer. Upon receiving any request under this Section 6 from any Holder, Issuer agrees to send a copy thereof to any other person known to Issuer to be entitled to registration rights under this Section 6, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies. Notwithstanding anything to the contrary contained herein, in no event shall Issuer be obligated to effect more than two registrations pursuant to this
Section 6 by reason of the fact that there shall be more than one Grantee as a result of any assignment or division of this Agreement.

    7. (a) Immediately prior to the occurrence of a Repurchase Event (as defined below), (i) following a request of the Holder, delivered prior to an Exercise Termination Event, Issuer (or any successor thereto) shall repurchase the Option from the Holder at a price (the "Option Repurchase Price") equal to the amount by which (A) the Market/Offer Price (as defined below) exceeds (B) the Option Price, multiplied by the number of shares for which this Option may then be exercised and (ii) at the request of the owner of Option Shares from time to time (the "Owner"), delivered within 90 days of such occurrence (or such later period as provided in Section 10), Issuer shall repurchase such number of the Option Shares from the Owner as the Owner shall designate at a price (the "Option Share Repurchase Price") equal to the Market/Offer Price multiplied by the number of Option Shares so designated. The term "Market/Offer Price" shall mean the highest of (i) the price per share of Common Stock at which a tender offer or exchange offer therefor has been made,
(ii) the price per share of Common Stock to be paid by any third party pursuant to an agreement with Issuer, (iii) the highest closing price for shares of Common Stock within the six-month period immediately preceding the date the Holder gives notice of the required repurchase of this Option or the Owner gives notice of the required repurchase of Option Shares, as the case may be, or (iv) in the event of a sale of all or a substantial portion of Issuer's assets, the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer as determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to the Issuer, divided by the number of shares of Common Stock of Issuer outstanding at the time of such sale. In determining the Market/Offer Price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by the Holder or Owner, as the case may be, and reasonably acceptable to the Issuer.

    (b) The Holder and the Owner, as the case may be, may exercise its right to require Issuer to repurchase the Option and any Option Shares pursuant to this
Section 7 by surrendering for such purpose to Issuer, at its principal office, a copy of this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that the Holder or the Owner, as the case may be, elects to require Issuer to repurchase this Option and/or the Option Shares in accordance with the provisions of this Section 7. Within the latter to occur of (x) five business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of such notice or notices relating thereto and (y) the time that is immediately prior to the occurrence of a Repurchase Event, Issuer shall deliver or cause to be delivered to the Holder the Option Repurchase Price and/or to the Owner the Option Share Repurchase Price therefor or the portion thereof, if any, that Issuer is not then prohibited under applicable law and regulation from so delivering.

    (c) To the extent that Issuer is prohibited under applicable law or regulation from repurchasing the Option and/or the Option Shares in full, Issuer shall immediately so notify the Holder and/or the Owner and thereafter deliver or cause to be delivered, from time to time, to the Holder and/or the Owner, as appropriate, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within five business days after the date on which Issuer is no longer so prohibited; PROVIDED, HOWEVER, that if Issuer at any time after delivery of a notice of repurchase pursuant to paragraph (b) of this Section 7 is prohibited under applicable law or regulation from delivering to the Holder and/or the Owner, as appropriate, the Option Repurchase Price and the Option Share Repurchase Price, respectively, in full (and Issuer hereby undertakes to use its best efforts to obtain all required regulatory and legal approvals and to file any required notices, in each case as promptly as practicable in order to accomplish such repurchase), the Holder or Owner may revoke its notice of repurchase of the Option or the Option Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, Issuer shall promptly (i) deliver to the Holder and/or the Owner, as appropriate, that portion of the Option Repurchase Price or the Option Share Repurchase Price that Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Holder, a new Stock Option Agreement evidencing the right of the Holder to purchase that number of shares of Common Stock obtained by multiplying the number of shares of Common Stock for which the surrendered Stock Option Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase Price less the portion thereof theretofore delivered to the Holder and the denominator of which is the Option Repurchase Price, or (B) to the Owner, a certificate for the Option Shares it is then so prohibited from repurchasing.

    (d) For purposes of this Section 7, a Repurchase Event shall be deemed to have occurred (i) upon the consummation of any merger, consolidation or similar transaction involving Issuer or any purchase, lease or other acquisition of all or a substantial portion of the assets of Issuer, other than any such transaction which would not constitute an Acquisition Transaction pursuant to the provisos to Section 2(b)(i) hereof or (ii) upon the acquisition by any person of beneficial ownership of 50% or more of the then outstanding shares of Common Stock, provided that no such event shall constitute a Repurchase Event unless a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event. The parties hereto agree that Issuer's obligations to repurchase the Option or Option Shares under this Section 7 shall not terminate upon the occurrence of an Exercise Termination Event unless no Subsequent Triggering Event shall have occurred prior to the occurrence of an Exercise Termination Event.

    8. (a) In the event that prior to an Exercise Termination Event, Issuer shall enter into an agreement (i) to consolidate with or merge into any person, other than Grantee or one of its Subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Grantee or one of its Subsidiaries, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Common Stock shall after such merger represent less than 50% of the outstanding voting shares and voting share equivalents of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Grantee or one of its Subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of the Holder, of either (x) the Acquiring Corporation (as hereinafter defined) or (y) any person that controls the Acquiring Corporation.

    (b) The following terms have the meanings indicated:

        (A) "Acquiring Corporation" shall mean (i) the continuing or surviving corporation of a consolidation or merger with Issuer (if other than Issuer),
    (ii) Issuer in a merger in which Issuer is the continuing or surviving person, and (iii) the transferee of all or substantially all of Issuer's assets.

        (B) "Substitute Common Stock" shall mean the common stock issued by the issuer of the Substitute Option upon exercise of the Substitute Option.

        (3) "Assigned Value" shall mean the Market/Offer Price, as defined in
    Section 7.

        (4) "Average Price" shall mean the average closing price of a share of the Substitute Common Stock for the one year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; PROVIDED that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the person merging into Issuer or by any company which controls or is controlled by such person, as the Holder may elect.

    (c) The Substitute Option shall have the same terms as the Option, PROVIDED, that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to the Holder. The issuer of the Substitute Option shall also enter into an agreement with the then Holder or Holders of the Substitute Option in substantially the same form as this Agreement, which shall be applicable to the Substitute Option.

    (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock as is equal to the Assigned Value multiplied by the number of shares of Common Stock for which the Option is then exercisable, divided by the Average Price. The exercise price of the Substitute Option per share of Substitute Common Stock shall then be equal to the Option Price multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock for which the Option is then exercisable and the denominator of which shall be the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

    (e) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise but for this clause (e), the issuer of the Substitute Option (the "Substitute Option Issuer") shall make a cash payment to Holder equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause (e) over (ii) the value of the Substitute Option after giving effect to the limitation in this clause (e). This difference in value shall be determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to the Acquiring Corporation.

    (f) Issuer shall not enter into any transaction described in subsection (a) of this Section 8 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder.

    9. (a) At the request of the holder of the Substitute Option (the "Substitute Option Holder"), the Substitute Option Issuer shall repurchase the Substitute Option from the Substitute Option Holder at a price (the "Substitute Option Repurchase Price") equal to the amount by which (i) the Highest Closing Price (as hereinafter defined) exceeds (ii) the exercise price of the Substitute Option, multiplied by the number of shares of Substitute Common Stock for which the Substitute Option may then be exercised, and at the request of the owner (the "Substitute Share Owner") of shares of Substitute Common Stock (the "Substitute Shares"), the Substitute Option Issuer shall repurchase the Substitute Shares at a price (the "Substitute Share Repurchase Price") equal to the Highest Closing Price multiplied by the number of Substitute Shares so designated. The term "Highest Closing Price" shall mean the highest closing price for shares of Substitute Common Stock within the six-month period immediately preceding the date the Substitute Option Holder gives notice of the required repurchase of the Substitute Option or the Substitute Share Owner gives notice of the required repurchase of the Substitute Shares, as applicable.

    (b) The Substitute Option Holder and the Substitute Share Owner, as the case may be, may exercise its respective right to require the Substitute Option Issuer to repurchase the Substitute Option and the Substitute Shares pursuant to this Section 9 by surrendering for such purpose to the Substitute Option Issuer, at its principal office, the agreement for such Substitute Option (or, in the absence of such an agreement, a copy of this Agreement) and certificates for Substitute Shares accompanied by a written notice or notices stating that the Substitute Option Holder or the Substitute Share Owner, as the case may be, elects to require the Substitute Option Issuer to repurchase the Substitute Option and/or the Substitute Shares in accordance with the provisions of this
Section 9. As promptly as practicable, and in any event within five business days after the surrender of the Substitute Option and/or certificates representing Substitute Shares and the receipt of such notice or notices relating thereto, the Substitute Option Issuer shall deliver or cause to be delivered to the Substitute Option Holder the Substitute Option Repurchase Price and/or to the Substitute Share Owner the Substitute Share Repurchase Price therefor or, in either case, the portion thereof which the Substitute Option Issuer is not then prohibited under applicable law and regulation from so delivering.

    (c) To the extent that the Substitute Option Issuer is prohibited under applicable law or regulation from repurchasing the Substitute Option and/or the Substitute Shares in part or in full, the Substitute Option Issuer following a request for repurchase pursuant to this Section 9 shall immediately so notify the Substitute Option Holder and/or the Substitute Share Owner and thereafter deliver or cause to be delivered, from time to time, to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the portion of the Substitute Share Repurchase Price, respectively, which it is no longer prohibited from delivering, within five business days after the date on which the Substitute Option Issuer is no longer so prohibited; PROVIDED, HOWEVER, that if the Substitute Option Issuer is at any time after delivery of a notice of repurchase pursuant to subsection (b) of this Section 9 prohibited under applicable law or regulation from delivering to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the Substitute Option Repurchase Price and the Substitute Share Repurchase Price, respectively, in full (and the Substitute Option Issuer shall use its best efforts to obtain all required regulatory and legal approvals, in each case as promptly as practicable, in order to accomplish such repurchase), the Substitute Option Holder or Substitute Share Owner may revoke its notice of repurchase of the Substitute Option or the Substitute Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, the Substitute Option Issuer shall promptly (i) deliver to the Substitute Option Holder or Substitute Share Owner, as appropriate, that portion of the Substitute Option Repurchase Price or the Substitute Share Repurchase Price that the Substitute Option Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Substitute Option Holder, a new Substitute Option evidencing the right of the Substitute Option Holder to purchase that number of shares of the Substitute Common Stock obtained by multiplying the number of shares of the Substitute Common Stock for which the surrendered Substitute Option was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Substitute Option Repurchase Price less the portion thereof theretofore delivered to the Substitute Option Holder and the denominator of which is the Substitute Option Repurchase Price, or (B) to the Substitute Share Owner, a certificate for the Substitute Common Shares it is then so prohibited from repurchasing.

    10. The 90-day or 6-month periods for exercise of certain rights under Sections 2, 6, 7, 13 and 15 shall be extended: (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights, and for the expiration of all statutory waiting periods; (ii) to the extent necessary to avoid liability under Section 16(b) of the 1934 Act by reason of such exercise and (iii) during any period in which Grantee is precluded from exercising such rights due to an injunction or other legal restriction, plus in each case such additional period as is reasonably necessary for the exercise of such rights promptly following the obtaining of such approvals or the expiration of such periods.

    11. Issuer hereby represents and warrants to Grantee as follows:

    (a) Issuer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Issuer and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Issuer.

    (b) Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant hereto, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all claims, liens, encumbrance and security interests and not subject to any preemptive rights.

    (c) Issuer has taken all action so that the entering into of this Option Agreement, the acquisition of shares of Common Stock hereunder and the other transactions contemplated hereby do not and will not result in the grant of any rights to any person under the Rights Agreement or enable or require the Rights to be exercised, distributed or triggered.

    12. Grantee hereby represents and warrants to Issuer that:

    (a) Grantee has all requisite corporate power and authority to enter into this Agreement and, subject to any approvals or consents referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Grantee. This Agreement has been duly executed and delivered by Grantee.

    (b) The Option is not being, and any shares of Common Stock or other securities acquired by Grantee upon exercise of the Option will not be, acquired with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the Securities Act.

    13. Neither of the parties hereto may assign any of its rights or obligations under this Option Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that in the event a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event, Grantee, subject to the express provisions hereof, may assign in whole or in part its rights and obligations hereunder within 90 days following such Subsequent Triggering Event (or such later period as provided in Section 10); PROVIDED, HOWEVER, that until the date 15 days following the date on which the Federal Reserve Board approves an application by Grantee under the BHCA to acquire the shares of Common Stock subject to the Option, Grantee may not assign its rights under the Option except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of Issuer, (iii) an assignment to a single party (E.G., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on Grantee's behalf, or (iv) any other manner approved by the Federal Reserve Board.

    14. Each of Grantee and Issuer will use its best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement, including without limitation making application to list the shares of Common Stock issuable hereunder on the New York Stock Exchange upon official notice of issuance and applying to the Federal Reserve Board under the BHCA for approval to acquire the shares issuable hereunder, but Grantee shall not be obligated to apply to state banking authorities for approval to acquire the shares of Common Stock issuable hereunder until such time, if ever, as it deems appropriate to do so.

    15. (a) Grantee may in its sole discretion, at any time during which Issuer would be required to repurchase the Option or any Option Shares pursuant to
Section 7, surrender the Option (together with any Option Shares issued to and then owned by the Holder) to Issuer in exchange for a cash payment equal to the Surrender Price (as defined herein); PROVIDED, HOWEVER, the Grantee may not exercise its rights pursuant to this Section 15 if Issuer has previously repurchased the Option (or any portion thereof) or any Option Shares pursuant to
Section 7. The "Surrender Price" shall be equal to (i) $1,200,000,000, plus (ii) if applicable, the aggregate purchase price previously paid pursuant hereto by Grantee with respect to any Option Shares, minus (iii) if applicable, the excess of (A) the net cash, if any, received by Grantee pursuant to the arm's-length sale of Option Shares (or any other securities into which such Option Shares were converted or exchanged) to any party not affiliated with Grantee, over (B) the purchase price paid by Grantee with respect to such Option Shares.

    (b) Grantee may exercise its right to surrender the Option and any Option Shares pursuant to this Section 15 by surrendering for such purpose to Issuer, at its principal office, a copy of this Agreement, together with certificates for Option Shares, if any, accompanied by a written notice stating (i) that Grantee elects to surrender the Option and Option Shares, if any, in accordance with the provisions of this Section 15 and (ii) the Surrender Price. Within two business days after the surrender of the Option and the Option Shares, if applicable, Issuer shall deliver or cause to be delivered to Grantee the Surrender Price.

    (c) To the extent that the Issuer is prohibited under applicable law or regulation from paying the Surrender Price to Grantee in full, Issuer shall immediately so notify Grantee and thereafter deliver, or cause to be delivered, from time to time, to Grantee, that portion of the Surrender Price that Issuer is not or no longer prohibited from paying, within two business days after the date on which Issuer is no longer so prohibited; PROVIDED, HOWEVER, that if Issuer at any time after delivery of a notice of surrender pursuant to Section 15(b) is prohibited under applicable law or regulation from paying to Grantee the Surrender Price in full, (i) Issuer shall (A) use its best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to make such payments, (B) within two business days of the submission or receipt of any documents relating to any such regulatory and legal approvals, provide Grantee with copies of the same, and (c) keep Grantee advised of both the status of any such request for regulatory and legal approvals and any discussions with any relevant regulatory or other third party reasonably related to the same, and (ii) Grantee may revoke such notice or surrender by delivery of a notice of revocation to Issuer and, upon delivery of such notice of revocation, the Exercise Termination Event shall be extended to a date six months from the date on which the Exercise Termination Event would have occurred if not for the provisions of this Section 15(c) (during which period Grantee may exercise any of its rights hereunder, including any and all rights pursuant to this Section 15).

    (d) Grantee shall have rights substantially identical to those set forth in paragraphs (a), (b) and (c) of this Section 15 with respect to the Substitute Option and the Substitute Option Issuer during any period in which the Substitute Option Issuer would be required to repurchase the Substitute Option pursuant to Section 9.

    16. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief.

    17. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Holder is not permitted to acquire, or Issuer or Substitute Option Issuer, as the case may be, is not permitted to repurchase pursuant to Section 7 or Section 9, as the case may be, the full number of shares of Common Stock provided in Section 1(a) hereof (as adjusted pursuant to Section 1(b) or 5 hereof), or Issuer or Substitute Option Issuer is not permitted to pay the full amount of the Surrender Price pursuant to Section 15, it is the express intention of Issuer (which shall be binding on the Substitute Option Issuer) to allow the Holder to acquire or to require Issuer or Substitute Option Issuer to repurchase such lesser number of shares, or to require Issuer or Substitute Option Issuer to pay such portion of the Surrender Price, as may be permissible, without any amendment or modification hereof.

    18. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by cable, telegram, telecopy or telex, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Merger Agreement.

    19. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof (except to the extent that mandatory provisions of federal law apply).

    20. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

    21. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

    22. Except as otherwise expressly provided herein or in the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors except as assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

    23. Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned thereto in the Merger Agreement.

    IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

                                WELLS FARGO & COMPANY

                                By:                /s/ PAUL HAZEN
                                     -----------------------------------------
                                                     Paul Hazen
                                                 CHAIRMAN AND CHIEF
                                                 EXECUTIVE OFFICER

                                NORWEST CORPORATION

                                By:          /s/ RICHARD M. KOVACEVICH
                                     -----------------------------------------
                                               Richard M. Kovacevich
                                                 CHAIRMAN AND CHIEF
                                                 EXECUTIVE OFFICER

                                                                      Appendix D

                        [Goldman, Sachs & Co. Letterhead]



September 11, 1998

Board of Directors
Norwest Corporation
Sixth & Marquette
Minneapolis, Minnesota 55479-1016

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of Common Stock, par value $1 2/3 per share (the "Norwest Shares"), of Norwest Corporation ("Norwest") of the exchange ratio of 10 Norwest Shares (the "Exchange Ratio") for each share of Common Stock, par value $5.00 per share (the "Wells Fargo Shares"), of Wells Fargo & Company ("Wells Fargo"), pursuant to the merger (the "Merger") contemplated by the Agreement and Plan of Merger, dated as of June 7, 1998, by and between Wells Fargo and Norwest (the "Agreement").

Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Goldman, Sachs & Co. provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivative securities, of Norwest or Wells Fargo for its own account and for the accounts of customers. We are familiar with Norwest having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the Agreement. We also have provided certain investment banking services to Wells Fargo from time to time, including having acted as financial advisor to Wells Fargo in the sale of its stake in Wells Fargo Nikko Investment Advisors in August 1995 and as a joint lead manager of its public offering of $200 million Subordinated Bank Notes due 2008 on April 15, 1998. In addition, we anticipate acting as lead manager in connection with an offering by Wells Fargo of Wells Fargo Shares, which offering is anticipated to occur prior to the consummation of the Merger. In addition, we are acting, with your consent, as Wells Fargo's financial advisor and receiving fees therefor in connection with the Merger and the Agreement, including rendering an opinion to Wells Fargo's Board of Directors with respect to the fairness of the Exchange Ratio from a financial point of view to the holders of Wells Fargo Shares.

In connection with this opinion, we have reviewed, among other things, the Agreement; the Registration Statement on Form S-4 of Norwest dated September 11, 1998 including the Joint Proxy Statement-Prospectus relating to the Norwest and Wells Fargo Special Meetings to be held in connection with the Merger; Annual Reports to Stockholders and Annual Reports on Form 10-K of

Norwest Corporation
September 11, 1998
Page Two


Norwest and Wells Fargo for the five years ended December 31, 1997; the Registration Statement of Wells Fargo on Form S-4 dated November 27, 1995, as amended, relating to the acquisition of First Interstate Bancorp by Wells Fargo; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Norwest and Wells Fargo; certain other communications from Norwest and Wells Fargo to their respective stockholders; and certain internal financial analyses and forecasts for Norwest and Wells Fargo prepared by their respective managements including forecasts of certain cost savings and revenue opportunities (the "Synergies") expected to be achieved as a result of the Merger. We also have held discussions with members of the senior management of Norwest and Wells Fargo regarding the strategic rationale for, and the potential benefits of, the Merger and the past and current business operations, regulatory relationships, financial condition and future prospects of their respective companies. In addition, we have reviewed the reported price and trading activity for the Norwest Shares and the Wells Fargo Shares, compared certain financial and stock market information for Norwest and Wells Fargo with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the commercial banking industry specifically and in other industries generally and performed such other studies and analyses as we considered appropriate.

We have relied upon the accuracy and completeness of all of the financial and other information reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In that regard, we have assumed, with your consent, that the financial forecasts, including, without limitation, the Synergies and projections regarding under-performing and non-performing assets and net charge-offs have been reasonably prepared on a basis reflecting the best currently available judgments and estimates of Norwest and Wells Fargo and that such forecasts will be realized in the amounts and at the times contemplated thereby. We are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and have assumed, with your consent, that such allowances for each of Norwest and Wells Fargo are in the aggregate adequate to cover all such losses. In addition, we have not reviewed individual credit files nor have we made an independent evaluation or appraisal of the assets and liabilities of Norwest, Wells Fargo or any of their subsidiaries and we have not been furnished with any such evaluation or appraisal. We also have assumed, with your consent, that the Merger will be accounted for as a pooling of interests under generally accepted accounting principles and that obtaining any necessary regulatory approvals and third party consents for the Merger or otherwise will not have a material adverse effect on Norwest, Wells Fargo or the combined company pursuant to the Merger. In addition, our opinion does not address the relative merits of the Merger as compared to any alternative business transaction that might be available to Norwest.

Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of Norwest in connection with its consideration of the Merger and such opinion does not constitute a recommendation as to how any holder of Norwest Shares should vote with respect to such transaction.

Norwest Corporation
September 11, 1998
Page Three


Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the Exchange Ratio pursuant to the Agreement is fair from a financial point of view to the holders of Norwest Shares.

Very truly yours,

/s/Goldman, Sachs & Co.
GOLDMAN, SACHS & CO.

                                                                      Appendix E

                       [Goldman, Sachs & Co. Letterhead]

September 11, 1998

Board of Directors
Wells Fargo & Company
420 Montgomery Street
San Francisco, California 94163

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of Common Stock, par value $5.00 per share (the "Wells Fargo Shares"), of Wells Fargo & Company ("Wells Fargo") of the exchange ratio of 10 shares of Common Stock, par value $1 2/3 per share (the "Norwest Shares"), of Norwest Corporation ("Norwest") to be received for each Wells Fargo Share (the "Exchange Ratio") pursuant to the merger (the "Merger") contemplated by the Agreement and Plan of Merger dated as of June 7, 1998 by and between Wells Fargo and Norwest (the "Agreement").

Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Goldman, Sachs & Co. provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivative securities, of Wells Fargo or Norwest for its own account and for the accounts of customers. We are familiar with Wells Fargo having provided certain investment banking services to Wells Fargo from time to time, including having acted as financial advisor to Wells Fargo in the sale of its stake in Wells Fargo Nikko Investment Advisors in August 1995, as joint lead manager of its public offering of $200 million of Subordinated Bank Notes due 2008 on April 15, 1998 and as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the Agreement. In addition, we anticipate acting as lead manager in connection with an offering by Wells Fargo of Wells Fargo Shares, which offering is anticipated to occur prior to the consummation of the Merger. We also have provided, and may in the future provide, certain investment banking services to Norwest. In this regard, with your consent, we are acting as Norwest's financial advisor and receiving fees therefor in connection with the Merger and the Agreement, including rendering an opinion to Norwest's Board of Directors with respect to the fairness of the Exchange Ratio from a financial point of view to the holders of Norwest Shares.

In connection with this opinion, we have reviewed, among other things, the Agreement; the Registration Statement on Form S-4 of Norwest dated September 11, 1998 including the Joint Proxy Statement-Prospectus relating to the Wells Fargo and Norwest Special Meetings to be held in

Wells Fargo & Company
September 11, 1998
Page Two


connection with the Merger; Annual Reports to Stockholders and Annual Reports on Form 10-K of Wells Fargo and Norwest for the five years ended December 31, 1997; the Registration Statement of Wells Fargo on Form S-4 dated November 27, 1995, as amended, relating to the acquisition of First Interstate Bancorp by Wells Fargo; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Wells Fargo and Norwest; certain other communications from Wells Fargo and Norwest to their respective stockholders; and certain internal financial analyses and forecasts for Wells Fargo and Norwest prepared by their respective managements including forecasts of certain cost savings and revenue synergies (the "Synergies") expected to be achieved as a result of the Merger. We also have held discussions with members of the senior management of Wells Fargo and Norwest regarding the strategic rationale for, and the potential benefits of, the Merger and the past and current business operations, regulatory relationships, financial condition and future prospects of their respective companies. In addition, we have reviewed the reported price and trading activity for the Wells Fargo Shares and the Norwest Shares, compared certain financial and stock market information for Wells Fargo and Norwest with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the commercial banking industry specifically and in other industries generally and performed such other studies and analyses as we considered appropriate.

We have relied upon the accuracy and completeness of all of the financial and other information reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In that regard, we have assumed, with your consent, that the financial forecasts, including, without limitation, the Synergies and projections regarding under-performing and non-performing assets and net charge-offs have been reasonably prepared on a basis reflecting the best currently available judgments and estimates of Wells Fargo and Norwest and that such forecasts will be realized in the amounts and at the times contemplated thereby. We are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and have assumed, with your consent, that such allowances for each of Wells Fargo and Norwest are in the aggregate adequate to cover all such losses. In addition, we have not reviewed individual credit files nor have we made an independent evaluation or appraisal of the assets and liabilities of Wells Fargo, Norwest or any of their subsidiaries and we have not been furnished with any such evaluation or appraisal. We also have assumed, with your consent, that the Merger will be accounted for as a pooling of interests under generally accepted accounting principles and that obtaining any necessary regulatory approvals and third party consents for the Merger or otherwise will not have a material adverse effect on Wells Fargo, Norwest or the combined company pursuant to the Merger. In addition, our opinion does not address the relative merits of the Merger as compared to any alternative business transaction that might be available to Wells Fargo.

Wells Fargo & Company
September 11, 1998
Page Three


Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of Wells Fargo in connection with its consideration of the Merger and such opinion does not constitute a recommendation as to how any holder of Wells Fargo Shares should vote with respect to such transaction.

Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the Exchange Ratio pursuant to the Agreement is fair from a financial point of view to the holders of Wells Fargo Shares.

Very truly yours,

/s/Goldman, Sachs & Co.
GOLDMAN, SACHS & CO.

                                                                      Appendix F

               [Credit Suisse First Boston Corporation Letterhead

September 11, 1998

Board of Directors
Wells Fargo and Company
420 Montgomery Street
San Francisco, CA  94163

To the Members of the Board:

You have asked us to advise you with respect to the fairness to the stockholders of Wells Fargo and Company (the "Company") from a financial point of view of the consideration to be received by such stockholders pursuant to the terms of the Merger Agreement, dated as of June 7, 1998 (the "Merger Agreement"), between the Company and Norwest Corporation (the "Acquiror"). The Merger Agreement provides for the merger (the "Merger") of the Company with the Acquiror pursuant to which each outstanding share of common stock, par value $5.00 per share, of the Company will be converted into 10 shares of common stock (the "Exchange Ratio"), $1 2/3 par value per share, of the Acquiror.

In arriving at our opinion, we have reviewed certain publicly available business and financial information relating to the Company and the Acquiror, as well as the Merger Agreement. We have also reviewed certain other information, including financial forecasts, provided to us by the Company and the Acquiror, and have met with the Company's and the Acquiror's managements to discuss the business and prospects of the Company and the Acquiror.

We have also considered certain financial and stock market data of the Company and the Acquiror, and we have compared those data with similar data for other publicly held companies in businesses similar to the Company and the Acquiror and we have considered the financial terms of certain other business combinations and other transactions which have recently been effected. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on its being complete and accurate in all material respects. With respect to the financial forecasts (including the estimates of future cost savings, operating synergies and revenue enhancements expected to be achieved as a result of the Merger), we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company's and the Acquiror's managements. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or the Acquiror, nor have

September 11, 1998
Board of Directors
Wells Fargo and Company
Page 2

we been furnished with any such evaluations or appraisals. Our opinion is necessarily based upon financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. We are not expressing any opinion as to the actual value of the common stock of the Acquiror when issued to the Company's stockholders pursuant to the Merger or the prices at which such common stock of the Acquiror will trade subsequent to the Merger.

We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services.

In the ordinary course of our business, we and our affiliates may actively trade the debt and equity securities of both the Company and the Acquiror for our own and such affiliates accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

It is understood that this letter is for the information of the Board of Directors in connection with its consideration of the Merger, does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the Merger, and is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other document used in connection with the offering or sale of securities, nor shall this letter be used for any other purposes, without our prior written consent.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to the stockholders of the Company from a financial point of view.

Very truly yours,

CREDIT SUISSE FIRST BOSTON CORPORATION

By:   /s/Michael E. Martin
      -------------------------
      Michael E. Martin
      Managing Director

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the Delaware General Corporation Law authorizes indemnification of directors and officers of a Delaware corporation under certain circumstances against expenses, judgments and the like in connection with an action, suit or proceeding. Article Fourteenth of the Registrant's Restated Certificate of Incorporation provides for broad indemnification of directors and officers.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits. See Exhibit Index.

    (b) Financial Statement Schedules. Not Applicable.

    (c) Report, Opinion or Appraisal. See Exhibits 5.1, 8.1 and 8.2.

ITEM 22. UNDERTAKINGS

    (a) The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in such information in the registration statement;

    (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (c) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (d) The undersigned registrant hereby undertakes that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

    (e) The undersigned registrant hereby undertakes that every prospectus: (i) that is filed pursuant to paragraph (d) immediately preceding, or (ii) that purports to meet the requirements of Sections 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on September 11, 1998.

                                NORWEST CORPORATION

                                By:  /s/ RICHARD M. KOVACEVICH
                                     -----------------------------------------
                                     Richard M. Kovacevich
                                     Chairman and Chief Executive Officer

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 has been signed on September 11, 1998 by the following persons in the capacities indicated:

         /S/ RICHARD M. KOVACEVICH            Chairman and Chief Executive Officer
-------------------------------------------   (Principal Executive Officer)
           Richard M. Kovacevich

            /S/ JOHN T. THORNTON              Executive Vice President and Chief
-------------------------------------------   Financial Officer
              John T. Thornton                (Principal Financial Officer)

            /S/ MICHAEL A. GRAF               Senior Vice President and Controller
-------------------------------------------   (Principal Accounting Officer)
              Michael A. Graf

LES BILLER
J.A. BLANCHARD III
DAVID A. CHRISTENSEN
SUSAN E. ENGEL
WILLIAM A. HODDER
LLOYD P. JOHNSON
REATHA CLARK KING
RICHARD M. KOVACEVICH           A majority of the
RICHARD S. LEVITT               Board of Directors*
RICHARD D. McCORMICK
CYNTHIA H. MILLIGAN
BENJAMIN F. MONTOYA
IAN M. ROLLAND
MICHAEL W. WRIGHT

------------------------

    * Richard M. Kovacevich, by signing his name hereto, does hereby sign this document on behalf of each of the directors named above pursuant to powers of attorney duly executed by such persons.

                                             /s/ RICHARD M. KOVACEVICH
                                     -----------------------------------------
                                               Richard M. Kovacevich
                                                  Attorney-in-Fact

                               INDEX TO EXHIBITS

  EXHIBIT
  NUMBER                                                   DESCRIPTION
-----------  -------------------------------------------------------------------------------------------------------
       2.1   Agreement and Plan of Merger, dated as of June 7, 1998, and amended and restated as of September 10,
             1998, by and among Wells Fargo & Company, the Registrant and WFC Holdings Corporation, included as
             Appendix A to the accompanying Joint Proxy Statement-Prospectus.
       3.1   Form of Amendment to the Restated Certificate of Incorporation of the Registrant with respect to authorized capital stock.
       3.2   Form of Amendment to the Restated Certificate of Incorporation of the Registrant with respect to the name of the Registrant.
       3.3   Form of Certificate of Designations of Powers, Preferences, and Rights of Norwest Adjustable Rate
             Cumulative Preferred Stock, Series B.
       3.4   Form of Certificate of Designations of Powers, Preferences, and Rights of Norwest Fixed/Adjustable Rate
             Noncumulative Preferred Stock, Series H.
       3.5   Form of By-Laws of the Registrant as expected to be in effect at the Effective Time.
       4.1   Rights Agreement, dated as of November 22, 1988, between the Registrant and Citibank, N.A., as Rights
             Agent (incorporated by reference to Exhibit 1 to the Registrant's Form 8-A dated December 6, 1988).
       4.2   Certificate of Adjustment, dated October 10, 1997, to Rights Agreement (incorporated by reference to
             Exhibit 5 to the Registrant's Form 8-A/A dated October 14, 1997).
       4.3   Amendment No. 1 to Rights Agreement, dated as of June 7, 1998, between the Registrant and Citibank,
             N.A., as Rights Agent (incorporated by reference to Exhibit 4(a) to the Registrant's Form 8-K dated
             June 18, 1998).
       5.1   Opinion of Stanley S. Stroup as to the legality of the shares to be issued (including consent).
       8.1   Opinion of Wachtell, Lipton, Rosen & Katz regarding the federal income tax consequences of the Merger
             (including consent).
       8.2   Opinion of Sullivan & Cromwell regarding the federal income tax consequences of the Merger (including consent).
      10.1   Employment Agreement, dated as of June 7, 1998, by and between the Registrant and Paul Hazen.
      10.2   Employment Agreement, dated as of June 7, 1998, by and between the Registrant and Rodney L. Jacobs.
      23.1   Consent of Stanley S. Stroup (included in Exhibit 5.1).
      23.2   Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 8.1).
      23.3   Consent of Sullivan & Cromwell (included in Exhibit 8.2).
      23.4   Consent of KPMG Peat Marwick LLP relating to the audited financial statements of Norwest Corporation.
      23.5   Consent of KPMG Peat Marwick LLP relating to the audited financial statements of Wells Fargo & Company.
      24.1   Powers of Attorney.
      99.1   Stock Option Agreement, dated as of June 7, 1998, by and between Wells Fargo & Company as Issuer and the Registrant as Grantee, included as Appendix C to the accompanying Joint Proxy Statement-Prospectus.
      99.2   Stock Option Agreement, dated as of June 7, 1998, by and between the Registrant as Issuer and Wells
             Fargo & Company as Grantee, included as Appendix B to the accompanying Joint Proxy
             Statement-Prospectus.
      99.3   Consent of Goldman, Sachs & Co. relating to Norwest Corporation.
      99.4   Consent of Goldman, Sachs & Co. relating to Wells Fargo & Company.
      99.5   Consent of Credit Suisse First Boston Corporation.
      99.6   Form of Proxy for Special Meeting of Stockholders of Norwest Corporation.
      99.7   Form of Proxy for Special Meeting of Stockholders of Wells Fargo & Company.

  EXHIBIT
  NUMBER                                                   DESCRIPTION
-----------  -------------------------------------------------------------------------------------------------------
      99.8   Consent of Paul Hazen to being named as a person about to become a director of the Registrant.
      99.9   Consent of Rodney L. Jacobs to being named as a person about to become a director of the Registrant.
     99.10   Consent of Michael R. Bowlin to being named as a person about to become a director of the Registrant.
     99.11   Consent of Edward M. Carson to being named as a person about to become a director of the Registrant.
     99.12   Consent of William S. Davila to being named as a person about to become a director of the Registrant.
     99.13   Consent of Philip J. Quigley to being named as a person about to become a director of the Registrant.
     99.14   Consent of Donald B. Rice to being named as a person about to become a director of the Registrant.
     99.15   Consent of Judith M. Runstad to being named as a person about to become a director of the Registrant.
     99.16   Consent of Susan G. Swenson to being named as a person about to become a director of the Registrant.
     99.17   Consent of Daniel M. Tellep to being named as a person about to become a director of the Registrant.
     99.18   Consent of Chang-Lin Tien to being named as a person about to become a director of the Registrant.
     99.19   Consent of John A. Young to being named as a person about to become a director of the Registrant.